As filed with the Securities and Exchange Commission on August 6, 2009.

Registration No. 333-160873

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OceanFirst Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	6035	22-3412577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

John R. Garbarino
Chairman, President and Chief Executive Officer
975 Hooper Avenue,	975 Hooper Avenue
Toms River, NJ 08754	Toms River, NJ 08754
(732) 240-4500	(732) 240-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas P. Faucette	Paul T. Colella
John Bruno	John A. Aiello
Locke Lord Bissell & Liddell LLP	Giordano, Halleran & Ciesla, P.C.
401 9th St., NW	125 Half Mile Road
Suite 400 South	P.O. Box 190
Washington, D.C. 20004	Middletown, N.J. 07748
(202) 220-6900	(732) 741-3900
Facsimile: (202) 521-4201	Facsimile: (732) 224-6599

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, $.01 par value	4,800,000	Not Applicable	$49,764,933	$2,777

(1)	Represents the estimated maximum number of shares of common stock issuable by OceanFirst Financial Corp. upon the consummation of the merger with Central Jersey Bancorp and computed based on the estimated maximum number of shares that may be exchanged for the securities being registered, assuming the exercise of all Central Jersey Bancorp stock options immediately prior to the merger. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low prices of Central Jersey Bancorp common stock on July 22, 2009 ($5.30) and the estimated maximum number of shares of Central Jersey Bancorp common stock to be received by OceanFirst Financial Corp. in the merger.

(3)	Previously remitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of OceanFirst Financial Corp. (“OceanFirst”) and Central Jersey Bancorp (“Central Jersey”) have agreed to a merger of our companies. If the merger is completed, each share of Central Jersey common stock will be converted into the right to receive 0.50 shares of OceanFirst common stock. OceanFirst’s shareholders will continue to own their existing shares. After completion of the merger, we expect that current OceanFirst shareholders will own approximately 72% of the combined company and Central Jersey shareholders will own approximately 28% of the combined company. OceanFirst common stock is listed on the Nasdaq Global Select Market under the symbol “OCFC.” On August 5, 2009, the closing price of OceanFirst common stock was $12.38. OceanFirst is offering approximately 4,712,322 shares of its common stock to Central Jersey shareholders and option holders.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the appropriate company. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve the merger agreement.

The places, dates and times of the shareholders meetings are as follows:

For OceanFirst shareholders:	For Central Jersey shareholders:
Crystal Point Yacht Club, 3900 River Road, Point Pleasant, New Jersey October 1, 2009 11:00 a.m., Eastern time	Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey October 1, 2009 9:00 a.m., Eastern time

This document contains a more complete description of the shareholders meetings and the terms of the merger. We urge you to review this entire document carefully, including the section discussing “risk factors” beginning on page 7. You may also obtain information about OceanFirst and Central Jersey from documents they have filed with the Securities and Exchange Commission. We enthusiastically support the merger and recommend that you vote in favor of the proposal to approve the merger agreement.

John R. Garbarino	James S. Vaccaro
Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
OceanFirst Financial Corp.	Central Jersey Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Joint Proxy Statement/Prospectus dated August 6, 2009

and first mailed to shareholders on or about August 20, 2009

ADDITIONAL INFORMATION

This document incorporates important business and financial information about OceanFirst from documents filed with the Securities and Exchange Commission (the “SEC”) that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 146.

You also may request copies of these documents from OceanFirst. OceanFirst will provide you with copies of these documents, without charge, upon written or oral request to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08754

Attention: Jill Apito Hewitt, Investor Relations

Telephone: (732) 240-4500

OceanFirst and Central Jersey shareholders requesting documents should do so by September 23, 2009, in order to receive them before the OceanFirst and Central Jersey special meetings.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by OceanFirst, constitutes a prospectus of OceanFirst under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act, with respect to the shares of OceanFirst common stock to be issued to Central Jersey’s shareholders as required by the merger agreement. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the Exchange Act, and a notice of meeting with respect to the respective special meetings of shareholders of OceanFirst and Central Jersey shareholders, at which OceanFirst and Central Jersey shareholders will be asked to vote (1) upon a proposal to approve the merger agreement, and (2) a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

You should rely only on the information contained herein or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this document. This document is dated August 6, 2009. You should not assume that the information contained in this document is accurate as of any date other than that date. You also should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither the mailing of this document to OceanFirst shareholders or Central Jersey shareholders nor the issuance by OceanFirst of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding OceanFirst has been provided by OceanFirst and information contained in this document regarding Central Jersey has been provided by Central Jersey.

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08754

Notice of Special Meeting of Shareholders

to be held October 1, 2009

A special meeting of shareholders of OceanFirst Financial Corp. will be held at 11:00 a.m., Eastern time, on October 1, 2009 at Crystal Point Yacht Club, 3900 River Road, Point Pleasant, New Jersey. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 26, 2009, by and between OceanFirst Financial Corp. and Central Jersey Bancorp. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed joint proxy statement/prospectus forms a part of this notice.

The board of directors of OceanFirst unanimously recommends that OceanFirst shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of OceanFirst has fixed the close of business on August 5, 2009 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the OceanFirst board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of OceanFirst common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

By Order of the Board of Directors

John K. Kelly
Secretary

Toms River, NJ

August 20, 2009

Central Jersey Bancorp

1903 Highway 35

Oakhurst, New Jersey 07755

Notice of Special Meeting of Shareholders

to be held October 1, 2009

A special meeting of shareholders of Central Jersey Bancorp will be held at 9:00 a.m., Eastern time, on October 1, 2009 at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 26, 2009, by and between OceanFirst Financial Corp. and Central Jersey Bancorp. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed joint proxy statement/prospectus forms a part of this notice.

The board of directors of Central Jersey recommends that Central Jersey shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of Central Jersey has fixed the close of business on August 5, 2009 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the Central Jersey board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central Jersey special meeting is present, in person or by proxy. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

Under New Jersey law, if the merger is completed, Central Jersey shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of New Jersey law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of Central Jersey common stock by following the procedures set forth in detail in the enclosed joint proxy statement/prospectus. A copy of the section of the New Jersey Business Corporation Act pertaining to dissenters’ rights is included as Annex D to the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

Robert S. Vuono
Secretary

Oakhurst, New Jersey

August 20, 2009

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for the merger of Central Jersey with and into OceanFirst. A copy of the merger agreement is provided as Annex A to this document. Each of the Central Jersey board of directors and OceanFirst board of directors has determined that the proposed merger is in the best interests of its company’s shareholders, has approved the merger agreement and recommends that its company’s shareholders vote “FOR” the approval of the merger agreement.

Q:	What will Central Jersey shareholders be entitled to receive in the merger?

A:	Under the merger agreement, each share of Central Jersey common stock will be exchanged for 0.50 share of OceanFirst common stock.

OceanFirst will not issue fractional shares in the merger. Instead, each Central Jersey shareholder will receive a cash payment, without interest, for the value of any fraction of a share of OceanFirst common stock that such shareholder would otherwise be entitled to receive. See “Description of the Merger—Consideration to be Received in the Merger” on page 61 and “Description of OceanFirst Capital Stock” on page 84.

Q:	What dividends will be paid after the merger?

A:	OceanFirst currently pays a quarterly dividend of $0.20 per share. Although OceanFirst has paid quarterly dividends on its common stock without interruption since April 1997, there is no guarantee that OceanFirst will continue to pay dividends on its common stock or that it will continue to pay dividends at the same rate. All dividends on OceanFirst common stock are declared at the discretion of the OceanFirst board of directors based on such factors as the board deems relevant including economic factors, regulatory requirements, liquidity needs and the ability of OceanFirst Bank to pay dividends to OceanFirst. On January 16, 2009, OceanFirst issued to the U.S. Department of the Treasury 38,263 shares of series A preferred stock. Pursuant to the terms of the purchase agreement entered into by OceanFirst with the U.S. Department of the Treasury, OceanFirst’s ability to declare or pay dividends on any of its shares of common stock is limited. Specifically, OceanFirst is unable to declare dividend payments on common shares if OceanFirst is in arrears on the dividends on the series A preferred stock. Further, OceanFirst is not permitted to increase dividends on its common stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 without the approval of the U.S. Department of the Treasury until the third anniversary of the investment unless all of the series A preferred stock has been redeemed or transferred.

Q:	How does a Central Jersey shareholder exchange his, her or its stock certificates?

A:	After the merger is completed, OceanFirst’s transfer agent will send instructions on how and where to surrender the Central Jersey stock certificates. Please do not send Central Jersey stock certificates with the proxy card.

Q:	What are the tax consequences of the merger to Central Jersey shareholders?

A:	The merger is currently intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and holders of Central Jersey common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Central Jersey common stock for shares of OceanFirst common stock in the merger, except with respect to cash received in lieu of fractional shares of OceanFirst common stock.

You should read “ Tax Consequences of the Merger” beginning on page 63 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Are Central Jersey shareholders entitled to dissenters’ rights?

A:	Yes. New Jersey law provides dissenters’ rights in the merger to Central Jersey shareholders. This means that Central Jersey shareholders are legally entitled to receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger. To maintain your dissenters’ rights you must (1) deliver written notice of your intent to demand payment for your shares to Central Jersey before the special meeting of Central Jersey shareholders or at the special meeting but before the vote is taken and (2) not vote in favor of the merger. This notice must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the merger. Neither voting against, abstaining from voting, or failing to vote on the proposal to approve the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value under New Jersey law. Notices should be addressed to Central Jersey’s Secretary and sent to 1903 Highway 35, Oakhurst, NJ 07755. Your failure to follow exactly the procedures specified under New Jersey law will result in the loss of your dissenters’ rights and in such case you will only be entitled to receive the merger consideration for your shares of Central Jersey common stock. A copy of the section of the New Jersey Business Corporation Act pertaining to dissenters’ rights is provided as Annex D to this document. See “Rights of Dissenting Shareholders” on page 35.

Q:	Why do Central Jersey and OceanFirst want to merge?

A:	Central Jersey believes that the proposed merger will provide Central Jersey shareholders with substantial benefits, and OceanFirst believes that the merger will further its strategic growth plans. As a larger company, OceanFirst can provide the capital and resources that Central Jersey needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger—Central Jersey’s Reasons for the Merger and Recommendation of the Board of Directors” on page 42 and “Description of the Merger—OceanFirst’s Reasons for the Merger and Recommendation of the Board of Directors” on page 52.

Q:	What vote is required to approve the merger agreement?

A:	Holders of a majority of the outstanding shares of OceanFirst common stock entitled to vote must vote in favor of the proposal to approve the merger agreement. Holders of a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting must vote in favor of the proposal to approve the merger agreement; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central Jersey special meeting is present, in person or by proxy (the “Quorum”).

Q:	When and where is the Central Jersey special meeting?

A:	The special meeting of Central Jersey shareholders is scheduled to take place at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey, at 9:00 a.m., Eastern time, on October 1, 2009.

Q:	Who is entitled to vote at the Central Jersey special meeting?

A:	Holders of shares of Central Jersey common stock at the close of business on August 5, 2009, which is the record date, are entitled to vote on the proposal to approve the merger agreement. As of the record date, 9,143,103 shares of Central Jersey common stock were outstanding and entitled to vote.

Q:	If I plan to attend the Central Jersey special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the Central Jersey special meeting, you should complete and return the enclosed proxy card. The failure of a Central Jersey shareholder to vote in person or by proxy will not count as a vote “FOR” or “AGAINST” the proposal to approve the merger agreement, and will not count towards the Quorum needed at the Central Jersey special meeting.

Q:	What do I need to do now to vote my shares of Central Jersey common stock?

A:	After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the Central Jersey special meeting. You may also vote in person at the Central Jersey special meeting. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. You may change your vote or revoke your proxy before the Central Jersey special meeting by filing with the Secretary of Central Jersey a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the Central Jersey special meeting.

Q:	If my shares of Central Jersey common stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares of Central Jersey common stock on the proposal to approve the merger agreement unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted “FOR” or “AGAINST” the proposal, but such shares will count towards the Quorum needed at the Central Jersey special meeting if your broker submits a proxy. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	When and where is the OceanFirst special meeting?

A:	The special meeting of OceanFirst shareholders is scheduled to take place at Crystal Point Yacht Club, 3900 River Road, Point Pleasant, New Jersey, at 11:00 a.m., Eastern time, on October 1, 2009.

Q:	Who is entitled to vote at the OceanFirst special meeting?

A:	Holders of shares of OceanFirst common stock at the close of business on August 5, 2009, which is the record date, are entitled to vote on the proposal to approve the merger agreement. As of the record date, 12,371,768 shares of OceanFirst common stock were outstanding and entitled to vote.

Q:	If I plan to attend the OceanFirst special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the OceanFirst special meeting, you should complete and return the enclosed proxy card. The failure of an OceanFirst shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What do I need to do now to vote my shares of OceanFirst common stock?

A:

After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the OceanFirst special meeting. You may also

v

vote in person at the OceanFirst special meeting. If you do not return a properly executed proxy card and do not vote at the OceanFirst special meeting, this will have the same effect as a vote against the proposal to approve the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. You may change your vote or revoke your proxy prior to the OceanFirst special meeting by filing with the Secretary of OceanFirst a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the OceanFirst special meeting.

Q:	If my shares of OceanFirst common stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares of OceanFirst common stock on the proposal to approve the merger agreement unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting against the proposal to approve the merger agreement. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be approved by both Central Jersey and OceanFirst shareholders and we must obtain the necessary regulatory approvals. Assuming (1) holders of at least a majority of the outstanding shares of Central Jersey common stock are present at the Central Jersey special meeting, in person or by proxy, and that a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting vote in favor of the proposal to approve the merger agreement, (2) a majority of the outstanding shares of OceanFirst common stock vote in favor of the proposal to approve the merger agreement, and (3) we obtain the other necessary approvals, we expect to complete the merger in the fourth calendar quarter of 2009.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page 69.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger, or how to submit your proxy or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy form, both OceanFirst and Central Jersey shareholders should contact:

Georgeson, Inc.

(866) 206-4955

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this joint proxy statement/prospectus.

The Companies

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08754

(732) 240-4500

OceanFirst Financial Corp., a Delaware corporation, is a savings and loan holding company headquartered in Toms River, New Jersey that was incorporated and commenced operations in 1996. OceanFirst’s common stock is listed on The NASDAQ Global Select Market under the symbol “OCFC.” OceanFirst conducts its operations primarily through OceanFirst Bank, a federally chartered savings bank with branches serving Ocean, Monmouth and Middlesex counties in New Jersey. At March 31, 2009, OceanFirst had total assets of $1.91 billion, total deposits of $1.31 billion and total shareholders’ equity of $158.2 million.

Central Jersey Bancorp

1903 Highway 35

Oakhurst, New Jersey 07755

(732) 663-4000

Central Jersey Bancorp, a New Jersey corporation, is bank holding company headquartered in Oakhurst, New Jersey that was incorporated on March 7, 2000 and became an active bank holding company on August 31, 2000. Its primary business is operating its subsidiary, Central Jersey Bank, National Association, which offers a full range of retail and commercial banking services primarily to customers located in Monmouth County and Ocean County, New Jersey. Central Jersey’s common stock is listed on The NASDAQ Global Market under the symbol “CJBK.” As of March 31, 2009, Central Jersey had total assets of $576.2 million, total deposits of $430.6 million and total shareholder’s equity of $81.9 million.

Special Meeting of OceanFirst; Required Vote (page 33)

A special meeting of OceanFirst shareholders is scheduled to be held at Crystal Point Yacht Club, 3900 River Road, Point Pleasant, New Jersey, at 11:00 a.m., Eastern time, on October 1, 2009. At the OceanFirst special meeting, OceanFirst shareholders will be asked to vote on a proposal to approve the merger agreement between OceanFirst and Central Jersey. OceanFirst shareholders also will be asked to vote on a proposal to adjourn the OceanFirst special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Only OceanFirst shareholders of record as of the close of business on August 5, 2009 are entitled to notice of, and to vote at, the OceanFirst special meeting and any adjournments or postponements of the special meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of OceanFirst common stock entitled to vote. As of the record date, there were 12,371,768 shares of OceanFirst common stock outstanding. The directors and executive officers of OceanFirst (and their affiliates), as a group, beneficially owned 1,067,610 shares of OceanFirst common stock, representing 8.63% of the outstanding shares of OceanFirst common stock, as of the record date. Certain of the directors and executive officers of OceanFirst, who collectively own 946,639 shares of OceanFirst common stock (7.65% of the outstanding shares as of the record date) have agreed to vote their shares in favor of the proposal to approve the merger agreement at the OceanFirst special meeting. This amount does not include shares that may be acquired upon the exercise of stock options.

Special Meeting of Central Jersey Shareholders; Required Vote (page 31)

A special meeting of Central Jersey shareholders is scheduled to be held at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey, at 9:00 a.m., Eastern time, on October 1, 2009. At the Central Jersey special meeting, Central Jersey shareholders will be asked to vote on a proposal to approve the merger agreement between Central Jersey and OceanFirst. Central Jersey shareholders also will be asked to vote on a proposal to adjourn the Central Jersey special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Only Central Jersey shareholders of record as of the close of business on August 5, 2009 are entitled to notice of, and to vote at, the Central Jersey special meeting and any adjournments or postponements of the special meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central Jersey special meeting is present, in person or by proxy. As of the record date, there were 9,143,103 shares of Central Jersey common stock outstanding. The directors and executive officers of Central Jersey (and their affiliates), as a group, beneficially owned 1,416,774 shares of Central Jersey common stock, representing 15.5% of the outstanding shares of Central Jersey common stock, as of the record date. Certain of the directors and executive officers of Central Jersey, who collectively own 947,383 shares of Central Jersey common stock (10.4% of the outstanding shares of Central Jersey as of the record date) have agreed to vote their shares in favor of the proposal to approve the merger agreement at the Central Jersey special meeting.  This amount does not include shares that may be acquired upon the exercise of stock options.

The Merger and the Merger Agreement (page 37)

Central Jersey’s merger with and into OceanFirst is governed by the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, Central Jersey will be merged with and into OceanFirst, with OceanFirst as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this joint proxy statement/prospectus.

What Central Jersey Shareholders Will Receive in the Merger (page 61)

Under the merger agreement, each share of Central Jersey common stock you own will be exchanged for 0.50 shares of OceanFirst common stock.

Comparative Market Prices

The following table shows the closing price per share of OceanFirst common stock and the equivalent price per share of Central Jersey common stock, giving effect to the merger, on May 26, 2009, which is the last day on which shares of OceanFirst common stock traded preceding the public announcement of the proposed merger, and on August 5, 2009, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus. The equivalent price per share of Central Jersey common stock was computed by multiplying the price of a share of OceanFirst common stock by the 0.50 exchange ratio. See “Description of the Merger—Consideration to be Received in the Merger” on page 61.

	OceanFirst Common Stock	Equivalent Price Per Share of Central Jersey Common Stock
May 26, 2009	$14.23	$7.12
August 5, 2009	$12.38	$6.19

Recommendation of Central Jersey Board of Directors (page 42)

The Central Jersey board of directors has approved the merger agreement and the proposed merger. The Central Jersey board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Central Jersey and its shareholders, and therefore recommends that Central Jersey shareholders vote “FOR” the proposal to approve the merger agreement. In its reaching this decision, Central Jersey’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—Central Jersey’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 42.

Central Jersey’s Financial Advisor Believes the Exchange Ratio is Fair to Shareholders (page 44)

In deciding to approve the merger, Central Jersey’s board of directors considered the opinion of Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”). Sandler O’Neill, which served as financial advisor to Central Jersey’s board of directors, delivered its opinion dated May 26, 2009, that the exchange ratio being offered by OceanFirst is fair to the holders of Central Jersey common stock from a financial point of view. A copy of this opinion is included as Annex C to this joint proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill. Central Jersey has agreed to pay Sandler O’Neill fees estimated to total approximately $579,855 for its services in connection with the merger, including the issuance of a fairness opinion.

Recommendation of OceanFirst Board of Directors (page 52)

The OceanFirst board of directors has unanimously approved the merger agreement and the proposed merger. The OceanFirst board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, OceanFirst and its shareholders, and therefore unanimously recommends that OceanFirst shareholders vote “FOR” the proposal to approve the merger agreement. In reaching this decision, OceanFirst’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—OceanFirst’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 52.

OceanFirst’s Financial Advisor Believes the Merger Consideration is Fair to OceanFirst (page 54)

In deciding to approve the merger, OceanFirst’s board of directors considered the opinion of Keefe, Bruyette and Woods, Inc. (“Keefe, Bruyette and Woods”). Keefe, Bruyette and Woods, which served as financial advisor to OceanFirst’s board of directors, delivered its opinion dated May 26, 2009, that the merger consideration to be paid by OceanFirst is fair to OceanFirst from a financial point of view. A copy of this opinion is included as Annex B to this joint proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Keefe, Bruyette and Woods. OceanFirst has agreed to pay Keefe, Bruyette and Woods fees totaling approximately $307,745 for its services in connection with the merger and to reimburse Keefe, Bruyette and

Woods for certain expenses incurred in connection with serving as OceanFirst’s financial advisor, for its services in connection with the merger.

Central Jersey Preferred Stock and Warrant Conversions (page 62)

On December 23, 2008, Central Jersey issued 11,300 shares of preferred stock to the U.S. Department of the Treasury in return for $11.3 million in cash in connection with the Capital Purchase Program (the “Capital Purchase Program”) established as part of the Troubled Asset Relief Program (the “TARP”) of the U.S. Department of the Treasury. Each share of such Central Jersey preferred stock will be converted into one share of a series of OceanFirst preferred stock having identical powers, preferences and rights as the Central Jersey preferred stock. The OceanFirst preferred stock will be issued privately and not pursuant to this joint proxy statement/prospectus.

In addition, Central Jersey issued a warrant to the U.S. Department of the Treasury giving them the right to purchase 268,621 shares of Central Jersey’s common stock at $6.31 per share for up to 10 years so long as the preferred stock is outstanding. Under the merger agreement, such Central Jersey warrant will be converted into a warrant to buy OceanFirst’s common stock on the same terms and conditions as were applicable under such Central Jersey warrant. The number and price of the warrants converted in connection with the merger will be adjusted by the exchange ratio.

Regulatory Approvals (page 64)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Office of Thrift Supervision (“OTS”), and a waiver of Bank Holding Company Act compliance is obtained from the Federal Reserve Bank of New York. OceanFirst filed the required applications on or about August 4, 2009. As of the date of this document, OceanFirst has not received any approvals from those regulators. While OceanFirst does not know of any reason why it would not be able to obtain approval in a timely manner, OceanFirst cannot be certain when or if it will receive regulatory approval.

Conditions to the Merger (page 69)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement at the OceanFirst special meeting by at least a majority of the outstanding shares of OceanFirst common stock entitled to vote;

•

approval of the merger agreement at the Central Jersey special meeting by holders of a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central Jersey special meeting is present, in person or by proxy;

•	approval of the transaction by the appropriate regulatory authorities;

•

receipt by each party of an opinion from OceanFirst’s legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the continued accuracy of the representations and warranties made by OceanFirst and Central Jersey in the merger agreement.

Termination (page 75)

The merger agreement may be terminated by mutual consent of OceanFirst and Central Jersey at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either OceanFirst or Central Jersey may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by December 31, 2009;

•	Central Jersey shareholders do not approve the merger agreement at the Central Jersey special meeting;

•	OceanFirst shareholders do not approve the merger agreement at the OceanFirst special meeting;

•	a required regulatory approval is denied or a governmental authority blocks the merger; or

•

there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

OceanFirst may also terminate the merger agreement if Central Jersey materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to shareholders or if the board of directors of Central Jersey does not recommend approval of the merger in this joint proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to OceanFirst.

Central Jersey may also terminate the merger agreement if, after it has received a superior proposal, Central Jersey or any of its subsidiaries enter into a definitive agreement with respect to, or consummates a transaction which is the subject of, the superior proposal.

Termination Fee (page 76)

Under certain circumstances described in the merger agreement, OceanFirst may demand from Central Jersey a $2,400,000 termination fee in connection with the termination of the merger agreement. See “Description of the Merger—Termination Fee” on page 76 for a list of the circumstances under which the termination fee is payable.

Interests of Officers and Directors in the Merger that are Different from Yours (page 66)

You should be aware that some of Central Jersey’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Central Jersey shareholders generally. These include: severance payments that certain officers will receive under existing change of control agreements (to the extent such officers are permitted to receive such benefits under the regulations of the U.S. Department of the Treasury established pursuant to the TARP relating to the compensation of executive officers, and to which Central Jersey is subject); the acceleration of stock options; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Central Jersey for events occurring before the merger; the appointment of two directors of Central Jersey to the board of directors of OceanFirst and OceanFirst Bank; and the appointment of James S. Vaccaro as Executive Vice President of OceanFirst Bank and a member of the senior executive management team of OceanFirst Bank. Central Jersey’s board of directors was aware of these interests and took them into account when approving the merger. See “Description of the Merger—Interests of Certain Persons in the Merger” on page 66.

Accounting Treatment of the Merger (page 62)

The merger will be accounted for as an acquisition transaction in accordance with U.S. generally accepted accounting principles.

Certain Differences in Shareholder Rights (page 87)

When the merger is completed, Central Jersey shareholders who are to receive shares of OceanFirst will become OceanFirst shareholders and their rights will be governed by Delaware law and by OceanFirst’s certificate of incorporation and bylaws. See “Comparison of Rights of Shareholders” beginning on page 87 for a summary of the material differences between the respective rights of Central Jersey and OceanFirst shareholders.

Dissenters’ Rights (page 35)

Central Jersey shareholders may dissent from the merger and, upon complying with the requirements of New Jersey law, receive cash in the amount of the fair value of their shares instead of shares of OceanFirst common stock specified in the merger agreement. A copy of the section of the New Jersey Business Corporation Act pertaining to dissenters’ rights is attached as Annex D to this joint proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Tax Consequences of the Merger (page 63)

Central Jersey shareholders should not recognize gain or loss except with respect to the cash they receive in lieu of a fractional share of OceanFirst common stock.

This tax treatment may not apply to all Central Jersey shareholders. Determining the actual tax consequences of the merger to Central Jersey shareholders can be complicated. Central Jersey shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to Central Jersey shareholders in greater detail, please see the section captioned “Description of the Merger—Tax Consequences of the Merger” beginning on page 63.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, you should consider carefully the risk factors described below, which include all known material risks, in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this joint proxy statement/prospectus titled “Caution About Forward-Looking Statements” beginning on page 16.

Risks Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in the price of either OceanFirst’s or Central Jersey’s common stock.

Upon closing of the merger, each share of Central Jersey common stock will be converted into the right to receive 0.50 shares of OceanFirst common stock with cash paid in lieu of fractional shares. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either OceanFirst’s common stock or Central Jersey’s common stock. Changes in the price of OceanFirst’s common stock prior to the merger will affect the market value that Central Jersey’s shareholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond OceanFirst’s or Central Jersey’s control), including the following factors:

•	changes in OceanFirst’s or Central Jersey’s respective businesses, operations and prospects;

•	changes in market assessments of the business, operations and prospects of either company;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approvals of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of OceanFirst’s common stock and Central Jersey’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which OceanFirst and Central Jersey operate.

The price of OceanFirst common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this document and on the date of the shareholder meetings of OceanFirst and Central Jersey. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of OceanFirst common stock during the period from May 26, 2009, the last trading day before public announcement of the merger, through August 5, 2009, the last practicable date before the date of this document, the exchange ratio represented a market value ranging from a low of $5.33 to a high of $7.12 for each share of Central Jersey common stock.

Because the date that the merger is completed is expected to be later than the date of the shareholder meetings, at the time of your shareholder meeting, you may not know the exact market value of the OceanFirst common stock that Central Jersey shareholders will receive upon completion of the merger.

You should consider the following aspects of a fixed exchange ratio:

•

If the price of OceanFirst common stock increases between May 26, 2009, the date the merger agreement was signed, and the effective time of the merger, Central Jersey shareholders will receive shares of OceanFirst common stock that have a market value upon completion of the merger that is greater than the market value of such shares on May 26, 2009, and OceanFirst will issue shares of its common stock with a market value greater than the market value calculated pursuant to the exchange ratio on such date. Therefore, while the exchange ratio is fixed, OceanFirst shareholders cannot be sure of the market value of the consideration that will be paid to Central Jersey shareholders upon completion of the merger.

•

If the price of OceanFirst common stock declines between May 26, 2009 and the effective time of the merger, including for any of the reasons described in the previous risk factor, Central Jersey shareholders will receive shares of OceanFirst common stock that have a market value upon completion of the merger that is less than the market value of such shares on May 26, 2009. Therefore, while the number of OceanFirst shares to be issued in the merger is fixed, Central Jersey shareholders cannot be sure of the market value of the OceanFirst common stock they will receive upon completion of the merger or the market value of OceanFirst common stock at any time after the completion of the merger.

The merger agreement does not require that the fairness opinion of Central Jersey’s or OceanFirst’s financial advisors be updated as a condition to the completion of the merger.

On May 26, 2009, Central Jersey’s financial advisor, Sandler O’Neill, delivered its opinion to the Central Jersey board of directors as to the fairness of the exchange ratio to the shareholders of Central Jersey from a financial point of view. As of such date, in the opinion of Sandler O’Neill, the exchange ratio was fair to the shareholders of Central Jersey from a financial point of view. Similarly, on May 26, 2009, OceanFirst’s financial advisor, Keefe, Bruyette & Woods, delivered its opinion to the OceanFirst board of directors as to the fairness of the merger consideration to OceanFirst from a financial point of view. As of such date, in the opinion of Keefe, Bruyette & Woods, the merger consideration was fair to OceanFirst from a financial point of view. The merger agreement does not require that the fairness opinions of Sandler O’Neill or Keefe, Bruyette & Woods to be updated as a condition to the completion of the merger, and neither Central Jersey nor OceanFirst intend to request that the opinion be updated. As such, the fairness opinions do not reflect any changes that may occur or may have already occurred after May 26, 2009, the date of the merger agreement, to the operations and prospects of Central Jersey or OceanFirst, general market and economic conditions and other factors that may affect the relative values of Central Jersey and OceanFirst. As a result, Central Jersey shareholders should be aware that the opinion of Sandler O’Neill does not address the fairness of the exchange ratio at any time other than as of May 26, 2009, and OceanFirst shareholders should be aware that the opinion of Keefe, Bruyette & Woods does not address the fairness of the merger consideration at any time other than as of May 26, 2009.

Governmental agencies, self-regulatory organizations or third parties may delay or impose conditions on approval of the merger, which may diminish the anticipated benefits of the merger.

Completion of the merger is conditioned upon the receipt of all necessary consents, approvals and authorizations of any governmental authority, self-regulatory organization or third party. While OceanFirst and Central Jersey intend to vigorously pursue any and all required consents, approvals and authorizations and do not know of any reason why they would not be able to obtain the consents in a timely manner, the requirement to receive such consents before the merger could delay the completion of the merger, possibly for a significant period of time after the shareholders of each of OceanFirst and Central Jersey have approved the proposals required to effectuate the merger. In addition, these governmental agencies, self-regulatory organizations and third parties may attempt to condition their consents, approvals or authorizations on the imposition of conditions that could have a material adverse effect on the combined entity’s operating results or the value of OceanFirst’s common stock after the completion of the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction, such as difficulty in retaining key personnel or in pursuing business strategies.

We can provide no assurance that we will be able to obtain the necessary approvals in a timely manner, or at all, or that any conditions imposed upon such approvals will not have a material adverse effect on OceanFirst following the merger. In addition, we can provide no assurance that any such conditions will not result in the abandonment of the merger by OceanFirst or Central Jersey, or both companies. For a more detailed description of these approvals, see the section captioned “Description of the Merger—Regulatory Matters Relating to the Merger” beginning on page 64.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of OceanFirst and Central Jersey.

If the merger is not completed, the ongoing businesses of OceanFirst or Central Jersey may be adversely affected and OceanFirst or Central Jersey will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees, and

•	diverting the focus of management of each of the companies from pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of having the merger completed. If the merger is not completed, OceanFirst and Central Jersey cannot assure their shareholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of OceanFirst or Central Jersey.

The integration of the operations of OceanFirst and Central Jersey may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including, but not limited to, OceanFirst’s ability to:

•	timely and successfully integrate the operations of OceanFirst and Central Jersey;

•	maintain existing relationships with Central Jersey Bank, N.A.’s account holders and depositors and to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit potential losses from loans made by Central Jersey Bank, N.A.;

•	control the incremental non-interest expense from OceanFirst to maintain overall operating efficiencies;

•	retain and attract qualified personnel at OceanFirst Bank and Central Jersey Bank, N.A.; and

•	compete effectively in the communities served by OceanFirst Bank and Central Jersey Bank, N.A.

The process of integrating operations could cause an interruption of, or loss of momentum in, OceanFirst’s business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Central Jersey who are expected to be retained by OceanFirst. OceanFirst may not be successful in retaining these employees for the time period necessary to successfully integrate Central Jersey’s operations with those of OceanFirst. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of OceanFirst following the merger.

Central Jersey’s shareholders will have less influence as shareholders of OceanFirst than as shareholders of Central Jersey.

Central Jersey’s shareholders currently have the right to vote in the election of the board of directors of Central Jersey and on other matters affecting the company. The shareholders of Central Jersey as a group will own approximately 28% of the combined organization (OceanFirst and Central Jersey) immediately following the merger. When the merger occurs, each Central Jersey shareholder that receives shares of OceanFirst common stock will become a shareholder of OceanFirst with a percentage ownership of the combined organization that is significantly smaller than such shareholder’s percentage ownership of Central Jersey. As a result, shareholders of Central Jersey will have less influence on the management and policies of OceanFirst than they now have on the management and policies of Central Jersey.

OceanFirst and Central Jersey are defendants in pending lawsuits in connection with the merger.

On June 8, 2009, a purported class action complaint relating to the merger was filed against OceanFirst, Central Jersey and each director of Central Jersey in the Superior Court of New Jersey in Ocean County. On July 15, 2009, a second purported class action complaint relating to the merger was filed against OceanFirst, Central Jersey and each director of Central Jersey, except Robert S. Vuono, in the Superior Court of New Jersey in Ocean County. The complaints seek, among other things, damages and injunctive relief to enjoin OceanFirst, Central Jersey and Central Jersey’s directors from consummating the transactions contemplated under the merger agreement, along with attorneys’ fees and costs. While OceanFirst and Central Jersey believe that the allegations in the complaints are without merit and intend to vigorously defend against the claims and causes of action asserted therein, we cannot assure you as to the outcome of these lawsuits, including the costs associated with defending these claims or any other liabilities or costs OceanFirst or Central Jersey may incur in connection with the litigation or settlement of these claims, or the possibility that the Court might enjoin OceanFirst and Central Jersey from proceeding with the proposed merger transaction. For further information regarding the lawsuits, please see the section captioned “Description of the Merger—Legal Proceedings Relating to the Merger” on page 65.

OceanFirst and Central Jersey will be subject to business uncertainties while the merger is pending that could adversely affect their businesses.

Uncertainty among employees, depositors and account holders, vendors and others about the effect of the merger may have an adverse effect on OceanFirst and Central Jersey and, consequently, on the combined company. Although OceanFirst and Central Jersey intend to take actions to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause depositors, account holders, vendors and others that do business with OceanFirst and Central Jersey to seek to change existing business relationships with either or both companies.

OceanFirst and Central Jersey will incur significant transaction costs which may diminish the anticipated benefits of the merger.

OceanFirst and Central Jersey expect to incur costs associated with completing the merger, including integrating the operations of the two companies. In addition, OceanFirst and Central Jersey expect to incur an aggregate of approximately $5.5 million in transaction costs. Substantially all transaction costs to be incurred by the two companies will be charged to operations and will not be included as a component of the purchase price for the purposes of the acquisition method of accounting. The amount of transaction costs expected to be incurred by OceanFirst and Central Jersey are preliminary estimates and are subject to change.

OceanFirst and Central Jersey are continuing to assess the magnitude of these costs, and, therefore, these estimates may change substantially as additional unanticipated costs may be incurred in the integration of the businesses of the two companies. Although OceanFirst and Central Jersey believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The price of OceanFirst common stock might decrease after the merger.

Following the merger, many holders of Central Jersey common stock will become shareholders of OceanFirst. OceanFirst common stock could decline in value after the merger. For example, during the twelve-month period ending on August 5, 2009 (the most recent practicable date before the printing of this joint proxy statement/prospectus), the price of OceanFirst common stock varied from a low of $7.29 to a high of $20.00 and ended that period at $12.38. The market value of OceanFirst common stock fluctuates based upon general market economic conditions, OceanFirst’s business and prospects and other factors.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Central Jersey.

Until the completion of the merger, with some exceptions, Central Jersey is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than OceanFirst. In addition, Central Jersey has agreed to pay a termination fee of $2,400,000 to OceanFirst in certain circumstances specified in the merger agreement. These provisions could discourage other companies from trying to acquire Central Jersey even though those other companies might be willing to offer greater value to Central Jersey’s shareholders than OceanFirst has offered in the merger. The payment of the termination fee could also have a material adverse effect on Central Jersey’s financial condition.

Certain of Central Jersey’s officers and directors have interests that are different from, or in addition to, interests of Central Jersey’s shareholders generally.

You should be aware that the directors and officers of Central Jersey have interests in the merger that are different from, or in addition to, the interests of Central Jersey shareholders generally. The board of directors of each of OceanFirst and Central Jersey were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. These interests include:

•

payments that certain officers of Central Jersey are entitled to receive under existing change of control agreements (to the extent such officers are permitted to receive such benefits under the regulations of the U.S. Department of the Treasury established pursuant to the TARP relating to the compensation of executive officers, and to which Central Jersey is subject);

•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Central Jersey for events occurring before the merger;

•	the appointment of two directors of Central Jersey to the board of directors of OceanFirst and OceanFirst Bank; and

•

the appointment of James S. Vaccaro, Chairman, President and Chief Executive Officer of Central Jersey, as Executive Vice President of OceanFirst Bank and a member of the senior executive management team of OceanFirst Bank.

You should consider these interests in conjunction with the recommendation of the board of directors of each of OceanFirst and Central Jersey with respect to the approval of the merger. For a more detailed discussion of these interests, see the section captioned “Description of the Merger—Interests of Certain Persons in the Merger” beginning on page 66.

Risks Associated with OceanFirst

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the United States banking system and the enactment of these initiatives may have a significant impact on OceanFirst’s financial condition, results of operations, liquidity and stock price.

The Emergency Economic Stabilization Act (the “EESA”), which established the TARP, was signed into law in October 2008. As part of the TARP, the United States Department of the Treasury established the Capital Purchase Program to provide up to $700 billion of funding to eligible financial institutions through the purchase of capital stock and other financial instruments for the purpose of stabilizing and providing liquidity to the U.S. financial markets. The American Recovery and Reinvestment Act (the “ARRA”), signed into law in February 2009, was intended to stimulate the economy and provide for broad infrastructure, energy, health and education needs. It is unclear what the actual impact that the EESA and the ARRA, and their programs and initiatives, will have on the national economy or financial markets. The failure of these legislative measures to help stabilize the financial markets, together with a continued worsening of current conditions in the financial markets, could have a material adverse effect on OceanFirst’s business, financial condition, results of operations, access to credit or the price of OceanFirst’s common stock.

There have been numerous actions undertaken in connection with or following the EESA and the ARRA by the Board of Governors of the Federal Reserve System, Congress, the U.S. Department of the Treasury, the Federal Deposit Insurance Corporation (the “FDIC”), the SEC and others in efforts to address the current liquidity and credit crisis in the financial industry that followed the sub-prime mortgage crisis which began in 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to help stabilize the U.S. banking system. The EESA, the ARRA and other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions do not improve, or if conditions worsen, OceanFirst’s business, financial condition and results of operations could be materially and adversely affected.

Difficult market conditions have adversely affected the industry.

OceanFirst is exposed to downturns in the U.S. housing market. Dramatic declines in the national housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities, major commercial and investment banks, and regional and community financial institutions such as OceanFirst. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The continuing economic pressure on consumers and lack of confidence in the financial markets may adversely affect OceanFirst’s business, financial condition and results of operations. The difficult conditions in the financial markets are not likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on OceanFirst and others in the financial institutions industry. In particular, OceanFirst may face the following risks in connection with these events:

•	OceanFirst’s stock price could be negatively impacted by these events and could remain under pressure until a market recovery is under way.

•	Increased regulation of the industry. Compliance with such regulation may increase costs and limit OceanFirst’s ability to pursue business opportunities.

•

The process used to estimate losses inherent in the OceanFirst’s credit exposure requires subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of estimates which may, in turn, impact the reliability of the financial statements.

•	Increased levels of nonperforming loans and loan losses may negatively impact earnings.

•

OceanFirst may be required to pay significantly higher FDIC deposit premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•	Consumer confidence in financial institutions is deteriorating, which could lead to declines in deposit totals and impact liquidity.

A continued downturn in the local economy or in real estate values could hurt profits.

Most of OceanFirst’s loans are secured by real estate or are made to businesses in Ocean and Monmouth Counties, New Jersey and the surrounding area. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would hurt profits. Prior to 2008 there was a significant increase in real estate values in OceanFirst’s market area. During 2008 and through 2009, there has been a weakening in the local economy coupled with declining real estate values. A further decline in real estate values could cause some residential and commercial mortgage loans to become inadequately collateralized, which would expose the Bank to a greater risk of loss.

OceanFirst recently filed a “Shelf” Registration Statement on Form S-3 (the “Shelf Registration Statement”) with the SEC which allows OceanFirst to issue up to $80.0 million of common stock, preferred stock, debt securities or warrants, or a combination thereof. The issuance of any of these securities will have an impact on the shareholders of OceanFirst.

The board of directors of OceanFirst is authorized to issue the securities registered under the Shelf Registration Statement at any time, or from time to time, without the approval of the shareholders of OceanFirst. If the board of directors determines to issue shares of common stock under the Shelf Registration Statement, the board is authorized to issue such shares at such prices as determined by the board. Shareholders of OceanFirst do not have preemptive rights and therefore if the board of directors of OceanFirst determines to issue common stock, the current shareholders of OceanFirst will not have the right to subscribe for shares in an amount necessary to maintain their current percentage ownership. Consequently, the issuance of common stock may result in a dilution in the percentage ownership of OceanFirst by current shareholders.

If the board of directors of OceanFirst determines to issue preferred stock under the Shelf Registration Statement, the board is authorized by OceanFirst’s certificate of incorporation to issue such shares at such prices and in such series, and to establish the designations, powers, preferences and rights of such shares as well as the limitations, qualifications and restrictions. Generally, preferred shares have a preference over common shares in the payment of dividends and upon liquidation.

The board of directors of OceanFirst may also issue, pursuant to the Shelf Registration Statement, senior or subordinated debt securities at such rates and with such terms and conditions as determined by the board. These securities will rank senior to OceanFirst’s preferred or common stock upon liquidation of OceanFirst.

The Shelf Registration Statement also registered warrants to purchase common stock, preferred stock and debt securities.

The board of directors of OceanFirst has not determined to issue any securities under the Shelf Registration Statement. The board may consider current economic conditions, regulatory requirements, liquidity needs and other matters when determining if and when to issue such securities. Further, the board is authorized to determine the use of proceeds of such securities issuance, which may include future growth opportunities, general corporate purposes or repayment of preferred stock issued to the U.S. Department of the Treasury pursuant to the TARP.

Continued capital and credit market volatility may adversely affect OceanFirst’s ability to access capital and may have a material adverse effect on OceanFirst’s business, financial condition and results of operations.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. The markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’

underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that OceanFirst will not experience an adverse effect, which may be material, on OceanFirst’s ability to access capital. Additionally, OceanFirst’s business, financial condition and results of operations may be adversely affected.

Deposit insurance assessments have increased substantially, which will adversely affect profits.

Federal law requires that the designated reserve ratio for the deposit insurance fund be established by the FDIC at 1.15% to 1.50% of estimated insured deposits. If this reserve ratio drops below 1.15% or the FDIC expects that it will do so within six months, the FDIC must, within 90 days, establish and implement a plan to restore the designated reserve ratio to 1.15% of estimated insured deposits within five years (absent extraordinary circumstances).

Recent bank failures coupled with deteriorating economic conditions have significantly reduced the deposit insurance fund’s reserve ratio. As of June 30, 2008, the designated reserve ratio was 1.01% of estimated insured deposits as March 31, 2008. As a result of this reduced reserve ratio, on December 22, 2008, the FDIC published a final rule raising the current deposit insurance assessment rates uniformly for all institutions by seven basis points (to a range from 12 to 50 basis points) for the first quarter of 2009. On February 27, 2009, the FDIC adopted a final rule under which banks in the best risk category will pay initial base rates ranging from 12 to 16 cents per $100 on an annual basis, beginning on April 1, 2009.

The FDIC also adopted an interim rule imposing a 10 basis point emergency special assessment on the industry on June 30, 2009. The assessment is to be collected on September 30, 2009. The interim rule would also permit the FDIC to impose an emergency special assessment after June 30, 2009, of up to 10 basis point if necessary to maintain public confidence in federal deposit insurance.

These actions will significantly increase OceanFirst’s non-interest expense in 2009 and in future years as long as the increased premiums are in place.

There is no guaranty that OceanFirst will be able to continue to pay a dividend or, if continued, will be able to pay a dividend at the current rate.

The board of directors of OceanFirst determines at its discretion if, when and the amount of any dividends that may be paid on the common stock. In making such determination, the board takes into account various factors including economic conditions, earnings, liquidity needs, the financial condition of OceanFirst, applicable state law, regulatory requirements and other factors deemed relevant by the board. Although OceanFirst has a history of paying a quarterly dividend on its common stock, there is no guaranty that such dividends will continue to be paid in the future, particularly in the event of changes in those factors which may affect the board’s determination to pay a dividend.

OceanFirst’s federal thrift charter may be eliminated under the Administration’s Financial Regulatory Reform Plan

The administration has proposed the creation of a new federal government agency, the National Bank Supervisor (“NBS”) that would charter and supervise all federally chartered depository institutions, and all federal branches and agencies of foreign banks. It is proposed that the NBS take over the responsibilities of the Office of the Comptroller of the Currency (the “OCC”), which currently charters and supervises nationally chartered banks, and the responsibility for the institutions currently supervised by the OTS, which supervises federally chartered thrift and thrift holding companies, such as OceanFirst Bank and OceanFirst. In addition, under the administration’s proposal, the thrift charter, under which OceanFirst Bank is organized, would be eliminated. If the administration’s proposal is finalized, OceanFirst Bank may be subject to a new charter mandated by the NBS. There is no assurance as to how this new charter, or the supervision by the NBS, will affect OceanFirst’s operations going forward.

The elimination of the OTS, as proposed by the administration, also would result in a new regulatory authority for OceanFirst. Such authority may impose restrictions which are the same as, or similar to, those made applicable to bank holding companies by the Board of Governors of the Federal Reserve System, including a holding company consolidated capital requirement. Currently as a savings and loan holding company supervised by the OTS, OceanFirst is not subject to a holding company consolidated capital requirement. OceanFirst expects that if it were to become subject to a consolidated capital requirement similar to that currently imposed on bank holding companies, it would meet the requirements to be categorized as “well capitalized” on a pro forma basis.

The administration’s proposal also includes the creation of a new federal agency designed to enforce consumer protection laws. The Consumer Financial Protection Agency (“CFPA”) would have authority to protect consumers of financial products and services and to regulate all providers (bank and non-bank) of such services. The CFPA would be authorized to adopt rules for all providers of consumer financial services, supervise and examine such institutions for compliance and enforce compliance through orders, fines and penalties. The rules of the CFPA would serve as a “floor” and individual states would be permitted to adopt and enforce stronger consumer protection laws. If adopted as proposed, OceanFirst could become subject to multiple laws affecting its provision of home loans and other credit services to consumers, which may substantially increase the cost of providing such services.

It is unknown at this time whether the administration’s proposal for regulatory reform will be adopted and if so, the final form of such proposal, and what the full impact on OceanFirst may be.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meetings,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” “Description of the Merger—OceanFirst’s Reasons for the Merger,” and “Description of the Merger—Central Jersey’s Reasons for the Merger and Recommendation of the Board of Directors.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 7.

Because of these and other uncertainties, OceanFirst’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, OceanFirst’s and Central Jersey’s past results of operations do not necessarily indicate OceanFirst’s and Central Jersey’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. OceanFirst is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. OceanFirst qualifies all of its forward-looking statements by these cautionary statements.

RECENT DEVELOPMENTS

OceanFirst

On July 23, 2009, OceanFirst announced its results of operations for the quarter and six months ended June 30, 2009. Diluted earnings per common share were $.26 in the second quarter of 2009, a decrease from $.30 in both the year earlier period and in the first quarter of 2009. Net income available to common stockholders totaled $3.1 million for the second quarter of 2009, a decrease from $3.5 million in both the second quarter of 2008 and the first quarter of 2009. Diluted earnings per common share for the six months ended June 30, 2009 and 2008 were $.56 and $.64, respectively. Net income available to common stockholders was $6.6 million and $7.5 million, respectfully, for the six months ended June 30, 2009 and 2008. Results for the quarter and six months ended June 30, 2009 were negatively impacted by a special assessment for the FDIC insurance fund of $869,000 and an increase in the provision for loan losses.

Income Statement Data: (in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Net interest income	$16,154	$14,262	$31,815	$28,498
Provision for loan losses	1,200	400	2,000	775

Net interest income after provision for loan losses	14,954	13,862	29,815	27,723

Total other income	4,155	2,620	7,349	6,389

Total operating expenses	13,240	11,368	25,023	23,003

Income before provision for income taxes	5,869	5,114	12,141	11,109
Provision for income taxes	2,270	1,579	4,589	3,568

Net income	3,599	3,535	7,552	7,541
Dividends on preferred stock and warrant accretion	538	—	996	—

Net income available to common stockholders	$3,061	$3,535	$6,556	$7,541

Basic earnings per share	$0.26	$0.30	$0.56	$0.65

Diluted earnings per share	$0.26	$0.30	$0.56	$0.64

Balance Sheet Data: (in thousands)

	June 30, 2009	December 31, 2008
Total assets	$1,909,585	$1,857,946
Mortgage-backed securities available for sale	89,436	40,801
Loans receivable, net	1,643,704	1,648,378
Deposits	1,364,570	1,274,132
Total stockholders’ equity	161,909	119,783
Total borrowings	362,746	449,822

Selected Financial Data: (in thousands except per share amounts)

	June 30, 2009	December 31, 2008
Stockholders’ equity to total assets	8.48%	6.45%
Stockholders’ equity per common share	$10.09	$9.69

Total non-performing loans	20,937	16,043
Total non-performing assets	22,285	17,184

Allowance for loan losses	12,758	11,665

Central Jersey

On August 4, 2009, Central Jersey announced its results of operations for the three and six months ended June 30, 2009. Central Jersey reported net income and net income available to common shareholders, excluding a non-cash goodwill impairment charge, of $653,000 and $467,000, respectively, for the three months ended June 30, 2009, as compared to $711,000 for both for the same period in 2008. Additionally, Central Jersey recognized a $27.0 million goodwill impairment charge during the three months ended June 30, 2009. This impairment charge resulted in a net loss available to common shareholders of $26.5 million for the three months ended June 30, 2009. Basic and diluted loss per share for the three months ended June 30, 2009 were ($2.92), as compared to basic and diluted earnings per share of $0.08 and $0.07, respectively, for the same period in 2008. For the six months ended June 30, 2009, Central Jersey reported net income and net income available to common shareholders, excluding the non-cash goodwill impairment charge, of $963,000 and $592,000, respectively, as compared to $1.3 million for both for the same period in 2008. Additionally, Central Jersey recognized the previously-mentioned $27.0 million goodwill impairment charge, resulting in a net loss available to common shareholders of $26.4 million for the period. Basic and diluted loss per share for the six months ended June 30, 2009 were ($2.91), as compared to basic and diluted earnings per share of $0.14 for both for the same period in 2008.

The $27.0 million in goodwill was recorded as an intangible asset on January 1, 2005 in conjunction with the combination of Monmouth Community Bancorp (the predecessor to Central Jersey) and Allaire Community Bank. The goodwill impairment charge is a non-cash adjustment to Central Jersey’s financial statements which has no affect on cash flows, liquidity, or tangible capital. As goodwill is excluded from regulatory capital, the impairment charge had no impact on the regulatory capital ratios of Central Jersey or Central Jersey Bank, N.A., both of which remain “well-capitalized” under regulatory requirements. The goodwill impairment charge was recorded in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires an interim goodwill impairment analysis under certain events.

Income Statement Data: (in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008

Net interest income	$4,326	$4,479	$9,049	$8,639
Provision for loan losses	316	81	3,452	146

Net interest income after provision for loan losses	4,010	4,398	5,597	8,493

Total other income	894	539	3,060	1,152

Total operating expenses	30,950	3,876	34,994	7,700

(Loss) income before provision for income taxes	(26,046)	1,061	(26,337)	1,945
Income tax expense (benefit)	258	350	(343)	653

Net (loss) income	(26,304)	711	(25,994)	1,292
Dividends on preferred stock and warrant accretion	186	—	371	—

Net (loss) income available to common shareholders	$(26,490)	$711	$(26,365)	$1,292

Basic (loss) earnings per share	$(2.92)	$0.08	$(2.91)	$0.14

Diluted (loss) earnings per share	$(2.92)	$0.07	$(2.91)	$0.14

Balance Sheet Data: (in thousands)

	June 30, 2009	December 31, 2008
Total assets	$603,312	$599,385
Total tangible assets	602,075	570,984
Investment securities available-for-sale	186,701	170,683
Loans receivable, net	367,475	356,257
Deposits	444,726	418,815
Total shareholders’ equity	55,688	82,452
Total tangible shareholders’ equity	54,451	54,051
Total borrowings	100,960	76,896
Selected Financial Data: (in thousands except per share amounts)
	June 30, 2009	December 31, 2008
Shareholders’ equity to total assets	9.23%	13.76%
Shareholders’ tangible equity to total tangible assets	9.04%	9.47%
Book value per common share	$4.86	$7.91
Tangible book value per common share	$4.73	$4.75
Total non-performing loans	11,523	2,690
Total non-performing assets	11,523	2,690
Allowance for loan losses	$7,605	$4,741

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables provide summary historical consolidated financial data for OceanFirst and Central Jersey as of the end of and for each of the fiscal years in the five-year period ended December 31, 2008, and as of the end of and for the three months ended March 31, 2009 and 2008. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2008 have been derived in part from OceanFirst’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for each of the fiscal years in the two-year period ended December 31, 2008 have been derived in part from Central Jersey’s audited financial statements and related notes, which appear elsewhere in this joint proxy statement/prospectus. The historical consolidated financial data as of the end of and for each of the fiscal years in the three-year period ended December 31, 2006 have been derived in part from Central Jersey’s audited financial statements and related notes, which do not appear in this joint proxy statement/prospectus, but were filed with the SEC. The historical consolidated financial data as of the end of and for the three months ended March 31, 2009 have been derived in part from OceanFirst’s unaudited financial statements and related notes incorporated by reference into this document, and Central Jersey’s unaudited financial statements and related notes, which appear elsewhere in this joint proxy statement/prospectus. The following information is only a summary and you should read it in conjunction with OceanFirst’s financial statements and related notes incorporated by reference into this document, and Central Jersey’s financial statements and related notes, which appear elsewhere in this joint proxy statement/prospectus.

Unaudited consolidated interim financial statements for OceanFirst at or for the three months ended March 31, 2009 and 2008 and unaudited consolidated interim financial statements for Central Jersey at or for the three months ended March 31, 2009 and 2008 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year’s operation.

Selected OceanFirst Consolidated Financial and Other Data

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Selected Financial Condition Data:
Total assets	$1,913,733	$1,905,471	$1,857,946	$1,927,499	$2,077,002	$1,985,357	$1,914,275
Investment securities available for sale	27,557	53,191	34,364	57,625	82,384	83,861	83,960
Federal Home Loan Bank of New York stock	19,031	21,627	20,910	22,941	25,346	21,792	21,250
Mortgage-backed securities available for sale	97,271	50,263	40,801	54,137	68,369	85,025	124,478
Loans receivable, net	1,650,133	1,656,613	1,648,378	1,675,919	1,701,425	1,654,544	1,472,907
Mortgage loans held for sale	1,787	4,707	3,903	6,072	82,943	32,044	63,961
Deposits	1,313,470	1,280,809	1,274,132	1,283,790	1,372,328	1,356,568	1,270,535
Federal Home Loan Bank advances	320,000	375,200	359,900	393,000	430,500	354,900	312,000
Securities sold under agreements to repurchase and other borrowings	100,554	100,865	89,922	109,307	102,482	118,289	151,072
Stockholders’ equity	158,198	123,253	119,783	124,306	132,320	138,784	137,956

Selected Operating Data:
Interest income	$24,390	$27,522	$103,405	$114,964	$116,562	$102,799	$90,952
Interest expense	8,728	13,287	45,382	62,040	58,443	41,873	34,931

Net interest income	15,662	14,235	58,023	52,924	58,119	60,926	56,021
Provision for loan losses	800	375	1,775	700	150	350	300

Net interest income after provision for loan losses	14,862	13,860	56,248	52,224	57,969	60,576	55,721
Other income	3,194	3,770	12,823	2,531	13,608	24,090	20,740
Operating expenses	11,784	11,634	47,447	53,820	52,381	54,834	48,759

Income before provision (benefit) for income taxes	6,272	5,996	21,624	935	19,196	29,832	27,702
Provision (benefit) for income taxes	2,319	1,990	6,860	(140)	6,563	10,335	9,757

Net income	3,953	4,006	14,764	1,075	12,633	19,497	17,945
Dividends on preferred stock and warrant accretion	458	—	—	—	—	—	—

Net income available to common stockholders	$3,459	$4,006	$14,764	$1,075	$12,633	$19,497	$17,945

Basic earnings per share	$0.30	$0.34	$1.27	$0.09	$1.09	$1.65	$1.48

Diluted earnings per share	$0.30	$0.34	$1.26	$0.09	$1.07	$1.60	$1.42

Selected OceanFirst Consolidated Financial and Other Data (continued)

	Three Months Ended March 31,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on average assets	0.84%	0.84%	0.78%	0.05%	0.62%	1.00%	0.98%
Return on average stockholders’ equity	10.46	12.98	11.98	.86	9.40	14.43	13.34
Stockholders’ equity to total assets	8.27	6.47	6.45	6.45	6.37	6.99	7.21
Tangible equity to tangible assets	8.27	6.47	6.45	6.45	6.32	6.93	7.13
Average interest rate spread (2)	3.25	2.87	3.00	2.50	2.69	3.07	3.03
Net interest margin (3)	3.47	3.14	3.24	2.79	2.98	3.30	3.23
Average interest-earning assets to average interest-bearing liabilities	111.60	108.94	109.47	108.96	109.53	109.74	110.24
Operating expenses to average assets	2.49	2.44	2.52	2.70	2.56	2.81	2.67
Efficiency ratio (4)	62.49	64.62	66.97	97.05	73.03	64.50	63.52
Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable (5)(6)	1.18	0.63	0.97	0.52	0.25	0.09	0.23
Non-performing assets as a percent of total assets (6)	1.11	0.60	0.92	0.48	0.23	0.09	0.20

Allowance for loan losses as a percent of total loans receivable (5)	0.72	0.64	0.70	0.62	0.57	0.62	0.69
Allowance for loan losses as a percent of total non-performing loans (6)	61.00	101.79	72.71	119.76	226.25	655.80	306.42

Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.80	$0.80	$0.80	$0.80	$0.80
Book value per common share at end of period	9.78	9.97	9.69	10.07	10.79	10.93	10.59
Tangible book value per common share at end of period	9.78	9.97	9.69	10.07	10.70	10.83	10.49
Number of full-service customer facilities:	23	21	23	20	21	18	17

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.

(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

(5)	Total loans receivable includes loans receivable and loans held for sale.

(6)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure (“REO”). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is OceanFirst’s policy to cease accruing interest on all such loans.

Selected Central Jersey Consolidated Financial and Other Data

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Selected Financial Condition Data:
Total assets	$576,223	$525,985	$599,385	$503,506	$516,299	$514,563	$254,115
Investment securities available for sale	48,312	1,250	36,761	4,010	72,971	83,021	35,327
Federal Home Loan Bank of New York stock	1,701	1,450	2,940	550	542	2,090	—
Mortgage-backed securities available for sale	97,660	127,468	133,922	110,814	22,764	28,154	38,341
Loans receivable, net	354,241	317,805	356,257	311,765	312,093	307,168	139,697
Mortgage loans held for sale	425	—	400	658	242	3,127	—
Intangible assets	28,297	28,762	28,401	28,883	29,435	30,326	—
Deposits	430,555	398,933	418,815	403,290	427,277	407,554	232,853
Federal Home Loan Bank advances	21,187	20,000	48,705	—	—	35,000	—
Securities sold under agreements to repurchase and other borrowings	35,807	30,056	23,036	24,564	17,099	3,191	—
Shareholders’ equity	81,872	69,893	82,452	68,886	65,495	61,778	15,855

Selected Operating Data:
Interest income	$7,009	$7,252	$29,086	$30,488	$29,419	$24,947	$11,551
Interest expense	2,286	3,092	10,664	13,782	12,456	7,502	3,046

Net interest income	4,723	4,160	18,422	16,706	16,963	17,445	8,505
Provision for loan losses	3,135	65	1,319	165	500	426	260

Net interest income after provision for loan losses	1,588	4,095	17,103	16,541	16,463	17,019	8,245
Other income(loss)	2,166	613	2,732	(217)	1,740	1,624	849
Operating expenses	4,045	3,823	15,637	14,370	14,309	14,550	7,098

(Loss) income before (benefit) provision for income taxes	(291)	885	4,198	1,954	3,894	4,093	1,996
(Benefit) provision for income taxes	(601)	304	1,288	1,110	1,428	1,461	778

Net income	310	581	2,910	$844	2,466	2,632	1,218
Dividend on preferred stock and accretion	185	—	12	—	—	—	—

Net income available to common shareholders	$125	$581	$2,898	$844	$2,466	$2,632	$1,218

Basic earnings per share	$0.01	$0.06	$0.32	$0.09	$0.28	$0.31	$0.31

Diluted earnings per share	$0.01	$0.06	$0.30	$0.09	$0.27	$0.28	$0.30

Selected Central Jersey Consolidated Financial and Other Data (continued)

	Three Months Ended March 31,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on average assets	0.21%	0.45%	0.54%	0.16%	0.48%	0.54%	0.50%
Return on average tangible assets	0.22	0.47	0.57	0.17	0.51	0.58	0.50
Return on average shareholders’ equity	1.77	3.37	4.20	1.27	3.88	4.31	7.93
Return on average tangible shareholders’ equity	2.95	5.77	7.13	2.27	7.32	8.51	7.93
Shareholders’ equity to total assets	14.21	13.29	13.76	13.68	12.69	12.01	6.24
Shareholders’ tangible equity to total tangible assets	9.78	8.27	9.47	8.43	7.41	6.50	6.24
Tangible common equity to tangible assets	7.72	8.27	7.49	8.43	7.41	6.50	6.24
Average interest rate spread (2)	3.31	3.36	3.20	2.77	2.94	3.59	3.47
Net interest margin (3)	3.51	3.53	3.73	3.58	3.67	4.08	3.69
Average interest-earning assets to average interest-bearing liabilities	127.1	126.7	124.9	127.8	126.8	127.5	116.6
Operating expenses to average assets	2.78	2.94	2.89	2.80	2.78	2.98	2.93
Efficiency ratio (4)	58.72	80.10	73.92	87.15	76.51	76.30	75.88

Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable (5)(6)	2.91%	0.08%	0.75%	0.07%	0.03%	0.03%	0.09%
Non-performing assets as a percent of total assets (6)	1.83	0.05	0.45	0.04	0.02	0.02	0.05
Allowance for loan losses as a percent of total loans receivable (5)	1.99	1.08	1.31	1.08	1.02	1.02	1.16
Allowance for loan losses as a percent of total non-performing loans (6)	68.21	1,316.67	176.25	1,592.52	3,548.35	4,018.99	1,279.69

Per Share Data:
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—
Book value per common share at end of period	7.82	7.65	7.91	7.50	7.20	6.86	3.68
Tangible book value per common share at end of period	4.68	4.50	4.75	4.36	3.96	3.49	3.68
Number of full-service customer facilities:	13	12	13	12	14	14	7

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.

(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

(5)	Total loans receivable includes loans receivable and loans held for sale.

(6)	Non-performing assets consist of non-performing loans. Non-performing loans consist of all loans 90 days or more past due and other loans deemed to be impaired.

SUMMARY SELECTED PRO FORMA COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the acquisition method of accounting.

OceanFirst anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of OceanFirst following the merger under one set of assumptions, does not reflect all of these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of OceanFirst would have been had our companies been combined during these periods.

An exchange ratio of 0.50 was used in preparing this pro forma information. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
	(In thousands, except per share data)
Pro forma combined income statement data:
Interest income	$30,908	$130,526
Interest expense	10,323	54,154

Net interest income	20,585	76,372
Provision for loan losses	3,935	3,094

Net interest income after provision for loan losses	16,650	73,278
Non-interest income	5,360	15,555
Non-interest expense	21,587	69,676

Income before income taxes	423	19,157
Income tax (benefit) expense	(357)	5,659

Net income	780	13,498
Dividends on preferred stock and accretion	643	12

Net income available to common shareholders	$137	$13,486

Pro forma per share data:
Basic net income	$.01	$.83
Diluted net income	.01	.82

March 31, 2009
(In thousands)
Pro forma combined balance sheet data:
Total assets	$2,472,312
Loans receivable, net	1,998,612
Deposits	1,746,058
Total stockholders’ equity	220,576

COMPARATIVE PER SHARE DATA

The following table shows information about OceanFirst’s and Central Jersey’s diluted income per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the periods indicated. See “Pro Forma Financial Information.”

The information listed as “pro forma combined” was prepared using an exchange ratio of 0.50. The information listed as “per equivalent Central Jersey share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.50. We present this information to reflect the fact that Central Jersey shareholders will receive shares of OceanFirst common stock for each share of Central Jersey common stock exchanged in the merger. OceanFirst anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of OceanFirst following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of OceanFirst would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

	OceanFirst Historical	Central Jersey Historical	Pro Forma Combined (1)(2)	Per Equivalent Central Jersey Share
Book value per common share:
At March 31, 2009	$9.78	$7.82	$10.14	$5.07

Tangible book value per common share:
At March 31, 2009	$9.78	$4.68	$8.98	$4.49

Cash dividends declared per share:
Three months ended March 31, 2009	$.20	$—	$.20	$.10
Year ended December 31, 2008	.80	—	.80	.40

Diluted net income per share:
Three months ended March 31, 2009	$.30	$.01	$.01	$.00
Year ended December 31, 2008	1.26	.30	.82	.41

(1)	Pro forma dividends per share represent OceanFirst’s historical dividends per share.

(2)	The pro forma combined book value per share of OceanFirst common stock is based upon the pro forma combined common stockholders’ equity for OceanFirst and Central Jersey divided by total pro forma common shares of the combined entities.

MARKET PRICE AND DIVIDEND INFORMATION

OceanFirst common stock is listed on The NASDAQ Global Select Market under the symbol OCFC. Central Jersey common stock is listed on The NASDAQ Global Market under the symbol CJBK. The following table lists the high and low prices per share for OceanFirst common stock and Central Jersey common stock and the cash dividends declared by each company for the periods indicated. Please note that the information set forth below reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions, and the information for Central Jersey has been adjusted to reflect the 5% stock dividends paid on July 1, 2008 and July 2, 2007.

	OceanFirst Common Stock			Central Jersey Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
September 30, 2009 (through August 5, 2009)	$12.62	$10.76	$0.20	$5.90	$5.27	$—
June 30, 2009	14.23	10.55	0.20	6.70	4.90	—
March 31, 2009	16.92	7.29	0.20	7.50	4.62	—

December 31, 2008	18.12	12.53	0.20	7.44	5.40	—
September 30, 2008	21.99	17.19	0.20	8.00	6.62	—
June 30, 2008	20.77	16.39	0.20	8.74	7.66	—
March 31, 2008	17.60	14.67	0.20	8.38	7.35	—

December 31, 2007	17.72	14.95	0.20	8.51	6.98	—
September 30, 2007	18.30	14.67	0.20	9.09	7.42	—
June 30, 2007	18.44	16.82	0.20	11.30	8.49	—
March 31, 2007	23.29	17.23	0.20	11.04	8.70	—

OceanFirst

You should obtain current market quotations for OceanFirst common stock, as the market price of OceanFirst common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of August 5, 2009, there were approximately 3,145 holders of record of OceanFirst common stock. As of August 5, 2009, there were approximately 628 holders of record of Central Jersey common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of OceanFirst’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of OceanFirst, applicable state law and government regulations and other factors deemed relevant by OceanFirst’s board of directors.

The following table sets forth information as of July 22, 2009, and on a pro forma basis assuming the consummation of the merger of Central Jersey with and into OceanFirst, the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of OceanFirst common stock, by (1) each person or group of persons known by OceanFirst to be the beneficial owner of greater than 5% of OceanFirst’s outstanding common stock, (2) each director of OceanFirst, and (3) all directors and executive officers of OceanFirst as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Also included in the number of shares owned are shares which may be acquired within 60 days of July 22, 2009 through the exercise of options.

Name	Total Number of Shares of OceanFirst Beneficially Owned	Percent of OceanFirst Common Stock Outstanding	Pro Forma Total Number of Shares of OceanFirst Beneficially Owned	Pro Forma Percent of OceanFirst Common Stock Outstanding (1)
5% Owners
OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) and Matching Contribution ESOP	1,941,012	15.70%	1,941,012	11.38%

OceanFirst Foundation	1,419,593	11.48%	1,419,593	8.32%

Directors
Joseph J. Burke	12,946.10%		12,946.08%
Angelo Catania	9,615.08%		9,615.06%
John W. Chadwick	32,639.26%		32,639.19%
Carl Feltz, Jr.	117,595.95%		117,595.69%
John R. Garbarino	896,349	7.03%	896,349	5.14%
Donald E. McLaughlin	86,675.70%		86,675.51%
Diane F. Rhine	68,780.55%		68,780.40%
John E. Walsh	79,022.64%		79,022.46%

All directors and senior executive officers as a group (12 persons)	1,866,073	14.17%	1,866,073	10.45%

(1)	Based on the 12,371,768 shares of OceanFirst common stock outstanding on July 22, 2009, and the 4,694,805 shares of OceanFirst common stock estimated to be issued to the shareholders of Central Jersey as a result of the merger.

Central Jersey

As of August 5, 2009, the following were market makers for Central Jersey’s common stock: UBS Securities LLC; Citadel Derivatives Group LLC; Susquehanna Capital Group; Sandler O’Neill; Knight Equity Markets, L.P.; Keefe, Bruyette & Woods; Sterne, Agee & Leach, Inc.; NASDAQ Execution Services LLC; Stifel Nicolaus & Co.; Int’l Securities Exchange; Hudson Securities, Inc.; Susquehanna Financial Group; and Domestic Securities, Inc.

As of August 5, 2009, the approximate number of registered holders of Central Jersey’s common stock was 628.

Central Jersey has not paid any cash dividends on its common stock and does not presently intend to declare or pay cash dividends. Central Jersey’s dividend policy is subject to certain regulatory considerations and the discretion of its board of directors and depends upon a number of factors, including operating results, financial condition and general business conditions. Holders of Central Jersey common stock are entitled to receive dividends as, if and when declared by Central Jersey’s board of directors out of funds legally available therefore, subject to the restrictions set forth under the Federal Bank Holding Company Act. Subject to the provisions of the

Capital Purchase Program under the TARP, Central Jersey may pay cash dividends without regulatory approval if net income available to common shareholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition.

For so long as any shares of Central Jersey’s series A preferred stock are outstanding, Central Jersey is not permitted to declare or pay cash dividends on its common stock unless all dividends on the shares of series A preferred stock have been paid in-full. Further, unless the shares of series A preferred stock are redeemed or fully transferred to third parties, Central Jersey is prohibited from increasing its common stock dividends without prior approval of the U.S. Department of the Treasury until December 23, 2011, which is the third anniversary of the investment by the U.S. Department of the Treasury in Central Jersey.

The following table sets forth the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of OceanFirst common stock as of July 22, 2009 and on a pro forma basis assuming the consummation of the merger of Central Jersey with and into OceanFirst, by (1) each Central Jersey shareholder or group of Central Jersey shareholders known by Central Jersey to be the beneficial owner of greater than 5% of Central Jersey’s outstanding common stock, (2) each director of Central Jersey, and (3) all directors and executive officers of Central Jersey as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Name	Total Number of OceanFirst Shares Beneficially Owned	Percent of OceanFirst Common Stock Outstanding	Pro Forma Total Number of Shares of OceanFirst Beneficially Owned (1)		Pro Forma Percent of OceanFirst Common Stock Outstanding (2)
5% Owners
Linda Brockriede (3)	0	—	234,695		1.38%

Directors
James G. Aaron, Esq.	0	—	108,521		0.64%
Mark R. Aikins, Esq.	0	—	41,147		0.24%
John A. Brockriede (3)	0	—	234,695		1.38%
George S. Callas	0	—	68,632		0.40%
Paul A. Larson, Jr.	0	—	31,133		0.18%
John F. McCann	0	—	83,336		0.49%
Carmen M. Penta, CPA	544	*	36,810		0.22%
Mark G. Solow	0	—	75,684		0.44%
James. S. Vaccaro	0	—	49,981		0.29%
Robert S. Vuono	0	—	24,831		0.15%

All directors and senior executive officers as a group (11 persons)	544	*	768,051	(4)	4.50%

*	Indicates less than one-hundredth of 1%

(1)	The number of shares of OceanFirst common stock that each beneficial owner will receive at the closing of the merger with respect to options to acquire shares of Central Jersey common stock is dependent upon the closing price of Central Jersey’s common stock on the last trading day before the closing relative to the exercise prices of the options held by him or her. For the purpose of this calculation, we have assumed a share price of $5.30 per share for Central Jersey’s common stock, which is the closing price of Central Jersey’s common stock on July 22, 2009. As a result, share numbers are estimates and are subject to change based on the closing price of Central Jersey’s common stock on the last trading day before the closing of the merger.

(2)	Based on the 12,371,768 shares of OceanFirst common stock outstanding on July 22, 2009, and the 4,694,805 shares of OceanFirst common stock estimated to be issued to the shareholders of Central Jersey as a result of the merger.

(3)	John A. Brockriede and Linda Brockriede are husband and wife and together beneficially own a total of 494,813 shares of Central Jersey common stock, which represents 5.42% of Central Jersey’s outstanding common stock.

(4)	Includes 13,281 shares beneficially owned by Anthony Giordano, III. Mr. Giordano is the Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Central Jersey.

SPECIAL MEETING OF CENTRAL JERSEY SHAREHOLDERS

Date, Place, Time and Purpose

Central Jersey’s board of directors is sending you this document to request that you allow your shares of Central Jersey common stock to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Central Jersey board of directors will ask you to vote your shares on a proposal to approve the merger agreement. You also will be asked to vote your shares on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. The special meeting will be held at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey, at 9:00 a.m., Eastern time, on October 1, 2009.

Who Can Vote at the Meeting

You are entitled to vote if the records of Central Jersey showed that you held shares of Central Jersey common stock as of the close of business on August 5, 2009. As of the close of business on that date, a total of 9,143,103 shares of Central Jersey common stock were outstanding. Each share of Central Jersey common stock has one vote. If you are a beneficial owner of shares of Central Jersey common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Central Jersey common stock entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a Quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a Quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Central Jersey common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote by holders of a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting; provided that a Quorum is established at the special meeting. Broker non-votes and failure to return a properly executed proxy card or to vote in person will not be counted as a vote for or against the proposal to approve the merger agreement. Abstentions from voting will have the same effect as voting against the proposal to approve the merger agreement.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Central Jersey Officers and Directors and by OceanFirst

As of August 5, 2009, directors and executive officers of Central Jersey beneficially owned 1,416,774 shares of Central Jersey common stock, not including shares that may be acquired upon the exercise of stock options. This equals 15.5% of the outstanding shares of Central Jersey common stock. As of the same date, OceanFirst and its subsidiaries and their directors and executive officers owned 0 shares of Central Jersey common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Central Jersey recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Central Jersey shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares of Central Jersey common stock will be voted as you have directed. You may vote for, against, or abstain with respect to the proposal to approve the merger agreement and the proposal to adjourn the special meeting. If you are the record holder of your shares of Central Jersey common stock and submit your proxy without specifying a voting instruction, your shares of Central Jersey common stock will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. Central Jersey’s board of directors recommends a vote “FOR” the proposal to approve the merger agreement and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Central Jersey a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Central Jersey Bancorp

Robert S. Vuono, Secretary

1903 Highway 35

Oakhurst, New Jersey 07755

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of Central Jersey common stock. Central Jersey does not know of any other matters to be presented at the special meeting.

Solicitation of Proxies

Central Jersey will pay for this proxy solicitation. In addition to soliciting proxies by mail, Georgeson, Inc., a proxy solicitation firm, will assist Central Jersey in soliciting proxies for the special meeting. Central Jersey will pay $5,000 for these services. Central Jersey will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Central Jersey may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

SPECIAL MEETING OF OCEANFIRST SHAREHOLDERS

Date, Place, Time and Purpose

OceanFirst’s board of directors is sending you this document to request that you allow your shares of OceanFirst common stock to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the OceanFirst board of directors will ask you to vote your shares on a proposal to approve the merger agreement. You also will be asked to vote your shares on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. The special meeting will be held at Crystal Point Yacht Club, 3900 River Road, Point Pleasant, New Jersey, at 11:00 a.m., Eastern time, on October 1, 2009.

Who Can Vote at the Meeting

You are entitled to vote if the records of OceanFirst showed that you held shares of OceanFirst common stock as of the close of business on August 5, 2009. As of the close of business on that date, a total of 12,371,768 shares of OceanFirst common stock were outstanding. Each share of OceanFirst common stock has one vote. If you are a beneficial owner of shares of OceanFirst common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of OceanFirst common stock entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of OceanFirst common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of a majority of the outstanding shares of OceanFirst common stock entitled to vote at the special meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the proposal to approve the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the proposal to approve the merger agreement.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by OceanFirst Officers and Directors and by Central Jersey

As of August 5, 2009, directors and executive officers of OceanFirst beneficially owned 1,067,610 shares of OceanFirst common stock, not including shares that may be acquired upon the exercise of stock options. This equals 8.63% of the outstanding shares of OceanFirst common stock. As of the same date, Central Jersey and its subsidiaries and their directors and executive officers owned 544 shares of OceanFirst common stock. This equals less than 0.01% of the total outstanding shares of OceanFirst common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, OceanFirst recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

OceanFirst shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares of OceanFirst common stock will be voted as you have directed. You may vote for, against, or abstain with respect to the proposal to approve the merger agreement and the proposal to adjourn the special meeting. If you are the record holder of your shares of OceanFirst common stock and submit your proxy without specifying a voting instruction, your shares of OceanFirst common stock will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. OceanFirst’s board of directors recommends a vote “FOR” the proposal to approve the merger agreement and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of OceanFirst a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

OceanFirst Financial Corp.

John K. Kelly, Secretary

975 Hooper Avenue

Toms River, NJ 08754

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of OceanFirst common stock. OceanFirst does not know of any other matters to be presented at the special meeting.

Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

If you participate in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”), or the OceanFirst Bank Retirement Plan, (the “401(k) Plan”), you will receive a voting instruction form for each plan that reflects all shares you may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of the OceanFirst common stock allocated to his or her account. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of OceanFirst common stock in the plan credited to his or her account. The deadline for returning your voting instructions to each plan’s trustee is September 25, 2009.

Solicitation of Proxies

OceanFirst will pay for this proxy solicitation. In addition to soliciting proxies by mail, Georgeson, Inc., a proxy solicitation firm, will assist OceanFirst in soliciting proxies for the special meeting. OceanFirst will pay $9,000 for these services. OceanFirst will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of OceanFirst may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

RIGHTS OF DISSENTING SHAREHOLDERS

The following summary of Sections 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act does not purport to be complete and is qualified in its entirety by reference to Appendix D hereto, which contains the complete text of those sections:

General. Central Jersey is a New Jersey corporation subject to the New Jersey Business Corporation Act. Section 14A:11-1 of the New Jersey Business Corporation Act provides that holders of Central Jersey common stock have the right to dissent from the merger and receive the fair value of their shares of Central Jersey common stock as determined in accordance with the provisions of Sections 14A:11-1 through 14A11-11 of the New Jersey Business Corporation Act.

A Central Jersey shareholder may dissent from the merger and demand the fair value of his, her or its shares of Central Jersey common stock, provided that the Central Jersey shareholder sends written notice to Central Jersey of his, her or its dissent and demand for payment of the fair value of his, her or its shares, and does not vote for the approval of the merger proposal. If the merger is not consummated for any reason, the demand by a Central Jersey shareholder for the fair value of his, her or its shares of Central Jersey common stock will terminate and be of no effect.

Notice of Dissent. A shareholder wishing to exercise his, her or its right to dissent from the merger must file with the Secretary of Central Jersey, a written notice of dissent stating that such shareholder intends to demand payment for his, her or its shares of Central Jersey common stock if the merger is completed. This objection to the merger must be received by the Secretary of Central Jersey, 1903 Highway 35, Oakhurst, New Jersey 07755, before the vote on the merger proposed is taken at the Central Jersey special meeting. Voting against the merger proposal, by proxy or otherwise, is not sufficient to enable a Central Jersey shareholder to perfect the rights of a dissenting shareholder. However, any shareholder who files the required notice of dissent and votes in favor of the merger proposal, whether in person or by proxy (including those shareholders who return the enclosed proxy card executed but without a designation as to the vote on the merger proposal) will be deemed to have waived the right to qualify as a dissenter.

Written Demand. Within ten days after the effective date of the merger, OceanFirst, as the surviving corporation, will give written notice of the effective date of the consummation of the merger by certified mail to each shareholder who filed written notice of dissent and who did not vote in favor of the merger. A dissenting shareholder who filed a timely written objection and did not vote in favor of the merger, must within twenty days of the mailing of such notice, make written demand on OceanFirst for payment of the fair value of his, her or its shares.

Delivery of Shares for Notation. Within twenty days of demanding payment for his, her or its shares, a dissenting shareholder must submit the certificate(s) representing his, her or its shares of Central Jersey common stock to OceanFirst for notation thereon that a demand for payment has been made, after which the certificate(s) will be returned to the shareholder. If those shares are transferred, each new certificate issued for such shares shall bear similar notation, and the transferee shall acquire the rights the dissenting shareholder had. If the shareholder does not submit the stock certificate(s) for notation, OceanFirst may elect to terminate the shareholder’s status as a dissenting shareholder.

Unless a Central Jersey shareholder files a written notice of dissent prior to the vote on the merger and also makes demand for the payment of the fair value of such shares within the applicable time period, the shareholder will be conclusively presumed to have consented to the merger and will be bound by the terms of the merger. Purchasers of shares of Central Jersey common stock as to which dissenters’ rights have been exercised are bound by that exercise and acquire no rights in Central Jersey other than the rights of a dissenting shareholder.

Termination of Demand. Once made, a demand for payment cannot be withdrawn except with the consent of Central Jersey or, if after the effective date of the merger, OceanFirst. A dissenting shareholder’s right to payment of fair value shall terminate (a) if the merger is abandoned, (b) if the approval of the merger is rescinded, (c) if a court of competent jurisdiction determines that the shareholder is not entitled to payment, (d) the fair value of the shares is not agreed upon by OceanFirst and the dissenting shareholder and an action for the determination of such fair value is not commenced by the dissenting shareholder within a specified time period, (e) the demand is withdrawn with the consent of Central Jersey, or, if after the effective date of the merger, OceanFirst, (f) a court permanently enjoins the merger from being completed, or (g) the dissenting shareholder fails to present his, her or its certificates for notation, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct. Upon withdrawal or upon termination of the right to be paid fair value, such person’s status as a Central Jersey shareholder will be restored retroactively.

Statement of Financial Condition. Not later than ten days after the expiration of the period within which shareholders must make written demand for payment, OceanFirst will deliver to dissenting shareholders a statement of financial condition, a statement of shareholders’ equity, and a statement of income as of and for the latest available date, but dated not more than twelve months prior to such delivery. OceanFirst may include with such statements an offer for payment of a specified price deemed fair value by OceanFirst (the “Offer”).

Demand that OceanFirst Institute Lawsuit. If the fair value of the shares can be agreed upon between OceanFirst and a dissenting shareholder within thirty days after the Offer by OceanFirst is made (the “Negotiation Period”), OceanFirst shall pay the agreed value to that shareholder upon surrender of the certificate(s) representing Central Jersey common stock held by that shareholder. If the shareholder and OceanFirst cannot agree to a fair value during the Negotiation Period, the shareholder may make written demand upon OceanFirst not later than thirty days after the expiration of the Negotiation Period for commencement of a judicial determination of fair value, and OceanFirst would have to commence such determination proceeding within thirty days of such demand. If OceanFirst fails to commence the judicial proceeding within that time, any dissenting shareholder may commence such judicial proceeding in the name of OceanFirst not later than sixty days after such failure.

Under New Jersey law, the costs and expenses of a judicial proceeding shall be determined by the court and shall be apportioned and assessed upon the parties as the court may find equitable.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 14A:11-1 THROUGH 14A:11-11 OF THE NEW JERSEY BUSINESS CORPORATION ACT FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT YOU ONLY WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. NO NOTIFICATION OF THE BEGINNING OR END OF ANY STATUTORY PERIOD WILL BE GIVEN BY OCEANFIRST OR CENTRAL JERSEY TO ANY DISSENTING SHAREHOLDER EXCEPT AS REQUIRED BY LAW. CENTRAL JERSEY SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Central Jersey with and into OceanFirst, with OceanFirst as the surviving entity. Immediately following the merger of Central Jersey with Ocean First, Central Jersey Bank, N.A. will merge with and into OceanFirst Bank, with OceanFirst Bank as the surviving entity.

Background of the Merger

At various times in recent years, the board of directors of Central Jersey, together with its senior management, has reviewed and discussed strategic alternatives that might be available to Central Jersey, including from time to time combining with a larger banking organization, in pursuing its objective of enhancing shareholder value.

On December 12, 2008, Mr. James S. Vaccaro, Chairman, President and Chief Executive Officer of Central Jersey, met with Mr. John R. Garbarino, Chairman, President and Chief Executive Officer of OceanFirst, Mr. Vito R. Nardelli, Chief Operating Officer of OceanFirst and a fourth individual who is a retired prominent banker who remains involved in the financial services industry. The meeting was held to discuss views on the direction, dynamics and potential future of the banking industry, including market challenges and opportunities in the volatile financial services sector. Each of Messrs. Vaccaro, Garbarino and Nardelli are career banking executives who have become acquainted with one another over the years. The meeting was set up by Messrs. Vaccaro and the retired banker. At the meeting, the combination of Central Jersey and OceanFirst was conceptually discussed.

On December 17, 2008, Mr. Garbarino reported to the board of directors of OceanFirst that informal discussions had been had with Mr. Vaccaro regarding a potential combination with Central Jersey and that further formal discussions regarding the possibility of such transaction will occur in early 2009.

Messrs. Vaccaro and Garbarino met again on January 13, 2009 to continue the discussion of financial industry market challenges and opportunities. At that meeting, Messrs. Vaccaro and Garbarino also spoke about the potential advantages of combining Central Jersey and OceanFirst. A potential purchase price, form of consideration or other specifics regarding a possible business combination transaction were not discussed.

At a regularly scheduled monthly board of directors’ meeting held on January 28, 2009, Mr. Vaccaro informed the Central Jersey board of directors of his conversation with Mr. Garbarino on January 13, 2009 regarding a possible combination of Central Jersey and OceanFirst. The Central Jersey board of directors fully endorsed continued active communication between Messrs. Vaccaro and Garbarino.

On February 2, 2009, Mr. Nardelli discussed the potential for a transaction with Central Jersey with the investment banking firm of Keefe, Bruyette & Woods. Mr. Nardelli outlined the discussions held to date and instructed Keefe, Bruyette & Woods to begin an analysis of a potential transaction.

On February 6, 2009, Mr. Vaccaro met with Messrs. Garbarino and Nardelli to continue discussions of the potential advantages of a combination of Central Jersey and OceanFirst. Mr. Vaccaro reported the February 6, 2009 discussions to the Central Jersey board of directors at its regularly scheduled monthly board meeting on February 25, 2009, indicating that a more specific and less conceptual discussion with OceanFirst would be required to determine whether a combination of Central Jersey and OceanFirst would be in the best interests of Central Jersey and its shareholders. The Central Jersey board of directors directed that Sandler O’Neill meet with OceanFirst’s financial advisor, Keefe Bruyette & Woods, to discuss a possible combination of Central Jersey and OceanFirst.

On March 11, 2009, representatives of Sandler O’Neill and Keefe Bruyette & Woods met to discuss a potential combination of Central Jersey and OceanFirst and observed that the then current market conditions were not favorable to a transaction at that time. The representatives of the respective firms recommended, however, that dialogue between representatives of Central Jersey and OceanFirst should continue inasmuch as the organizations were complimentary to each other and a future combination could enhance shareholder value.

Mr. Vaccaro met with Messrs. Garbarino and Nardelli again on March 23, 2009 to discuss further the strategic and operating strengths of their respective organizations and, on a conceptual level, opportunities in the marketplace if the organizations were combined.

The March 23, 2009 discussions were reported by Mr. Vaccaro to the Central Jersey board of directors at its regularly scheduled monthly board meeting on March 25, 2009.

On April 6, 2009, Mr. Vaccaro and Mr. Garbarino met briefly to continue discussions. On April 21, 2009, Mr. Vaccaro again met with Messrs. Garbarino and Nardelli, at which time the relative stock values of Central Jersey and OceanFirst were discussed for the first time among the executives. In addition, Messrs. Vaccaro, Garbarino and Nardelli discussed market metrics as they pertained to recent combination transactions and discussed potential transaction structures and prices in the then-current market. It was decided by the executives that each party’s respective investment banking firm should meet again to discuss potential deal structure and price.

Mr. Vaccaro reported on the ongoing discussions with Messrs. Garbarino and Nardelli to the Central Jersey board of directors at its regularly scheduled meeting on April 22, 2009. The Central Jersey board of directors authorized Mr. Vaccaro to continue discussions with OceanFirst and to negotiate the terms of a combination transaction between Central Jersey and OceanFirst.

Similarly, Mr. Garbarino reported on the ongoing discussions with Mr. Vaccaro to the OceanFirst board of directors at its regularly scheduled meeting on April 22, 2009. Mr. Garbarino reported that various issues had been discussed including potential deal structure, pricing, capital raises and TARP issues. He further advised that a subsequent meeting was planned for April 27, 2009, with the respective investment bankers present to further discuss potential terms. The OceanFirst board of directors authorized Mr. Garbarino to continue discussions with Central Jersey and to negotiate the terms of a combination transaction between Central Jersey and OceanFirst.

On April 27, 2009, Messrs. Vaccaro, Garbarino and Nardelli met, together with representatives of Central Jersey’s and OceanFirst’s respective financial advisors, Sandler O’Neill and Keefe Bruyette & Woods, to discuss a specific range of valuation metrics for a potential merger transaction between Central Jersey and OceanFirst.

Sandler O’Neill received a preliminary term sheet from Keefe Bruyette & Woods outlining the terms of a proposed merger of Central Jersey and OceanFirst on April 29, 2009. The term sheet was updated by Keefe Bruyette & Woods, providing clarity on certain provisions of the initial term sheet, and a revised term sheet was delivered to Sandler O’Neill by Keefe Bruyette & Woods on April 30, 2009. The revisions made to the April 29, 2009 initial term sheet were not substantive but provided additional specificity regarding an exchange ratio that would create a market premium and also the potential role of Mr. Vaccaro with the surviving corporation.

The Central Jersey board of directors held a special meeting on May 6, 2009 to determine whether to pursue a transaction with OceanFirst. Mr. Vaccaro reviewed the substance of his meetings with Messrs. Garbarino and Nardelli, the business strategy of OceanFirst and OceanFirst’s proposal as set forth in its April 30, 2009 term sheet. The board meeting was attended by members of Central Jersey’s senior management, representatives of Giordano, Halleran & Ciesla, P.C., Central Jersey’s legal counsel, and representatives of Sandler O’Neill. The representatives of Giordano, Halleran & Ciesla, P.C. discussed with the Central Jersey board of directors fiduciary duties in reviewing the non-binding proposal made by OceanFirst. Mr. Vaccaro reviewed with the board Central Jersey’s business opportunities and anticipated challenges over the course of at least the next 3 years in the event it were to remain an independent company. As part of the discussion, anticipated earnings per share and market multiples were reviewed. Representatives of Sandler O’Neill described the significant volatility in the financial services sector and discussed with the board financial considerations relating to OceanFirst’s proposal as well as their views on Central Jersey’s potential strategic alternatives and the prospects of a third party having the ability and desire to make a proposal that would be competitive with OceanFirst’s proposal, which was viewed at that time as possible, but not likely. The Central Jersey board of directors considered the advantages and disadvantages of initiating conversations with third parties about a potential business combination transaction and determined, after discussing the matter with Sandler O’Neill, that the likelihood of eliciting a proposal competitive to that of OceanFirst was low and would probably increase the risk of information leaks that could have negative effects on the operations of Central Jersey’s business. The Sandler O’Neill representatives (1) described how the transaction terms proposed by OceanFirst compared to comparable completed transactions and the financial impact of the transaction on OceanFirst on a pro forma basis, and (2) discussed the projected valuation of Central Jersey if it were to remain independent as well as operating efficiencies and synergies that would be attained by OceanFirst as a result of the proposed merger. The Central Jersey board of directors considered, among other things, the immediate economic benefit that would be obtained by the Central Jersey shareholders as a result of the proposed merger, including the liquidity of their investment, the effect on the pro forma earnings and tangible book value and the potential dividends that may be paid on OceanFirst stock. The strong OceanFirst fundamentals, along with incremental liquidity, current stock valuation and historical cash dividend activity, provided the board of directors of Central Jersey comfort that a fixed exchange ratio was in the best interest of its shareholders.

On May 9, 2009, OceanFirst conducted a due diligence review of Central Jersey at Central Jersey’s headquarters. Representatives of OceanFirst completed their due diligence review of Central Jersey on May 13, 2009. On May 18, 2009, Central Jersey conducted a due diligence review of OceanFirst at OceanFirst’s headquarters. Representatives of Central Jersey completed their due diligence review of OceanFirst on May 22, 2009.

On May 20, 2009, Locke, Lord Bissell & Liddell, LLP, legal counsel to OceanFirst, delivered a draft merger agreement to Giordano, Halleran & Ciesla, P.C. Giordano, Halleran & Ciesla, P.C. delivered comments on the draft merger agreement to Locke, Lord, Bissell & Liddell, LLP on May 22, 2009. Thereafter, between May 23, 2009 and May 26, 2009, Central Jersey, OceanFirst and their respective representatives engaged in negotiations of the terms of the merger agreement.

On May 20, 2009, the board of directors of OceanFirst met with representatives of Keefe, Bruyette & Woods to discuss the potential transaction with Central Jersey. Keefe, Bruyette & Woods representatives provided a comprehensive overview of the merger analysis. The representatives provided the board with a general summary of the due diligence which had been performed on Central Jersey by OceanFirst representatives. The representatives reviewed details regarding pro forma branch franchise; financial highlights of Central Jersey; pro forma loan portfolio; pro forma deposit portfolio; financial and market performance of peer groups; and a one year stock price performance of the two companies. The Keefe, Bruyette & Woods representatives provided a detailed transaction overview, which included general assumptions regarding stock price, earnings and EPS impact, mark to market adjustments in the loan portfolio, TARP funds received, pre-tax cost savings, restructuring charges, pre-tax cost of cash and core deposit intangibles. The board discussed the Central Jersey loan portfolio, and noted the additional adjustment of $8.0 million to the loan portfolio, on top of current reserves of $7.2 million. The Keefe, Bruyette & Woods representatives provided an analysis on comparable transactions, both nationwide and in the mid-Atlantic area, and discussed with the board an internal rate of return analysis. The Keefe, Bruyette & Woods representatives advised that Keefe, Bruyette & Woods would be able to issue a fairness opinion based upon the analysis provided to the board. Following the Keefe, Bruyette & Woods presentation, the board met and discussed the proposed transaction’s stock structure, pricing, exchange ratio, impact on capital ratios, termination issues, and the number of OceanFirst board seats to be provided to Central Jersey. A review of Central Jersey executive management took place and Chairman Garbarino noted that it was anticipated that Central Jersey’s Chairman, President and Chief Executive Officer, James S. Vaccaro, would be invited to join OceanFirst’s executive management team. Discussion took place regarding Central Jersey’s TARP position, as well as the impact of the proposed transaction on OceanFirst’s TARP position. The board noted the necessity for transaction approval by Central Jersey and OceanFirst shareholders. The proposed timing for the transaction and coordination with Central Jersey for public disclosure was reviewed. A consensus was reached by the board that it was in OceanFirst’s interest to continue negotiations.

The board of directors of Central Jersey held a special meeting on May 21, 2009 to review and discuss the terms of the proposed merger agreement and to otherwise review updated information from members of senior management on the status of negotiations between Central Jersey and OceanFirst. Members of senior management also reported to the board on the due diligence review being conducted on OceanFirst’s business and prospects. Representatives of Giordano, Halleran & Ciesla, P.C. reviewed in detail the proposed terms of the merger agreement. Mr. Vaccaro also advised the members of the Central Jersey board of directors that between May 6, 2009 and May 21, 2009 representatives of two other companies (Company A and Company B) had contacted him to discuss two separate and distinct strategic alternatives, one of which involved an infusion of capital into Central Jersey and the other of which involved a business combination and privatization transaction. Mr. Vaccaro reported on his discussions with the representatives of Company A and Company B, noting that the strategic alternative proposed by each of them was conceptual in nature and that neither party was prepared to provide more specific terms at that time. The Central Jersey board of directors concluded that neither Company A nor Company B would be in a position to provide more detailed terms of a transaction for the Central Jersey board to evaluate prior to making a determination on the proposed OceanFirst transaction and that the likelihood of either such alternative being more beneficial to Central Jersey’s shareholders than the OceanFirst proposal was very limited, particularly since both had the potential of being dilutive to Central Jersey’s existing shareholders assuming that specific terms could be negotiated and the prospects for completing either of the transactions were very uncertain. OceanFirst was not made aware of the discussions between Mr. Vaccaro and representatives of Company A or Company B.

At 5:00 p.m. on May 26, 2009, the Central Jersey board of directors held a special meeting and reviewed the terms and conditions of the proposed merger. At the meeting, representatives of Giordano, Halleran & Ciesla, P.C. once again reviewed with the directors the fiduciary duties of the members of the board and the proposed terms of the merger agreement, including, among others, termination events and termination fees. The termination fee of $2.4 million was viewed by the Central Jersey board, in consultation with its advisors, as not discouraging a third party from making a proposal superior to that of OceanFirst if it were so inclined. The merger agreement provided for Central Jersey designating two members from its current board of directors for election to the OceanFirst board of directors upon completion of the merger. Such selection would be predicated upon the intended designees meeting the governance qualification criteria of OceanFirst. Specific persons who would serve on the OceanFirst board of directors were not determined at the time that the Central Jersey board of directors voted on the merger agreement. Representatives of Sandler O’Neill separately reviewed with the board its financial analysis of the exchange ratio to be applied to determine the number of shares of OceanFirst common stock to be issued to the holders of Central Jersey common stock. Sandler O’Neill rendered to the Central Jersey board of directors its oral opinion, which was subsequently confirmed in writing, dated May 26, 2009, to the effect that, as of such date, and based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, the exchange ratio was fair, from a financial point of view, to the holders of Central Jersey common stock. Following consideration of (1) the proposed merger agreement and the merger, including the facts and circumstances regarding the alternatives available to Central Jersey and the fact that the transaction would provide immediate economic benefit to Central Jersey’s shareholders and compelling long term value creation for the combined company, and (2) the opinion rendered by Sandler O’Neill, the Central Jersey board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of Central Jersey and its shareholders. Thereafter, with the exception of director John A. Brockriede, the Central Jersey board of directors approved the merger agreement and the merger and resolved to recommend that Central Jersey shareholders vote in favor of the adoption of the merger agreement.

Similarly, at 5:00 p.m. on May 26, 2009, the OceanFirst board of directors held a special meeting to review and discuss the terms and conditions of the proposed merger. Also present at the meeting were members of OceanFirst’s executive management team as well as representatives of Keefe, Bruyette & Woods and a representative of outside counsel Locke Lord Bissell & Liddell LLP. Chairman Garbarino presented to the board for consideration and discussion the merger agreement by and between OceanFirst and Central Jersey and a proposed joint press release regarding same. He noted that the boards of directors of Central Jersey were meeting to consider the merger agreement concurrent with OceanFirst’s board meeting. Chairman Garbarino noted the extensive discussions already conducted on the proposed merger at the board of directors’ meeting of May 20, 2009, at which time a detailed presentation of the proposal was provided by representatives of Keefe, Bruyette & Woods. Chairman Garbarino requested representatives of Keefe, Bruyette & Woods to review updated transaction materials and Keefe, Bruyette & Woods’ fairness opinion on the proposed transaction. The representatives of Keefe, Bruyette & Woods highlighted the strategic benefits of the proposal, including the pro forma branch franchise map. They also reviewed the comparable transactions analysis, summarizing bank transactions announced after January 1, 2007 and the proposed price to book and deposit premium comparison to similar 2008 transactions. They reviewed the contribution analysis and the impact on earnings per share. They reviewed the discounted cash flow and internal rate of return analysis and the impact of share price movements on goodwill. Based upon the its analysis, Keefe, Bruyette & Woods rendered to OceanFirst’s board of directors its oral opinion, which was subsequently confirmed in writing, dated May 26, 2009, to the effect that, as of such date, and based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, the merger consideration was fair, from a financial point of view, to OceanFirst. Representatives of Locke Lord Bissell & Liddell LLP then reviewed the key terms of the proposed merger agreement between OceanFirst and Central Jersey, including the fixed exchange ratio and the provision allowing two directors from Central Jersey to be appointed to OceanFirst’s board. The Locke Lord Bissell & Liddell LLP representative noted that the Central Jersey board candidates would be subject to OceanFirst’s eligibility requirements, corporate governance standards, and age and independence limitations. The Locke Lord Bissell & Liddell LLP representative reviewed the provisions governing the conversion of Central Jersey shares, including options and stock appreciation rights and the terms of voting agreements required to be executed by the directors and executive officers at both institutions. He noted the provisions governing Central Jersey’s executive officers who will resign, except for James S. Vaccaro, current Chairman, President and Chief Executive Officer of Central Jersey, who will become an OceanFirst Executive Vice President and a member of the senior executive management team. Discussion took place on the treatment of Mr. Vaccaro’s current and proposed change-in-control agreement and the cost of providing Central Jersey’s directors and officers with insurance tail coverage. Discussion also took place regarding the impact of the proposed transaction on OceanFirst’s and Central Jersey’s TARP positions. The Locke Lord Bissell & Liddell LLP representative reviewed the merger agreement’s termination provisions, highlighting the provision which allows the Central Jersey Board the fiduciary ability to accept a more favorable offer if one is presented. The OceanFirst board also reviewed the joint draft press release. Following the discussions, the OceanFirst board of directors unanimously approved the merger agreement and the merger and resolved to recommend that OceanFirst shareholders vote in favor of the adoption of the merger agreement.

Over the course of the evening on May 26, 2009, representatives of Locke Lord Bissell & Liddell, LLP and Giordano, Halleran & Ciesla, P.C. finalized the merger agreement and other related documents and the merger agreement was executed by Central Jersey and OceanFirst as of May 26, 2009.

On May 27, 2009, prior to the opening of trading on the NASDAQ Global Market, Central Jersey and OceanFirst issued a joint press release announcing the transaction.

Central Jersey’s Reasons for the Merger and Recommendation of the Board of Directors

Central Jersey’s board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The board determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and fair to, and in the best interest of, Central Jersey and its shareholders. At a meeting held on May 26, 2009, with the exception of director John A. Brockriede, the Central Jersey board of directors approved the merger agreement and the transactions contemplated thereby, including the proposed merger and resolved to recommend to the shareholders of Central Jersey that they vote for the adoption of the merger agreement.

In determining to make its recommendation to the shareholders, the Central Jersey board of directors consulted with Central Jersey’s senior management and its financial advisor and outside legal counsel. The board considered a number of factors and potential benefits and detriments of the merger to Central Jersey and its shareholders. The Central Jersey board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•

Consideration; Historical Market Prices. The value of the shares of OceanFirst to be received by Central Jersey shareholders pursuant to the merger as of May 20, 2009 of $6.54 per share, represented a significant premium over the market prices at which Central Jersey common stock had previously traded, including an approximate premium as follows:

➢	26.7% over the closing price of Central Jersey common stock of $5.16 per share on May 20, 2009; and

➢	15.1% over the average closing price of Central Jersey common stock for one month prior to May 20, 2009.

•

Uncertainty of Future Common Stock Market Price. The Central Jersey board of directors considered Central Jersey’s business, financial condition, operating results, competitive position and prospects, together with current industry, economic and stock and credit market conditions. The board considered Central Jersey’s business plan and the potential execution risks associated with such plan and the effects of the economic downturn on Central Jersey specifically, and the banking industry, generally. The board also considered the risk that the Central Jersey shareholders selling shares of Central Jersey common stock in the open market might receive less than the merger consideration, especially in view of the volatility in the stock market.

•

Participation in Potential Benefits. The benefits of the combined company that may result from the merger, including an enhanced competitive and financial position, and expanded services, products and geographic coverage and the potential to realize significant cost synergies and the fact that since the merger consideration will be paid in OceanFirst stock, Central Jersey shareholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of OceanFirst common stock following the merger should they retain the OceanFirst common stock issuable to them in the merger.

•

Fixed Exchange Ratio. The fact that the stock issuable to Central Jersey shareholders in the merger is a fixed number of shares of OceanFirst common stock, Central Jersey shareholders will have the opportunity to benefit from any increase in the trading price of OceanFirst common stock between the announcement of the merger and the completion of the merger.

•

Absence of Competing Offers. The Central Jersey board of directors believed, after consultation with its financial advisors, that it was unlikely that any strategic purchaser would make a higher offer for Central Jersey based on market conditions. In addition, the strategic alternatives presented by Company A and Company B were conceptual in nature and the likelihood of either alternative being more beneficial to Central Jersey shareholders than the OceanFirst proposal was very limited. The board also considered the fact that if a third party were to make an alternative proposal to Central Jersey, Central Jersey would be able to consider an unsolicited proposal after the execution of the merger agreement and to enter into an agreement with respect to a superior proposal under certain conditions, including the payment of a termination fee to OceanFirst. The Central Jersey board of directors, in consultation with Central Jersey’s financial and legal advisors, believed that the termination fee payable by Central Jersey in such circumstances was at a level consistent with or favorable to termination fees payable in comparable merger transactions and that such fee would not unduly impede the ability of third parties from a superior bid to acquire Central Jersey if such third parties were so inclined.

•

Availability of Dissenters’ Rights. The fact that dissenters’ rights would be available to holders of Central Jersey common stock under New Jersey law. The merger agreement was conditioned upon the holders of no more than 10% of the holders of Central Jersey’s outstanding common stock exercising dissenters’ rights.

•

Financial Advisor’s Opinion. The fact that the Central Jersey board of directors received an opinion, dated May 26, 2009, from Sandler O’Neill as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio, as more fully described under the section captioned “Opinion of Central Jersey’s Financial Advisor” beginning on page 44.

The Central Jersey board of directors also considered certain potentially negative factors in its review and evaluation of the merger, including the following:

•

Fixed Exchange Ratio. Because the merger consideration is a function of a fixed exchange ratio of shares of OceanFirst common stock to Central Jersey common stock, Central Jersey shareholders could be adversely affected by a decrease in the trading price of OceanFirst common stock during the pendency of the merger, and the fact that the merger agreement does not provide Central Jersey with a price based termination right or other similar protection. The board determined that the fixed exchange ratio was appropriate and the risk acceptable in view of its review of the relative intrinsic values and financial performance of OceanFirst and Central Jersey.

•

Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risks associated with the integration of OceanFirst and Central Jersey.

•

Risks of Non-Completion. The possibility that the merger might not be completed as a result of the failure of Central Jersey’s or OceanFirst’s shareholders to approve the merger agreement or otherwise, and the effect that a public announcement of termination of the merger agreement may have on the trading price of Central Jersey’s common stock and its operating results, especially because of the costs incurred in connection with the transaction.

•

Possible Adverse Effect on Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Central Jersey must pay to OceanFirst a break up fee of $2.4 million if the merger agreement is terminated under certain circumstances may discourage other parties potentially interested in an acquisition, or combination with, Central Jersey from pursuing that opportunity.

•

Potential Disruption of the Business and Costs and Expenses. The potential disruption to Central Jersey’s business that may result from the merger, the potential distraction of the attention of Central Jersey’s management and potential attrition of Central Jersey employees, together with the costs and expenses associated with completing the merger.

•	Other Risks. The risks described in the section captioned “Risk Factors” beginning on page 7.

The Central Jersey board of directors determined that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected the Central Jersey shareholders would achieve as a result of the merger, including the belief of the Central Jersey board of directors that the proposed merger would maximize the immediate value of Central Jersey’s shareholders’ shares and eliminate the risks and uncertainty affecting the future prospects of Central Jersey including the potential risks of executing its business plan. Accordingly, the Central Jersey board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Central Jersey and its shareholders.

Further, the Central Jersey board of directors considered the interests that Central Jersey’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as shareholders of Central Jersey generally, as described in the section captioned “Interests of Certain Persons in the Merger” beginning on page 66.

Central Jersey believes that the foregoing includes a discussion of all material factors considered by the Central Jersey board of directors in connection with the proposed merger with OceanFirst. The board did not quantify or otherwise assign relative or specific weight or values to any of these factors. Instead, the Central Jersey board of directors considered its approval and recommendation as being based on an overall analysis of all of the factors considered. The individual directors may have assigned different weight to different factors. After careful consideration of all of this information, the Central Jersey board of directors approved the merger agreement and the merger, and recommended that Central Jersey shareholders adopt the agreement.

The above explanation of Central Jersey’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read taking into account the factors described under the section captioned “Caution About Forward-Looking Statements” beginning on page 16.

Opinion of Central Jersey’s Financial Advisor

Opinion of Sandler O’Neill + Partners, L.P. By letter dated January 29, 2007, Central Jersey retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Central Jersey in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on May 26, 2009. At the May 26, 2009 meeting at which Central Jersey’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the exchange ratio was fair to the holders of Central Jersey common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Central Jersey’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Central Jersey board and is directed only to the fairness of the exchange ratio to the holders of Central Jersey common stock from a financial point of view. It does not address the underlying business decision of Central Jersey to engage in the merger or any other aspect of the merger and is not a recommendation to any Central Jersey shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its May 26, 2009 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Central Jersey that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of OceanFirst that Sandler O’Neill deemed relevant;

(4)	internal financial projections for Central Jersey for the years ending December 31, 2009 through 2012 as discussed with senior management of Central Jersey;

(5)	publicly available consensus earnings estimates for OceanFirst for the years ending December 31, 2009 and 2010 as discussed with senior management of OceanFirst;

(6)	the pro forma financial impact of the Merger on OceanFirst, based on assumptions relating to transaction expenses, acquisition accounting adjustments and cost savings determined by the senior management of OceanFirst;

(7)	the publicly reported historical price and trading activity for Central Jersey’s and OceanFirst’s common stock, including a comparison of certain financial and stock market information for Central Jersey and OceanFirst and similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Central Jersey the business, financial condition, results of operations and prospects of Central Jersey and held similar discussions with certain members of senior management of OceanFirst regarding the business, financial condition, results of operations and prospects of OceanFirst.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by Central Jersey or OceanFirst or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and has assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of the management of each of Central Jersey and OceanFirst that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Central Jersey or OceanFirst or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Central Jersey or OceanFirst nor has Sandler O’Neill reviewed any individual credit files relating to Central Jersey or OceanFirst. Sandler O’Neill assumed, with Central Jersey’s consent, that the respective allowances for loan losses for both Central Jersey and OceanFirst were adequate to cover such losses.

The internal financial projections as provided by senior management of Central Jersey and the publicly available earnings estimates for OceanFirst were discussed with Central Jersey and OceanFirst senior managements, respectively, and each confirmed to Sandler O’Neill that those projections and estimates reflected the best currently available estimates and judgments of the future financial performance of Central Jersey and OceanFirst, respectively. All projections of transaction costs, acquisition accounting adjustments and expected cost savings related to the merger were provided by senior management of OceanFirst and such senior management confirmed to Sandler O’Neill that those projections reflected to best currently available estimates and judgments of such senior management. Sandler O’Neill assumed that the financial performances reflected in all budgets, estimates and projections used by it in its analyses would be achieved. Sandler O’Neill expressed no opinion as to such budgets, estimates or projections or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Central Jersey or OceanFirst since the date of the last financial statements made available to them and that Central Jersey and OceanFirst will remain as going concerns for all periods relevant to the analyses.

With respect to the merger agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, Sandler O’Neill did not provide any legal, accounting or tax advice relating to the merger agreement and the other transactions contemplated by the agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill expressed no opinion as to what the value of OceanFirst’s common stock will be when issued to Central Jersey’s shareholders pursuant to the agreement or the prices at which the common stock of Central Jersey or OceanFirst may trade at any time. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In rendering its May 26, 2009 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Central Jersey or OceanFirst and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Central Jersey and OceanFirst and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Central Jersey, OceanFirst and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Central Jersey’s board at the board’s May 26, 2009 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Central Jersey or OceanFirst common stock or the prices at which Central Jersey or OceanFirst common stock may be sold at any time. The combined analysis of Sandler O’Neill and the opinions provided by each were among a number of factors taken into consideration by Central Jersey’s board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Central Jersey’s board or management with respect to the fairness of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to Central Jersey’s board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, Sandler O’Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Using a fixed exchange ratio of 0.500 shares of OceanFirst common stock for each share of Central Jersey common stock and based upon the May 22, 2009 closing price of OceanFirst’s stock of $13.00, Sandler O’Neill calculated a $6.50 price per share for the exchange of all of Central Jersey’s shares into shares of OceanFirst in the merger. Based upon per share financial information for Central Jersey for the twelve months ended March 31, 2009, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value/Last Twelve Months’ Net Income	26.0	x
Transaction Value/Estimated 2009 Net Income (1)	65.2	x
Transaction Value/Book Value	82%
Transaction Value/Tangible Book Value	136%
Tangible Book Premium/ Core Deposits (2)	5.0%
Premium over Current Market Price	20.6%

(1)	Assuming an internal Central Jersey estimate of $0.10 EPS for 2009

(2)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.

Sandler O’Neill calculated the aggregate transaction value to be approximately $61 million, based upon the offer price per share of $6.50, 9,027,282 shares outstanding, 1,289,948 options outstanding at a weighted average exercise price of $4.71 and 268,621 TARP warrants outstanding at a weighted average exercise price of $6.31.

Comparable Company Analysis. Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Central Jersey and OceanFirst.

Central Jersey. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Central Jersey and a group of financial institutions selected by Sandler O’Neill. The Central Jersey peer group consisted of the following publicly traded commercial banks headquartered in New Jersey with total assets between $250 million and $1.0 billion:

1st Constitution Bancorp	Parke Bancorp, Inc.
Bancorp of New Jersey, Inc.	Somerset Hills Bancorp
BCB Bancorp, Inc.	Sterling Banks, Inc.
Community Bank of Bergen County	Stewardship Financial Corporation
Community Partners Bancorp	Sussex Bancorp
Hopewell Valley Community Bank	Unity Bancorp, Inc.

The analysis compared publicly available financial information for Central Jersey and the high, low, mean, and median financial and market trading data for the Central Jersey peer group as of and for the twelve months ended March 31, 2009. The table below sets forth the data for Central Jersey as of and for the twelve months ended March 31, 2009 and the median data for Central Jersey’s peer group as of and for the twelve months ended March 31, 2009, with pricing data as of May 22, 2009.

Comparable Group Analysis

Central Jersey	Comparable Group Median Result
Total Assets (in millions)	$576	$534
Tangible Equity / Tangible Assets	9.78%	8.60%
Tangible Common Equity / Tangible Assets	7.90%	7.81%
Return on Average Assets	0.47%	0.53%
Return on Average Equity	3.6%	4.8%
Most Recent Quarter Net Interest Margin	3.21%	3.32%
Most Recent Quarter Efficiency Ratio	77.3%	73.4%
Reserves / Gross Loans	1.98%	1.32%
Nonperforming Assets / Total Assets	0.80%	1.61%
Price / Tangible Book Value	113%	63%
Price / Last Twelve Months’ Earnings per Share	21.6	x	17.6	x
Market Capitalization (in millions)	$49	$27

OceanFirst. OceanFirst’s peer group consisted of the following publicly traded thrifts headquartered in the Mid-Atlantic with total assets between $1.0 billion and $7.0 billion:

Abington Bancorp, Inc.	Flushing Financial Corporation
Beacon Federal Bancorp, Inc.	Parkvale Financial Corporation
Cape Bancorp, Inc.	Provident Financial Services, Inc.
Dime Community Bancshares, Inc.	Provident New York Bancorp
ESB Financial Corporation	TrustCo Bank Corp NY
ESSA Bancorp, Inc.	WSFS Financial Corporation

The analysis compared publicly available financial and market trading information for OceanFirst and the high, low, mean, and median data for OceanFirst’s peer group as of and for the twelve months ended March 31, 2009. The table below sets forth the data for OceanFirst and the median data for the OceanFirst peer group as of and for the twelve months ended March 31, 2009, with pricing data as of May 22, 2009.

Comparable Group Analysis

	OceanFirst		Comparable Group Median Result
Total Assets (in millions)	$1,914		$2,468
Tangible Equity / Tangible Assets	8.27%		7.84%
Tangible Common Equity / Tangible Assets	6.32%		7.57%
Return on Average Assets	0.78%		0.60%
Return on Average Equity	11.3%		7.3%
Most Recent Quarter Net Interest Margin	3.45%		2.82%
Most Recent Quarter Efficiency Ratio	62.5%		61.6%
Reserves / Gross Loans	0.72%		1.30%
Nonperforming Assets / Total Assets	1.11%		1.19%
Price / Tangible Book Value	133%		102%
Price / Last Twelve Months’ Earnings per Share	10.7	x	13.2	x
Price / Estimated 2009 Earnings per Share (1)	11.8	x	17.5	x
Price / Estimated 2010 Earnings per Share (1)	10.8	x	18.3	x
Market Capitalization (in millions)	$161		$180

(1)	Based on publicly available consensus estimates outstanding

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices and volume of Central Jersey common stock for the three-year period ended May 22, 2009. Sandler O’Neill then compared the relationship between the movements in the price of Central Jersey common stock against the movements in the prices of the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the performance of a composite peer group—a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. Sandler O’Neill also compared the relationship between the movements in the prices of OceanFirst common stock to movements in the prices of the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index, and the performance of a composite peer group—a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. The composition of the peer group for Central Jersey is discussed under the relevant section under “Comparable Group Analysis” above. The composition of the peer group for OceanFirst is discussed under the relevant section under “Comparable Group Analysis” above.

During the three-year period ended May 22, 2009, Central Jersey common stock outperformed the various indices and the peer group to which it was compared, with the exception of the S&P 500 Index.

Central Jersey’s Three-Year Stock Performance

	Beginning Index Value May 22, 2006	Ending Index Value May 22, 2009
Central Jersey	100.00%	63.7%
Selected Peer Group (1)	100.00	42.5
NASDAQ Bank Index	100.00	48.6
S&P Bank Index	100.00	28.1
S&P 500 Index	100.00	70.3

(1)	Refers to the peer group outlined in the Comparable Group Analysis section above.

During the three-year period ended May 22, 2009, OceanFirst common stock underperformed the peer group to which it was compared as well as the S&P 500 Index, while it outperformed the other indices to which it was compared.

OceanFirst’s Three-Year Stock Performance

	Beginning Index Value May 22, 2006	Ending Index Value May 22, 2009
OceanFirst	100.00%	58.2%
Selected Peer Group (1)	100.00	59.2
NASDAQ Bank Index	100.00	48.6
S&P Bank Index	100.00	28.1
S&P 500 Index	100.00	70.3

(1)	Refers to the peer group outlined in the Comparable Group Analysis section above.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 18 merger transactions announced nationwide from June 30, 2008 through May 22, 2009 involving community banks as acquired institutions with announced transaction values greater than $15 million and less than $100 million. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and then computed high, low, mean and median multiples and premiums for the transactions. The median multiples were applied to Central Jersey’s financial information as of and for the twelve months ended March 31, 2009. As illustrated in the following table, Sandler O’Neill derived an imputed range of values for a share of Central Jersey common stock of $5.57 to $9.26 based upon the median multiples for the nationwide transactions. For the merger, Sandler O’Neill calculated an actual transaction value of $6.50 per share.

Transaction Multiples

	Nationwide
	Median Multiple		Implied Value
Price per Share / Last twelve months’ Earnings per Share	22.8	x	$5.71
Price per Share / Book Value	117%		$9.26
Price per Share / Tangible Book Value	117%		$5.63
Core Deposit Premium (1)	1.8%		$5.57
Market Premium	42.9%		$7.70

(1)	Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of Central Jersey common stock under various circumstances. In the analysis, Sandler O’Neill assumed Central Jersey performed in accordance with the internal financial projections for the years ending December 31, 2009 through 2012 as discussed with senior management of Central Jersey. To approximate the terminal value of Central Jersey common stock at December 31, 2012, Sandler O’Neill applied price to last twelve months’ earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 50% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Central Jersey’s common stock.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for Central Jersey common stock of $2.40 to $4.99 when applying the price/earnings multiples to the matched budget and $1.87 to $6.48 when applying multiples of tangible book value to the matched budget.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
9.00%	$2.77	$3.33	$3.88	$4.44	$4.99
10.00%	$2.67	$3.21	$3.74	$4.28	$4.81
11.00%	$2.58	$3.09	$3.61	$4.13	$4.64
12.00%	$2.49	$2.98	$3.48	$3.98	$4.48
13.00%	$2.40	$2.88	$3.36	$3.84	$4.32

Tangible Book Value Per Share Multiples

Discount Rate	50%	75%	100%	125%	150%
9.00%	$2.16	$3.24	$4.32	$5.40	$6.48
10.00%	$2.08	$3.12	$4.17	$5.21	$6.25
11.00%	$2.01	$3.01	$4.02	$5.02	$6.03
12.00%	$1.94	$2.91	$3.88	$4.85	$5.82
13.00%	$1.87	$2.81	$3.74	$4.68	$5.61

Sandler O’Neill also performed an analysis that estimated the net present value per share of OceanFirst common stock under various circumstances. In the analysis, Sandler O’Neill assumed OceanFirst performed in accordance with the publicly available consensus earnings estimates for OceanFirst for the years ending December 31, 2009 and 2010 as discussed with senior management of OceanFirst. To approximate the terminal value of OceanFirst common stock at December 31, 2012, Sandler O’Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 75% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of OceanFirst common stock.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for OceanFirst common stock of $11.23 to $20.92 when applying the price/earnings multiples and $7.91 to $17.38 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
9.00%	$12.81	$14.84	$16.87	$18.90	$20.92
10.00%	$12.39	$14.34	$16.30	$18.26	$20.21
11.00%	$11.98	$13.87	$15.76	$17.64	$19.53
12.00%	$11.60	$13.42	$15.24	$17.06	$18.88
13.00%	$11.23	$12.99	$14.74	$16.50	$18.26

Tangible Book Value Per Share Multiples

Discount Rate	75%	100%	125%	150%	175%
9.00%	$8.97	$11.07	$13.17	$15.28	$17.38
10.00%	$8.69	$10.71	$12.74	$14.77	$16.79
11.00%	$8.41	$10.37	$12.32	$14.28	$16.23
12.00%	$8.15	$10.04	$11.93	$13.81	$15.70
13.00%	$7.91	$9.73	$11.55	$13.37	$15.19

In connection with its analyses, Sandler O’Neill considered and discussed with the Central Jersey board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the 4th quarter of 2009; (2) the deal value per share is equal to a $6.50 per Central Jersey share; (3) Central Jersey performed in accordance with internal financial projections for Central Jersey for the years ending December 31, 2009 through 2012 as discussed with senior management of Central Jersey; and (4) OceanFirst performed in accordance with publicly available consensus earnings estimates for OceanFirst for the years ending December 31, 2009 and 2010 as discussed with senior management of OceanFirst. The analyses indicated that for the year ending December 31, 2010, excluding projected transaction expenses, the merger would be accretive to OceanFirst’s projected earnings per share and, at December 31, 2009, the merger would be dilutive to OceanFirst’s tangible book value per share. From the standpoint of a Central Jersey stockholder, for the year ending December 31, 2010, the merger would be accretive to earnings per share and, at December 31, 2009, the merger would be dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous. Central Jersey has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $579,855, of which $150,000 became due when Sandler O’Neill rendered its opinion, and the balance of which is contingent, and payable, upon closing of the merger. Central Jersey has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler O’Neill has, in the past, provided certain investment banking services to both Central Jersey and OceanFirst and has received compensation for such services. In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from, and sell securities to, Central Jersey and OceanFirst and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Central Jersey and/or OceanFirst or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

OceanFirst’s Reasons for the Merger and Recommendation of the Board of Directors

OceanFirst’s board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The board determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and fair to, and in the best interest of, OceanFirst and its shareholders. At a meeting held on May 26, 2009, the OceanFirst board of directors approved the merger agreement and the transactions contemplated thereby, including the proposed merger and resolved to recommend to the shareholders of OceanFirst that they vote for the adoption of the merger agreement.

In determining to make its recommendation to the shareholders, the OceanFirst board of directors consulted with OceanFirst’s senior management and its financial advisor and outside legal counsel. The board considered a number of factors and potential benefits and detriments of the merger to OceanFirst and its shareholders. The OceanFirst board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•

The Central Jersey branch network is one that OceanFirst would seek to replicate as a natural expansion into an adjacent market. The merger will result in OceanFirst’s expansion with branches into the affluent Monmouth County, New Jersey, market. As of December 31, 2008, the median household income for Monmouth County was $83,784, as compared to $60,541 for Ocean County, $72,646 for the State of New Jersey and $54,749 nationally.

•

Familiarity with Central Jersey’s operations and ability to achieve synergies/cost savings. The board considered its understanding of OceanFirst’s business, operations, financial condition, earnings and prospects and of Central Jersey’s business, operations, financial condition, earnings and prospects and the complementary nature of the businesses, market areas and corporate cultures of OceanFirst and Central Jersey. The board viewed these factors in determining the likely cost savings and operating synergies that could be achieved in the merger.

•

Potential benefits of the transaction. The board considered the addition of Central Jersey’s commercial real estate lending capabilities to OceanFirst and the opportunity to bring OceanFirst’s residential lending expertise, as well as trust services, mutual funds and annuity products to customers of Central Jersey. Based on assumed cost savings of 37.5% of Central Jersey’s operating expenses, the merger is expected to be accretive to OceanFirst’s 2010 earnings per share.

•

Current operating environment for financial institutions. The board considered the current and prospective environment in which OceanFirst and Central Jersey operate, including national and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on OceanFirst in light of, and in absence of, the proposed transaction. The board considered the ability of OceanFirst to compete as a larger community bank following the merger.

•

Continued strong capital position. On a pro forma basis, OceanFirst will have tangible, Tier 1 and total risk-based capital ratios of 8.93%, 12.94% and 13.80%, respectively, and will be considered “well capitalized” under regulatory requirements.

•

Favorable transaction metrics. The board reviewed the price to last twelve months earnings, price to book value, price to tangible book value and core deposit premium ratios for the merger as compared to such ratios for other comparable bank transactions in the Mid-Atlantic since January 1, 2008 and January 1, 2007 and found the ratios for the merger with Central Jersey to be favorable;

•

Due diligence findings. The reports of OceanFirst management and the financial presentation by Keefe, Bruyette & Woods to OceanFirst’s board of directors concerning, among other things, the operations, financial condition and prospects of Central Jersey and the expected financial impact of the merger on the combined company, including pro form assets, earnings, deposits and regulatory capital ratios;

•

The merger structure. The review by the OceanFirst board of directors with its management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger, the consideration to be paid to Central Jersey shareholders and the expectation of OceanFirst’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to OceanFirst and Central Jersey shareholders for U.S. federal income tax purposes;

•

Future management. OceanFirst’s management team will remain intact following the merger and OceanFirst and OceanFirst Bank’s boards of directors will be increased to accommodate the addition of two current members of the Central Jersey board of directors. In addition, James S. Vaccaro, the current Chairman, President and Chief Executive Officer of Central Jersey, will be appointed as an Executive Vice President and member of OceanFirst Bank’s senior management team;

•

Fixed Exchange Ratio. The fact that the stock issuable to Central Jersey shareholders in the merger is a fixed number of shares of OceanFirst common stock and therefore the interests of Central Jersey shareholders are aligned with the interests of OceanFirst’s shareholders immediately.

•

Financial Advisor’s Opinion. The OceanFirst board of directors received an opinion, dated May 26, 2009, from Keefe, Bruyette & Woods as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration, as more fully described under the section captioned “Opinion of OceanFirst’s Financial Advisor” beginning on page 54.

The OceanFirst board of directors also considered certain potentially negative factors in its review and evaluation of the merger, including the following:

•

Fixed Exchange Ratio. Because the merger consideration is a function of a fixed exchange ratio of shares of OceanFirst common stock to Central Jersey common stock, the amount paid to Central Jersey shareholders would be increased in the event of an increase in the trading price of OceanFirst common stock during the pendency of the merger. In addition, the merger agreement does not provide OceanFirst with a maximum price based termination right or other similar protection. The board determined that the fixed exchange ratio was appropriate and the risk acceptable in view of its review of the relative intrinsic values and financial performance of OceanFirst and Central Jersey.

•

Mark to market adjustment. The board considered the $15.2 million pre-tax loan mark to market adjustment resulting from the merger, consisting of an $8.0 million adjustment to the Central Jersey loan portfolio in addition to the $7.2 million in current reserves. The Board believes that the negative impact from the mark to market adjustment is offset by the potential accretion to earnings per share, enhanced franchise value, expanded branch network and continued capital strength resulting from the merger.

•

Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risks associated with the integration of OceanFirst and Central Jersey.

•

Risks of Non-Completion. The possibility that the merger might not be completed as a result of the failure of Central Jersey’s or OceanFirst’s shareholders to approve the merger agreement or otherwise, and the potential costs incurred in connection with the non-completion of the transaction.

•

Potential Disruption of the Business and Costs and Expenses. The potential disruption to OceanFirst’s business that may result from the merger, the potential distraction of the attention of OceanFirst’s management, together with the costs and expenses associated with the merger.

•	Other Risks. The risks described in the section captioned “Risk Factors” beginning on page 7.

The OceanFirst board of directors determined that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that are as a result of the merger. Accordingly, the OceanFirst board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, OceanFirst and its shareholders.

OceanFirst believes that the foregoing includes a discussion of all material factors considered by the OceanFirst board of directors in connection with the proposed merger with Central Jersey. The OceanFirst board of directors did not quantify or otherwise assign relative or specific weight or values to any of these factors. Instead, the OceanFirst board of directors considered its approval and recommendation as being based on an overall analysis of all of the factors considered. The individual directors may have assigned different weight to different factors, based on the factors that each of them considered appropriate. The terms of the merger were the result of arm’s-length negotiations between representatives of OceanFirst and representatives of Central Jersey. After careful consideration of all of this information, the OceanFirst board of directors approved the merger agreement and the merger, and recommended that OceanFirst shareholders adopt the merger agreement.

The above explanation of OceanFirst’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read taking into account the factors described under the section captioned “Caution About Forward-Looking Statements” beginning on page 16.

Opinion of OceanFirst’s Financial Advisor

OceanFirst engaged Keefe, Bruyette and Woods to render financial advisory and investment banking services in connection with a possible acquisition of Central Jersey. OceanFirst selected Keefe, Bruyette and Woods because Keefe, Bruyette and Woods is a nationally-recognized investment banking firm with substantial experience in transactions similar to this acquisition and is familiar with OceanFirst and its business. As part of its investment banking business, Keefe, Bruyette and Woods is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On May 26, 2009, the OceanFirst board held a meeting to evaluate the proposed acquisition of Central Jersey. At this meeting, Keefe, Bruyette and Woods reviewed the financial aspects of the proposed merger and rendered an oral opinion to OceanFirst’s board of directors that, as of such date, and based upon and subject to the factors and assumptions described, the consideration to be paid by OceanFirst in the merger was fair, from a financial point of view, to OceanFirst. Keefe, Bruyette and Woods’ oral opinion was subsequently confirmed in writing.

The full text of Keefe, Bruyette and Woods’ written opinion, dated May 26, 2009, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Holders of OceanFirst common stock are urged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Keefe, Bruyette and Woods in connection with the rendering of its opinion.

Keefe, Bruyette and Woods’ opinion is directed to the OceanFirst board and addresses only the fairness, from a financial point of view, of the merger consideration to be paid by OceanFirst. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any OceanFirst shareholder as to how the shareholder should vote at the OceanFirst special meeting on the merger or any related matter.

In connection with its opinion, Keefe, Bruyette and Woods reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of OceanFirst and Central Jersey and the merger, including among other things, the following:

•	the merger agreement;

•

certain historical financial and other information concerning Central Jersey, including the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008 and regulatory call reports for the three years ended December 31, 2008 and interim regulatory reports and reports on Form 10-Q;

•	certain historical financial and other information concerning OceanFirst, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	held discussions with members of senior management of OceanFirst and Central Jersey regarding past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed the historical stock prices and trading volumes of the common stock of Central Jersey and OceanFirst;

•

analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared Central Jersey to those institutions;

•	compared the financial terms of the merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Keefe, Bruyette and Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe, Bruyette and Woods or that was discussed with, or reviewed by Keefe, Bruyette and Woods, or that was publicly available. Keefe, Bruyette and Woods did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Keefe, Bruyette and Woods relied upon the management of OceanFirst and Central Jersey as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefore) provided to Keefe, Bruyette and Woods and Keefe, Bruyette and Woods assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Keefe, Bruyette and Woods is not an expert in the independent valuation of the adequacy of allowances for loan and lease losses and without independent verification, assumed that the aggregate allowances for loan and lease losses for Central Jersey and OceanFirst are adequate to cover those losses. Keefe, Bruyette and Woods did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Central Jersey or OceanFirst, nor did they examine or review any individual credit files.

Keefe, Bruyette and Woods was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in Keefe, Bruyette and Woods’ opinion, of the merger agreement or the form of the merger. Additionally, Keefe, Bruyette and Woods’ opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for OceanFirst, nor does it address the effect of any other business combination in which OceanFirst might engage.

For purposes of rendering its opinion, Keefe, Bruyette and Woods assumed that, in all respects material to its analyses:

•

there has been no material change in Central Jersey’s or OceanFirst’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available prior to rendering the opinion;

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the agreement and plan of merger are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	the merger will qualify as a tax-free reorganization for federal income tax purposes; and

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Keefe, Bruyette and Woods’ opinion is not an expression of an opinion as to the prices at which shares of OceanFirst common stock or Central Jersey common stock will trade following the announcement of the merger or the value of the shares of OceanFirst common stock when issued pursuant to the merger, or the prices at which the shares of the OceanFirst common stock will trade following the completion of the merger.

In performing its analyses, Keefe, Bruyette and Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Keefe, Bruyette and Woods, OceanFirst and Central Jersey. Any estimates or projections contained in the analyses performed by Keefe, Bruyette and Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The merger consideration was determined through negotiations between OceanFirst and Central Jersey and the decision to enter into the merger was solely that of OceanFirst’s board of directors. In addition, the Keefe, Bruyette and Woods opinion was among several factors taken into consideration by the OceanFirst board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described herein should not be viewed as determinative of the decision of the OceanFirst board with respect to the fairness of the merger consideration.

Summary of Analyses by Keefe, Bruyette and Woods

The following is a summary of the material financial analyses presented by Keefe, Bruyette and Woods to the OceanFirst Board of Directors in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses underlying the Keefe, Bruyette and Woods opinion or the presentation made by Keefe, Bruyette and Woods to the OceanFirst board, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette and Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Keefe, Bruyette and Woods did not form an opinion as to whether any individual analysis or factor considered in isolation supported or failed to support its opinion; rather Keefe, Bruyette and Woods made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment, after considering the results of all its analyses taken as a whole. Accordingly, Keefe, Bruyette and Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of Keefe, Bruyette and Woods’ financial analyses.

Summary of Proposal. Pursuant to the merger agreement, each outstanding share of Central Jersey common stock will be converted into the right to receive 0.50 shares of OceanFirst common stock. As of the close of trading on May 22, 2009, the transaction was valued at $62.0 million or $6.50 per Central Jersey share.

Selected Peer Group Analysis. Using publicly available information, Keefe, Bruyette and Woods compared the financial performance, financial condition and market valuations of Central Jersey to those of a group of comparable publicly traded New Jersey banks with assets between $300 million and approximately $4 billion.

Companies included in Central Jersey’s selected peer group were:

Sun Bancorp, Inc.	Community Partners Bancorp
Lakeland Bancorp, Inc.	BCB Bancorp, Inc.
Peapack-Gladstone Financial Corp.	1st Constitution Bancorp
Center Bancorp, Inc.	Sussex Bancorp
Unity Bancorp, Inc.	Sterling Banks, Inc.
Stewardship Financial Corporation	Bancorp of New Jersey, Inc.
Parke Bancorp, Inc.	Somerset Hills Bancorp

To perform this analysis, Keefe, Bruyette and Woods used financial information as of and for the latest quarter available. Market price information was as of May 22, 2009.

Keefe, Bruyette and Woods’ analysis showed the following concerning Central Jersey’s financial performance:

	Central Jersey	Peer Group Average	Peer Group Median
Core Return on Average Assets (1)	(0.58%)	0.36%	0.28%
Core Return on Average Equity (1)	(4.15%)	3.92%	3.26%
Net Interest Margin	3.21%	3.24%	3.29%
Fee Income / Revenue (1)	7.4%	12.9%	11.0%
Efficiency Ratio	77.3%	73.8%	73.1%

Keefe, Bruyette and Woods’ analysis showed the following concerning Central Jersey’s financial condition:

	Central Jersey	Peer Group Average	Peer Group Median
Equity / Assets	14.21%	9.86%	8.77%
Tangible Equity / Tangible Assets	9.78%	8.90%	8.33%
Tangible Common Equity / Tangible Assets	7.90%	7.55%	6.51%
Total Risk-Based Capital	14.50%	14.16%	13.72%
Loans / Deposits	83.9%	90.2%	89.1%
Secs. / Assets	28.1%	16.3%	16.1%
Loan Loss Reserve / Loans	1.98%	1.41%	1.32%
Non-performing Assets / Loans + OREO	1.27%	2.08%	2.09%
Net Charge-Offs / Average Loans	0.77%	0.38%	0.21%

Keefe, Bruyette and Woods’ analysis showed the following concerning Central Jersey’s market valuations:

	Central Jersey		Peer Group Average		Peer Group Median
Stock Price / Book Value per Share	0.68	x	0.83	x	0.74	x
Stock Price / Tangible Book Value per Share	1.13	x	0.95	x	0.76	x
Stock Price / 2009 Estimated EPS	NM		13.1	x	13.1	x
Stock Price / 2010 Estimated EPS	19.3	x	9.7	x	9.0	x
Core Deposit Premium	1.6%		(0.6%)		(2.7%)
Dividend Yield	0.0%		1.7%		0.7%
Estimated 2010 Dividend Payout Ratio	0.0%		14.3%		0.0%

(1)	Excluded (i) revenue and expense items deemed non-recurring or extraordinary and (ii) gains or losses on the sale of investment securities.

Comparable Transaction Analysis. Keefe, Bruyette and Woods reviewed publicly available information related to selected comparable acquisitions, defined as all Mid-Atlantic bank transactions announced after January 1, 2007 with announced transaction values between $10 million and $400 million (excluding any merger of equals transactions or transactions in which the seller’s NPA / Assets ratio was greater than 4.0%). The transactions included in the group were:

Acquirer	Acquiree
Penseco Financial Services Corporation	Old Forge Bank
Pennsylvania Commerce Bancorp, Inc.	Republic First Bancorp, Inc.
First Chester County Corporation	American Home Bank, N.A.
First Perry Bancorp, Inc.	HNB Bancorp, Inc.
NOVA Financial Holdings, Inc.	Pennsylvania Business Bank
Valley National Bancorp	Greater Community Bancorp
F.N.B. Corporation	Iron & Glass Bancorp, Inc.
S&T Bancorp, Inc.	IBT Bancorp, Inc.
Eagle Bancorp, Inc.	Fidelity & Trust Financial Corporation
Tompkins Financial Corporation	Sleepy Hollow Bancorp, Inc.
F.N.B. Corporation	Omega Financial Corporation
Watertown Savings Bank	Northern New York Bancorp, Inc.
Cape Bancorp, Inc.	Boardwalk Bancorp, Inc.
National Penn Bancshares, Inc.	Christiana Bank & Trust Company
Delaware Bancshares, Inc.	Stamford Bank Corporation
Harleysville National Corporation	East Penn Financial Corporation
First Keystone Corporation	Pocono Community Bank
UCBH Holdings, Inc.	CAB Holding, LLC
Community Bank System, Inc.	TLNB Financial Corp.
Northwest Bancorp, Inc. (MHC)	Penn Laurel Financial Corp

The results of Keefe, Bruyette and Woods’ analysis are set forth in the following tables:

Transactions Announced Since 1/1/2008 Pricing Measures	OceanFirst/Central Jersey		Comparable Transaction Average		Comparable Transaction Median
Price / LTM EPS	26.0	x	24.6	x	22.3	x
Price / Book Value	82%		158%		137%
Price / Tang Book Value	136%		166%		137%
Core Deposit Premium	5.4%		10.7%		8.4%
1-Day Market Premium	20.6%		25.6%		22.1%
1 Month Market Premium	12.8%		25.3%		20.2%

Transactions Announced Since 1/1/2007 Pricing Measures	OceanFirst/Central Jersey		Comparable Transaction Average		Comparable Transaction Median
Price / LTM EPS	26.0	x	30.7	x	25.4	x
Price / Book Value	82%		202%		207%
Price / Tang Book Value	136%		214%		228%
Core Deposit Premium	5.4%		16.1%		15.3%
1-Day Market Premium	20.6%		38.0%		30.2%
1 Month Market Premium	12.8%		38.9%		38.2%

No company or transaction used as a comparison in the above analysis is identical to OceanFirst, Central Jersey or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Merger Analysis. Keefe, Bruyette and Woods analyzed the estimated financial impact of the merger on OceanFirst’s estimated earnings per share and estimated cash earnings per share for 2010. In the course of this analysis, Keefe, Bruyette and Woods used OceanFirst’s street consensus estimates of earnings for 2009 and 2010 and OceanFirst management’s estimates of earnings for Central Jersey for 2009 and 2010. In addition, Keefe, Bruyette and Woods assumed, based on management forecasts, that the merger will result in some cost savings. The analysis indicated that the transaction is expected to be accretive to OceanFirst’s GAAP and cash earnings per share in 2010, the expected first full fiscal year of operation. Furthermore, the analysis indicated that OceanFirst’s leverage, tier 1 risk-based, and total risk-based capital ratios would all remain above regulatory minimums for well capitalized institutions. For all of the above analysis, the actual results achieved by OceanFirst following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. Keefe, Bruyette and Woods performed an analysis of the present value of estimated future cash flows to an acquirer of Central Jersey. Keefe, Bruyette and Woods assumed an acquisition of Central Jersey at December 31, 2009. From 2010 through 2015, Keefe, Bruyette and Woods utilized projections of Central Jersey’s estimated cash earnings, after tax synergies and estimates regarding capital required to be retained to support asset growth.

Keefe, Bruyette and Woods estimated the range for the present value of Central Jersey by varying the following assumptions:

•	A range of terminal value multiples from 10.0x to 12.0x

•	A range of discount rates from 10.0% to 14.0%

•	A range of cost savings from 30.0% to 40.0%

•	A range of targeted tangible common equity / tangible assets from 5.50% to 7.50%

This analysis resulted in a range for the implied present value of Central Jersey of $6.85 per share to $10.10 per share.

Internal Rate of Return Analysis. Keefe, Bruyette and Woods performed an analysis of the internal rate of return of the transaction value vs. estimated future cash flows to an acquirer of Central Jersey. Keefe, Bruyette and Woods used the same assumptions and estimated cash flows for this analysis as the discounted cash flow analysis.

Keefe, Bruyette and Woods estimated the range for the internal rate of return of Central Jersey by varying the following assumptions:

•	A range of terminal value multiples from 10.0x to 12.0x

•	A range of cost savings from 30.0% to 40.0%

•	A range of targeted tangible common equity / tangible assets from 5.50% to 7.50%

This analysis resulted in a range for the implied internal rate of return of Central Jersey of 13.3% to 24.4%.

The discounted cash flow and internal rate of return analyses are widely used valuation methodologies, but the results of such methodologies are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analyses did not purport to be indicative of the actual values or expected values and actual return or expected return of Central Jersey.

Other Analyses. Keefe, Bruyette and Woods provided an overview of Central Jersey which included branch network information, loan portfolio composition, deposit portfolio composition, historical financial metrics, historical stock charts and an earnings analysis.

Keefe, Bruyette and Woods prepared this analysis for the purposes of providing its opinion to the OceanFirst Board as described above. The board of directors of OceanFirst retained Keefe, Bruyette and Woods as an independent contractor to act as financial advisor to OceanFirst regarding the merger. As part of its investment banking business, Keefe, Bruyette and Woods is continually engaged in the valuation of the securities of banks and bank holding companies in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Keefe, Bruyette and Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette and Woods may, from time to time, purchase securities from, and sell securities to, OceanFirst and Central Jersey and as a market maker Keefe, Bruyette and Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of OceanFirst and Central Jersey for Keefe, Bruyette and Woods’ own account and for the accounts of its customers. To the extent Keefe, Bruyette and Woods had any such positions as of the date of its opinion it was disclosed to the OceanFirst board.

OceanFirst will pay Keefe, Bruyette and Woods a fee for its services as financial advisor in connection with the merger of approximately $307,745, of which $102,582 became due upon the signing of the merger agreement, a portion of the fee is due upon the mailing of this document and the remainder of the fee is due upon the closing of the transaction. In addition, OceanFirst has agreed to reimburse Keefe, Bruyette and Woods for its reasonable out-of-pocket expenses, including certain fees and disbursements of Keefe, Bruyette and Woods’ legal counsel. OceanFirst has also agreed to indemnify Keefe, Bruyette and Woods and certain related persons against certain liabilities, including liabilities under federal securities law, relating to, or arising out of, its engagement. OceanFirst has also granted Keefe, Bruyette and Woods, for a period of one year from the date of the closing, a right of first refusal to provide financial advisory and investment banking services to OceanFirst as a co-lead in connection with transactions undertaken by OceanFirst during such one-year period for which Keefe, Bruyette and Woods may receive compensation.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Central Jersey common stock issued and outstanding immediately before the completion of the merger will automatically be converted into the right to receive 0.50 share of OceanFirst common stock and cash in lieu of fractional shares.

If OceanFirst declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of OceanFirst common stock prior to the effective time of the merger, then the exchange ratio will be adjusted to provide Central Jersey shareholders with the same economic effect as contemplated by the merger agreement prior to any of these events.

Central Jersey shareholders will not receive fractional shares of OceanFirst common stock. Instead, Central Jersey shareholders will receive a cash payment for any fractional shares in an amount equal to the such fractional part (to the nearest thousandth) of the fair market value of OceanFirst common stock immediately prior to effective time of the merger.

Central Jersey Stock Options and Stock Appreciation Rights

As of and immediately prior to the effective time of the merger, all rights with respect to stock options granted by Central Jersey under Central Jersey equity incentive and stock option plans and all rights with respect to Central Jersey stock appreciation rights granted by Central Jersey under Central Jersey equity incentive and stock option plans, shall be canceled effective at the effective time of the merger and shall be converted into the right to receive such number of shares of Central Jersey Stock, to be issued by Central Jersey as set forth below.

The amount of Central Jersey common stock to be issued by Central Jersey to an option holder or stock appreciation rights holder shall be equal to the product of (1) a fraction, the numerator of which is the difference between (A) the fair market value of the Central Jersey common stock immediately prior to the effective time of the merger, and (B) the per share exercise price of each such option or stock appreciation right, and the denominator of which is the fair market value of the Central Jersey common stock immediately prior to the effective time of the merger, multiplied by (2) the number of shares that may be purchased pursuant to such option or the number of shares for which rights were granted pursuant to such stock appreciation right. At the effective time of the merger, each such share of Central Jersey common stock paid to the option holder and stock appreciation rights holder shall be converted into 0.50 share of OceanFirst.

Surrender of Stock Certificates

After the completion of the merger, the exchange agent will mail to Central Jersey shareholders who do not exercise their dissenters’ rights a letter of transmittal, together with instructions for the exchange of their Central Jersey common stock certificates for the merger consideration. Until Central Jersey shareholders surrender their Central Jersey stock certificates for exchange after completion of the merger, Central Jersey shareholders will not be paid dividends or other distributions declared after the merger with respect to any OceanFirst common stock into which their Central Jersey shares have been converted. When Central Jersey shareholders surrender their Central Jersey stock certificates, OceanFirst will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Central Jersey common stock. Central Jersey stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If a Central Jersey shareholder’s stock certificates have been either lost, stolen or destroyed, the Central Jersey shareholder will have to prove his, her or its ownership of the lost, stolen or destroyed certificates and that such certificates were lost, stolen or destroyed before the Central Jersey shareholder will receive any consideration for the shares of Central Jersey common stock represented by such stock certificates.

Central Jersey Preferred Shares and Warrant

On December 23, 2008, Central Jersey, as part of the Capital Purchase Program, sold (1) 11,300 shares of its preferred stock, and (2) a warrant to purchase up to 268,621 of Central Jersey’s common stock at an exercise price of $6.31 per share. The warrant has a term of 10 years so long as the preferred stock is outstanding. Under the merger agreement, at the effective time, each preferred share of Central Jersey shall be converted into a preferred share of OceanFirst with the same rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Central Jersey preferred shares immediately prior to the effective time. In addition, the warrant to buy Central Jersey common stock that is outstanding and not yet exercised immediately prior to the effective time will be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Central Jersey warrant, the number of shares of OceanFirst common stock equal to (a) the number of shares of Central Jersey common stock subject to the Central Jersey warrant, multiplied by (b) the exchange ratio, rounded down to the nearest whole number, or 134,310 shares. The exercise price per share (rounded to the nearest whole cent) of each replacement warrant shall equal (y) the exercise price per share for the shares of Central Jersey common stock pursuant to such Central Jersey warrant divided by the (z) exchange ratio, or $12.62 per share.

Accounting Treatment

OceanFirst will account for the merger under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets and liabilities of Central Jersey will be recorded by OceanFirst at their respective fair values at the time of the completion of the merger. The excess of OceanFirst’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill. The value of the shares exchanged will be valued at the acquisition date and all merger related costs will be expensed when incurred.

Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Central Jersey common stock who surrenders all of the shareholder’s common stock for shares of OceanFirst common stock. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Central Jersey common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Central Jersey common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise dissenters’ rights, persons that are, or hold their shares of Central Jersey common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Central Jersey common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Central Jersey shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of OceanFirst and Central Jersey that both parties shall have received an opinion by Locke Lord Bissell & Liddell LLP to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. OceanFirst expects to be able to obtain the tax opinions if, as expected:

•	OceanFirst and Central Jersey are able to deliver customary representations to OceanFirst’s tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both OceanFirst and Central Jersey to waive the condition that the tax opinion be delivered by Locke Lord Bissell & Liddell LLP, neither party currently anticipates doing so. However, if this condition were waived, Central Jersey would re-solicit the approval of its shareholders before completing the merger.

In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, Locke Lord Bissell & Liddell LLP has delivered its opinion to OceanFirst and Central Jersey, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of this opinion has been filed as Exhibit 8.1 to the registration statement. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion and factual representations contained in certificates of officers of OceanFirst and Central Jersey, as of the date of the opinion.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the

Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for OceanFirst Common Stock. No gain or loss will be recognized by a Central Jersey shareholder who receives solely shares of OceanFirst common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his, her or its shares of Central Jersey common stock. The tax basis of the shares of OceanFirst common stock received by a Central Jersey shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of OceanFirst common stock, as discussed below) to the basis of the Central Jersey common stock surrendered in exchange for the OceanFirst common stock. The holding period of the OceanFirst common stock received will include the holding period of shares of Central Jersey common stock surrendered in exchange for the OceanFirst common stock, provided that such shares were held as capital assets of the Central Jersey shareholder at the effective time of the merger.

Cash in Lieu of Fractional Shares. A Central Jersey shareholder who holds Central Jersey common stock as a capital asset and who receives in the merger, in exchange for such stock, solely OceanFirst common stock and cash in lieu of a fractional share interest in OceanFirst common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Central Jersey shareholder is entitled pursuant to the merger, unless the Central Jersey shareholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Central Jersey shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities. No gain or loss will be recognized by OceanFirst or Central Jersey as a result of the merger.

Regulatory Matters Relating to the Merger

Consummation of the acquisition and the subsidiary merger are subject to receipt of certain regulatory approvals.

Office of Thrift Supervision. OceanFirst intends to acquire Central Jersey by way of a merger, whereby Central Jersey will merge with and into OceanFirst, with OceanFirst as the surviving company and by merging Central Jersey Bank with OceanFirst Bank. The merger of Central Jersey Bank with and into OceanFirst Bank is subject to the prior approval of the OTS under the Home Owners’ Loan Act. OceanFirst Bank and Central Jersey Bank have filed applications with the OTS to obtain prior approval of the merger of Central Jersey Bank with and into OceanFirst Bank. In reviewing applications, the OTS considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the capital levels of the surviving savings institution;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

•	the convenience and needs of the community served.

The OTS will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•

whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Any transaction approved by the OTS may not be completed until 30 days after the OTS approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the OTS and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Federal Reserve Bank of New York: Through the various Federal Reserve Banks headquartered in districts across the country, the Federal Reserve Board serves as the primary regulator of holding companies that own banks chartered with the OCC. Because the OCC granted Central Jersey Bank, N.A. its charter, and because Central Jersey is the holding company of Central Jersey Bank, N.A., the Federal Reserve Bank of New York is the primary regulator of Central Jersey.

For the brief time between the acquisition of Central Jersey and its merger into OceanFirst, and then the subsequent merger of Central Jersey Bank, N.A. into OceanFirst Bank, OceanFirst will be deemed by the Federal Reserve Board to be a bank holding company. However, upon application by OceanFirst, it is anticipated that the Federal Reserve Bank of New York will waive formal compliance by OceanFirst with the laws, regulations and procedures governing changes in control of bank holding companies, since those requirements will have no substantive applicability to the transaction once the mergers are fully consummated.

Status of Applications and Notices. OceanFirst and Central Jersey have filed all required applications with applicable regulatory authorities in connection with the merger of Central Jersey with and into OceanFirst and the subsidiary merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose any term, condition or restriction which either party reasonably determines in good faith would materially or adversely affect the economic or business benefits of the merger to such party, as to render inadvisable in its reasonable good faith judgment the consummation of the merger of Central Jersey with and into OceanFirst. If any such term, condition or restriction is imposed, either OceanFirst or Central Jersey may elect not to consummate the merger. See “Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the acquisition from the standpoint of the adequacy of the merger consideration to be received by Central Jersey stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the acquisition.

Legal Proceedings Relating to the Merger

On June 8, 2009, and July 15, 2009, purported class action complaints were filed against OceanFirst, Central Jersey and each director of Central Jersey (except that Robert S. Vuono was not named in the second class action complaint) in the Superior Court of New Jersey in Ocean County. The actions were brought by two separate alleged shareholders of Central Jersey, each on behalf of himself and all others similarly situated. The complaints allege, among other things, that the directors of Central Jersey are in breach of their fiduciary duties to shareholders in connection with Central Jersey’s entry into the merger agreement with OceanFirst. The complaints also allege that OceanFirst and Central Jersey knowingly assisted the Central Jersey directors’ alleged breaches of fiduciary duty in connection with the proposed merger.

The complaints seek, among other things, damages and injunctive relief to enjoin OceanFirst, Central Jersey and Central Jersey’s directors from consummating the transactions contemplated under the merger agreement, along with attorneys’ fees and costs. OceanFirst and Central Jersey believe that the allegations in the complaints are without merit and intend to vigorously defend against the claims and causes of action asserted in these legal matters.

Interests of Certain Persons in the Merger

Share Ownership. On the record date for the Central Jersey special meeting, Central Jersey’s directors and officers beneficially owned, in the aggregate, 1,416,774 shares of Central Jersey’s common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately 15.5% of the outstanding shares of Central Jersey common stock.

As described below, certain of Central Jersey’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Central Jersey’s shareholders generally. Central Jersey’s board of directors was aware of these conflicts of interest and took them into account when approving the merger.

Change of Control/Termination Agreements. Central Jersey has entered into change of control agreements with the following executives: James S. Vaccaro, Robert S. Vuono, Anthony Giordano, III, Robert K. Wallace and Lisa A. Borghese. Under the agreements, upon the executive’s termination of employment pursuant to a change of control, the executive will be entitled to severance. Both Mr. Vaccaro and Mr. Vuono are entitled to 30 months severance, Mr. Giordano 24 months severance, Mr. Wallace 18 months and Ms. Borghese 12 months. The amount of severance payable to an executive will be based upon his monthly salary in effect at the time of the change of control, a percentage of the previous cash bonus payments made to him or her and the cash equivalent of the monthly benefits provided to him or her at the time of the change of control. In the event that the executive is to receive severance, the severance shall be payable in-full within 10 business days after the effective date of the change of control or by December 31 of the year the termination of employment occurred, whichever is earlier (to the extent such officers are permitted to receive such benefits under the regulations of the U.S. Department of the Treasury established pursuant to the TARP relating to the compensation of executive officers, and to which Central Jersey is subject).

In connection with the merger, James S. Vaccaro will be appointed Executive Vice President of OceanFirst Bank and a member of the senior executive management team of OceanFirst Bank. Mr. Vaccaro will enter into a mutually agreeable change in control agreement with OceanFirst Bank. Mr. Vaccaro will not receive benefits under his Central Jersey change of control agreement; however, his OceanFirst change in control agreement will provide, among other things, that the benefits that would have otherwise been payable to Mr. Vaccaro under his Central Jersey change of control agreement shall be payable by OceanFirst in the event of termination of Mr. Vaccaro’s employment by OceanFirst within 30 months following the Effective Time, other than (1) in the event of a termination for cause (as such term is defined in OceanFirst’s Two Year Change in Control Agreements currently in effect), or (2) in the event of a change in control of OceanFirst pursuant to which Mr. Vaccaro will receive payment under his change in control agreement with OceanFirst.

Equity-Based Awards. Pursuant to Central Jersey’s existing stock-based plans, all unvested options to purchase shares of Central Jersey common stock and stock appreciation rights will become vested and exercisable upon consummation of the merger. The following table sets forth the number of unvested options and stock appreciation rights which were held by the executive officers of Central Jersey and all non-employee directors of Central Jersey as a group as of August 5, 2009.

Name	Number of SARs	Weighted Average Exercise Price	Number of Unvested Stock Options	Weighted Average Exercise Price
James S. Vaccaro	4,341	$9.40	—	N/A
Robert S. Vuono	4,417	$9.40	—	N/A
Anthony Giordano, III	2,170	$9.40	—	N/A
All non-employee directors as a group	11,578	$9.40	—	N/A

The merger agreement provides that upon completion of the merger, all rights with respect to stock options granted by Central Jersey under Central Jersey equity incentive and stock option plans and all rights with respect to Central Jersey stock appreciation rights granted by Central Jersey under the Central Jersey equity incentive and stock option plans, shall be canceled effective at the effective time of the merger and shall be converted into the right to receive such number of shares of Central Jersey common stock, to be issued by Central Jersey as set forth below.

The amount of shares of Central Jersey common stock to be issued by Central Jersey to an option holder or stock appreciation rights holder shall be equal to the product of (1) a fraction, the numerator of which is the difference between (A) the fair market value of the Central Jersey common stock immediately prior to the effective time of the merger and (B) the per share exercise price of each such stock option or stock appreciation right, and the denominator of which is the fair market value of the Central Jersey common stock immediately prior to the effective time of the merger, multiplied by (2) the number of shares that may be purchased pursuant to such stock option or the number of shares for which rights were granted pursuant to such stock appreciation right. At the effective time of the merger, each such share of Central Jersey common stock paid to the option holder and stock appreciation rights holder shall be converted into 0.50 share of OceanFirst. See “Central Jersey Stock Options and Stock Appreciation Rights.”

Appointment of Directors to the OceanFirst Board of Directors. The merger agreement requires OceanFirst to appoint two of Central Jersey’s non-officer directors, as selected by Central Jersey, to the boards of directors of OceanFirst and OceanFirst Bank at the closing. Central Jersey has selected James G. Aaron, Esq. and Mark G. Solow to be appointed to the boards.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, OceanFirst has agreed to indemnify and hold harmless each person entitled to indemnification from Central Jersey occurring at or prior to the effective time of the merger (including, without limitation, transactions contemplated by the merger) to the same extent and subject to the conditions set forth in Central Jersey’s certificate of incorporation or bylaws, in each case as in effect as of the date of the merger agreement. After the effective time of the merger agreement, directors, officers and employees of Central Jersey, except for the indemnification rights in the previous sentence, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of OceanFirst and OceanFirst Bank would be entitled under the certificate of incorporation and bylaws of OceanFirst, the charter and bylaws of OceanFirst Bank or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as OceanFirst or OceanFirst Bank may then make available to officers, directors and employees of OceanFirst and OceanFirst Bank. For a period of six years following the effective time of the merger, OceanFirst has also agreed to provide coverage to the officers and directors of Central Jersey immediately prior to the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Central Jersey or under a policy with comparable or better coverage; provided, however, if the amount of premium that is necessary to maintain or procure such insurance coverage exceeds $360,000, OceanFirst shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to $360,000.

Employee Matters

Nothing in the merger agreement shall be construed as constituting an employment agreement between OceanFirst, OceanFirst Bank or any of their affiliates and any director, officer or employee of Central Jersey or any of its subsidiaries or an obligation on the part of OceanFirst, OceanFirst Bank or any of their affiliates to employ any such directors, officers or employees.

All employees of Central Jersey or any of its subsidiaries who continue employment with OceanFirst or any subsidiary following the effective time of the merger and who were participating immediately prior to the merger in employee benefit plans of Central Jersey or any of its subsidiaries for which OceanFirst or OceanFirst Bank maintains a corresponding plan shall commence participation in OceanFirst’s or OceanFirst Bank’s corresponding plan upon the later of the effective time of the merger or the date of termination of coverage under the employee benefit plans of Central Jersey or any of its subsidiaries without any gap or interruption in coverage. OceanFirst and OceanFirst Bank agree that the officers and employees of Central Jersey or any of its subsidiaries who OceanFirst or OceanFirst Bank employ shall be eligible to participate in OceanFirst’s or OceanFirst Bank’s employee benefit plans, including, without limitation, welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of OceanFirst or OceanFirst Bank; provided, however, that (1) with respect to each OceanFirst Health Plan, OceanFirst and OceanFirst Bank shall waive all waiting periods under said plans for pre-existing conditions; and (2) credit for each such employee’s past service with Central Jersey or any of its subsidiaries prior to the effective time of the merger (“Past Service Credit”) shall be given by OceanFirst and OceanFirst Bank to continuing Central Jersey employees for purposes of establishing eligibility for participation in and vesting under OceanFirst’s and OceanFirst Bank’s welfare, fringe benefit and retirement plans, provided however that such Past Service Credit shall not be given for purposes of accrual of benefits under such plans or for any purpose under OceanFirst Bank’s employee stock ownership plans.

Any employee of Central Jersey whose employment with OceanFirst or OceanFirst Bank is involuntarily terminated by OceanFirst Bank, absent termination for cause, shall receive severance benefits in accordance with the policy and years of service information set forth in the merger agreement. Severance benefits to an employee will be contingent upon the employee executing and delivering to OceanFirst Bank a general release satisfactory to OceanFirst Bank releasing OceanFirst Bank and its affiliates, and their respective officers, employees and directors, from any and all claims the employee may have against any of these entities or individuals, including, but not limited to, any claims arising out of the employee’s termination. Any employee whose employment is terminated voluntarily shall not be entitled to receive severance benefits.

Operations of OceanFirst Bank after the Merger

After the merger of OceanFirst Bank and Central Jersey Bank, N.A., the former offices of Central Jersey Bank, N.A. will operate as branch offices of OceanFirst Bank under the name “OceanFirst Bank.”

Restrictions on Resale of Shares of OceanFirst Common Stock

All shares of OceanFirst common stock issued to Central Jersey’s shareholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be “affiliates” of Central Jersey under the Securities Act at the time of the Central Jersey special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This joint proxy statement/prospectus does not cover any resales of the shares of OceanFirst common stock to be received by Central Jersey’s shareholders upon completion of the merger, and no person may use this joint proxy statement/prospectus in connection with any resale. Based on the number of shares of OceanFirst common stock anticipated to be received in the merger, it is expected that Rule 145 will limit the amount of shares that certain affiliates of Central Jersey will be able to sell into the market. Persons who may be deemed affiliates of Central Jersey for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of Central Jersey’s common stock.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the 10th business day following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “Conditions to Completing the Merger.” On the closing date, OceanFirst will file a certificate of merger with the Delaware Secretary of State and with the State of New Jersey, Department of the Treasury merging Central Jersey into OceanFirst. The merger will become effective at the time stated in the certificates of merger.

OceanFirst and Central Jersey are working to complete the merger quickly. It is currently expected that the merger will be completed in the fourth calendar quarter of 2009. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

OceanFirst’s and Central Jersey’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by each of OceanFirst and Central Jersey shareholders;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

•

there shall be no actual or threatened causes of action, investigations or proceedings (1) challenging the validity or legality of the merger agreement or the consummation of the merger, or (2) seeking damages in connection with the merger, or (3) seeking to restrain or invalidate the merger; unless actual or threatened causes of action, investigations or proceedings would not have a material adverse effect on OceanFirst or Central Jersey, as the case may be;

•

no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding to block the transaction and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•

the registration statement of which this joint proxy statement/prospectus forms a part being declared effective by the SEC, the absence of any pending or threatened proceeding by the SEC to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•

receipt by each party of opinion from OceanFirst’s legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on OceanFirst after completion of the merger; and

•

the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer to that effect.

OceanFirst’s obligations to consummate the merger are also conditioned on the following:

•

there shall be no action taken by an regulatory authority, which, in connection with approval of the merger, will require OceanFirst to sell or dispose of any significant amount of assets of Central Jersey, its subsidiaries or any OceanFirst subsidiary;

•	if required, Central Jersey has delivered executed stock option and stock appreciation right cancellation agreements from all holders;

•	Central Jersey shall have delivered executed voting agreement on the date of the merger agreement from certain executive officers and directors of Central Jersey;

•	aggregate total shares of Central Jersey common stock whose shareholders are exercising their dissenter’s rights shall not represent more than 10% of the outstanding Central Jersey common stock;

•	Central Jersey shall have terminated each Central Jersey 401(k) plan in accordance with the merger agreement; and

•	OceanFirst shall have received certain settlement agreements regarding certain Central Jersey officers in accordance with the merger agreement.

Central Jersey’s obligations to consummate the merger are also conditioned on the following

•

the OceanFirst common stock to be issued in connection with the merger shall be duly authorized and validly issued and fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through OceanFirst and shall have been approved for listing on the Nasdaq Global Market;

•	OceanFirst shall have delivered executed voting agreement on the date of the merger agreement from certain executive officers and directors of OceanFirst; and

•

OceanFirst Bank shall have delivered to Central Jersey a certificate of the secretary of OceanFirst Bank, dated as of the closing of the merger, certifying the resolutions of the OceanFirst board of directors which appoint James S. Vaccaro Executive Vice President and a member of the senior executive management team of OceanFirst Bank, effective as of the effective time of the merger, and OceanFirst Bank and Vaccaro shall have entered into and delivered a fully executed change in control agreement which shall be effective as of the effective time of the merger which shall contain certain provisions as required under the merger agreement.

OceanFirst and Central Jersey cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Central Jersey and OceanFirst each have agreed that, until completion of the merger, it and its subsidiaries will:

General Business

•

conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles and in compliance in all material respects with all applicable laws and regulations;

•

use reasonable best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees;

•	preserve the goodwill of its customers and its subsidiaries and others with whom business relationships exist;

•

except as required by law or regulation, take no action which would adversely affect or delay the ability of the OceanFirst and Central Jersey to obtain any consent from any regulatory authority or other approvals required for the consummation of the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement;

•	not take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in merger agreement not being satisfied;

•

not knowingly commit any act or omission which constitutes a material breach or default under any agreement with any regulatory authority or under any material contract to which any of them is a party or by which any of them or their respective parties is bound;

•	not knowingly take any action that would, or would reasonably be expected to, prevent the merger from qualifying as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code;

•

not enter into any new material line of business; change its material lending, investment, underwriting, risk and assets/liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed; or

•

not knowingly take any action or fail to take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, or a material violation of any provision of the merger agreement, except in each case as may be required by applicable law or regulation.

Central Jersey has agreed that, until completion of the merger and unless permitted by OceanFirst, neither it nor its subsidiaries will:

Indebtedness

•

incur any material liabilities or material obligations (other than deposit liabilities, Federal Home Loan Bank borrowings and short-term borrowings in the ordinary course of business and consistent with past practice), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

Capital Stock

•

change the number of shares of the authorized, issued or outstanding capital stock of Central Jersey (except for the issuance of Central Jersey common stock pursuant to outstanding stock options), including any issuance, purchase, redemption, split, combination or reclassification thereof;

•	issue, grant or modify any option warrant, call, commitment subscription, right or agreement to purchase relating to the authorized or issued capital stock of Central Jersey;

•	declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Central Jersey;

Dispositions

•	sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein except in the ordinary course of business;

Investments

•	acquire 5% or more of the assets or equity securities of any person or business or acquire direct or indirect control of any person or business;

Contracts

•

enter into or extend any agreement, lease or license relating to real property (other than capital expenditures permitted under the merger agreement), personal property, data processing or bankcard functions relating to Central Jersey;

Loans

•	originate, purchase, extend or grant any loan other than in the ordinary course of business;

Employees

•	unless previously disclosed by Central Jersey, pay any bonuses to any employee, director other than in the ordinary course of business consistent with past practices;

•	unless previously disclosed by Central Jersey, grant any salary increases to officers except merit-based or annual salary increases in the ordinary course of business consistent with past practices;

•

enter into, establish, adopt, amend, modify or terminate, any employment, change of control, pension, retirement, supplemental executive retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Central Jersey or its subsidiaries;

•

take any action to accelerate the vesting or exercisability of stock options (other than as a result of the execution of the merger agreement or consummation of the merger), restricted stock or other compensation or benefits payable thereunder;

Governing Documents

•	amend its certificate of incorporation or bylaws;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposits, except in a manner and pursuant to policies consistent with Central Jersey’s past practices;

Capital Expenditures

•	other than certain capital expenditures previously disclosed by Central Jersey, make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;

Branches

•

file any applications or make any contract with respect to branching by Central Jersey or any of its subsidiaries or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property other than in connection with foreclosing proceedings;

Accounting

•	change any method of accounting principles or practices other than changes required by applicable law or United States generally accepted accounting principles or regulatory accounting principles; or

Other Agreements

•	form any new subsidiary or cause or permit a material change in the activities presently conduct by any subsidiary or make additional investments in any subsidiary.

Covenants of Central Jersey and OceanFirst in the Merger Agreement

Agreement Not to Solicit Other Proposals. Except as otherwise provided in the merger agreement, Central Jersey and its officers, directors, employees and representatives have agreed not to: (1) solicit, initiate, encourage or facilitate any acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal; (3) enter into any agreement requiring it to abandon or terminate the merger agreement with OceanFirst; (4) except as to employees who are not executive officers, make any public statement critical of OceanFirst, its board of directors, its management or the merger; or (5) except as to employees who are not executive officers, join with or assist any person or entity in opposing the merger. An acquisition proposal includes the following:

•

any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Central Jersey or any subsidiary of Central Jersey whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Central Jersey;

•

any sale, lease, exchange, mortgage, pledge (except in the ordinary course of business consistent with past practice), transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of Central Jersey and the capital stock of any entity surviving any merger or business combination involving any subsidiary of Central Jersey) and/or liabilities that constitute 10% or more of the assets of Central Jersey and its subsidiaries taken as a whole in a single transaction or series of transactions;

•

any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such person(s) beneficially owning 10% or more of the outstanding stock of Central Jersey or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Central Jersey; or

•

any public announcement by any person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Central Jersey not to solicit other acquisition proposals, Central Jersey may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Central Jersey board of directors:

•

after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its fiduciary duties to Central Jersey shareholders under applicable law; and

•

after consultation with its outside legal counsel and its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, is a more favorable transaction than the transactions contemplated by the merger agreement with OceanFirst and such unsolicited acquisition proposal (1) is not conditioned on obtaining financing, (2) is for at least 50% of Central Jersey’s common stock, and (3) contains terms and conditions that, in the view of Central Jersey’s financial advisor, are more favorable to the shareholders of Central Jersey from a financial point of view than the transactions contemplated by the merger agreement (referred to in this document as a “superior proposal”).

If Central Jersey receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Central Jersey must immediately notify OceanFirst and provide OceanFirst with information about the third party and its superior proposal.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of OceanFirst and Central Jersey before consummation of the merger, including the following:

•	each party will give the other party reasonable access during normal business hours to its property, books, records and personnel and furnish all information the other party may reasonably request;

•

each party shall cause to be prepared and filed all required applications and filings with the regulatory authorities which are necessary or contemplated for obtaining the consents of the regulatory authorities or consummation of the merger;

•

each party will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by the merger agreement, including, without limitation, those required or contemplated from the regulatory authorities, and the shareholders of Central Jersey and OceanFirst;

•

each party shall have the right to review any filing, to the extent permitted by law, made with, or written material submitted to, any government agencies in connection with the transactions contemplated by the merger agreement;

•

Central Jersey will invite a non-voting designee of OceanFirst to attend all regular and special board of directors or Central Jersey loan committee meetings of Central Jersey or Central Jersey Bank, Inc. Central Jersey may exclude the representative of OceanFirst from access to any meeting or materials, or portion thereof, if a majority of the Central Jersey board of directors determines, in good faith, that such exclusion is reasonably necessary to (1) preserve attorney-client privilege or (2) to protect confidential or proprietary information that OceanFirst does not contractually have the right to have access to under the terms of the merger agreement (additionally, any such OceanFirst representative shall at the request of the Central Jersey board of directors, any committee thereof, or any officers of Central Jersey, as the case may be, excuse himself or herself from any such meeting in the event that the merger agreement or any other acquisition proposal is the subject of discussion);

•	Central Jersey and OceanFirst will each take all actions necessary to convene a meeting of its respective shareholders to vote on the merger agreement;

•

The Central Jersey board of directors and the OceanFirst board of directors will each recommend at its respective shareholder meeting that the shareholders vote to approve the merger agreement and will use its reasonable best efforts to solicit shareholder approval; provided, however, that the Central Jersey board of directors may change or withdraw its recommendation if: (1) Central Jersey has properly called its meeting of shareholders; (2) has received a superior proposal; and (3) Central Jersey’s board of directors, after consultation with and based on the advice of counsel, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law;

•

each party will furnish the other with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of either party to any governmental body in connection transactions, applications or filings contemplated by the merger agreement;

•	each party will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from any government body in respect of the merger;

•

OceanFirst shall use its reasonable best efforts to cause a registration statement, which shall include the form of joint proxy statement/prospectus for the meetings of Central Jersey’s shareholders and OceanFirst’s shareholders to be held for the purpose of having such shareholders vote upon the approval of the merger agreement, to be filed with the SEC within sixty days of the date of the merger agreement and shall use its best efforts to cause such registration statement to be declared effective;

•

each party shall cooperate with the other and use their respective reasonable best efforts to promptly (1) supply the information required to be included in the registration statement with respect to each party’s business and affairs, and (2) request and obtain all appropriate opinions, consents, and letters from financial advisors and independent auditors, in connection with any filings related to the registration statement;

•

OceanFirst shall take all actions required to qualify or obtain exemptions from such qualifications for the OceanFirst shares of common stock to be issued in connection with the transactions contemplated by the merger agreement under applicable state blue sky securities laws, as appropriate;

•

OceanFirst shall use its reasonable best efforts to case the OceanFirst common stock to be issued in the merger to be approved for listing for quotation on the Nasdaq Global Market as of the effective time of the merger;

•	Central Jersey and OceanFirst will consult with one another prior to issuing any press release or otherwise making public statements with respect to the merger;

•	Central Jersey shall terminate any severance/retention plan for employees and shall not enter into any agreements, contracts or understandings with any officer or employee under any such plan; and

•

Central Jersey will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to OceanFirst a letter to the effect that such person will comply with Rule 145.

Representations and Warranties Made by OceanFirst and Central Jersey in the Merger Agreement

OceanFirst and Central Jersey have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “Conditions to Completing the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such merger agreement and are made as of specific dates, were solely for the benefit of the parties to such merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, as follows:

•	by the written mutual consent of OceanFirst and Central Jersey;

•

by either party, if the shareholders of OceanFirst fail to approve the merger agreement (provided that OceanFirst will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting);

•

by either party, if the shareholders of Central Jersey fail to approve the merger agreement (provided that Central Jersey will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting);

•

by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•

by either party, if the merger is not consummated by December 31, 2009 or other mutually agreed upon date, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the merger agreement;

•

by either party, if the other party materially breaches any covenant or agreement contained in the merger agreement that has not been cured within 30 days following written notice to the party in default;

•	by either party, if the other party fails to hold its shareholder meeting to vote on the merger within the time frame set in the merger agreement; or

•

by OceanFirst, if Central Jersey materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to shareholders, or if the board of directors of Central Jersey does not recommend approval of the merger in the joint proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to OceanFirst.

Termination Fee

The merger agreement requires Central Jersey to pay OceanFirst a fee of $2,400,000 if the merger agreement is terminated in certain circumstances that involve a competing offer.

Specifically, Central Jersey must pay the termination fee if OceanFirst terminates the merger agreement as a result of a breach by Central Jersey of its covenant regarding the solicitation of competing offers or its obligation to call a shareholder meeting or if Central Jersey’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger.

Expenses

Each of OceanFirst and Central Jersey will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, OceanFirst and Central Jersey may agree to waive, amend or modify any provision of the merger agreement.

UNAUDITED COMBINED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

The following table shows information about OceanFirst’s financial condition and operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma information in this joint proxy statement/prospectus. The table sets forth the information as if the merger had become effective on March 31, 2009, with respect to financial condition data, and at the beginning of the periods presented, with respect to operations data. The pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto of OceanFirst and Central Jersey found elsewhere in this document or incorporated herein by reference.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 Revised (SFAS 141R), which replaced SFAS 141, “Business Combinations,” for periods beginning on or after December 15, 2008, but retains the fundamental requirements in SFAS 141, that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

SFAS 141R revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date, and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date, rather than an earlier measurement date as currently required under SFAS 141. Under SFAS 141R all loans are transferred at fair value, including adjustments for credit and no allowance for loan losses is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence cots), or, to the extent applicable, treated as a cost of issuing equity securities.

SFAS 141R also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. However, SFAS 141R’s scope is broader than that of SFAS 141, which was applied to only business combinations in which control was obtained by transferring consideration. The application of SFAS 141R was considered in arriving at the unaudited pro forma results in the tables provided below.

The acquisition method of accounting requires that all of Central Jersey’s assets and liabilities be adjusted to their fair market values as of the date of acquisition. For purposes of the unaudited pro forma financial statements, fair market value of assets and liabilities at March 31, 2009 has been estimated by management of OceanFirst and Central Jersey using market information available on March 31, 2009. Accordingly, these adjustments are only approximations. This information may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. Upon consummation of the merger, OceanFirst will make adjustments as of the date of consummation based on appraisals and estimates.

Unaudited Combined Condensed Consolidated Pro Forma Statement of Financial Condition

As of March 31, 2009 (1)

	OceanFirst Financial Corp. Historical	Central Jersey Bancorp Historical	Pro Forma Adjustments (2)		Pro Forma Combined
ASSETS
Cash and due from banks	$23,769	$9,281	$(3,868	)(7)	$29,182
Federal funds sold	—	5,372	—		5,372
Securities available for sale	124,828	145,972	—		270,800
Securities held to maturity	—	12,011	384	(3)	12,395
Federal Home Loan Bank of New York stock, at cost	19,031	1,701	—		20,732
Federal Reserve Bank stock	—	2,409	—		2,409
Loans receivable, net	1,650,133	354,241	(5,762	)(4A,4B)	1,998,612
Loans held for sale	1,787	425	—		2,212
Premises and equipment, net	20,988	6,213	1,313	(5)	28,514
Bank Owned Life Insurance	39,365	3,714	—		43,079
Goodwill	—	26,957	(17,625	)(6)	9,332
Core deposit intangibles	—	1,340	9,079	(8)	10,419
Other assets	33,832	6,587	(1,165	)(9)	39,254

Total assets	$1,913,733	$576,223	$(17,644)		$2,472,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,313,470	$430,555	$2,033	(10)	$1,746,058
Securities sold under agreements to repurchase with retail customers	73,054	35,806	—		108,860
Federal Home Loan Bank advances	320,000	21,188	(183	)(11)	341,005
Other borrowings	27,500	5,155	—		32,655
Other liabilities	21,511	1,647	—		23,158

Total liabilities	1,755,535	494,351	1,850		2,251,736

Stockholder’s Equity:
Preferred stock	37,225	10,304	—		47,529
Common stock	272	90	(43	)(12)	319
Additional paid-in capital	205,819	65,665	(9,770	)(12)	261,714
Retained earnings	161,409	6,566	(10,434	)(12)	157,541
Accumulated other comprehensive (loss) income	(16,009)	1,053	(1,053	)(12)	(16,009)
Less: Unallocated common stock held by
Employee Stock Ownership Plan	(4,995)	—	—		(4,995)
Treasury stock	(225,523)	(1,806)	1,806	(12)	(225,523)
Common stock acquired by Deferred Compensation Plan	970	—	—		970
Deferred Compensation Plan Liability	(970)	—	—		(970)

Total stockholder’s equity	158,198	81,872	(19,494)		220,576

Total liabilities and stockholder’s equity	$1,913,733	$576,223	$(17,644)		$2,472,312

	OceanFirst Bank Historical	Central Jersey Bank Historical			Pro Forma Combined
CAPITAL RATIOS
Regulatory Tier 1 leverage capital	9.08%	10.07%			8.93%
Tier 1 risk-based capital	13.52	13.41			12.94
Total risk-based capital	14.25	14.66			13.80

Unaudited Combined Condensed Consolidated Pro Forma Statement of Income

For the Quarter Ended March 31, 2009 (1)

	OceanFirst Financial Corp. Historical	Central Jersey Bancorp Historical	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Interest income:
Loans	$23,172	$5,031	$(427	)(13)	$27,776
Securities and other	1,218	1,978	(64	)(13)	3,132

Total interest income	24,390	7,009	(491)		30,908

Interest expense:
Deposits	5,096	1,982	(726	)(13)	6,352
Borrowed funds	3,632	304	35	(13)	3,971

Total interest expense	8,728	2,286	(691)		10,323

Net interest income	15,662	4,723	200		20,585
Provision for loan losses	800	3,135	—		3,935

Net interest income after provision for loan losses	14,862	1,588	200		16,650

Other income :
Loan servicing (loss) income	(230)	—	—		(230)
Fees and service charges	2,518	336	—		2,854
Net gain on sales of loans and securities available for sale	673	1,801	—		2,474
Income from Bank Owned Life Insurance	231	29	—		260
Other	2	—	—		2

Total other income	3,194	2,166	—		5,360

Operating expenses:
Compensation and employee benefits	5,828	1,937	—		7,765
Occupancy and equipment	1,923	708	13	(13)	2,644
Other	4,033	1,296	5,458	(7)	10,787
Amortization of core deposit intangibles	—	104	287	(13)	391

Total operating expenses	11,784	4,045	5,758		21,587

Income (loss) before provision for income taxes	6,272	(291)	(5,558)		423
Provision (benefit) for income taxes	2,319	(601)	(1,627)		(91)

Net income	3,953	310	(3,931)		332
Dividends on preferred stock and accretion	458	185	—		643

Net income available to common stockholders	$3,495	$125	$(3,931)		$(311)

Basic earnings per share	$0.30	$0.01			$(0.02)

Diluted earnings per share	$0.30	$0.01			$(0.02)

Average basic shares outstanding	11,696	9,019			16,205	(14)

Average diluted shares outstanding	11,743	9,331			16,408	(14)

Unaudited Combined Condensed Consolidated Pro Forma Statement of Income

For the Year Ended December 31, 2008 (1)

	OceanFirst Financial Corp. Historical	Central Jersey Bancorp Historical	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Interest income:
Loans	$96,660	$21,084	$(1,709	)(13)	$116,035
Securities and other	6,745	8,002	(256	)(13)	14,491

Total interest income	103,405	29,086	(1,965)		130,526

Interest expense:
Deposits	26,756	8,984	(2,033	)(13)	33,707
Borrowed funds	18,626	1,680	141	(13)	20,447

Total interest expense	45,382	10,664	(1,892)		54,154

Net interest income	58,023	18,422	(73)		76,372
Provision for loan losses	1,775	1,319	—		3,094

Net interest income after provision for loan losses	56,248	17,103	(73)		73,278

Other income :
Loan servicing (loss) income	385	—	—		385
Fees and service charges	10,838	1,522	—		12,360
Net gain on sales of loans and securities available for sale	799	1,090	—		1,889
Income from Bank Owned Life Insurance	705	120	—		825
Other	96	—	—		96

Total other income	12,823	2,732	—		15,555

Operating expenses:
Compensation and employee benefits	24,270	7,759	—		32,029
Occupancy and equipment	7,468	3,649	53	(13)	11,170
Other	15,709	3,747	5,458	(7)	24,914
Amortization of core deposit intangibles	—	482	1,081	(13)	1,563

Total operating expenses	47,447	15,637	6,592		69,676

Income before provision for income taxes	21,624	4,198	(6,665)		19,157
Provision for income taxes	6,860	1,288	(2,041)		6,107

Net income	14,764	2,910	(4,624)		13,050
Dividends on preferred stock and accretion	—	12	—		12

Net income available to common stockholders	$14,764	$2,898	$(4,624)		$13,038

Basic earnings per share	$1.27	$0.32			$0.80

Diluted earnings per share	$1.26	$0.30			$0.79

Average basic shares outstanding	11,667	9,092			16,213	(14)

Average diluted shares outstanding	11,758	9,524			16,520	(14)

(1)	The pro forma information assumes the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the acquisition method of accounting. Estimated fair value adjustments for investment securities held to maturity, loans, premises and equipment, time deposits and borrowed funds were determined by the management of OceanFirst and Central Jersey. The resulting premiums and discounts for purposes of the Pro Forma Financial Statements, where appropriate, are being amortized and accreted into income as more fully described in the notes below. Actual fair value adjustments, where appropriate, will be determined as of the merger date and will be amortized and accreted into income.

Certain reclassifications have been made to Central Jersey’s historical financial information in order to conform to OceanFirst’s financial information.

(2)	Reflects the acquisition accounting and acquisition adjustments related to the acquisition of Central Jersey for 4,708,896 shares of OceanFirst’s common stock at $11.88 (average closing price of OceanFirst common stock from June 29, 2009 through July 2, 2009). The shares issued by OceanFirst are based on an exchange ratio of 0.50 for the 9,417,793 common shares of Central Jersey outstanding at March 31, 2009 (9,027,282 common shares outstanding and 390,511 common stock equivalents). Acquisition accounting adjustments assume that purchase price, goodwill and intangible assets are reflected on the financial statements of OceanFirst pursuant to the application of acquisition accounting.

(3)	Reflects the difference between market values and net carrying values of investment securities held to maturity. Adjustment is amortized against interest income on an accelerated basis over the estimated life of the securities.

(4A)	Yield adjustment of $2.2 million to reflect the difference between portfolio yields and market rates as of March 31, 2009 for loans acquired in the acquisition. The adjustment was calculated using present value analysis applied to the loan portfolio. Loans were segregated into pools of similar loans. Cash flow was projected using the loan data plus estimates of prepayment speeds. The resulting cash flow was discounted to present value using risk adjusted discount rates applied to each pool of loans. The difference between carrying value and the present value of future cash flows was the yield adjustment. The yield adjustments are amortized against interest income on an accelerated basis over the estimated lives or repricing periods of the loans.

(4B)	Reflects a fair value credit adjustment of $(8.0 million) for estimated additional losses in the loan portfolio. The adjustment includes an estimated loss based on a detailed review by OceanFirst of Central Jersey’s non-performing and classified loans, as well as estimated losses inherent in the loan portfolio.

(5)	Reflects the difference between market values and net carrying values of premises and equipment acquired in the acquisition. Adjustment is amortized as depreciation expense on a straight line basis over the remaining lives of the assets.

(6)	A reconciliation of the excess consideration paid by OceanFirst over Central Jersey’s net assets acquired (“Goodwill”) is as follows (in thousands):

	Note
Cost to acquire Central Jersey—OceanFirst common stock issued	2	$55,942

Central Jersey Net Assets at Fair Value:
Central Jersey common stockholder’s equity		71,568
Less: Goodwill		(26,957)
Core deposit intangibles		(1,340)

Central Jersey’s tangible common stockholder’s equity		43,271

Fair value adjustments:
Investment securities held to maturity	3	384
Loans—yield adjustment	4A	2,222
Loans—credit adjustment	4B	(7,984)
Premises and equipment	5	1,313
Time deposits	10	(2,033)
Borrowed funds	11	183

Fair value adjustments		(5,915)
Tax effect of fair value adjustments (*)	9	2,209
Tax benefit of stock option exercises (*)	9	516

Total adjustment to net assets acquired		(3,190)

Adjusted net assets acquired		40,081

Subtotal		15,861

Core deposit intangible	8	10,419
Tax effect of core deposit intangible (*)	8	(3,890)

Net core deposit intangible		6,529

Estimated Goodwill Recognized		$9,332

(*)	Assumed effective tax rate of 37.34%

(7)	Transaction costs associated with the merger are estimated to be $3.9 million, net of taxes. Transaction costs are expensed as incurred on the Pro Forma Financial Statements based on OceanFirst and Central Jersey’s preliminary estimates. A summary of these costs is as follow (in thousands):

Professional fees	$1,200
Merger related compensation and benefits	2,305
Facilities and systems	1,588
Other merger related expenses	365

Estimated pre-tax transaction costs	5,458
Less related tax benefit	1,590

Estimated transaction costs, net of taxes	$3,868

Professional fees include investment banking, legal and other professional fees and expenses associated with shareholder and customer notifications and are not tax deductible. Merger related compensation and severance include employee severance, compensation arrangements, transitional staffing and related employee benefit expenses. Facilities and system costs include lease termination charges and equipment write-offs resulting from the consolidation of duplicate facilities. Other merger related expenses are associated with the integration of operations. The foregoing estimates may be refined subsequent to the completion of the merger.

(8)

Core deposit intangible is an identifiable asset representing the economic value of the acquired deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense using an accelerated method over 10 years.

(9)	Deferred tax assets on the cash out of options amounted to $516,000. Deferred tax liabilities on acquisition accounting adjustments amounted to $1.7 million, and were based on an assumed tax rate of 37.34%.

(10)	Yield adjustment to reflect the difference between portfolio yields and market rates as of March 31, 2009 for time deposits acquired in the acquisition. Yield adjustments were calculated using present value analysis. Cash flow was discounted to present value using market rates for similar deposits. The yield adjustment is the aggregate present value of the difference. The yield adjustment is accreted against interest expense on an accelerated basis over the lives of the acquired time deposits.

(11)	Yield adjustments reflect the difference between portfolio yields and market rates as of March 31, 2009 for borrowings acquired in the acquisition. Yield adjustments were calculated using present value analysis. Cash flow for each month was the difference between projected interest costs of the remaining borrowings and hypothetical costs using current market rates based on advances from the Federal Home Loan Bank of New York. Cash flow was discounted to present value using market rates. The yield adjustment is the aggregate present value of the difference. The yield adjustment is amortized into interest expense on an accelerated basis over the lives of the acquired borrowings.

(12)	Reflects the issuance of 4,708,896 share of OceanFirst common stock in the transaction and the elimination of Central Jersey’s equity accounts.

(13)	The following table summarizes the estimated full year impact of the amortization (accretion) of the acquisition accounting adjustments on the pro-forma statement of income (in thousands).

Category	Premium/ (Discounts)	Estimated Life in Years	Amortization (Accretion) Method	Year ended December 31, 2008 Amortization (Accretion)	Three months ended March 31, 2009 Amortization (Accretion)
Securities held to maturity	$384	2.0	SYD	$256	$64
Loans	2,222	1.6	SYD	1,709	427
Premises and equipment	1,313	25.0	SL	53	13
Time deposits	(2,033)	.7	SYD	(2,033)	(726)
Borrowed funds	183	1.6	SYD	141	35
Core deposit intangibles	10,419	10.0	Accelerated	1,563	391

Net total	$12,488			$1,689	$204

Sum of years digits, straight line and accelerated methods were utilized in preparing the pro forma statement of income for amortizing and/or accreting the related acquisition accounting adjustments. OceanFirst has determined that these methods approximate the level yield method that will be utilized for the merger for all adjustments.

The following table summarizes the estimated impact of the amortization/(accretion) of the acquisition accounting adjustments made in connection with the merger on OceanFirst’s results of operations for the following years assuming such transaction was effected on January 1, 2008 (in thousands).

Projected future amounts for the years ended December 31,	Core deposit intangible	Net (accretion) amortization	Net decrease in income before taxes
2008	$1,563	$126	$1,689
2009	1,328	736	2,064
2010	1,129	53	1,182
2011	960	53	1,013
2012	906	53	959
2013 and thereafter	4,533	1,048	5,581

(14)	Basic and fully diluted weighted average common shares outstanding was determined by adding Central Jersey’s historical average basic and diluted outstanding common shares at the exchange ratio of 0.50 to OceanFirst’s historical average basic and diluted outstanding common shares.

DESCRIPTION OF OCEANFIRST CAPITAL STOCK

The following summary describes the material terms of OceanFirst’s capital stock and is subject to, and qualified by, OceanFirst’s certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”). See “Where You Can Find More Information” as to how to obtain a copy of OceanFirst’s certificate of incorporation and bylaws.

General

OceanFirst is authorized to issue 55,000,000 shares of common stock having a par value of $0.01 per share, and 5,000,000 shares of preferred stock having a par value of $0.01 per share. At August 5, 2009, 12,371,768 shares of common stock were outstanding. At that date, 38,263 shares of preferred shares were outstanding.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, OceanFirst’s certificate of incorporation provides that a record owner of OceanFirst’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of OceanFirst’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights. The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by OceanFirst before such securities are offered to others. The absence of preemptive rights increases OceanFirst’s flexibility to issue additional shares of common stock in connection with OceanFirst’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends. Holders of common stock are entitled to receive dividends ratably when, as and if declared by OceanFirst’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, OceanFirst may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by OceanFirst Bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to OceanFirst. OceanFirst expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common stock and for other needs. OceanFirst’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including OceanFirst’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as OceanFirst’s board of directors deems relevant. On January 16, 2009, OceanFirst issued to the U.S. Department of the Treasury, series A preferred stock. Pursuant to the terms of the Purchase Agreement, the Company’s ability to declare or pay dividends on any of its shares of common stock is limited. Specifically, OceanFirst is unable to declare dividend payments on common shares if OceanFirst is in arrears on the dividends on the series A preferred stock. Further, OceanFirst is not permitted to increase dividends on common stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 without approval of the U.S. Department of the Treasury until the third anniversary of the investment unless all of the series A preferred stock has been redeemed or transferred.

OceanFirst’s principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

Liquidation. Upon liquidation, dissolution or the winding up of the affairs of OceanFirst, holders of common stock are entitled to receive their pro rata portion of the remaining assets of OceanFirst after the holders of OceanFirst’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

OceanFirst’s certificate of incorporation authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in OceanFirst’s control.

On January 16, 2009, as part of the U.S. Department of the Treasury’s Capital Purchase Program, OceanFirst sold to the U.S. Department of the Treasury pursuant to a securities purchase agreement (“Securities Purchase Agreement”) 38,263 shares of OceanFirst’s Fixed Rate Cumulative Perpetual Stock, Series A, having a liquidation preference of $1,000 per share (the “Preferred Shares”), for an aggregate purchase price of $38,263,000 in cash. In connection with the sale of the Preferred Shares, OceanFirst also issued to the U.S. Department of the Treasury a ten-year warrant (the “Warrant”) to purchase up to 380,853 shares of OceanFirst’s common stock, $0.01 par value, at an exercise price of $15.07 per share.

Cumulative dividends on the Preferred Shares will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only if, as and when declared by OceanFirst’s board of directors. The Preferred Shares have no maturity date and rank senior to OceanFirst’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of OceanFirst. Notwithstanding any provision in the Securities Purchase Agreement, the ARRA permits OceanFirst, with the approval of the Secretary of the Treasury after consultation with the OTS, to repurchase the Preferred Shares without regard to whether OceanFirst has raised gross proceeds from a Qualified Equity Offering (as such term is defined in the Securities Purchase Agreement) or any other source and without regard to any waiting period. In the event OceanFirst would repurchase the Preferred Shares, OceanFirst may also repurchase the Warrant at the fair market value as determined by the board of directors in reliance on an opinion of a nationally recognized investment banking firm. In the event the U.S. Department of the Treasury does not accept such fair market value as determined by the board, either party may submit to an appraisal procedure as set forth in the Securities Purchase Agreement. The Securities Purchase Agreement, pursuant to which the Preferred Shares and Warrant were sold, contains limitations on the payment of dividends on OceanFirst’s common stock (including with respect to the payment of cash dividends in excess of $.20 per share, which was the amount of the last regular dividend declared by OceanFirst prior to October 14, 2008). There are additional limitations on OceanFirst’s ability to repurchase its common stock and repurchase or redeem its trust preferred securities, and OceanFirst is subjected to certain of the executive compensation limitations included in the EESA and the ARRA and the U.S. Department of the Treasury regulations issued pursuant thereto. The Securities Purchase Agreement and all related documents may be amended unilaterally by the U.S. Department of the Treasury to the extent required to comply with any changes in applicable federal statutes after the execution thereof.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

OceanFirst’s certificate of incorporation and bylaws contain several provisions that may make OceanFirst a less attractive target for an acquisition of control by anyone who does not have the support of OceanFirst’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent. The foregoing is qualified in its entirely by reference to OceanFirst’s certificate of incorporation and bylaws.

Restrictions on Ownership

Under the federal Change in Bank Control Act and the Home Owners’ Loan Act, a notice or application must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the OTS. Under the Change in Bank Control Act and the Home Owners’ Loan Act, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Ocean First’s common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, 1-800-937-5449.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of OceanFirst are currently governed by OceanFirst’s certificate of incorporation, bylaws and applicable provisions of the DGCL. The rights of shareholders of Central Jersey are currently governed by Central Jersey’s certificate of incorporation, bylaws and applicable provisions of the New Jersey Business Corporation Act. If the merger is completed, Central Jersey shareholders who receive OceanFirst common stock will become OceanFirst shareholders and their rights will likewise be governed by OceanFirst’s certificate of incorporation and bylaws and the DGCL.

The following is a summary of the material differences between the rights of a Central Jersey shareholder and the rights of a OceanFirst shareholder. This summary is not a complete statement of the differences between the rights of Central Jersey shareholders and the rights of OceanFirst shareholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate of incorporation and bylaws of each corporation. Copies of OceanFirst’s certificate of incorporation and bylaws are available upon written request addressed to John K. Kelly, Secretary, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754. Copes of Central Jersey’s certificate of incorporation and bylaws are available upon written request addressed to Robert S. Vuono, Secretary, Central Jersey Bancorp, 1903 Highway 35, Oakhurst, New Jersey 07755.

Authorized Stock

OceanFirst	Central Jersey

•     The OceanFirst certificate of incorporation authorizes 60,000,000 shares of capital stock, consisting of 55,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

•     At August 5, 2009, there were 12,371,768 shares of OceanFirst common stock outstanding.

•     At August 5, 2009, there were 27,177,372 shares of OceanFirst common stock issued.

•     As of August 5, 2009, there were 38,263 shares of OceanFirst preferred stock issued and outstanding.

•     The Central Jersey certificate of incorporation authorizes 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

•     At August 5, 2009, there were 9,143,103 shares of Central Jersey common stock outstanding.

•     At August 5, 2009, there were 9,389,551 shares of Central Jersey common stock issued.

•     As of August 5, 2009, there were 11,300 shares of Central Jersey preferred stock issued and outstanding.

Voting Rights

OceanFirst	Central Jersey

•     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•     Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•     Holders of common stock may not cumulate their votes for the election of directors.

•     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•     Each share of common stock is entitled to one vote.

•     Holders of common stock may not cumulate their votes for the election of directors.

Required Vote for Authorization of Certain Actions

OceanFirst	Central Jersey

•     At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any affiliate of an “interested stockholder.” However, if a majority of directors not affiliated with the interested shareholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

•     The New Jersey Shareholders Protection Act (the “Shareholders Act”), prohibits certain transactions involving an “interested shareholder” The Shareholders Act prohibits certain business combinations between an interested shareholder and a New Jersey corporation subject to the Shareholder Act for a period of five (5) years after the date the interested shareholder acquired his, her or its stock, unless the transaction was approved by the corporation’s board of directors prior to the time the interested shareholder acquired its shares. After the five (5) year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met.

Dividends

OceanFirst	Central Jersey
• Holders of common stock are entitled, when declared by the OceanFirst board of directors, to receive dividends, subject to the rights of holders of preferred stock.	• Holders of common stock are entitled, when declared by the Central Jersey board of directors, to receive dividends, subject to the rights of holders of preferred stock.

Shareholders’ Meetings

OceanFirst	Central Jersey

•     OceanFirst must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than 10 days and no more than 60 days before the meeting to each shareholder entitled to vote.

•     Special meetings may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which OceanFirst would have if there were no vacancies on the board of directors.

•     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 60 days before the meeting.

•     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•     Central Jersey must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than 10 days and no more than 60 days before the meeting to each shareholder entitled to vote.

•     Special meetings may be called by the Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer or the President, and shall be called by the Chief Executive Officer, the President or the Secretary at the request in writing of a majority of the Board of Directors.

•     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 60 days before the meeting.

•     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

OceanFirst	Central Jersey

•     To nominate a director or propose new business, shareholders must give written notice to the Secretary of OceanFirst not less than 90 days before the meeting. However, if OceanFirst gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than 10 days following the date notice of the meeting was mailed to shareholders or public disclosure of the meeting was made. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

•     For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the Central Jersey not less than 120 days in advance of the date of the Central Jersey’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

Action by Shareholders Without a Meeting

OceanFirst	Central Jersey
• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.

•     Whenever the vote of shareholders at a meeting is required or permitted to be taken in connection with any corporate action the meeting and the vote of shareholders may be dispensed with if all the shareholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken.

Board of Directors

OceanFirst	Central Jersey

•     The bylaws provide that the number of directors, shall be such number as the board of directors shall from time to time designate, or in the absence of such designation shall be 9.

•     The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

•     Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•     Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•     The bylaws provide that the number of directors shall be set by a resolution of the board of directors and shall not be below 3 or exceed 15.

•     Vacancies on the board of directors will be filled by a majority vote of the remaining directors.

•     Directors may be removed for cause or without cause by the vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors.

Amendment of the Bylaws

OceanFirst	Central Jersey
• The bylaws may be amended or repealed either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.

•     The bylaws may be amended or repealed by the board of directors, at any regular or special meeting of the board of directors. The bylaws may also be amended or repealed by the holders of common stock, at any annual or special meeting, if notice of such amendment or repeal is contained in the notice of such meeting.

Amendment of the Certificate of Incorporation

OceanFirst	Central Jersey

•     The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

•     The certificate of incorporation may be amended or repealed upon the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at a meeting called for such purpose where a Quorum is present.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the board of directors of OceanFirst will consist of all the current directors of OceanFirst plus James G. Aaron, Esq. and Mark G. Solow. Messrs. Aaron and Solow also will join the board of directors of OceanFirst Bank. Information regarding the proposed appointee is contained below.

James G. Aaron, age 64, is a the Managing Partner in the law firm of Ansell, Zaro, Grimm & Aaron located in Ocean Township, New Jersey. Mr. Aaron Chairs the firm’s Commercial Litigation, Municipal Law and Bankruptcy Practice Department. Mr. Aaron is licensed to practice law in the State of New Jersey, the United States District Court for the District of New Jersey and the United States District Court for the Eastern District of New York. Mr. Aaron also is licensed to practice before the United States Court of Claims. Mr. Aaron presently serves as the city attorney for the City of Long Branch, as litigation counsel for the City of Asbury Park and is a member of the Monmouth County and New Jersey State Bar Associations. Mr. Aaron is also a lecturer for the New Jersey Institute of Continuing Legal Education in the areas of Redevelopment and Eminent Domain Law and is presently serving as a Commissioner of the New Jersey State Racing Commission. Mr. Aaron formerly served on the Advisory Board of the Jersey Shore Bank and has represented Colonial First National Bank, Midlantic/Merchants National Bank, Commerce Bank, Fidelity Union Bank and Monmouth County National Bank. Mr. Aaron received his B.A. degree from Dickinson College in Carlisle, Pennsylvania and his J.D. degree from New York University School of Law. Mr. Aaron has served as a member of the board of directors of Central Jersey since January 1, 2005. Prior to the consummation of the combination of Central Jersey and Allaire Community Bank on January 1, 2005, he served as a member of the board of directors of Monmouth Community Bancorp (the predecessor to Central Jersey) since its inception. Mr. Aaron also has served as a member of the board of directors of Central Jersey Bank, N.A. since its inception. Mr. Aaron resides in West Long Branch, New Jersey.

Mark G. Solow, age 61, is a co-founder of GarMark Advisors, LLC, a firm which manages funds for mezzanine investments in connection with leveraged buyouts, corporate recapitalizations and growth financings. He is also a general partner in and senior advisor for Crystal Ridge Partners, LLC, a firm which manages funds for equity investments in middle market companies, and he is a senior advisor to York Street Capital, a firm which makes mezzanine and structured equity investments in public and private companies. Prior to the formation of GarMark Advisors, LLC, Mr. Solow was a Senior Executive Vice President at Chemical Banking Corporation and a member of its twelve-person Management Committee. At Chemical Banking Corporation, Mr. Solow was in charge of global investment banking and corporate and multinational banking in North America, Western Europe and Asia. In addition, he was Senior Credit Officer for the United States, Canada, Western Europe and Asia. Mr. Solow received his B.S. and M.B.A. degrees from Bowling Green University. Mr. Solow has served as a member of the board of directors of Central Jersey since January 1, 2005. Prior to the consummation of the combination of Central Jersey and Allaire Community Bank on January 1, 2005, he served as a member of the board of directors of Monmouth Community Bancorp (the predecessor to Central Jersey) since its inception. Mr. Solow also has served as a member of the board of directors of Central Jersey Bank, N.A. since its inception. Mr. Solow resides in Spring Island, South Carolina and Sea Bright, New Jersey.

Please see the sections captioned “Information About Central Jersey—Director Compensation of Central Jersey Directors who have been Designated to be Directors of OceanFirst,” “Information About Central Jersey—Certain Relationships and Related Party Transactions Regarding Messrs. Aaron, Solow and Vaccaro,” and “Information About Central Jersey—Director Independence” for certain information about Messrs. Aaron and Solow while directors of Central Jersey.

Information regarding the current directors and executive officers of OceanFirst, executive compensation and relationships and related transactions is included in this OceanFirst’s proxy statement for its 2008 annual meeting of shareholders, which is incorporated by reference in this joint proxy statement/prospectus.

Management

The executive officers of OceanFirst and OceanFirst Bank will not change as a result of the merger, with the exception that James S. Vaccaro will be appointed Executive Vice President and a member of the senior executive management team of OceanFirst Bank. Information regarding the proposed appointee is contained below.

James S. Vaccaro, age 52, has served as the President and Chief Executive Officer and a member of the board of directors of Central Jersey since January 1, 2005. Prior to the consummation of the combination of Central Jersey and Allaire Community Bank, N.A. on January 1, 2005, he served as Chairman of the Board and Chief Executive Officer of Monmouth Community Bancorp (the predecessor to Central Jersey) since its inception. As of January 1, 2008, Mr. Vaccaro became the Chairman of the Board of Central Jersey and continues to serve in such capacity. Mr. Vaccaro also has served as the Chief Executive Officer of Central Jersey Bank, N.A. (formerly Monmouth Community Bank, N.A.) since April 3, 2000. Mr. Vaccaro served in various management capacities in the health care field from 1995 through 2000. Mr. Vaccaro has over 25 years of experience in the banking industry. He was a member of the board of directors, Executive Vice President and Chief Financial Officer of The Central Jersey Bank & Trust Co., and, prior to his affiliation with The Central Jersey Bank & Trust Co., was a Manager of the Asset Services Division of Citibank, N.A. Mr. Vaccaro is a member of the board of trustees of Monmouth Medical Center; is a member if the board of trustees of The Saint Barnabas Corporation; is a member of the board of trustees of Monmouth Medical Center Foundation; is a Member of the board of directors of the Business Council of Monmouth University; is a member of the board of trustees of VNA of Central Jersey; is a member of the board of directors of the New Jersey Repertory Company; is a member of the Advisory Council of Interfaith Neighbors and is a member of the leadership cabinet of Prevention First. Mr. Vaccaro received his B.A. degree from Ursinus College. Mr. Vaccaro resides in West Allenhurst, New Jersey.

Please see the sections captioned “Information About Central Jersey—Executive Compensation of Central Jersey Officer who will be an Executive Officer of OceanFirst” and “Information About Central Jersey—Certain Relationships and Related Party Transactions Regarding Messrs. Aaron, Solow and Vaccaro” for certain information about Mr. Vaccaro while an executive officer of Central Jersey.

Operations

While there can be no assurance as to the achievement of business and financial goals, OceanFirst currently expects to achieve cost savings equal to approximately 37.5% of Central Jersey’s current annualized non-interest expenses through the elimination of redundant senior management and back-office staffing and other operating efficiencies (such as the elimination of duplicative data processing services). OceanFirst expects to achieve most of these savings in the first full year following the merger. See “A Caution About Forward-Looking Statements.”

INFORMATION ABOUT CENTRAL JERSEY

About Central Jersey

Central Jersey is a bank holding company headquartered in Oakhurst, New Jersey. The holding company was incorporated in New Jersey on March 7, 2000, and became an active bank holding company on August 31, 2000 through the acquisition of Monmouth Community Bank, National Association. On January 1, 2005, Central Jersey completed its strategic business combination transaction with Allaire Community Bank, a New Jersey state-chartered bank, pursuant to which Allaire Community Bank became a wholly-owned bank subsidiary of Central Jersey. On the effective date of the combination, the name of the holding company was changed from Monmouth Community Bancorp to Central Jersey Bancorp.

On December 23, 2008, as part of the Capital Purchase Program of the U.S. Department of the Treasury, Central Jersey sold the following securities to the U.S. Department of the Treasury for an aggregate purchase price of $11.3 million: (1) 11,300 shares of Central Jersey’s fixed rate cumulative perpetual senior preferred stock, Series A, having a liquidation preference of $1,000 per share, and (2) a warrant to purchase up to 268,621 shares of Central Jersey’s common stock at an exercise price of $6.31 per share. Central Jersey’s participation in the Capital Purchase Program was voluntary. Central Jersey is well-capitalized, profitable and has ample liquidity. Central Jersey elected to participate in the Capital Purchase Program to ensure that Central Jersey Bank, N.A. continues to have ample capital and, therefore, lending capacity during the current, and likely future, difficult economic operating environment.

Central Jersey maintains an Internet website at www.cjbna.com. Through Central Jersey’s website, shareholders may access free of charge Central Jersey’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These documents are available as soon as reasonably practicable after Central Jersey electronically files these documents with the SEC. Central Jersey also posts on its website its Corporate Governance Guidelines, Code of Conduct/Ethics Policy, Chief Executive and Chief Financial Officer Code of Ethics and Nominating and Corporate Governance Committee Charter. These reports are also available in print by contacting Mr. James S. Vaccaro, Chairman, President and Chief Executive Officer, Central Jersey Bancorp, 1903 Highway 35, Oakhurst, New Jersey 07755.

About Central Jersey’s Business

In August of 2005, Central Jersey combined its two bank subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, into a single banking entity, named Central Jersey Bank, National Association. Central Jersey Bank, N.A. offers a full range of retail and commercial banking services primarily to customers located in Monmouth County and Ocean County, New Jersey. These services include checking accounts, savings accounts, money market accounts, certificates of deposit, installment loans, real estate mortgage loans, commercial loans, wire transfers, money orders, traveler’s checks, safe deposit boxes, night depositories, federal payroll tax deposits, bond coupon redemption, bank by mail, direct deposit, automated teller services and telephone and internet banking. Central Jersey Bank, N.A. has debit card, merchant card and international services available to its customers through correspondent institutions. Central Jersey Bank, N.A. currently has thirteen full-service branch facilities located in Belmar, Bradley Beach, Long Branch (2), Manasquan, Point Pleasant, Spring Lake Heights, Little Silver, Neptune City, Ocean Grove, Oakhurst and Wall Township (2), New Jersey.

Central Jersey Bank, N.A. is a national association chartered by the OCC. The deposits of the bank subsidiary are insured by the FDIC. Central Jersey Bank, N.A. provides a broad range of financial products and services to individual consumers, small businesses and professionals in its market area. When a customer’s loan requirements exceed Central Jersey Bank, N.A.’s lending limit, it may seek to arrange such loan on a participation basis with other financial institutions. In addition, Central Jersey Bank, N.A. participates in loans originated by other financial institutions.

Central Jersey’s Business Strategy

Central Jersey’s strategy is to provide a competitive range of community banking services to its market area, in a professional environment, at fair and reasonable interest rates and fees, at convenient operating hours, with a commitment to prompt, quality and highly personalized service, which is both efficient and responsive to local banking needs. Service to customers and a commitment to the community are the basic and distinguishing features offered by Central Jersey Bank, N.A., Central Jersey’s bank subsidiary.

Central Jersey’s Market Area

Central Jersey Bank, N.A. currently operates thirteen full-service branch facilities located in Belmar, Bradley Beach, Long Branch (2), Manasquan, Point Pleasant, Spring Lake Heights, Little Silver, Ocean Grove, Neptune City, Oakhurst and Wall Township (2), New Jersey. Except for the Point Pleasant branch, located in Ocean County, New Jersey, each branch is within Monmouth County, New Jersey, one of the largest counties, by population, in the State of New Jersey. The individual branch locations provide a great deal of exposure and are well-situated to conveniently serve businesses, professionals and individuals throughout Central Jersey’s market area.

Commercial activity within Central Jersey’s market area includes small and medium sized businesses, corporate offices, professional offices, major retail centers, resort and recreational businesses along the nearby oceanfront, as well as numerous industrial establishments specializing in light manufacturing, baking products, rubber and plastic products, surgical and medical devices, electronics and telecommunications. In addition, the market area contains a variety of major employers, including Monmouth Medical Center, Jersey Shore University Medical Center and Monmouth University.

Services Offered by Central Jersey

Central Jersey’s bank subsidiary, Central Jersey Bank, N.A., is community oriented and offers services and products designed to meet the banking needs of local individuals, businesses and professionals. Business people and professionals are offered a broad spectrum of deposit and loan products designed to satisfy their occupational and personal financial needs. In addition, Central Jersey Bank, N.A. provides a broad array of consumer banking services to the general public residing or working in its market area.

Deposits

In order to attract and retain stable deposit relationships with the commercial establishments and other businesses within its market area, Central Jersey Bank, N.A. offers competitive small business cash management services. Central Jersey Bank, N.A. believes that the expertise and experience of its management coupled with the introduction of new technologies enables the bank subsidiary to maximize the growth of business related deposits. The primary deposit services of Central Jersey Bank, N.A. offered to non-business customers are comprised of demand deposits, savings deposits (including money markets), time deposits and individual retirement accounts.

Loans

Central Jersey Bank N.A.’s loan portfolio consists primarily of variable-rate and short-term fixed rate loans, with a significant concentration in commercial purpose transactions. Central Jersey Bank, N.A. believes that the familiarity of its management and the members of its board of directors appointed to its loan committee with prospective local borrowers enables Central Jersey Bank, N.A. to better evaluate the character, integrity and creditworthiness of prospective borrowers.

Residential Mortgage Loans

In order to effectively penetrate the mortgage market, Central Jersey Bank, N.A., through an unaffiliated third party vendor, offers a range of residential mortgage products at competitive rates. Central Jersey Bank, N.A. closes its originated residential mortgages in its name and then sells its residential mortgage production to government agencies and private investors in order to manage interest rate risk and liquidity. Central Jersey Bank, N.A. believes that its policy of closing loans in a time frame that meets the needs of its borrowers is important to its business.

Commercial Mortgage/Construction Loans

Central Jersey Bank, N.A. originates various types of loans secured with real estate, including construction loans. Central Jersey Bank, N.A.’s loan officers work closely with real estate developers, individual builders and attorneys to offer construction loans and services to the residential real estate market as well as to owner-occupied commercial properties and investment properties. Construction lending constitutes a minor portion of the loan portfolio. In some cases, Central Jersey Bank, N.A. may originate loans larger than its lending or policy limits and will participate these loans with other financial institutions.

Consumer Lending

Central Jersey Bank, N.A. offers a full menu of consumer loan products that include home equity loans and lines of credit, secured and unsecured personal loans, overdraft lines of credit and auto loans. Central Jersey Bank, N.A. also offers a service to consumers that allows a consumer to apply for consumer loans via the Internet and receive a preapproval on their loan request in approximately sixty seconds. The ability to complete an application on-line allows Central Jersey Bank, N.A. to compete with the national lenders on a local level.

Small Business Loans

Central Jersey Bank, N.A. generally targets businesses with annual revenues of less than $25,000,000. Often, these businesses are ignored by the larger lending institutions and have experienced the negative effects of the bank consolidations. Central Jersey Bank, N.A. offers responsiveness, flexibility and local decision-making for loan applications of small business owners, thereby eliminating the delays generally associated with non-local management. Central Jersey Bank, N.A. participates in the U.S. Small Business Administration (SBA) programs through its SBA loan department, which was established in the fall of 2007, and in programs offered through the New Jersey Economic Development Authority. As an independent community bank, Central Jersey Bank, N.A. serves the business banking needs of professionals in the legal, medical, accounting, insurance, and real estate industries. Lines of credit, term loans and time loans are tailored to meet the borrowing needs of Central Jersey Bank, N.A.’s customers in the professional community.

In 2009, the SBA awarded Central Jersey Bank, N.A. with Preferred Lender Program Status (“PLP”), a designation that streamlines access to SBA-guaranteed loans for the institution’s small business customers. The SBA approves PLP status for lending institutions that are experienced with SBA-guaranteed loans and have demonstrated the ability to process, close, service and liquidate them, as well as the ability to develop and analyze complete loan packages. When the SBA designates a bank as a PLP status lender, it delegates the final credit decision and most servicing and liquidation authority and responsibility to those carefully selected banks.

Other Services

To further attract and retain customer relationships, Central Jersey Bank, N.A. provides an expanded array of financial services, including the following: the issuance of money orders, cashier checks and gift checks, wire transfers, U.S. Savings Bonds sales and redemptions, debit and ATM cards, federal payroll tax deposits, payroll services, safe deposit boxes, traveler’s checks, night depositories, bond coupon redemptions, bank-by-mail, direct deposit, business sweep accounts, automated teller machines, online deposit account and loan account applications and telephone and internet banking. Central Jersey Bank, N.A. offers a variety of personal and business credit cards. These credit cards are underwritten and managed by one or more third party unaffiliated banking organizations. Central Jersey Bank, N.A. also maintains coin counting machines, for the convenience of its customers, in most of its branch offices.

Competition

The banking business in New Jersey is very competitive. Central Jersey Bank, N.A. actively competes for deposits and loans with existing New Jersey and out-of-state financial institutions. Central Jersey Bank, N.A.’s competition includes large financial service companies and other entities, in addition to traditional banking institutions such as savings banks, commercial banks, internet banks and credit unions. Such competition includes community banks, with banking philosophies similar to those of Central Jersey Bank, N.A., which are located within or near the market area served by Central Jersey Bank, N.A.

Many of Central Jersey Bank, N.A.’s larger competitors have a greater ability to finance wide ranging advertising campaigns through their greater capital resources. Marketing efforts to attract prospective customers depend heavily upon referrals from Central Jersey Bank, N.A.’s board of directors, advisory boards, management and shareholders, selective advertising in local media and direct mail solicitations. Central Jersey Bank, N.A. competes for business principally on the basis of high quality, personal service to customers, customer access to bank decision makers and competitive interest rates and fees.

In recent years, intense market demands, technological and regulatory changes and economic pressures have eroded once clearly defined financial service industry classifications. Existing banks have been forced to diversify their services, increase rates paid on deposits, provide competitive pricing on loans and become more cost effective, as a result of competition with one another and with new types of financial service companies, including non-banking competitors. Corresponding changes in the regulatory framework have resulted in increasing homogeneity in the financial services offered by financial institutions. Some of the results of these market dynamics in the financial services industry have been a number of new bank and non-bank competitors, increased merger activity, and increased customer awareness of product and service differences among competitors. These factors may be expected to affect the business prospects of Central Jersey Bank, N.A.

Employees

James S. Vaccaro (Chairman, President and Chief Executive Officer), Robert S. Vuono (Senior Executive Vice President, Chief Operating Officer and Secretary) and Anthony Giordano, III (Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary) currently are the executive officers of the holding company, Central Jersey, and its banking subsidiary, Central Jersey Bank, N.A. Mr. Vaccaro, Mr. Vuono and Mr. Giordano each have entered into a change of control agreement with Central Jersey. Including the aforementioned executive officers, Central Jersey had a total of 140 full time equivalent employees as of June 30, 2009.

Holding Company Operations

Central Jersey serves as the holding company for Central Jersey Bank, N.A. The holding company has no assets or liabilities other than its investment in Central Jersey Bank, N.A. and its participation in MCBK Capital Trust I, a special purpose business trust established in March 2004 for the purpose of issuing $5.0 million of preferred capital securities. The holding company does not conduct, nor does management believe that it will conduct, any business. All banking products and services are, and will be, provided by Central Jersey’s bank subsidiary, Central Jersey Bank, N.A. Moreover, on March 9, 2004, Monmouth Community Bank, N.A., the original banking subsidiary of Central Jersey, formed MCB Investment Company, a New Jersey corporation. For state tax purposes, MCB Investment Company was formed to hold and invest in investment securities in support of Monmouth Community Bank, N.A. Further, on January 10, 2001, Allaire Community Bank, a former bank subsidiary of Central Jersey that was combined with Monmouth Community Bank, N.A. to form Central Jersey Bank, N.A. in August 2005, formed Allaire Investment Co., Inc., a New Jersey corporation, for the same purposes that Monmouth Community Bank, N.A. formed MCB Investment Company. Central Jersey combined the two New Jersey investment subsidiaries effective January 1, 2006. The name of the combined investment subsidiary is CJB Investment Company. On March 19 2009, Central Jersey formed a new investment subsidiary in the State of Delaware. The name of the Delaware investment company is Central Delaware Investment Co.

Government Regulation

Central Jersey and its subsidiaries, including Central Jersey Bank, N.A., operate within a system of banking laws and regulations intended to protect bank customers and depositors. These laws and regulations govern the permissible operations and management, activities, reserves, loans and investments of Central Jersey and its subsidiaries. In addition, Central Jersey is subject to federal and state securities laws and general federal laws and regulations. Central Jersey and its non-bank subsidiary also are subject to the corporate laws and regulations of their respective states of incorporation. The following descriptions summarize the key banking and other laws and regulations to which Central Jersey and Central Jersey Bank, N.A. are subject. These descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations discussed. Future changes in these laws and regulations, or in the interpretation and application thereof by their administering agencies, cannot be predicted, but could have a material effect on the business and results of Central Jersey and its subsidiaries.

Central Jersey is a bank holding company under the Federal Bank Holding Company Act of 1956, as amended by the 1999 financial modernization legislation known as the Gramm-Leach-Bliley Act, and is subject to the supervision of the Board of Governors of the Federal Reserve System. In general, the Bank Holding Company Act limits the business of bank holding companies to banking, managing or controlling banks, and performing certain servicing activities for subsidiaries and, as a result of the Gramm-Leach-Bliley Act amendments to the Bank Holding Company Act, permits bank holding companies that are also designated as “financial holding companies” to engage in any activity, or acquire and retain the shares of any company engaged in any activity, that is either (1) financial in nature or incidental to such financial activity (as determined by the Federal Reserve Board in consultation with the OCC), or (2) complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally (as determined by the Federal Reserve Board). In order for a bank holding company to engage in the broader range of activities that are permitted by the Bank Holding Company Act for bank holding companies that are also financial holding companies, upon satisfaction of certain regulatory criteria, the bank holding company must file a declaration with the Federal Reserve Board that it elects to be a financial holding company. Central Jersey does not intend to seek a financial holding company designation at this time, and does not believe that the current decision not to seek a financial holding company designation will adversely affect its ability to compete in its chosen markets. Central Jersey does not believe that seeking such a designation at this time would position it to compete more effectively in the offering of its current products and services.

Central Jersey Bank, N.A., the banking subsidiary of Central Jersey, is a national association, and is subject to the regulation, supervision and examination of the OCC. In addition, as a national bank, Central Jersey Bank, N.A. was required to become a member bank of the Federal Reserve Bank of New York, and is subject to examination and regulation by the Board of Governors of the Federal Reserve System. The Federal Reserve Board regulates aspects of activities conducted by Central Jersey and its subsidiaries, as discussed above.

Dividend Restrictions

Central Jersey and its subsidiaries are separate legal entities whose finances are in some ways interconnected. Central Jersey’s principal source of funds to fulfill its guarantee of trust preferred securities issued by MCBK Capital Trust I or to pay cash dividends on its common stock, if such dividends were to be declared, is from cash dividends paid to it by Central Jersey Bank, N.A. Certain federal statutes and regulations limit the payment of dividends to Central Jersey by its bank subsidiary without regulatory approval.

As a national bank, Central Jersey Bank, N.A. must obtain prior approval from the OCC to pay a cash dividend if the total of all cash dividends declared by Central Jersey Bank, N.A. in any calendar year would exceed Central Jersey Bank, N.A.’s net income for that year, combined with its retained net income for the preceding two calendar years, less any transfers required by the OCC or to a fund for retirement of preferred stock. Additionally, Central Jersey Bank, N.A. may not declare dividends in excess of net profits on hand, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

The payment of dividends is limited further by applicable minimum capital requirements. The Federal Reserve Board and the OCC have issued additional guidelines and policy statements, applicable to Central Jersey and Central Jersey Bank, N.A., requiring bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition, and limiting dividends to payments out of current operating earnings.

As an insured depository institution, Central Jersey Bank, N.A. is subject to the Federal Deposit Insurance Act which provides that no dividends may be paid by an insured depository institution if it is in arrears in the payment of any insurance assessment due to the FDIC. In addition, under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized, as further discussed below. A payment of dividends that would have the effect of depleting a depository institution’s capital base to an inadequate level could constitute an unsafe and unsound practice subject to a cease and desist order.

Prior to 2008, Central Jersey Bank, N.A. had never declared any cash dividends. However, on January 15, 2008, Central Jersey, the parent company of Central Jersey Bank, N.A., announced that its board of directors authorized a common stock repurchase program. Central Jersey Bank, N.A. declared and paid cash dividends totaling $2.045 million to Central Jersey in order to effectuate the common stock repurchase program. As of December 23, 2008, Central Jersey suspended its stock repurchase program due to its participation in the U.S. Department of the Treasury’s Capital Purchase Program.

Transactions with Affiliates

Banking laws and regulations impose certain restrictions on the ability of bank holding companies and their non-bank subsidiaries to borrow from and engage in other transactions with their subsidiary or affiliated banks. Generally, these restrictions require that any extensions of credit must be secured by designated amounts of specified collateral and are limited to (1) 10% of the bank’s capital stock and surplus per non-bank affiliated borrower, and (2) 20% of the bank’s capital stock and surplus aggregated as to all non-bank affiliated borrowers. In addition, certain transactions with affiliates must be on terms and conditions, including credit standards, at least as favorable to the institution as those prevailing for arms-length transactions. Central Jersey Bank, N.A. also must comply with regulations which restrict loans made to directors, executive officers and principal shareholders of Central Jersey and its subsidiaries.

Liability of Commonly Controlled Institutions and “Source of Strength” Doctrine

The Federal Deposit Insurance Act contains a “cross-guarantee” provision that could result in any insured depository institution owned by Central Jersey being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by Central Jersey. Also, under the Bank Holding Company Act and Federal Reserve Board policy, bank holding companies are expected to represent a source of financial and managerial strength to their bank subsidiaries, and to commit resources to support bank subsidiaries in circumstances where banks may not be in a self sufficient financial position. Capital loans by a bank holding company to a bank subsidiary are subordinate in right of repayment to deposits and other bank indebtedness. If a bank holding company declares bankruptcy, any commitment made to a federal bank regulatory agency by the bank holding company to sustain the capital of its subsidiary banks will be assumed by the bankruptcy trustee and entitled to a priority of payment.

In addition, under the National Bank Act, as amended, if the capital stock of a subsidiary national bank is impaired, by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank’s parent company, and to sell the stock of the bank if such assessment is not satisfied within three months to the extent necessary to eliminate the deficiency.

FDIC Deposit Insurance Coverage

The FDIC is an independent agency of the United States government that protects against the loss of insured deposits if an FDIC-insured bank or savings association fails. FDIC deposit insurance is backed by the full faith and credit of the United States government. FDIC insurance covers funds in deposit accounts, including checking and savings accounts, money market deposit accounts and certificates of deposit (CDs). FDIC insurance does not, however, cover other financial products and services that insured banks may offer, such as stocks, bonds, mutual fund shares, life insurance policies, annuities or municipal securities. There is no need for depositors to apply for FDIC insurance or even to request it. Coverage is automatic. The FDIC provides separate coverage for deposits held in different account ownership categories. Unlimited deposit insurance coverage is available through December 31, 2009, for non-interest bearing transaction accounts at institutions participating in FDIC’s Temporary Liquidity Guarantee Program. On January 1, 2014, the standard coverage limit will return to $100,000 for all deposit categories except IRAs and Certain Retirement Accounts, which will continue to be insured up to $250,000 per owner.

The coverage limits shown in the chart below refer to the total of all deposits that an account holder has in the same ownership categories at each FDIC-insured bank. The chart shows only the most common ownership categories that apply to individual and family deposits, and assumes that all FDIC requirements are met.

Single Accounts (owned by one person)	$250,000 per owner

Joint Accounts (two or more persons)	$250,000 per co-owner

IRAs and certain other retirement accounts	$250,000 per owner

Trust Accounts	$250,000 per owner per beneficiary subject to specific limitations and requirements

Corporation, Partnership and Unincorporated Association Accounts	$250,000 per corporation, partnership or unincorporated association

Employee Benefit Plan Accounts	$250,000 for the non-contingent, ascertainable interest of each participant

Government Accounts	$250,000 per official custodian

Non-interest Bearing Transaction Accounts	Unlimited coverage—only at participating FDIC-insured banks and savings associations

Temporary Liquidity Guarantee Program

On November 21, 2008, the Board of Directors of the FDIC adopted a final rule relating to the Temporary Liquidity Guarantee Program (“TLG Program”). The TLG Program was announced by the FDIC on October 14, 2008, preceded by the determination of systemic risk by the Secretary of the U.S. Department of the Treasury (after consultation with the President), as an initiative to counter the system-wide crisis in the nation’s financial sector. Under the TLG Program the FDIC will (1) guarantee, through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008, and before June 30, 2009, and (2) provide full FDIC deposit insurance coverage for non-interest bearing transaction deposit accounts, Negotiable Order of Withdrawal (“NOW”) accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts held at participating FDIC- insured institutions through December 31, 2009. Coverage under the TLG Program was available for the first 30 days without charge. The fee assessment for coverage of senior unsecured debt ranges from 50 basis points to 100 basis points per annum, depending on the initial maturity of the debt. The fee assessment for deposit insurance coverage is 10 basis points per quarter on amounts in covered accounts exceeding $250,000. On December 23, 2008, Central Jersey elected to participate in both guarantee programs.

Capital Purchase Program

On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the U.S. Department of the Treasury announced the Capital Purchase Program, pursuant to which qualified U.S. financial institutions could voluntarily build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

On December 23, 2008, Central Jersey, as part of the Capital Purchase Program, sold (1) 11,300 shares of preferred stock, and (2) a warrant to purchase up to 268,621 of Central Jersey’s common stock at an exercise price of $6.31 per share. Central Jersey intends to utilize the $11.3 million in gross investment proceeds for general corporate purposes and to enhance lending operations. Both the preferred stock and the warrant qualify as components of Central Jersey’s regulatory Tier 1 Capital.

The shares of preferred stock pay cumulative dividends at a rate of 5% per annum, or approximately $550,000 annually, and will reset to a rate of 9% at the end of the fifth year. The warrant has a term of 10 years and is exercisable, in whole or part, at any time during the term. The exercise price for the warrant was the market price of Central Jersey’s common stock at the time of issuance calculated on a 20-trading day trailing average. The fair value of the warrant was estimated on December 23, 2008 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $6.31, dividend yield of 0%; expected volatility of 46.50%; risk free interest rate of 1.45%; and expected life of five years.

Central Jersey is subject to certain requirements regarding executive compensation and corporate governance during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding. These requirements are set forth in the EESA and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Regulations”), and include the following: (1) Central Jersey’s compensation committee is required to review incentive compensation arrangements with senior risk officers at least annually to ensure that no such arrangement encourages senior executive officers to take unnecessary and excessive risks that threaten the value of Central Jersey, and the compensation committee must provide certifications to that effect to the OCC; (2) Central Jersey Bancorp is required to recover any bonus or incentive compensation paid to a senior executive officer that is based on statements of earnings that are subsequently proven to be materially inaccurate; and (3) Central Jersey is prohibited from making any “golden parachute payments” as defined in the EESA and the Regulations.

On February 17, 2009, President Obama signed the ARRA, which amended the executive compensation and corporate governance provisions of the EESA. The amendments elaborate on the requirements and obligations under the EESA and provide that Capital Purchase Program participants: (1) may not provide incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution; (2) must recover any bonus or incentive compensation paid to senior executive officers based on statements of earning that are subsequently proven to be materially inaccurate; (3) may not make any “golden parachute payments” to senior executive officers; (4) may not pay any bonus, retention award or incentive compensation to certain of the most highly compensated employees, except pursuant to employment contracts executed on or before February 11, 2009 and except for long-term restricted stock that meets certain requirements; (5) may not adopt any compensation plan that would encourage manipulation of reported earnings to enhance the compensation paid to any employee; (6) must establish a compensation committee of independent directors to review employee compensation plans; and (7) must provide certain certifications regarding executive compensation and compliance with the requirements of the EESA. The ARRA also provides that, subject to consultation with the appropriate federal banking agency, the Secretary of the U.S. Department of the Treasury will permit a participant in the Capital Purchase Program to repay any assistance previously provided under the Capital Purchase Program. The participant will not have to replace the assistance with Tier I Capital, as originally provided in the Capital Purchase Program.

Capital Adequacy

The Federal Reserve Board and the OCC have substantially similar risk-based capital and leverage ratio guidelines for banking organizations. These guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet financial instruments. Under the risk-based capital and leverage ratio guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. These risk-based capital requirements identify concentration of credit risk, and facilitate management of those risks.

To derive total risk-weighted assets, bank assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are converted to asset equivalent amounts to which an appropriate risk-weight will apply. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property, which carry a 50% risk-weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Department of the Treasury or obligations backed by the full faith and credit of the United States government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% risk-weighting. Transaction-related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity or more than one year) have a 50% risk-weighting. Short-term commercial letters of credit have a 20% risk-weighting, and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

Under the capital guidelines, a banking organization’s total capital is divided into tiers. “Tier I Capital” consists of common shareholders’ equity, qualifying preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items and other intangible assets. No more than 25% of qualifying Tier I Capital may consist of trust preferred securities. “Tier II Capital” consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, and preferred stock that does not qualify as Tier I Capital, plus a limited amount of loan and lease loss allowances and a limited amount of unrealized holding gains on equity securities. “Tier III Capital” consists of qualifying unsecured subordinated debt. “Total Capital” is the sum of Tier I, Tier II and Tier III Capital. The sum of Tier II and Tier III Capital may not exceed the amount of Tier I Capital.

Under the Federal Reserve Board’s risk-based capital guidelines for bank holding companies, the required minimum ratio of Total Capital (the sum of Tier I, Tier II and Tier III Capital) to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. The required minimum ratio of Tier I Capital to risk-weighted assets is 4%. At December 31, 2008, Central Jersey’s ratios of Total Capital and Tier 1 Capital to risk-weighted assets were 15.09% and 13.91%, respectively.

The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company’s Tier I Capital (excluding intangibles) to its total assets (excluding loan loss reserve, goodwill, and certain other intangibles). Bank holding companies normally must maintain a minimum leverage ratio of 4%, unless the bank holding company has the highest supervisory rating or has implemented the Federal Reserve Board’s risk-adjusted measure for market risk, in which case its minimum leverage ratio must be 3%. Banking organizations undergoing significant growth or undertaking acquisitions must maintain even higher capital positions. At March 31, 2009, Central Jersey’s leverage ratio was 9.94%. Central Jersey Bank, N.A. is subject to similar risk-based and leverage capital guidelines, as adopted by the OCC.

Banking regulators currently are developing proposed revisions to their existing capital adequacy regulations and standards, based on policy guidelines issued by the Basel Committee on Banking Supervision, an international committee of central banks and bank regulators from major industrialized countries. Central Jersey Bank, N.A. is analyzing the potential impact of these proposed revisions on its risk-based capital.

Prompt Corrective Action

The Federal Deposit Insurance Act requires federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have an adverse material effect on Central Jersey’s financial condition. Under the Prompt Corrective Action Regulations, Central Jersey Bank, N.A. must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

The Prompt Corrective Action Regulations define specific capital categories based on an institution’s capital ratios. The capital categories, in declining order, are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” The Federal Deposit Insurance Act imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the capital category by which the institution is classified. Institutions categorized as “undercapitalized” or worse may be subject to requirements to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on asset growth and executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the regulatory agencies, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes “critically undercapitalized,” it generally must be placed in receivership or conservatorship within 90 days.

The Prompt Corrective Action Regulations provide that an institution is “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater. The institution also may not be subject to an order, written agreement, and capital directive or prompt corrective action directive to meet and maintain a specific level for any capital measure. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of a well-capitalized institution. An institution is deemed “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio of less than 4.0%, or a leverage ratio of less than 4.0% (or a leverage ratio of less than 3.0% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of a significantly undercapitalized or critically undercapitalized institution. An institution is “significantly undercapitalized” if the institution has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio of less than 3.0%, or a leverage ratio less than 3.0% and the institution does not meet the definition of a critically undercapitalized institution, and is “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

The appropriate federal banking agency may, under certain circumstances, reclassify a well capitalized insured depository institution as adequately capitalized. The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not to treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than an institution’s capital levels.

At March 31, 2009, Central Jersey Bank, N.A. was “well capitalized” based on the ratios and guidelines noted above. However, the capital categories of the bank are determined solely for the purpose of applying the Prompt Corrective Action Regulations and may not constitute an accurate representation of its overall financial condition or prospects. Additional information on capital amounts and ratios of Central Jersey and Central Jersey Bank, N.A. is found in Note (15) to our consolidated financial statements included elsewhere in this document.

Unsafe and Unsound Practices

Notwithstanding its Prompt Corrective Action category dictated by risk-based capital ratios, the Federal Deposit Insurance Act permits the appropriate bank regulatory agency to reclassify an institution if it determines, after notice and a hearing, that the condition of the institution is unsafe or unsound, or if it deems the institution to be engaging in an unsafe or unsound practice. Under the Financial Institutions Supervisory Act, the OCC has the authority to prohibit national banks from engaging in any activity in the conduct of their business which the OCC believes constitutes an unsafe or unsound practice. The Federal Reserve Board has similar authority with regard to bank holding companies and their non-bank subsidiaries.

The USA PATRIOT Act

On October 26, 2001, the President signed into law certain comprehensive anti-terrorism legislation known as the USA PATRIOT Act of 2001. Title III of the USA PATRIOT Act substantially broadened the scope of the U.S. anti-money-laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The U.S. Department of the Treasury has issued a number of implementing regulations which apply various requirements of the USA PATRIOT Act to financial institutions such as Central Jersey Bank, N.A. Those regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.

Failure of a financial institution to comply with the USA PATRIOT Act’s requirements could have serious legal consequences for an institution and adversely affect its reputation. Central Jersey has adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA PATRIOT Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA PATRIOT Act and by the U.S. Department of the Treasury regulations.

Community Reinvestment Act

The Federal Community Reinvestment Act requires banks to respond to the full range of credit and banking needs within their communities, including the needs of low and moderate-income individuals and areas. A bank’s failure to address the credit and banking needs of all socio-economic levels within its markets may result in restrictions on growth and expansion opportunities for the bank, including restrictions on new branch openings, relocation, formation of subsidiaries, mergers and acquisitions. In the latest CRA examination report with respect to Central Jersey Bank, N.A., dated November 10, 2003, Central Jersey Bank, N.A. received a rating of satisfactory.

Consumer Privacy

The privacy provisions of the Gramm-Leach-Bliley Act generally prohibit financial institutions, including Central Jersey and Central Jersey Bank, N.A., from disclosing or sharing nonpublic personal financial information to third parties for marketing or other purposes not related to transactions, unless customers have an opportunity to “opt out” of authorizing such disclosure, and have not elected to do so. It has never been the policy of Central Jersey to release such information except as may be required by law. The Fair Credit Reporting Act also restricts information sharing among affiliates for marketing and other purposes.

Loans to One Borrower

Federal banking laws limit the amount a bank may lend to a single borrower to 15% of the bank’s capital and surplus, plus an additional 10% of capital and surplus if the amount over the 15% general limit is fully secured by adequate amounts of readily marketable capital. However, no loan to one borrower may exceed 25% of a bank’s statutory capital, notwithstanding collateral pledged to secure it. Well-qualified national banks also may be eligible for certain preferred lending limits within specified loan categories.

Depositor Preference Statute

Under federal law, depositors, certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against the institution, in the event of a “liquidation or other resolution” of the institution by a receiver.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President of the United States signed into law the Sarbanes-Oxley Act of 2002. The stated goals of Sarbanes-Oxley Act of 2002 are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act of 2002 generally applies to all companies, both domestic and foreign, that file or are required to file periodic reports with the SEC under the Exchange Act.

The Sarbanes-Oxley Act of 2002 includes very specific disclosure requirements and corporate governance rules, requires the SEC and self regulatory organizations to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the Securities and Exchange Commission and the Comptroller General. The Sarbanes-Oxley Act of 2002 represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

The Sarbanes-Oxley Act of 2002 addresses, among other matters:

•	audit committees for all reporting companies;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers under certain circumstances;

•	a prohibition on insider trading during pension plan black out periods;

•	disclosure of off-balance sheet transactions;

•	expedited filing requirements for certain periodic and current reports;

•	disclosure of a code of ethics;

•	“real time” filing of periodic reports;

•	the formation of a public accounting oversight board;

•	auditor independence; and

•	various increased criminal penalties for violations of securities laws.

Overall Impact of New Legislation and Regulations

Various legislative initiatives are from time to time introduced in Congress. It cannot be predicted whether or to what extent the business and condition of Central Jersey and its subsidiaries will be affected by new legislation or regulations, and legislation or regulations as yet to be proposed or enacted. In addition, the U.S. Department of the Treasury has the authority to unilaterally change the scope and requirements of the Capital Purchase Program, which could have an adverse impact on the operations of Central Jersey and its subsidiaries.

Impact of Monetary Policies

The earnings of Central Jersey Bank, N.A. will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve Board have had, and will likely continue to have, an important impact on the operating results of banks through the Federal Reserve Board’s power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The Federal Reserve Board has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of, among other things, the discount rate on borrowing of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

Properties

The corporate headquarters of Central Jersey Bank, N.A. is a leased facility, located in Oakhurst, New Jersey at 1903 Highway 35. The corporate headquarters includes a full service branch.

Central Jersey Bank, N.A. also leases office space or owns the buildings at the following branch locations:

•	627 Second Avenue, Long Branch, New Jersey.

•	700 Allaire Road, Spring Lake Heights, New Jersey.

•	700 Branch Avenue, Little Silver, New Jersey.

•	61 Main Avenue, Ocean Grove, New Jersey.

•	444 Ocean Boulevard, Long Branch, New Jersey.

•	2200 Highway 35, Sea Girt, New Jersey.

•	155 Main Street, Manasquan, New Jersey.

•	Shark River Plaza, 300 West Sylvania Avenue, Route 33, Neptune City, New Jersey.

•	2201 Bridge Avenue, Point Pleasant, New Jersey.

•	501 Main Street, Bradley Beach, New Jersey.

•	611 Main Street, Belmar, New Jersey.

•	Shop Rite Plaza, 2445 Highway 34, Manasquan, New Jersey.

Legal Proceedings

Except as may otherwise be disclosed in this document, there are no material legal, governmental, administrative or other proceedings pending against Central Jersey or Central Jersey Bank, N.A.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is intended to provide information about Central Jersey’s financial condition for the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008 and 2007 and results of operations for the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008 and 2007. The following information should be read in conjunction with Central Jersey’s unaudited consolidated financial statements for the three months ended March 31, 2009 and the audited consolidated financial statements for the years ended December 31, 2008 and 2007, including the related notes thereto, which begin on page F-1 of this document.

Critical Accounting Policies

Disclosures contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as disclosures with respect to Central Jersey’s financial condition and results of operations for the three months ended March 31, 2009 and 2008 found elsewhere in this joint proxy statement/prospectus, are based upon Central Jersey’s unaudited consolidated financial statements for the three months ended March 31, 2009 and 2008, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these unaudited consolidated financial statements requires Central Jersey to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

Note 1 to Central Jersey’s consolidated financial statements for the years ended December 31, 2008 and 2007, contained elsewhere in this document, includes a summary of Central Jersey’s significant accounting policies. Central Jersey believes that its policy with respect to the methodology for its determination of the allowance for loan losses, involves a high degree of complexity and requires management to make difficult and subjective judgments which often requires assumptions or estimates about uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. This critical policy and its application are periodically reviewed by Central Jersey’s audit committee and board of directors.

Additional critical accounting policies relate to judgments about other asset impairments, including goodwill, investment securities, servicing rights and deferred tax assets. Central Jersey performs an annual analysis to test the aggregate balance of goodwill for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. For purposes of the goodwill impairment evaluation, Central Jersey is identified as the reporting unit. The fair value of goodwill is determined using standard valuation methodologies similar to those used to determine the fair value of goodwill in a business combination, including a review of comparable transactions. If the carrying amount of goodwill pursuant to this analysis were to exceed the implied fair value of goodwill, an impairment loss would be recognized. No impairment loss was required to be recognized for the years ended December 31, 2008 and 2007.

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks with original maturities of three months or less and overnight federal funds sold. Federal funds sold are generally sold for one-day periods.

Investment securities held-to-maturity are comprised of debt securities that Central Jersey Bank, N.A. has the intent and ability to hold to maturity. Such securities are stated at cost, adjusted for amortization of premiums and accretion of discounts over the estimated remaining lives of the investment securities utilizing the level-yield method. Investment securities to be held for indefinite periods of time and not intended to be held-to-maturity, including all equity securities, are classified as available-for-sale. Investment securities available-for-sale include investment securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Investment securities available-for-sale are carried at estimated fair value. Unrealized holding gains and losses on such investment securities available-for-sale are excluded from earnings and reported as a separate component of shareholders’ equity. Gains and losses on sales of investment securities are based on the specific identification method and are accounted for on a trade date basis.

On a quarterly basis, Central Jersey Bank, N.A. evaluates investment securities for other-than-temporary impairment. For individual investment securities classified as either available-for-sale or held-to-maturity, a determination is made as to whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the individual investment security shall be written down to fair value and the amount of the write-down shall be recognized in earnings. After evaluation, as of March 31, 2009, Central Jersey Bank, N.A. noted no other-than-temporary impairment issues. The overall investment security portfolio is in an unrealized gain position and does not reflect any significant individual investment security losses.

Loans are stated at unpaid principal balances, less unearned income and deferred loan fees and costs.

Interest on loans is credited to operations based upon the principal amount outstanding.

Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized over the estimated life of the loan as an adjustment to the loan’s yield using the level-yield method.

A loan is considered impaired when, based on current information and events, it is probable that Central Jersey Bank, N.A. will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, at the loan’s observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. Conforming residential mortgage loans, home equity and second mortgages and loans to individuals, are excluded from the definition of impaired loans as they are characterized as smaller balance, homogeneous loans and are collectively evaluated.

The accrual of income on loans, including impaired loans, is generally discontinued when a loan becomes more than 90 days delinquent as to principal or interest or when other circumstances indicate that collection is questionable, unless the loan is well secured and in the process of collection. Income on non-accrual loans, including impaired loans, is recognized only in the period in which it is collected, and only if management determines that the loan principal is fully collectible. Loans are returned to an accrual status when a loan is brought current as to principal and interest and reasons for doubtful collection no longer exist.

A loan is considered past due when a payment has not been received in accordance with the contractual terms. Generally, commercial loans are placed on non-accrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Commercial loans are generally written down after an analysis is completed which indicates that collectibility of the full principal balance is in doubt. Consumer loans are generally written down after they become 120 days past due. Mortgage loans are not generally placed on a non-accrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Mortgage loans are generally written down when the value of the underlying collateral does not cover the outstanding principal balance. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan’s yield. Loans held-for-sale are recorded at the lower of aggregate cost or fair value.

The allowance for loan losses is based upon the Interagency Policy Statement on the Allowance for Loan and Lease Losses issued jointly by the federal banking agencies on December 13, 2006 (OCC Bulletin 2006-47) and management’s evaluation of the adequacy of the allowance, including an assessment of: (a) known and inherent risks in the loan portfolio; (b) the size and composition of the loan portfolio; (c) actual loan loss experience; (d) the level of delinquencies; (e) the individual loans for which full collectibility may not be assured; (f) the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans; and (g) the current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review Central Jersey Bank, N.A.’s allowance for loan losses. Such agencies may require Central Jersey Bank, N.A. to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of Central Jersey Bank, N.A.’s loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of Central Jersey Bank, N.A.’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the Central New Jersey area experience an adverse economic climate. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond Central Jersey Bank, N.A.’s control. Management believes that the allowance for loan losses is adequate as of December 31, 2008.

Income taxes are accounted for under the asset and liability method. Current income taxes are provided for based upon amounts estimated to be currently payable, for both federal and state income taxes. Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax basis of existing assets and liabilities. Deferred tax assets are recognized for future deductible temporary differences and tax loss carry forwards if their realization is “more-likely-than-not.” The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date. The determination of whether deferred tax assets will be realizable is predicted on estimates of future taxable income. Such estimates are subject to management’s judgment. A valuation reserve is established when management is unable to conclude that it is more likely than not that it will realize deferred tax assets based on the nature and timing of these items.

Comprehensive income is segregated into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-sale. Comprehensive income is presented in the Statements of Changes in Shareholders’ Equity.

Central Jersey Bank, N.A.’s operations are solely in the financial services industry and include traditional banking and other financial services. Central Jersey Bank, N.A. operates primarily in the geographical region of central New Jersey. Management makes operating decisions and assesses performance based on an ongoing review of Central Jersey Bank, N.A.’s consolidated financial results. Therefore, Central Jersey has a single operating segment for financial reporting purposes.

Intangible assets consist of goodwill, core deposit premiums and servicing rights. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis.

Central Jersey Bank, N.A. originates SBA loans and typically attempts to sell the U.S. Government guaranteed portion of the outstanding loan balance to investors, with servicing retained. Servicing rights fees, which are usually based on a percentage of the outstanding principal balance of the loan, are recorded for servicing functions. Central Jersey Bank, N.A. accounts for its transfers and servicing of financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Central Jersey Bank, N.A. records servicing rights based on the fair values at the date of sale.

Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on an accelerated basis over a period of ten years. The amortization of the core deposit premiums is recorded in other operating expenses.

Long-lived assets including goodwill and certain identifiable intangibles are periodically evaluated for impairment in value. Long-lived assets and deferred costs are typically measured whenever events or circumstances indicate that the carrying amount may not be recoverable. No such events have occurred during the periods reported. Certain identifiable intangibles and goodwill are evaluated for impairment at least annually utilizing the “market approach” as prescribed by SFAS No. 142. Asset impairment is recorded when required. Intangible assets consist of goodwill, core deposit premiums and servicing rights. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. In accordance with SFAS No. 142, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis.

The determination of whether deferred tax assets will be realizable is predicated on estimates of future taxable income. Such estimates are subject to management’s judgment. A valuation reserve is established when management is unable to conclude that it is more likely than not that it will realize deferred tax assets based on the nature and timing of these items.

On January 7, 2008, Central Jersey announced a common stock repurchase program. As authorized by Central Jersey’s Board of Directors, Central Jersey may repurchase up to 5.7%, or 525,000 shares, of the 9,183,290 shares of its common stock outstanding at the time the repurchase program was announced. Repurchases may be made from time to time, in the open market, in unsolicited negotiated transactions or in such other manner deemed appropriate by management, at prices not exceeding prevailing market prices, subject to availability of the shares, over 24 months ending December 31, 2009, or such shorter or longer period of time as Central Jersey may determine. The acquired shares are to be held in treasury to be used for general corporate purposes. Central Jersey’s repurchase activities are transacted in accordance with SEC safe harbor rules and guidance for issuer repurchases. During the year ended December 31, 2008, Central Jersey repurchased 246,448 shares of its common stock at an average price of $7.29 per share. As of December 23, 2008, Central Jersey suspended its stock repurchase program due to its participation in the Capital Purchase Program.

For the Three Months Ended March 31, 2009 and 2008

Overview

Central Jersey reported net income and net income available to common shareholders of $310,000 and $125,000, respectively, for the three months ended March 31, 2009, as compared to $581,000 for both for the same period in 2008. The net income available to common shareholders figure takes into account $141,000 in preferred stock dividends paid to the U.S. Department of the Treasury as part of the Capital Purchase Program during the three months ended March 31, 2009. Basic and diluted earnings per share for the three months ended March 31, 2009 were $0.01, as compared to basic and diluted earnings per share of $0.06 for the same period in 2008. The decrease in net income is primarily attributable to $3.1 million in provision for loan losses recorded during the three months ended March 31, 2009, resulting from credit deterioration of several commercial borrowers due to general economic conditions. This charge was partly mitigated by $1.8 million in gains realized from the sale of investment securities during the period. These gains were generated as a result of favorable market conditions due to the low interest rate environment. Since $1.1 million of the $1.8 million in gains from the sale of available-for-sale investment securities, recorded during the three months ended March 31, 2009, were realized in CJB Investment Company, a wholly-owned subsidiary of Central Jersey Bank, N.A., these gains are considered capital gains and are permitted to be offset against the remaining capital tax loss carry-forwards. The federal tax savings from this transaction totaled approximately $369,000.

Total assets of $576.2 million at March 31, 2009 were comprised primarily of $354.2 million in net loans, $158.0 million in investment securities, $425,000 in residential loans held-for-sale and $14.7 million in cash and cash equivalents, as compared to total assets of $599.4 million at December 31, 2008, which primarily consisted of $356.3 million in net loans, $185.4 million in investment securities, $400,000 in residential loans held-for-sale and $9.8 million in cash and cash equivalents. Total assets at March 31, 2009 were funded primarily through deposits totaling $430.6 million and other borrowings totaling $57.0 million, as compared to deposits totaling $418.8 million and other borrowings totaling $71.7 million at December 31, 2008.

Non-performing/impaired loans totaled $10.5 million at March 31, 2009, as compared to $2.7 million at December 31, 2008. The increase in non-performing/impaired loans was due primarily to certain commercial loans which were placed on non-accrual status and/or deemed to be impaired during the three months ended March 31, 2009. The loans which were deemed to be impaired required a specific reserve in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. There was $698,000 in loan charge-offs during the three months ended March 31, 2009, as compared to no loan charge-offs for the same period in 2008. Loan loss recoveries totaled $2,000 during the three months ended March 31, 2009, as compared to $3,000 for the same period in 2008.

Results of Operations

General

Central Jersey’s principal source of revenue is derived from its bank subsidiary’s net interest income, which is the difference between interest income on earning assets and interest expense on deposits and borrowed funds. Interest-earning assets consist principally of loans, investment securities and federal funds sold, while the sources used to fund such assets consist primarily of deposits. Central Jersey’s net income is also affected by its bank subsidiary’s provision for loan losses, other-than-temporary impairment of investment securities, other income and other expenses. Other income consists primarily of service charges and fees. Other expenses consist primarily of salaries and employee benefits, occupancy costs, data processing fees and other operating related expenses.

Net Interest Income

Net interest income was $4.7 million for the three months ended March 31, 2009, as compared to $4.2 million for the same period in 2008. Net interest income for the three months ended March 31, 2009 and 2008 was comprised primarily of $5.0 million and $5.3 million, respectively, in interest and fees on loans, $1.9 million and $1.7 million, respectively, in interest on investment securities and $33,000 and $192,000, respectively, in interest income on federal funds sold and due from banks, less interest expense on deposits of $2.0 million and $2.7 million, respectively, interest expense on borrowed funds of $247,000 and $249,000, respectively, and interest expense on subordinated debentures of $57,000 and $107,000, respectively. The net interest margin for the three months ended March 31, 2009 was 3.51%, as compared to 3.53% for the same period in 2008.

Interest and dividend income was $7.0 million for the three months ended March 31, 2009, as compared to $7.3 million for the same period in 2008. This represents a decrease of $300,000, or 4.1%. The average yield on interest–earning assets decreased to 5.14% for the three months ended March 31, 2009, from 6.10% for the same period in 2008. The decrease in the average yield on interest-earning assets for the three months ended March 31, 2009 was primarily due to the significant reduction in the general level of short term interest rates and the 500 basis point reduction in the Prime Rate of interest which occurred between September 2007 and December 2008. Average interest-earning assets, which were 92.7% of average total assets, totaled $589.1 million for the three months ended March 31, 2009, and were comprised of $361.8 million in loans, $178.2 million in investment securities, $641,000 in federal funds sold and $5.2 million in other interest bearing deposits.

Interest expense was $2.3 million for the three months ended March 31, 2009, as compared to $3.1 million for the same period in 2008. This represents a decrease of $800,000, or 25.8%. The decrease was due primarily to average cost of deposits and interest bearing liabilities which decreased to an average cost of 2.10% for the three months ended March 31, 2009 from an average cost of 3.21% for the same period in 2008. Average interest-bearing deposits totaled $350.0 million for the three months ended March 31, 2009, as compared to $333.5 million for the same period in 2008, an increase of $16.5 million, or 4.9%, and were comprised of $129.2 million in interest-bearing checking and money market deposits, $62.6 million in savings deposits and $158.2 million in time deposits. Interest expense associated with borrowings and subordinated debentures totaled $247,000 and $57,000, respectively, for the three months ended March 31, 2009, as compared to $249,000 and $107,000, respectively, for the same period in 2008. Borrowings for the three months ended March 31, 2009 averaged $79.6 million, as compared to $39.8 million for the same period in 2008. The increase was due to growth in the bank subsidiary’s sweep account product for business customers and in Federal Home Loan Bank advances. The Federal Home Loan Bank advances were used to fund interest-earning assets during the period.

Provision for Loan Losses

For the three months ended March 31, 2009, the provision for loan losses was $3.1 million, as compared to $65,000 for the same period in 2008. The recorded provision for loan losses was mostly related to the risk rating downgrade of certain loans, an $880,000 increase in the specific reserve of certain impaired loans and loan charge-offs totaling $698,000. The significant increase in the provision for loan losses is due to the credit deterioration of certain commercial loans as a result of general economic conditions. There was $698,000 in loan charge-offs during the three months ended March 31, 2009, as compared to no loan charge-offs for the same period in 2008. Loan loss recoveries totaled $2,000 during the three months ended March 31, 2009, as compared to $3,000 for the same period in 2008.

Non-Interest Income

Non-interest income, which consists of gains on the sale of investment securities available-for-sale, service charges on deposit accounts, income from bank owned life insurance and gains on the sale of loans held-for-sale, was $2.2 million for the three months ended March 31, 2009, as compared to $613,000 for the same period in 2008. Gains on the sale of investment securities available-for-sale totaled $1.8 million for the three months ended March 31, 2009, as compared to no gains for the same period in 2008. These gains were generated as a result of favorable market conditions due to the low interest rate environment. Gains on the sale of loans held-for-sale were $12,000 for the three months ended March 31, 2009, as compared to $201,000 for the three months ended March 31, 2008. The decrease in gains on the sale of loans held-for-sale was due to fees realized from the sale and servicing of SBA loans for the three months ended March 31, 2008. There were no servicing rights fees recorded in conjunction with SBA loans sold for the three months ended March 31, 2009, as compared to $79,000 for the same period in 2008. The secondary market for SBA loans has been soft since the latter part of 2008 and, as a result, newly originated SBA loans are being held in Central Jersey Bank, N.A.’s loan portfolio.

Non-Interest Expense

Non-interest expense was $4.0 million for the three months ended March 31, 2009, as compared to $3.8 million for the same period in 2008. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses.

On February 27, 2009 the board of directors of the FDIC voted to amend the restoration plan for the Deposit Insurance Fund. The Board also took action to ensure the continued strength of the insurance fund by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and setting rates beginning the second quarter of 2009. The assessment is to be collected on September 30, 2009. Comments on the interim rule on special assessments were due back on April 1, 2009 after which a final rule would then be issued. As the rule is not final, it has not been “enacted.” Further, as the assessment will be based on June 30, 2009 deposits, it is presently not measurable. The special assessment payment is to be made September 30, 2009, however, as the rule stands, the full amount will be accrued in the second quarter of 2009, when it is anticipated to be enacted and the June 30 deposits will be measurable.

The table below presents non-interest expense, by major category, for the three months ended March 31, 2009 and 2008 (in thousands):

	Three months ended March 31,
Non-Interest Expense	2009	2008
Salaries and employee benefits	$1,937	$1,966
Net occupancy expenses	525	447
Data processing fees	233	224
Outside service fees	203	206
Premises and equipment depreciation	183	158
Legal fees	151	45
Audit and tax fees	128	75
Core deposit intangible amortization	104	121
Printing, stationery and supplies	62	50
Advertising and marketing expenses	60	68
Other operating expenses	459	463

Total	$4,045	$3,823

Income Tax (Benefit) Expense

Central Jersey recorded an income tax benefit of ($601,000) on a loss before taxes of ($291,000) for the three months ended March 31, 2009, resulting in an effective income tax benefit rate of (209.62%). For the three months ended March 31, 2008, Central Jersey recorded an income tax expense of $304,000 on income before taxes of $885,000, resulting in an effective tax rate of 34.35%. The income tax benefit was due to the utilization of capital tax loss carry-forwards which resulted from the 2007 balance sheet restructuring initiative. As a result of the restructuring, a deferred tax valuation allowance was established against deferred tax assets generated from the capital tax loss carry-forwards. Since $1.1 million of the $1.8 million in gains from the sale of available-for-sale investment securities, recorded during the three months ended March 31, 2009, were realized in CJB Investment Company, a wholly-owned subsidiary of Central Jersey Bank, N.A., these gains are considered capital gains and are permitted to be offset against the remaining capital tax loss carry-forwards. The federal income tax benefit is primarily the result of the reversal of the deferred tax valuation allowance which totaled approximately $369,000.

Financial Condition

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on hand, due from banks and federal funds sold. At March 31, 2009, cash and cash equivalents were $14.7 million, an increase of $4.9 million, or 50%, from the December 31, 2008 total of $9.8 million. This increase was due primarily to the sale of investment securities during the three months ended March 31, 2009 and the timing of cash flows related to Central Jersey’s business activities.

Investment Portfolio

Investment securities totaled $158.0 million at March 31, 2009, a decrease of $27.4 million, or 14.8%, from the December 31, 2008 total of $185.4 million. The decrease was primarily due to the principal paydowns of mortgage-backed securities of $9.1 million, sales of mortgage-backed securities totaling $71.4 million, net premium amortization of $137,000 and $33.9 million of matured and called government-sponsored agency securities. Purchases during the three months ended March 31, 2009 consisted of $43.2 million of mortgage-backed securities, $34.4 million of municipal bond and note obligations and $10.9 million in government-sponsored agency securities. Additional investment securities purchases totaling $19.7 million were transacted at the end of 2008 and paid in January 2009. In addition, at March 31, 2009, the net change of the unrealized gain on available-for-sale securities decreased by $1.4 million from December 31, 2008.

Loan Portfolio

Loans, net of the allowance for loan losses, closed the three months ended March 31, 2009 at $354.2 million, a decrease of $2.1 million, or 0.6%, from the $356.3 million balance at December 31, 2008. Gross loans totaled $361.4 million at March 31, 2009, an increase of $423,000, or 0.1%, over the $361.0 million balance at December 31, 2008. The decrease in net loans was due primarily to the allowance for loan losses that was recorded for the three months ended March 31, 2009.

Loan portfolio composition remained consistent at March 31, 2009 and December 31, 2008, with commercial loans comprising 84.5% of total loans outstanding at such dates.

Loans held-for-sale at March 31, 2009, totaled $425,000 as compared to $400,000 at December 31, 2008. The increase in loans held-for-sale is due primarily to the timing of residential mortgage loan closings.

Allowance for Loan Losses and Related Provision

The allowance for loan losses, which began the year at $4.7 million, or 1.31% of total loans, increased to $7.2 million at March 31, 2009, or 1.99% of total loans. There was $698,000 in loan charge-offs during the three months ended March 31, 2009, as compared to no loan charge-offs for the same period in 2008. There was $2,000 in loan loss recoveries during the three months ended March 31, 2009, as compared to $3,000 for the same period in 2008.

For the three months ended March 31, 2009, the provision for loan losses was $3.1 million, as compared to $65,000 for the same period in 2008. The recorded provision for loan losses was mostly related to the risk rating downgrade of certain loans, an $880,000 increase in the specific reserve of certain impaired loans and loan charge-offs totaling $698,000. The significant increase in the provision for loan losses is due to the credit deterioration of certain commercial loans as a result of general economic conditions.

Non-Performing Loans/Impaired Loans

Loans are considered to be non-performing if they (a) are on a non-accrual basis, (b) are past due ninety days or more and still accruing interest, or (c) have been renegotiated to provide a reduction or deferral of interest because of a weakening in the financial position of the borrowers. A loan, which is past due ninety days or more and still accruing interest, remains on accrual status only when it is both adequately secured as to principal and is in the process of collection.

When necessary, Central Jersey performs individual loan reviews in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, to determine whether any individually reviewed loans are impaired and, if impaired, measures a SFAS No. 114 allowance allocation in accordance with the standard. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. Central Jersey considers loans on non-accrual status or risk rated 8 or higher as impaired and automatically subject to SFAS No. 114 review. In addition, any other loan that management considers possibly impaired due to deteriorating conditions or for any other reasons, is, at management’s discretion, subject to SFAS No. 114 review.

Non-performing/impaired loans totaled $10.5 million at March 31, 2009, as compared to $2.7 million at December 31, 2008. Of that amount, non-accrual loans totaled $4.6 million at March 31, 2009, as compared to $2.5 million at December 31, 2008. The increase in non-performing/impaired loans was due primarily to certain commercial loans which were placed on non-accrual status and/or deemed to be impaired during the three months ended March 31, 2009. The loans which were deemed to be impaired required a specific reserve in accordance with SFAS No. 114.

If the non-accrual loans had performed in accordance with their original terms, interest income would have increased by $58,000 and $3,000, respectively, for the three months ended March 31, 2009 and 2008. At March 31, 2009, there were no commitments to lend additional funds to borrowers whose loans were on non-accrual status.

Central Jersey’s policy for interest income recognition on impaired loans is to recognize income on currently performing restructured loans under the accrual method. Central Jersey recognizes income on non-accrual loans under the accrual basis when the principal payments on the loans become current and the collateral on the loan is sufficient to cover the outstanding obligation to Central Jersey. If these factors do not exist, Central Jersey does not recognize income. No interest income was recognized on impaired loans subsequent to classification as impaired in 2009. Total cash collected on impaired loans during the three months ended March 31, 2009 was $39,000, all of which was credited to the principal balances outstanding, as compared to no cash collected on impaired loans for the three months ended March 31, 2008.

Potential Problem Loans

In addition to non-performing/impaired loans, Central Jersey maintains a “watch list” of loans which are subject to heightened scrutiny and more frequent review by management. Loans may be placed on the “watch list” because of documentation deficiencies, or because management has identified “structural weakness” which potentially could cause such loans to become non-performing in future periods.

As of March 31, 2009, loans on the watch list totaled $35.0 million, as compared to $24.2 million at December 31, 2008. This increase was representative of the change in the risk profile of the loan portfolio. Loans which were risk rated “special mention” decreased by $4.9 million, to $16.4 million, at March 31, 2009, from $21.3 million at December 31, 2008. Loans which were risk rated “substandard” increased by $15.4 million, to $17.5 million, at March 31, 2009, from $2.1 million at December 31, 2008. Loans which were risk rated “doubtful” increased by $371,000, to $1.1 million at March 31, 2009, from $729,000 at December 31, 2008. There were no loans which were risk rated “loss” at March 31, 2009, as compared to $94,000 at December 31, 2008. A majority of the risk rating downgrades occurred in the commercial mortgage loan portfolio.

Commitments and Conditional Obligations

In the ordinary course of business to meet the financial needs of Central Jersey’s customers, Central Jersey is party to financial instruments with off-balance sheet risk. These financial instruments include unused lines of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of these instruments express the extent of involvement the Company has in each category of financial instruments.

Central Jersey’s exposure to credit loss from nonperformance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. Central Jersey uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contract or notional amount of financial instruments which represent credit risk at March 31, 2009 and December 31, 2008 is as follows (in thousands):

	March 31, 2009	December 31, 2008
Standby letters of credit	$2,146	$2,206
Outstanding loan and credit line commitments	$68,957	$65,079

Standby letters of credit are conditional commitments issued by Central Jersey which guarantee performance by a customer to a third party. The credit risk and underwriting procedures involved in issuing letters of credit are essentially the same as that involved in extending loan facilities to customers. All of Central

Jersey Bank, N.A.’s outstanding standby letters of credit are performance standby letters within the scope of the FASB Interpretation No. 45. These are irrevocable undertakings by Central Jersey Bank, N.A., as guarantor, to make payments in the event a specified third party fails to perform under a non-financial contractual obligation. Most of Central Jersey Bank, N.A.’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments Central Jersey Bank, N.A. could be required to make equals the face amount of the letters of credit. Central Jersey Bank, N.A.’s liability for performance standby letters of credit was immaterial at March 31, 2009 and December 31, 2008.

Outstanding loan commitments represent the unused portion of loan commitments available to individuals and companies as long as there is no violation of any condition established in the contract. Outstanding loan commitments generally have a fixed expiration date of one year or less, except for home equity loan commitments which generally have an expiration date of up to fifteen years. Central Jersey evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based upon management’s credit evaluation of the customer. Various types of collateral may be held, including property and marketable securities. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.

Deposits

One of Central Jersey’s primary strategies is the accumulation and retention of core deposits. Core deposits are defined as all deposits with the exception of certificates of deposits in excess of $100,000. Deposits, at March 31, 2009, totaled $430.6 million, an increase of $11.8 million, or 2.80%, over the December 31, 2008 total of $418.8 million. The increase in deposit balances was reflective of deposit growth that occurred in Central Jersey Bank, N.A.’s Ocean Township branch, which opened in mid-2008. Core deposits as a percentage of total deposits was 80.7% at March 31, 2009 and 82.5% at December 31, 2008.

Borrowings

Borrowings were $57.0 million at March 31, 2009, as compared to $71.7 million at December 31, 2008, representing a decrease of $14.7 million, or 20.5%. Borrowings typically include wholesale borrowing arrangements as well as arrangements with deposit customers of Central Jersey Bank, N.A. to sweep funds into short-term borrowings. As of March 31, 2009, borrowings included $35.8 million bank sweep funds, $15.0 million in Federal Home Loan Bank callable advances and $6.2 million in Federal Home Loan Bank fixed rate advances. The decrease was due to growth in the banks deposits and the sale of investment securities available-for-sale. The Federal Home Loan Bank advances were used to fund interest-earnings assets during the period.

For the Years Ended December 31, 2008 and 2007

Overview

Central Jersey reported net income of $2.9 million for the year ended December 31, 2008, an increase of $2.1 million over the reported net income total of $844,000 for 2007. Basic and diluted earnings per share for the year ended December 31, 2008 were $0.32 and $0.31, respectively, as compared to basic and diluted earnings per share of $0.09 for 2007. The significant increase in net income is primarily attributable to a number of key factors including; (1) net interest margin expansion, which is the result of the 2007 balance sheet restructuring initiative, lower funding costs and incremental growth in interest-earning assets; (2) the realization of gains from the sale of available-for-sale investment securities and SBA loans; and (3) cost savings initiatives implemented in the latter part of 2007.

During 2007, Central Jersey executed a balance sheet restructuring strategy involving approximately $88.6 million of investment securities held in the available-for-sale investment portfolio. The restructuring resulted in a one-time pre-tax impairment charge of approximately $1.96 million, which was reflected in Central Jersey’s consolidated financial statements for the three months ended March 31, 2007. Available-for-sale investment securities, consisting primarily of lower yielding fixed rate callable agency investment securities were sold during the second quarter of 2007 and replaced with higher yielding investment securities with a comparable to modestly shorter aggregate weighted average life. The fair value loss that these investment securities carried at March 31, 2007, was recorded as an other-than-temporary impairment since Central Jersey did not have the intent to hold these securities to recovery. The investment securities Central Jersey identified as impaired were primarily fixed rate government sponsored agency bonds that either had a below market interest rate coupon or a longer than desired maturity term. Central Jersey realized a gain on the sale of available-for-sale securities of $87,000, pre-tax, in conjunction with the balance sheet restructuring during the year ended December 31, 2007.

For the year ended December 31, 2008, income tax expense was $1.3 million on income before taxes of $4.2 million, resulting in an effective tax rate of 30.7%, as compared to income tax expense of $1.1 million on income before taxes of $2.0 million for the year ended December 31, 2007, resulting in an effective tax rate of 56.8%.

Central Jersey’s effective tax rate of 56.8% for the year ended December 31, 2007, resulted from the fact that the majority of the investment securities for which the previously-mentioned $1.96 million other-than-temporary impairment was recorded were held by CJB Investment Company, a wholly-owned subsidiary of Central Jersey Bank, N.A. A full valuation allowance was recorded for the deferred tax assets associated with the impairment of the investment securities sold by CJB Investment Company. The impairment of the investment securities at the investment company level was considered a capital loss for tax purposes while the impairment of the investment securities held by Central Jersey Bank, N.A. was considered an ordinary loss for tax purposes. CJB Investment Company did not, at the time, have the ability to generate capital gains and utilize the capital losses and thus a full valuation allowance was required for the deferred tax assets associated with the investment company’s available-for-sale securities which were identified as other-than-temporarily impaired.

The net interest margin was 3.73% for the year ended December 31, 2008, as compared to 3.58% for the year ended December 31, 2007. The net interest margin expansion, for the year ended December 31, 2008, was the result of the 2007 balance sheet restructuring initiative, incremental growth in interest-earning assets and lower funding costs. The retail and commercial banking markets remain very competitive for deposit and loan pricing. The yield on interest-earning assets was 5.90% for the year ended December 31, 2008, as compared to 6.54% for the year ended December 31, 2007. The average cost of deposits and interest-bearing liabilities was 2.70% for the year ended December 31, 2008, as compared to 3.77% for the year ended December 31, 2007. The decrease in both average yield on interest-earning assets and the cost of deposits and interest-earning liabilities for year ended December 31, 2008 was primarily due to the significant reduction in the general level of short term rates and the 500 basis point reduction in the Prime Rate of interest which occurred between September 2007 and December 2008.

Per share earnings have been adjusted in all periods to reflect the two-for-one stock split, in the form of a stock dividend, paid to shareholders of record on June 15, 2005, for the 5% stock dividends paid on July 1, 2006, July 2, 2007 and July 1, 2008.

Total assets of $599.4 million, at December 31, 2008, were comprised primarily of $356.3 million in net loans, $185.4 million in investment securities and $9.8 million in cash and cash equivalents, as compared to total assets of $503.5 million at December 31, 2007, which primarily consisted of $311.8 million in net loans, $132.3 million in investment securities, and $14.9 million in cash and cash equivalents. Total assets at December 31, 2008 were funded primarily through deposits totaling $418.8 million, a $15.5 million, or 3.8%, increase from deposits totaling $403.3 million at December 31, 2007.

At December 31, 2008, non-accrual loans totaled $2.5 million, as compared to $214,000 at December 31, 2007. The increase in non-performing loans was due primarily to four commercial loans totaling $2.36 million which were placed on non-accrual status during 2008. These loans were considered impaired and were evaluated in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. After evaluation, specific reserves were required for three of the impaired loans. There were no loan charge-offs during the year ended December 31, 2008, as compared to $88,000 for 2007.

	At or For the Year Ended December 31,
	2008	2007
Performance Ratios:
Return on average assets	0.54%	0.16%
Return on average tangible assets	0.57%	0.17%
Return on average equity	4.20%	1.27%
Return on average tangible equity	7.13%	2.27%
Shareholders’ equity to total assets	13.76%	13.68%

Results of Operations

General

Central Jersey’s principal source of revenue is derived from Central Jersey Bank, N.A.’s net interest income, which is the difference between interest income on earning assets and interest expense on deposits and other borrowings. Interest-earning assets consist principally of loans, securities and federal funds sold, while the sources used to fund such assets consist primarily of deposits and other borrowings. Central Jersey’s net income is also affected by Central Jersey Bank, N.A.’s provision for loan losses, other income (loss) and operating expenses. Other income (loss) consists primarily of service charges and fees and the gain on sale of securities available-for-sale. Operating expenses consist primarily of salaries and employee benefits, occupancy costs and other operating related expenses.

Net Interest Income

Net interest income for Central Jersey Bank, N.A. totaled $18.4 million for the year ended December 31, 2008, as compared to $16.7 million for the year ended December 31, 2007. Net interest income for the year ended December 31, 2008 was comprised primarily of $21.1 million in interest and fees on loans, $7.6 million in interest on securities, and $386,000 in interest income on federal funds sold and due from banks, less interest expense on deposits of $9.0 million, interest expense on borrowed funds of $1.3 million, and interest expense on subordinated debentures of $355,000, whereas net interest income for the year ended December 31, 2007 was comprised primarily of $23.0 million in interest and fees on loans, $6.0 million in interest on securities and $1.5 million in interest income on federal funds sold and due from banks, less interest expense on deposits of $12.6 million, interest expense on borrowed funds of $746,000 and interest expense on subordinated debentures of $439,000.

Average interest-earning assets totaled $493.1 million for the year ended December 31, 2008, a $26.7 million, or 5.7%, increase over average interest-earning assets of $466.4 million for the year ended December 31, 2007. Interest-earning assets for such periods were funded primarily by deposit inflows and the proceeds from borrowed funds. Deposits for the year ended December 31, 2008 averaged $401.7 million, of which $326.5 million, or 81.3%, were interest-bearing. This number represents a 3.8% decrease over average total deposits of $417.4 million for the year ended December 31, 2007, of which $337.5 million, or 80.9%, were interest-bearing. Subordinated debentures and other borrowings for the year ended December 31, 2008, averaged $5.2 million and $63.1 million, respectively, as compared to $5.2 million and $22.4 million, respectively, for the year ended December 31, 2007. The increase was due to growth in the bank subsidiary’s sweep account product for business customers and $48.7 million in Federal Home Loan Bank advances. As of December 31, 2008, borrowings included $23.0 million bank sweep funds, $27.5 million in Federal Home Loan Bank overnight advances, $20.0 million in Federal Home Loan Bank callable advances and $1.2 million in Federal Home Loan Bank fixed rate advances.

The net interest margin was 3.73% for the year ended December 31, 2008, as compared to 3.58% for the year ended December 31, 2007. The net interest margin expansion, for year ended December 31, 2008, was the result of the 2007 balance sheet restructuring initiative, incremental growth in interest earning assets and lower funding costs. The retail and commercial banking markets remain very competitive for deposit and loan pricing. The yield on interest-earning assets decreased to 5.90% for the year ended December 31, 2008, from 6.54% for the year ended December 31, 2007. The average cost of deposits and interest-bearing liabilities was 2.70% for the year ended December 31, 2008, as compared to 3.77% for the year ended December 31, 2007. The decrease in both average yield on interest-earning assets and the cost of deposits and interest-earning liabilities for year ended December 31, 2008 was primarily due to the significant reduction in the general level of short term rates and the 500 basis point reduction in the Prime Rate of interest which occurred between September 2007 and December 2008.

The following table presents a summary of the principal components of average interest-earning assets and average interest-bearing liabilities with the related interest income and interest expense for the years ended December 31, 2008 and 2007. No tax equivalent adjustments were made:

	Year ended December 31, 2008			Year ended December 31, 2007
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest earning assets:
Federal funds sold	$6,612	$180	2.72%	$27,039	$1,369	5.06%
Loans receivable, gross	333,427	21,084	6.32%	314,195	22,975	7.31%
Deposits with banks	4,566	206	4.51%	3,739	161	4.31%
Securities	148,459	7,616	5.13%	121,442	5,983	4.93%

Total interest earning assets	493,064	29,086	5.90%	466,415	30,488	6.54%
Cash and due from banks	9,094			8,956
Allowance for loan losses	(3,698)			(3,424)
Other assets	42,672			41,244

Total assets	$541,132			$513,191

Interest bearing liabilities:
Interest bearing demand	$81,957	$1,576	1.92%	$91,159	$2,864	3.14%
Money market	28,526	772	2.71%	27,641	1,185	4.29%
Savings	67,868	928	1.37%	71,810	1,464	2.04%
Time	148,173	5,708	3.85%	146,934	7,084	4.82%

Total interest bearing deposits	326,524	8,984	2.75%	337,544	12,597	3.73%
Other borrowings	63,141	1,325	2.10%	22,402	746	3.33%
Subordinated debentures	5,155	355	6.89%	5,155	439	8.52%

Total interest-bearing liabilities	394,820	10,664	2.70%	365,101	13,782	3.77%
Non-interest bearing demand	75,149			79,828
Other liabilities	1,865			1,915
Shareholders’ equity	69,298			66,347

Total liabilities and shareholders’ equity	$541,132			$513,191

Net interest income		$18,422			$16,706

Net interest rate spread (1)			3.20%			2.77%
Net interest margin (2)			3.73%			3.58%

(1)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(2)	Net interest margin represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Central Jersey Bank, N.A.’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate (in thousands).

	Year ended December 31, 2008 Compared to Year ended December 31, 2007
	Increase (Decrease) Due to Change in:		Total Increase (Decrease)
(in thousands)	Volume	Rate
Interest Income:
Loans receivable, gross	$1,347	$(3,238)	$(1,891)
Securities	1,377	255	1,632
Deposits with banks	37	8	45
Federal funds sold	(737)	(451)	(1,188)

Total interest-earning assets	2,024	(3,426)	(1,402)
Interest Expense:
Interest-bearing demand	(266)	(1,022)	(1,288)
Savings deposits	(76)	(460)	(536)
Money market deposits	37	(450)	(413)
Time deposits	60	(1,436)	(1,376)

Total interest-bearing deposits	(245)	(3,368)	(3,613)
Other borrowings	940	(361)	579
Subordinated debentures	—	(84)	(84)

Total interest-bearing liabilities	695	(3,813)	(3,118)

Net interest income	$1,329	$387	$1,716

Provision for Loan Losses

For the year ended December 31, 2008, the provision for loan losses was $1.3 million, as compared to $165,000 for the year ended December 31, 2007. The significant increase in the provision for loan losses is due to required incremental reserves resulting from the credit deterioration of certain commercial loans and, to a lesser extent, loan growth that occurred during the periods presented. Total gross loans outstanding at December 31, 2008 were $361.0 million, an increase of $45.8 million, or 14.5%, over the December 31, 2007 total of $315.2 million.

Non-Interest Income (Loss)

Non-interest income (loss), which consists of service charges on deposit accounts, gains on the sale of loans held-for-sale, gains on the sale of investment securities available-for-sale, income from bank owned life insurance and the impairment on available-for-sale investment securities, was $2.7 million for the year ended December 31, 2008, as compared to ($217,000) for 2007. Gains on the sale of investment securities available-for-sale totaled $739,000 for the year ended December 31, 2008, as compared to $87,000 for 2007. Gains on the sale of loans held-for-sale totaled $351,000 and $56,000, respectively, for the years ended December 31, 2008 and 2007, and were primarily attributable to fees realized from the sale and servicing of SBA loans. The origination of SBA loans, which are generally sold with servicing retained, commenced in the fourth quarter of 2007, with the initial SBA loan sales occurring during the first quarter of 2008. The loss recorded in non-interest income for the year ended December 31, 2007 was directly related to the one-time balance sheet restructuring charge of $1.96 million, pre-tax.

Non-Interest Expense

Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses. Non-interest expense for the year ended December 31, 2008 was $15.6 million, as compared to $14.4 million for the prior year. Central Jersey Bank, N.A. incurred $482,000 in core deposit intangible amortization expense related to the combination with Allaire Community Bank for the year ended December 31, 2008, as compared to $552,000 in 2007.

Full-time equivalent employees totaled 140 at December 31, 2008, as compared to 128 at December 31, 2007. The increase in full-time equivalent employees is due primarily to the opening of the Oakhurst branch office. The table below presents non-interest expense, by major category, for the years ended December 31, 2008 and 2007, respectively (in thousands):

Non-interest Expense:	2008	2007
Salaries and employee benefits	$7,759	$7,146
Net occupancy expenses	2,059	1,821
Data processing	1,011	884
Professional fees	896	938
Outside service fees	782	856
Furniture, fixtures and equipment	694	626
Core deposit intangible amortization	482	552
Advertising	268	134
Stationery, supplies and printing	239	251
Insurance Telephone	184 133	194 161
Abandonment of leasehold improvements	—	137
Other operating expenses	1,130	670

Total	$15,637	$14,370

Income Tax Expense

For the year ended December 31, 2008, income tax expense was $1.3 million on income before taxes of $4.2 million, resulting in an effective tax rate of 30.7%, as compared to income tax expense of $1.1 million on income before taxes of $2.0 million for the year ended December 31, 2007, resulting in an effective tax rate of 56.8%. The lower than anticipated income tax rate for the year ended December 31, 2008 was due to the tax treatment applied to gains on the sale of investment securities. Since the gains were realized in CJB Investment Company, the gains are considered capital gains and permitted to be offset against the remaining capital loss carry-forwards resulting from the 2007 balance sheet restructuring initiative.

Financial Condition

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks with original maturities of three months or less, and federal funds sold. Cash and cash equivalents were $9.8 million at December 31, 2008, a decrease of $5.1 million, or 34.2%, from the December 31, 2007 total of $14.9 million. The decrease is due primarily to the timing of cash flows related to Central Jersey Bank, N.A.’s business activities.

Intangible Assets

Intangible assets of Central Jersey consist of goodwill and core deposit premiums. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. In accordance with SFAS No. 142, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis. For each of the years ended December 31, 2008 and 2007, Central Jersey had $27.0 million of goodwill related to the combination with Allaire Community Bank.

Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on an accelerated basis over a period of ten years. The amortization of the core deposit premium is recorded as a component of operating expenses. For the years ended December 31, 2008 and 2007, Central Jersey had $1.4 million and $1.9 million, respectively, of core deposit intangible related to the combination with Allaire Community Bank.

Investment Securities Portfolio

Investment securities totaled $185.4 million at December 31, 2008, an increase of $53.1 million, or 40.1%, over the December 31, 2007 total of $132.3 million. The increase was attributable to the purchase of $95.2 million of mortgage-backed securities, $4.7 million of bond anticipation notes, $32.0 million in government-sponsored agency securities and $4.6 million in SBA sponsored securities during 2008. For the year ended December 31, 2008, principal pay downs of mortgage-backed securities totaled $26.0 million, $6.3 million of fixed rate government-sponsored agency securities, $4.0 million of bond anticipation notes and $1.0 million of mortgage-backed securities matured and $47.8 million in mortgage-backed securities were sold. In addition, at December 31, 2008, the net change of the unrealized gain on available-for-sale securities increased by $1.7 million from December 31, 2007. Fannie Mae and Freddie Mac guarantee the contractual cash flows of these investment securities. Since there has not been a decrease in fair value attributable to changes in credit quality, and because the Company has the ability and intent to hold these investment securities until a market price recovery or maturity, these investment securities are not considered other-than-temporarily impaired.

The following table summarizes the maturity and weighted average yields in each of Central Jersey Bank, N.A.’s investment securities portfolios at December 31, 2008:

Maturities and weighted average yields: (dollars in thousands)	Within 1 Year	Over 1 to 5 Years	Over 5 to 10 Years	Over 10 Years	Total
Securities held-to-maturity:
Mortgage-backed securities
Amortized cost	$86	$2,147	$199	$7,912	$10,344
Weighted average yield	5.50%	4.00%	7.00%	5.23%	5.01%
Obligations of U.S. Government agencies
Amortized cost	—	487	3,848	—	4,335
Weighted average yield	—	4.00%	4.61%	—	4.54%

Total securities held-to-maturity
Amortized cost	$86	$2,634	$4,047	$7.912	$14,679
Weighted average yield	5.50%	4.00%	4.73%	5.23%	4.87%

Securities available-for-sale:
Mortgage-backed securities
Fair value	$1,260	$647	$43,275	$88,740	$133,922
Weighted average yield	5.00%	5.00%	5.14%	5.22%	5.19%
Obligations of U.S. Government agencies
Fair value	$22,000	$10,033	$—	$—	$32,033
Weighted average yield	3.67%	3.00%	—	—	3.46%
Other debt securities
Fair value	4,728	—	—	—	4,728
Weighted average yield	1.70%	—	—	—	1.70%

Total securities available-for-sale
Fair value	$27,988	$10,680	$43,275	$88,740	$170,683
Weighted average yield	3.40%	3.12%	5.14%	5.22%	4.77%

Other-Than-Temporary Impairment

During 2007, Central Jersey executed a balance sheet restructuring strategy involving approximately $88.6 million of investment securities held in the available-for-sale investment portfolio. The restructuring resulted in a one-time pre-tax impairment charge of approximately $1.96 million, which was reflected in Central Jersey’s consolidated financial statements for the three months ended March 31, 2007. Available-for-sale investment securities, consisting primarily of lower yielding fixed rate callable agency investment securities were sold during the second quarter of 2007 and replaced with higher yielding investment securities with a comparable to modestly shorter aggregate weighted average life. The fair value loss that these investment securities carried at March 31, 2007, was recorded as an other-than-temporary impairment since Central Jersey did not have the intent to hold these securities to recovery. The investment securities Central Jersey identified as impaired were primarily fixed rate government sponsored agency bonds that either had a below market interest rate coupon or a longer than desired maturity term. Central Jersey realized a gain on the sale of available-for-sale securities of $87,000, pre-tax, in conjunction with the balance sheet restructuring during the year ended December 31, 2007.

Investment Policy

Central Jersey’s board of directors has adopted an investment policy to govern the investment function of Central Jersey Bank, N.A., which includes the purchase of investment securities for the held-to-maturity and available-for-sale portfolios and the sale of investment securities from the available-for-sale portfolio.

The basic objectives of the investment function are:

•	to keep Central Jersey Bank, N.A.’s funds fully employed at the maximum after-tax return;

•	to minimize exposure to credit risk; and

•	to provide liquidity required by current circumstances.

As used in our investment policy and in other policies of Central Jersey Bank, N.A., the term “liquidity” refers to the expected cash flow from performing assets and secondary to borrowings secured by performing assets. These two sources of liquidity are expected to fund the operations of Central Jersey Bank, N.A. For this reason, unless otherwise indicated, the term “liquidity” in Central Jersey Bank, N.A.’s policies does not refer to proceeds from the sale of assets, except for the sale of assets available-for-sale.

Investment management therefore emphasizes:

•	preservation of principal;

•	strong cash-flow characteristics;

•	ready availability of credit information;

•	appropriateness of size both as to Central Jersey Bank, N.A. and as to an obligor’s outstanding debt;

•	eligibility as collateral for public-agency deposits and customer repurchase-agreement accounts; and

•	broad marketability, as an indicator of quality.

The purpose of bonds in the held-to-maturity portfolio is to provide earnings consistent with the safety factors of quality, maturity and risk diversification. This purpose is reflected in the accounting principle that carrying a debt security at amortized cost is appropriate only if the ALCO/investment committee of Central Jersey Bank, N.A. has the intent and ability to hold that security to maturity. Management should be indifferent to price fluctuations unrelated to the continuing ability of an investment security to contribute to recurring income. For purposes of our investment policy, an investment security shall be deemed to have matured if it is sold: (1) within three months of maturity or a call date if exercise of the call is probable; or (2) after collection of at least 85% of the principal outstanding at acquisition.

Debt securities that are not positively expected to be held-to-maturity, but rather for indefinite periods of time, and equity securities, shall be booked to the available-for-sale portfolio, which shall be monitored daily and reported at fair value with unrealized holding gains and losses excluded from earnings and reported as a tax-effected net amount in a separate component of shareholders’ equity. However, in calculating and reporting regulatory capital, only net unrealized losses on marketable equity securities is deducted from Tier 1 or core capital.

Loan Portfolio

Central Jersey Bank, N.A.’s primary policy goal is to establish a sound credit portfolio that contributes, in combination with other earning assets, to a satisfactory return on assets, return on shareholders’ equity and capital to asset ratio.

Central Jersey Bank, N.A. conducts both commercial and retail lending activities. The loan approval process at Central Jersey Bank, N.A. is driven by the aggregate indebtedness of the borrower and related entities. Executive officers with lending authority and loan officers have various individual and collective loan approval authorities up to $500,000. All credit accommodations exceeding $500,000 are referred to Central Jersey Bank, N.A.’s loan committee for review and approval. The loan committee is comprised of internal and outside directors and the senior commercial loan officer. A loan officer with a loan application for more than $500,000 (or from a borrowing relationship with aggregate debt in excess of $500,000) presents a complete analysis of the proposed credit accommodation to the members of the loan committee for their consideration.

The analysis includes, among other things, the following:

•	a description of the borrower;

•	the loan purpose and use of proceeds;

•	the requested loan amount;

•	the recommended term;

•	the recommended interest rate;

•	primary, secondary and tertiary sources of repayment;

•	proposed risk rating;

•	full collateral description;

•	fees (if any);

•	full borrower financial analysis, including comparative balance sheets, income statements and statements of cash flows; and

•	inherent strengths and weaknesses of the requested credit accommodation.

A similar analysis is prepared for those loan requests aggregating in excess of $100,000 but less than the $500,000 threshold.

Central Jersey Bank, N.A. utilizes a comprehensive approach to loan underwriting. The primary quantitative determinants in the underwriting process include overall creditworthiness of the borrower, cash flow from operations in relation to debt service requirements and the ability to secure the credit accommodation with collateral of adequate value.

For commercial loans, the collateral is somewhat dependent on the loan type. Commercial lines of credit, term loans and time notes are typically secured by a general lien on business assets and qualified (typically less than 90 days) accounts receivable (based upon an acceptable advance rate). Commercial mortgage loans are secured by the underlying property with an acceptable equity margin. Personal guarantees from the principals of a business are generally required. In general, Central Jersey Bank, N.A. requires that income available to service debt repayment requirements be equal to at least 125% of those requirements.

Commercial loans are often subject to cyclical economic risks of the underlying business(es) of the borrower. Such risks are generally reduced during the loan approval process. For example, Central Jersey Bank, N.A. requires that a loan amount be less than the value of the collateral securing the loan and that the standard cash flow analysis of the commercial borrower shows an ample margin for debt service even with significant business contraction. Commercial mortgage underwriting also requires that available funds for debt service exceed debt service requirements.

Retail or consumer loan credit accommodations include home equity loans, home equity lines of credit, direct automobile loans and secured and unsecured personal loans. Underwriting criteria for home equity products include a loan to value not to exceed 80% and a debt service to income ratio not to exceed 45%. Such criteria provide Central Jersey Bank, N.A. with underwriting comfort without placing the institution in a position of competitive disadvantage.

There are a number of risks associated with the granting of consumer loans. While income and equity or collateral values are primary determinants of the loan approval process for consumer loans, Central Jersey Bank, N.A. also gives much consideration to employment and debt payment history of the borrower(s). As with the commercial underwriting process, consumer loans require both an income cushion and a collateral cushion. Such criteria provide for a margin should a borrower’s income diminish or the collateral securing the loan depreciate in value.

The granting of a loan, by definition, contains inherent risks. Central Jersey Bank, N.A. attempts to mitigate risks through sound credit underwriting. Each loan that Central Jersey Bank, N.A. approves undergoes credit scrutiny that results in a quantification of risk and then the assignment of a risk rating. Individual risk ratings carry with them a required reserve that is used to fund Central Jersey Bank, N.A.’s allowance for loan losses. The inherent risk associated with each loan is a function of loan type, collateral, cash flow, credit rating, general economic conditions and interest rates.

Central Jersey Bank, N.A. is limited by regulation as to the total amount which may be committed and loaned to a borrower and its related entities. Central Jersey Bank, N.A.’s legal lending limit is equal to 15% of its capital funds, including capital stock, surplus, retained earnings and the allowance for loan losses. Central Jersey Bank, N.A. may lend an additional 10% of its capital funds to a borrower and its related entities if the additional loan or extension of credit is fully secured by readily marketable collateral having a fair value at least equal to the amount borrowed. The additional limitation is separate from, and in addition to, the general limitation of 15%.

The following table summarizes net loans outstanding by loan category and amount at December 31, 2008, 2007, 2006, 2005 and 2004.

(in thousands)	2008	2007	2006	2005	2004
Commercial and industrial loans	$37,119	$29,384	$35,476	$32,708	$22,392
Real estate loans—commercial	267,705	240,370	237,234	232,570	96,291
1-4 family real estate loans	2,646	3,822	4,182	4,858	—
Home equity and second mortgages	51,688	37,832	35,573	38,153	22,014
Consumer loans	1,840	3,765	2,857	2,054	638

Total loans	$360,998	$315,173	$315,322	$310,343	$141,335
Less allowance for loan losses	4,741	3,408	3,229	3,175	1,638

Net loans	$356,257	$311,765	$312,093	$307,168	$139,697

Loans held-for-sale	$400	$658	$242	$3,127	$—

Loans, net of the allowance for loan losses, totaled $356.3 million at December 31, 2008, an increase of $44.5 million, or 14.2%, from the $311.8 million balance at December 31, 2007. The increase in loan balances was due primarily to the origination of commercial real estate loans, consumer home equity loans and lines of credit during the period.

For the year ended December 31, 2008, commercial and industrial loans and commercial real estate loans increased by $35.0 million to $304.8 million, which represents a 13.0% increase from the balance of $269.8 million at December 31, 2007.

During 2008, home equity and second mortgages increased by $13.9 million to $51.7 million at December 31, 2008, which represents a 36.7% increase over the balance of $37.8 million at December 31, 2007.

The following table summarizes the maturities of loans by category and whether such loans are at a fixed or floating rate at December 31, 2008.

	December 31, 2008
Maturity and repricing data for loans: (in thousands)	Within 1 Year	Over 1 to 3 Years	Over 3 to 5 Years	Over 5 to 15 Years	Over 15 Years	Total
Loans secured by 1-4 family residential properties
Fixed rate	$1,375	$2,963	$7,567	$9,664	$4,779	$26,348
Adjustable rate	13,780	—	1,674	—	—	15,454
All other loans secured by real estate
Fixed rate	19,350	45,457	39,687	46,541	29,296	180,331
Adjustable rate	91,659	13,387	30,448	3,371	—	138,865

Total	$126,164	$61,807	$79,376	$59,576	$34,075	$360,998

Non-Performing Loans

A loan is considered to be non-performing if it (1) is on a non-accrual basis, (2) is past due 90 days or more and still accruing interest, or (3) has been renegotiated to provide a reduction or deferral of interest or principal because of a weakening in the financial position of the borrower. A loan, which is past due 90 days or more and still accruing interest, remains on accrual status only where it is both adequately secured as to principal and is in the process of collection. Central Jersey Bank, N.A. had non-performing loans totaling $2.5 million and $214,000 at December 31, 2008 and 2007, respectively. If the non-accrual loans had performed in accordance with their original terms, interest income would have increased by $55,130 and $4,359, for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, there are no commitments to lend additional funds to borrowers whose loans are on non-accrual.

Impaired Loans

When necessary, Central Jersey performs individual loan reviews in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, to determine whether any individually reviewed loans are impaired and, if impaired, measures a SFAS No. 114 allowance allocation in accordance with the standard. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. Central Jersey considers loans on non-accrual status as impaired and automatically subject to SFAS No. 114 review. In addition, any other loan that management considers possibly impaired due to deteriorating conditions or for any other reasons, is, at management’s discretion, subject to SFAS No. 114 review.

At December 31, 2008, Central Jersey had impaired loans totaling $2.69 million, as compared to $214,000 at December 31, 2007. The increase in impaired loans was due primarily to four commercial loans totaling $2.36 million which were placed on non-accrual status during 2008. These loans were considered impaired and were evaluated in accordance with SFAS No. 114. After evaluation, specific reserves were required for three of the impaired loans. At December 31, 2008, Central Jersey recorded $474,000 of specific reserves for impaired loans as compared to no specific reserves for impaired loans at December 31, 2007.

Central Jersey’s policy for interest income recognition on impaired loans is to recognize income on currently performing restructured loans under the accrual method. Central Jersey recognizes income on non-accrual loans under the accrual basis when the principal payments on the loans become current and the collateral on the loan is sufficient to cover the outstanding obligation to Central Jersey. If these factors do not exist, Central Jersey does not recognize income. There was no income recognized on impaired loans during 2008. Total cash collected on impaired loans during 2008 was $1.1 million, all of which was credited to the principal balance outstanding.

Potential Problem Loans

In addition to non-performing loans, Central Jersey Bank, N.A. maintains a “watch list” of loans which are subject to heightened scrutiny and more frequent review by management. Loans may be placed on the “watch list” because of documentation deficiencies, or because management has identified “structural weaknesses” which potentially could cause such loans to become non-performing in future periods.

As of December 31, 2008 and 2007, there were no loans identified as having structural weaknesses on the “watch list.” The total balance of loans on the “watch list” at December 31, 2008 and 2007 totaled $24.2 million and $6.0 million, respectively. The $18.2 million increase was representative of the changes in the risk profile of the loan portfolio. Loans which were risk rated “special mention” increased by $16.2 million, to $21.3 million, at December 31, 2008, from $5.1 million at December 31, 2007. Loans which were risk rated “substandard” increased by $1.8 million, to $2.8 million, at December 31, 2008, from $974,000 at December 31, 2007. Loans which were risk rated “doubtful” increased to $50,000 at December 31, 2008 from no loans risk rated “doubtful” at December 31, 2007. A majority of the risk rating downgrades occurred in the commercial mortgage loan portfolio.

Allowance for Loan Losses and Related Provision

Allowance for loan losses is a valuation account that reflects an evaluation of the probable losses in the loan portfolio. The determination of the adequacy of the allowance for loan losses is a critical accounting policy of Central Jersey Bank, N.A., due to the inherently subjective nature of the evaluation. Credit losses primarily arise from Central Jersey Bank, N.A.’s loan portfolio, but also may be derived from other credit-related sources, including commitments to extend credit. Additions are made to the allowance through periodic provisions which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

In order to comprehensively address periodic provisioning and the resultant allowance for loan losses, Central Jersey utilizes a multidisciplinary approach to the allowance for loan losses determination. That approach considers each of the following factors:

•	Historical Realized Losses in the credit portfolio.

•	Delinquency Trends currently experienced in the credit portfolio.

•	Internal Risk Rating System (“IRR”) that assigns a risk factor, and specific reserve, to every outstanding credit exposure.

•	External Independent Assessment of allowance for loan losses adequacy and the entire credit management function periodically performed by loan review and regulatory authorities.

•	Current and Anticipated Environmental Conditions that could affect borrowers’ ability to continually meet their contractual repayment obligations.

Individually evaluated loans that are not determined to be impaired but have specific characteristics that indicate it is probable that there would be an incurred loss in a group of loans with those characteristics and all other loans are evaluated by Central Jersey Bank, N.A. in accordance with SFAS No. 5, Accounting for Contingencies.

The loss factors utilized in calculating a reasonable estimate are inherently subjective and require material estimates that may by susceptible to significant change. Central Jersey Bank, N.A. formally evaluates loss factors utilized in evaluating its unimpaired loans on no less than a quarterly basis, and more frequently, if in management’s judgment, circumstances indicate the revaluation of such loss reserves is prudent. After the loss factors have been applied to each loan in the portfolio, further segmentation is required to adequately differentiate the risk in the portfolio. Therefore, the loan portfolio is segmented by both loan type and credit risk rating to capture common risk characteristics for each pool.

The reserve allocation for SFAS No. 5 pools are based on Central Jersey Bank, N.A.’s historical loss experience of the particular group, adjusted for changes in trends, conditions, and other relevant qualitative factors that affect repayment of the loans as of the evaluation date. Qualitative and/or environmental factors are used to adjust historical loss rates which require significant judgment by management. In the event that Central Jersey Bank, N.A. must make adjustments to historical loss rates, management will explain how the adjustments reflect current information, events, circumstances, and conditions in the loss measurement.

Certain loans classified under SFAS No. 5 may, at management’s discretion, be evaluated under SFAS No. 114 for impairment. If loans being evaluated are deemed not to be impaired they will remain in a SFAS No. 5 pool.

When necessary, Central Jersey Bank, N.A. performs individual loan reviews in accordance with SFAS No. 114 to determine whether any individually reviewed loans are impaired and, if impaired, measures a SFAS No. 114 allowance allocation in accordance with the standard.

Our primary lending emphasis is the origination of commercial real estate loans, commercial and industrial loans, and to a lesser extent, home equity and second mortgages. As a result of our strategic plans and lending emphasis, we have a loan concentration in commercial loans at December 31, 2008 and 2007, the majority of which are secured by real property located in New Jersey.

Based on the composition of our loan portfolio and the growth in our loan portfolio over the past five years, we believe the primary risks inherent in our portfolio are possible increases in interest rates, a possible decline in the economy, generally, and a possible decline in real estate fair values. Any one or a combination of these events may adversely affect our loan portfolio resulting in increased delinquencies and loan losses.

For the year ended December 31, 2008, the provision for loan losses was $1.3 million, as compared to $165,000 for the year ended December 31, 2007. The significant increase in the provision for loan losses is due to required incremental reserves resulting from the credit deterioration of certain commercial loans and, to a lesser extent, loan growth that occurred during the periods presented. Total gross loans outstanding at December 31, 2008 were $361.0 million, an increase of $45.8 million, or 14.5%, over the December 31, 2007 total of $315.2 million.

Loan portfolio composition remained consistent in 2008, as compared to 2007, with commercial loans comprising 84.4% of total loans outstanding at December 31, 2008, as compared to 85.6% at December 31, 2007. Gross loans outstanding totaled $361.0 million at December 31, 2008, as compared to $315.2 million at December 31, 2007, an increase of $45.8 million, or 14.5%.

The following table summarizes Central Jersey Bank, N.A.’s allowance for loan losses for the years ended December 31, 2008, 2007, 2006, 2005 and 2004.

(dollars in thousands)	2008	2007	2006	2005	2004
Balance, beginning of year	$3,408	$3,229	$3,175	$1,638	$1,378
Provision charged to expense	1,319	165	500	426	260
Charge-offs	—	(88)	(455)	(92)	—
Allaire Community Bank combination Recoveries	— 14	— 102	— 9	1,203 —	— —

Balance, end of year	$4,741	$3,408	$3,229	$3,175	$1,638

Ratio of allowance for loan losses to total loans	1.31%	1.08%	1.02%	1.02%	1.1%
Ratio of net recoveries (charge-offs) to average loans outstanding	0.004%	0.004%	(0.14%)	(0.03%)	0.00%

The following table sets forth Central Jersey Bank, N.A.’s percent of allowance for loan losses to total allowance and the percent of loans to total loans in each of the categories listed at the dates indicated (dollars in thousands):

	December 31, 2008			December 31, 2007			December 31, 2006
Loan Type	Amount	Percent of allowance to total allowance	Percent of loans to total loans	Amount	Percent of allowance to total allowance	Percent of loans to total loans	Amount	Percent of allowance to total allowance	Percent of loans to total loans
Commercial	$4,293	90.6%	84.4%	$2,999	88.0%	85.6%	$2,811	87.1%	86.5%
Consumer	448	9.4%	15.6%	409	12.0%	14.4%	418	12.9%	13.5%

Total	$4,741	100.0%	100.0%	$3,408	100.0%	100.0%	$3,229	100.0%	100.0%

	December 31, 2005			December 31, 2004
Loan Type	Amount	Percent of allowance to total allowance	Percent of loans to total loans	Amount	Percent of allowance to total allowance	Percent of loans to total loans
Commercial	$2,749	86.6%	85.5%	$1,403	85.7%	84.0%
Consumer	426	13.4%	14.5%	235	14.3%	16.0%

Total	$3,175	100.0%	100.0%	$1,638	100.0%	100.0%

Restricted Stock

Restricted stock, which represents required investments in the common stock of correspondent banks, is carried at cost and as of December 31, 2008 and 2007, consisted of the common stock of the Federal Home Loan Bank of New York (“FHLBNY”), the Federal Reserve Bank of New York (“FRB”) and Atlantic Central Bankers Bank (“ACBB”).

Management evaluates the restricted stock for impairment in accordance with the AICPA Accounting Standards Executive Committee (“AcSEC”) Statement of Position (“SOP”) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of the investments’ cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the investments’ cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLBNY, as compared to the capital stock amount for the FHLBNY and the length of time this situation has persisted, (2) commitments by the FHLBNY to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLBNY, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLBNY.

Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2008.

Deposits

One of Central Jersey Bank, N.A.’s primary strategies is the accumulation and retention of core deposits. Core deposits are defined as all deposits except certificates of deposits with balances in excess of $100,000.

Total deposits were $418.8 million at December 31, 2008, an increase of $15.5 million, or 3.8%, from the year ended December 31, 2007 total of $403.3 million. Core deposits as a percentage of total deposits were 82.5% at December 31, 2008, as compared to 84.8% at December 31, 2007. The modest increase in deposit balances was reflective of the competitive deposit pricing environment and general economic slowdown.

The following table represents categories of Central Jersey Bank, N.A.’s deposits at December 31, 2008 and 2007.

(in thousands)	December 31, 2008	December 31, 2007
Demand deposits, non-interest bearing	$75,947	$73,955
Savings, N.O.W. and money market accounts	190,475	187,354
Certificates of deposit of less than $100,000	78,949	80,587
Certificates of deposit of $100,000 or more	73,444	61,394

Total deposits	$418,815	$403,290

The following table represents categories of Central Jersey Bank, N.A.’s average deposit balances and weighted average interest rates for the years ended December 31, 2008 and 2007 (dollars in thousands):

	December 31, 2008		December 31, 2007
	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Demand deposits, non-interest bearing	$75,149	0.00%	$79,828	0.00%
Savings, N.O.W. and money market accounts	178,351	1.84%	190,610	2.89%
Certificates of deposit of less than $100,000	79,867	3.80%	81,497	4.78%
Certificates of deposit of $100,000 or more	68,306	3.95%	65,437	4.88%

Total deposits	$401,673	2.24%	$417,372	3.02%

At December 31, 2008, Central Jersey Bank, N.A. had $152.4 million in time deposits maturing as follows (in thousands):

	3 months or less	Over 3 to 12 months	Over 1 year to 3 years	Over 3 years	Total
Less than $100,000	$23,242	$49,670	$4,826	$1,211	$78,949
Equal to or more than $100,000	14,373	53,399	1,973	3,699	73,444

Total	$37,615	$103,069	$6,799	$4,910	$152,393

Borrowings

Borrowings were $71.7 million at December 31, 2008, as compared to $24.6 million at December 31, 2007, an increase of $47.1 million, or 191.4%. Borrowings typically include wholesale borrowing arrangements as well as arrangements with deposit customers of Central Jersey Bank, N.A. to sweep funds into short-term borrowings. As of December 31, 2008, borrowings included $23.0 million bank sweep funds, $27.5 million in Federal Home Loan Bank overnight advances, $20.0 million in Federal Home Loan Bank callable advances and $1.2 million in Federal Home Loan Bank fixed rate advances. The increase was due to growth in the bank subsidiary’s sweep account product for business customers and $48.7 million in Federal Home Loan Bank advances. The Federal Home Loan Bank advances were used to fund loan growth and the purchase of mortgage-backed securities during the period.

Commitments and Conditional Obligations

In the ordinary course of business to meet the financial needs of Central Jersey Bank, N.A.’s customers, Central Jersey Bank, N.A. is party to financial instruments with off-balance sheet risk. These financial instruments include unused lines of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of these instruments express the extent of involvement Central Jersey Bank, N.A. has in each category of financial instruments.

Central Jersey Bank, N.A.’s exposure to credit loss from nonperformance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. Central Jersey Bank, N.A. uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contract or notional amount of financial instruments which represent credit risk at December 31, 2008 and December 31, 2007 is as follows (in thousands):

	2008	2007
Standby letters of credit	$2,206	$1,446
Outstanding loan and credit line commitments	$65,079	$78,464

Standby letters of credit are conditional commitments issued by Central Jersey Bank, N.A. which guarantee performance by a customer to a third party. The credit risk and underwriting procedures involved in issuing letters of credit are essentially the same as that involved in extending loan facilities to customers. All of Central Jersey Bank, N.A.’s outstanding standby letters of credit are performance standby letters within the scope of the FASB Interpretation No. 45. These are irrevocable undertakings by Central Jersey Bank, N.A., as guarantor, to make payments in the event a specified third party fails to perform under a non-financial contractual obligation. Most of Central Jersey Bank, N.A.’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments Central Jersey Bank, N.A. could be required to make equals the face amount of the letters of credit. Central Jersey Bank, N.A.’s liability for performance standby letters of credit was immaterial at December 31, 2008 and December 31, 2007.

Outstanding loan commitments represent the unused portion of loan commitments available to individuals and companies as long as there is no violation of any condition established in the contract. Outstanding loan commitments generally have a fixed expiration date of one year or less, except for home equity loan commitments which generally have an expiration date of up to 15 years. Central Jersey Bank, N.A. evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based upon management’s credit evaluation of the customer. Various types of collateral may be held, including property and marketable securities. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.

Liquidity and Capital Resources

Liquidity defines the ability of Central Jersey Bank, N.A. to generate funds to support asset growth, meet deposit withdrawals, maintain reserve requirements and otherwise operate on an ongoing basis. An important component of a bank’s asset and liability management structure is the level of liquidity, which are net liquid assets available to meet the needs of its customers and regulatory requirements. The liquidity needs of Central Jersey Bank, N.A. have been primarily met by cash on hand, loan and investment amortizations and borrowings. Central Jersey Bank, N.A. invests funds not needed for operations (excess liquidity) primarily in daily federal funds sold. During the three months ended March 31, 2009, Central Jersey Bank, N.A. continued to maintain a large secondary source of liquidity known as investment securities available-for-sale. The fair value of that portfolio was $146.0 million at March 31, 2009 and $170.7 million at December 31, 2008.

It has been Central Jersey Bank, N.A.’s experience that its core deposit base (which is defined as transaction accounts and term deposits of less than $100,000) is primarily relationship-driven. Non-core deposits (which are defined as term deposits of $100,000 or greater) are much more interest rate sensitive. In any event, adequate sources of reasonably priced on-balance sheet funds, such as overnight federal funds sold, due from banks and short-term investments maturing in less than one year, must be continually accessible for contingency purposes. This is accomplished primarily by the daily monitoring of certain accounts for sufficient balances to meet future loan commitments, as well as measuring Central Jersey Bank, N.A.’s liquidity position on a monthly basis.

Supplemental sources of liquidity include large certificates of deposit, wholesale and retail repurchase agreements, and lines of credit with correspondent banks. Correspondent banks, which are typically referred to as “banker’s banks,” offer essential services such as cash letter processing, investment services, loan participation support, wire transfer operations and other traditional banking services. Brokered deposits, which are deposits obtained, directly or indirectly, from or through the mediation or assistance of a deposit broker, may be utilized as supplemental sources of liquidity in accordance with Central Jersey Bank, N.A.’s balance sheet management policy. Contingent liquidity sources may include off-balance sheet funds, such as advances from both the Federal Home Loan Bank and the Federal Reserve Bank, and federal funds purchase lines with “upstream” correspondents. An additional source of liquidity is made available by curtailing loan activity and instead using the available cash to fund short-term investments such as overnight federal funds sold or other approved investments maturing in less than one year. In addition, future expansion of Central Jersey Bank, N.A.’s retail banking network is expected to create additional sources of liquidity from new deposit customer relationships. Available liquidity and borrowing capacity is reviewed by management on a monthly basis. As of March 31, 2009, Central Jersey’s liquidity surplus was $120.9 million.

Central Jersey Bank, N.A. is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Central Jersey Bank, N.A.’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Central Jersey Bank, N.A. must meet specific capital guidelines that involve quantitative measures of Central Jersey Bank, N.A.’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Central Jersey Bank, N.A.’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Central Jersey Bank, N.A. to maintain minimum amounts and ratios (set forth in the following table) of Total Capital and Tier 1 Capital to risk weighted assets and of Tier 1 Capital to average assets (leverage ratio). As of March 31, 2009, Central Jersey and Central Jersey Bank, N.A. met all capital adequacy requirements to which they were subject.

As of December 31, 2008, the most recent notification from the OCC categorized Central Jersey Bank, N.A. as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that we believe have changed Central Jersey Bank, N.A.’s category.

The following is a summary of Central Jersey Bank, N.A.’s and Central Jersey’s actual capital ratios as of March 31, 2009 and December 31, 2008, compared to the minimum capital adequacy requirements and the requirements for classification as a “well-capitalized” institution:

	Tier I Capital Average Assets Ratio (Leverage Ratio)		Tier I Capital to Risk Weighted Asset Ratio		Total Capital to Risk Weighted Asset Ratio
Actual Ratios	March 31, 2009	December 31, 2008	March 31, 2009	December 31, 2008	March 31, 2009	December 31, 2008
Central Jersey	9.94%	10.20%	13.24%	13.19%	14.50%	15.09%
Central Jersey Bank, N.A.	10.07%	10.33%	13.41%	14.05%	14.66%	15.24%

Required Regulatory Ratios
“Adequately capitalized” institution (under federal regulations)	4.00%	4.00%	4.00%	4.00%	8.00%	8.00%
“Well capitalized” institution (under federal regulations)	5.00%	5.00%	6.00%	6.00%	10.00%	10.00%

Capital Purchase Program

On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the U.S. Department of the Treasury announced the Capital Purchase Program, pursuant to which qualified U.S. financial institutions could voluntarily build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

On December 23, 2008, Central Jersey, as part of the Capital Purchase Program, sold 11,300 shares of preferred stock and a warrant to purchase up to 268,621 of Central Jersey’s common stock at an exercise price of $6.31 per share. Central Jersey is utilizing the $11.3 million in gross investment proceeds for general corporate purposes and to enhance lending operations. Both the outstanding shares of preferred stock and the warrant qualify as components of Central Jersey’s regulatory Tier 1 Capital. The additional Tier 1 Capital further fortifies Central Jersey’s already strong capital position and provides strategic flexibility.

The outstanding shares of preferred stock pay cumulative dividends at a rate of 5% per annum, or approximately $550,000 annually, and will reset to a rate of 9% at the end of the fifth year. The warrant has a term of 10 years and is exercisable, in whole or part, at any time during the term. The exercise price for the warrant was the market price of Central Jersey’s common stock at the time of issuance calculated on a 20-trading day trailing average. The fair value of the warrant was estimated on December 23, 2008 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $6.31, dividend yield of 0%; expected volatility of 46.50%; risk free interest rate of 1.45%; and expected life of five years.

Central Jersey is subject to certain requirements regarding executive compensation and corporate governance during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding. These requirements are set forth in the EESA and the Regulations promulgated thereunder by the U.S. Department of the Treasury, and include the following: (1) Central Jersey’s compensation committee is required to review incentive compensation arrangements with senior risk officers at least annually to ensure that no such arrangement encourages senior executive officers to take unnecessary and excessive risks that threaten the value of Central Jersey, and the compensation committee must provide certifications to that effect to the OCC; (2) Central Jersey is required to recover any bonus or incentive compensation paid to a senior executive officer that is based on statements of earnings that are subsequently proven to be materially inaccurate; and (3) Central Jersey is prohibited from making any “golden parachute payments” as defined in the EESA and the Regulations.

On February 17, 2009, President Obama signed the ARRA into law, which amended the executive compensation and corporate governance provisions of the EESA. The amendments elaborate on the requirements and obligations under the EESA and provide that Capital Purchase Program participants: (1) may not provide incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution; (2) must recover any bonus or incentive compensation paid to senior executive officers based on statements of earning that are subsequently proven to be materially inaccurate; (3) may not make any “golden parachute payments” to senior executive officers; (4) may not pay any bonus, retention award or incentive compensation to certain of the most highly compensated employees, except pursuant to employment contracts executed on or before February 11, 2009 and except for long-term restricted stock that meets certain requirements; (5) may not adopt any compensation plan that would encourage manipulation of reported earnings to enhance the compensation paid to any employee; (6) must establish a compensation committee of independent directors to review employee compensation plans; and (7) must provide certain certifications regarding executive compensation and compliance with the requirements of the EESA. The U.S. Department of the Treasury has not yet promulgated new regulations in light of the amendments. Therefore, the effect of these amendments on Central Jersey is uncertain pending the promulgation of new regulations. However, the ARRA also provides that, subject to consultation with the appropriate federal banking agency, the Secretary of the U.S. Department of the Treasury will permit a participant in the Capital Purchase Program to repay any assistance previously provided under the Capital Purchase Program. The participant will not have to replace the assistance with Tier I Capital, as originally provided in the Capital Purchase Program.

Guaranteed Preferred Beneficial Interest in Central Jersey Subordinated Debt

In March 2004, MCBK Capital Trust I, a special purpose business trust of Central Jersey, issued an aggregate of $5.0 million of trust preferred securities to ALESCO Preferred Funding III, a pooled investment vehicle. Sandler O’Neill acted as placement agent in connection with the offering of the trust preferred securities. The securities issued by MCBK Capital Trust I are fully guaranteed by Central Jersey with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a floating interest rate equal to the three-month LIBOR plus 285 basis points, which resets quarterly. The securities mature on April 7, 2034 and may be called at par by Central Jersey any time after April 7, 2009. These securities were placed in a private transaction exempt from registration under the Securities Act.

The entire proceeds to MCBK Capital Trust I from the sale of the trust preferred securities were used by MCBK Capital Trust I in order to purchase $5.1 million of subordinated debentures from Central Jersey. The subordinated debentures bear a variable interest rate equal to LIBOR plus 285 basis points. Although the subordinated debentures are treated as debt of Central Jersey, they currently qualify as Tier I Capital investments, subject to the 25% limitation under risk-based capital guidelines of the Federal Reserve. The portion of the trust preferred securities that exceeds this limitation qualifies as Tier II Capital of Central Jersey. At December 31, 2008, $5.0 million of the trust preferred securities qualified for treatment as Tier I Capital. Central Jersey is using the proceeds it received from the subordinated debentures to support the general balance sheet growth of Central Jersey and to maintain Central Jersey Bank, N.A.’s required regulatory capital ratios.

On March 1, 2005, the Federal Reserve adopted a final rule that allows the continued inclusion of outstanding and prospective issuances of trust preferred securities in the Tier I Capital of bank holding companies, subject to stricter quantitative limits and qualitative standards. The new quantitative limits become effective after a five-year transition period ending March 31, 2009. Under the final rules, trust preferred securities and other restricted core capital elements are limited to 25% of all core capital elements. Amounts of restricted core capital elements in excess of these limits may be included in Tier II Capital. At December 31, 2008, the only restricted core capital element owned by Central Jersey is trust preferred securities. Central Jersey believes that its trust preferred issues qualify as Tier I Capital. However, in the event that the trust preferred issues do not qualify as Tier I Capital, Central Jersey Bank, N.A. would remain well capitalized.

Recent Accounting Pronouncements

FAS 140-3

In February 2008, the FASB issued a FASB Staff Position (“FSP”) FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. Central Jersey is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, (Statement 161). SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 has been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Central Jersey is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

SFAS No. 162

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”). The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB’s plan to designate as authoritative its forthcoming codification of accounting standards. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s (“PCAOB”) related amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles, to remove the GAAP hierarchy from its auditing standards. The hierarchical guidance provided by SFAS No. 162 is not expected to have a significant impact on Central Jersey’s consolidated financial condition or results of operations.

FSP APB 14-1

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash to account for the debt and equity components separately. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years, and must be applied retrospectively to all periods presented. Early adoption is prohibited. Central Jersey is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

EITF Issue No. 08-3

In June 2008, the EITF of the FASB discussed public comments received on EITF Issue No. 08-3, Accounting by Lessees for Nonrefundable Maintenance Deposits. The Task Force reached a consensus that lessees should account for nonrefundable maintenance deposits as deposit assets if it is probable that maintenance activities will occur and the deposit is therefore realizable. Amounts on deposit that are not probable of being used to fund future maintenance activities should be charged to expense. The consensus is effective for fiscal years beginning after December 15, 2008, and should be initially applied by recording a cumulative-effect adjustment to opening retained earnings in the period of adoption. Early application is not permitted. Central Jersey is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

FSP 133-1 and FIN 45-4

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard did not have a material impact on Central Jersey’s consolidated financial condition or results of operations.

EITF Issue No. 08-5

In September 2008, the FASB ratified EITF Issue No. 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The implementation of this standard did not have a material impact on Central Jersey’s consolidated financial condition or results of operations.

FSP SFAS No. 157-3

In October 2008, the FASB issued FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active (FSP 157-3), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our September 30, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially affect Central Jersey’s consolidated financial condition or results of operations.

FSP FAS 140-4 and FIN 46(R)-8

In December 2008, the FASB issued FSP SFAS No. 140-4 and FASB Interpretation (FIN) 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP SFAS 140-4 and FIN 46(R)-8). FSP SFAS 140-4 and FIN 46(R)-8 amends FASB SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying special purpose entity (SPE) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46(R) is effective for reporting periods (annual or interim) ending after December 15, 2008. The implementation of this standard did not have a material impact on Central Jersey’s consolidated financial condition or results of operations.

FSP EITF 99-20-1

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment of Guidance of EITF Issue No. 99-20” (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The implementation of this standard did not have a material impact on Central Jersey’s consolidated financial condition or results of operations.

International Financial Reporting Standards

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, Central Jersey may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. Central Jersey is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

FSP FAS 132(R)-1

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. Central Jersey is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

EITF 08-6

In November 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Central Jersey is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

EITF 08-7

In November 2008, the FASB ratified Emerging Issues Task Force Issue No. 08-7, “Accounting for Defensive Intangible Assets.” EITF 08-7 clarifies the accounting for certain separately identifiable intangible assets which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. EITF 08-7 requires an acquirer in a business combination to account for a defensive intangible asset as a separate unit of accounting which should be amortized to expense over the period the asset diminishes in value. EITF 08-7 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. This new pronouncement will impact Central Jersey’s accounting for any defensive intangible assets acquired in a business combination completed beginning January 1, 2009.

Impact of Inflation

The consolidated financial statements and related financial data presented in this report have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of Central Jersey and Central Jersey Bank, N.A. is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the effects of general levels of inflation are primarily reflected in the interest rate paid in liabilities and earned on interest earning assets. Interest rates do not necessarily move in the same magnitude as the prices of goods and services. We believe that continuation of our efforts to manage the rates, liquidity and interest sensitivity of our assets and liabilities is necessary to generate an acceptable return on assets.

Principal Shareholders and Security Ownership of Management of Central Jersey

The following table sets forth information as of July 22, 2009, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of Central Jersey common stock, by (1) each director of Central Jersey, (2) each named executive officer (as such term is defined in Item 402 of Regulation S-K of the federal securities laws) for the year ended December 31, 2008, (3) each person or group of persons known by Central Jersey to be the beneficial owner of greater than 5% of Central Jersey’s outstanding common stock, and (4) all directors and executive officers of Central Jersey as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of Central Jersey common stock shown as beneficially owned by them.

	Beneficial Ownership of Central Jersey’s Common Stock
Name of Beneficial Owner (1)	No. of Shares (2)	Percent of Class
James G. Aaron, Esq. (3)(4)	257,186	2.81%
Mark R. Aikins, Esq. (3)(5)	122,437	1.34%
John A. Brockriede (3)(6)	494,813	5.42%
George S. Callas (3)(7)	196,460	2.14%
Paul A. Larson, Jr. (3)(8)	86,118	*
John F. McCann (3)(9)	206,815	2.26%
Carmen M. Penta, C.P.A. (3)(10)	109,010	1.19%
Mark G. Solow (3)(11)	191,511	2.09%
James S. Vaccaro (3)(12)(13)	226,830	2.45%
Robert S. Vuono (3)(14)(15)	114,362	1.24%
Anthony Giordano, III (16)(17)	71,494	*
Linda J. Brockriede (18)(19)	494,813	5.42%
All Directors and Executive Officers as a Group (11 persons) (4)(5)(6)(7)(8)(9)(10)(11) (13)(15)(17)	2,077,036	21.26%

*	Indicates less than 1%.

(1)	All directors and officers listed in this table maintain a mailing address at 1903 Highway 35, Oakhurst, New Jersey 07755.

(2)	In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Central Jersey’s common stock if he or she has voting or investment power with respect to such security. This includes shares (a) subject to options exercisable within 60 days, and (b)(1) owned by a spouse, (2) owned by other immediate family members, or (3) held in trust or held in retirement accounts or funds for the benefit of the named individuals, over which shares the person named in the table may possess voting and/or investment power.

(3)	Such person currently serves as a director of Central Jersey.

(4)

Includes 44,259 shares subject to currently exercisable stock options; 27,545 shares held in an Individual Retirement Account with Morgan Stanley for the benefit of Mr. Aaron; and 18,336 shares registered in the name of Mr. Aaron as trustee for the Trust Under the Will of Leslie B. Aaron, Mr. Aaron’s father. Mr. Aaron disclaims any beneficial ownership of the shares held in the aforementioned trust. Also includes 44,019 shares registered in the name of ERBA Co., Inc., in which Mr. Aaron has an ownership interest and serves as vice president. Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his ownership interest in ERBA Co., Inc. Also includes 48,993 shares registered in the name of the Aaron Family Limited Partnership, of which Mr. Aaron is a partner. Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his partnership interest in the Aaron Family Limited Partnership. Also includes 7,680 shares registered in the name of the David Ritter Trust and 7,680 shares registered in the name of the Randy Ritter Trust, of which Mr. Aaron is a trustee. Mr. Aaron disclaims any beneficial ownership of the shares held in these trusts. Also includes 22,544 shares held in trusts for the benefit of Mr. Aaron’s family members of which Mr. Aaron’s wife is trustee; 3,361 shares registered in the name of Mr. Aaron’s wife; and 9,653 shares held in an Individual Retirement Account with Morgan Stanley for the benefit of Mr. Aaron’s wife. Mr. Aaron disclaims beneficial ownership of the shares held in these trusts, the shares held by his wife and the shares held for the benefit of his wife.

(5)	Includes 44,259 shares subject to currently exercisable stock options; 77,117 shares held in a Simplified Employee Pension/Individual Retirement Account by Merrill Lynch as custodian for the benefit of Mr. Aikins; and 1,061 shares held by Mr. Aikins for the benefit of his children under the Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest.

(6)	Includes 25,422 shares subject to currently exercisable stock options. Also includes 20,534 shares held in an Individual Retirement Account and 3,899 shares held in a Simplified Employee Pension Plan both by UBS as custodian for the benefit of Mr. Brockriede, and 3,202 shares held in an Individual Retirement Account by UBS for the benefit of Mr. Brockriede’s wife. Mr. Brockriede disclaims beneficial ownership of the shares held in the Individual Retirement Account for the benefit of his wife. Includes 127,281 shares held by CJM Management, L.L.C., of which Mr. Brockriede is an Administrative Member. Mr. Brockriede disclaims beneficial ownership of these shares except to the extent of his ownership interest in CJM Management, L.L.C. Also includes 294,388 shares held jointly with Mr. Brockriede’s wife through a broker, 2,488 shares held jointly with Mr. Brockriede’s wife directly and 16,355 shares held in trusts for the benefit of Mr. Brockriede’s family members of which Mr. Brockriede’s wife is trustee. Mr. Brockriede disclaims beneficial ownership of the shares held in these trusts.

(7)	Includes 75,817 shares subject to currently exercisable stock options and 6,750 shares held by Mr. Callas’ wife. Mr. Callas disclaims beneficial ownership of the shares held by his wife.

(8)	Includes 34,719 shares subject to currently exercisable stock options. Also includes 8,437 shares held jointly with Mr. Larson’s wife.

(9)	Includes 44,259 shares subject to currently exercisable stock options; and 15,312 shares held in an Individual Retirement Account with Charles Schwab for the benefit of Mr. McCann. Also includes 16,879 shares held by Mr. McCann’s wife, as to which shares he disclaims beneficial ownership.

(10)	Includes 38,579 shares subject to currently exercisable stock options and 151 shares held jointly with Mr. Penta’s wife. Also includes 7,907 shares held by Mr. Penta’s wife as to which shares Mr. Penta disclaims beneficial ownership.

(11)	Includes 44,259 shares subject to currently exercisable stock options.

(12)	Mr. Vaccaro is a named executive officer and serves as the Chairman of the Board, President and Chief Executive Officer of Central Jersey.

(13)	Includes 151,836 shares subject to currently exercisable stock options; 43,099 shares held by Citi, Smith Barney as custodian for the benefit of the James S. Vaccaro Simplified Employee Pension; 7,790 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Vaccaro; and 2,698 shares held by Mr. Vaccaro as custodian for his daughters under the Uniform Transfers to Minors Act. Mr. Vaccaro disclaims any beneficial interest to the shares held by him as custodian for his daughters.

(14)	Mr. Vuono is a named executive officer and serves as the Senior Executive Vice President, Chief Operating Officer and Secretary of Central Jersey.

(15)	Includes 101,285 shares subject to currently exercisable stock options and 13,077 shares held for the benefit of Mr. Vuono in an Individual Retirement Account with Bank of America Investment Services, Inc.

(16)	Mr. Giordano is a named executive officer and serves as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Central Jersey.

(17)

Includes 55,548 shares subject to currently exercisable stock options; 2,652 shares held by Charles Schwab & Co. in an Individual Retirement Account for the benefit of Mr. Giordano; 2,756 shares held in a Simplified Employee Pension by Charles Schwab & Co. for the benefit of Mr. Giordano’s wife, as to which shares he disclaims any beneficial interest; 7,540 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Giordano; 2,401 shares held by Charles Schwab & Co. in an Individual Retirement Account for the benefit of Mr. Giordano’s wife, as to which shares he disclaims any beneficial interest; and 597 shares held by Mr. Giordano as custodian for his son under the Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest.

(18)	John A. Brockriede and Linda J. Brockriede together beneficially own a total of 494,813 shares of Central Jersey’s common stock (including currently exercisable stock options) which represents 5.42% of Central Jersey’s outstanding common stock.

(19)	Includes 294,388 shares held jointly with Mrs. Brockriede’s husband, John A. Brockriede, through a broker; 2,488 shares held jointly with John A. Brockriede directly; 1,244 shares held by John A. Brockriede directly; 16,355 shares held in trusts for the benefit of Mrs. Brockriede’s family members of which Mrs. Brockriede is trustee; 25,422 shares subject to currently exercisable stock options previously granted to John A. Brockriede; 20,534 shares held in an Individual Retirement Account and 3,899 shares held in a Simplified Employee Pension Plan both by UBS as custodian for the benefit of John A. Brockriede; 3,202 shares held in an Individual Retirement Account by UBS for the benefit of Mrs. Brockriede; and 127,281 shares held by CJM Management, L.L.C., of which John A. Brockriede is an Administrative Member. Mrs. Brockriede disclaims beneficial ownership to all of the aforementioned securities with the exception of those held jointly with her husband and the securities held in an Individual Retirement Account for her benefit. Mrs. Brockriede maintains a mailing address at 450 Broadway, Long Branch, New Jersey 07740.

Executive Compensation of Central Jersey Officer who will be an Executive Officer of OceanFirst

The following table sets forth information concerning the annual and long-term compensation of James S. Vaccaro for services in all capacities to Central Jersey and Central Jersey Bank, N.A. for the years ended December 31, 2008 and 2007, respectively. As part of the merger, Mr. Vaccaro will be appointed Executive Vice President and a member of the senior management team of OceanFirst Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($) (1)(2)		Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)			Total ($)
James S. Vaccaro, Chairman, President and Chief Executive Officer of Central Jersey	2008 2007	$ $	249,997 250,000	$ $	45,000 20,000	$ $	— —	$ $	9,118 13,194	$ $	— —	$ $	— —	$ $	12,697 12,352	(3)	$ $	316,812 295,546

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008 and 2007, respectively, in accordance with FAS 123(R), of stock appreciation rights (SARs) awards pursuant to Central Jersey’s equity incentive plan and includes amounts from awards granted in 2006. Assumptions used in the calculation of these amounts are included in Footnote 1 to Central Jersey’s audited financial statements for the fiscal year ended December 31, 2008 included elsewhere in this document.

(2)	These amounts have been adjusted, as appropriate, to account for the 5% stock dividends paid to the shareholders of Central Jersey on each of July 1, 2008, July 2, 2007 and July 1, 2006.

(3)	Of this amount, $3,083 represents the lease value of an automobile provided to Mr. Vaccaro for business use in 2008, $414 represents the premiums paid for Group Term Life Insurance coverage exceeding $50,000 for the benefit of Mr. Vaccaro in 2008, and $9,200 represents the amount contributed by Central Jersey Bank, N.A. to its 401(k) plan for the benefit of Mr. Vaccaro in 2008.

Narrative Disclosure to Summary Compensation Table

The objective of Central Jersey’s executive compensation is to enhance Central Jersey’s long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long-term interests of the shareholders of Central Jersey.

The Central Jersey compensation committee is responsible for determining whether the compensation and benefit packages are suitable and do not provide excessive benefits. Central Jersey’s compensation committee generally approves or recommends to Central Jersey’s board of directors compensation packages or plans for senior management and directors. These compensation and benefit packages may include salaries, bonuses, vacations, termination benefits, contribution to employee pension plans, stock option and stock purchase plans, indemnification agreements and employment/change of control contracts.

When reviewing compensation arrangements for a member or members of senior management and directors, the compensation committee shall consider the following matters:

(a)	The combined value of all cash and non-cash benefits provided to the individual or individuals;

(b)	The compensation history of the individual or individuals as compared to other individuals with comparable expertise at Central Jersey;

(c)	The financial condition of Central Jersey;

(d)	Comparable compensation practices at similar institutions, based upon factors such as asset size, geographic location and the services provided;

(e)	The projected total cost and benefit to Central Jersey for post employment benefits; and

(f)	Any connection between the individual and any fraudulent act or omission, breach of trust or fiduciary duty or insider abuse with regard to Central Jersey.

Base Salaries

Base salary levels for Central Jersey’s executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, Central Jersey’s compensation committee also takes into account individual experience and past performance.

Annual Bonuses

Central Jersey’s annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees for a variety of performance measures. Financial performance is compared against budgets as well as peer businesses.

Chief Executive Officer Compensation

James S. Vaccaro served as Central Jersey’s President and Chief Executive Officer for the year ended December 31, 2008. Mr. Vaccaro’s base salary is set competitively relative to other chief executive officers in financial service companies of similar asset size to Central Jersey. In determining Mr. Vaccaro’s base salary as well as annual performance bonus, Central Jersey’s compensation committee reviewed independent compensation data and Central Jersey’s performance as compared against budgets and peer businesses. As with Central Jersey’s other executive officers, Mr. Vaccaro’s total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

Restrictions on Compensation under the Treasury’s Capital Purchase Program

Central Jersey is subject to certain restrictions and limitations on the amount and nature of compensation it may pay to its executive officers as a result of Central Jersey’s participation in the Capital Purchase Program. These restrictions apply during the period in which Central Jersey’s obligations under TARP remain outstanding. See “Government Regulation—Capital Purchase Program” beginning on page 100.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about all equity compensation awards held by James S. Vaccaro at December 31, 2008, updated to reflect the vesting of SARs on February 1, 2009. Unless otherwise indicated, the number of securities provided in the table represent stock options.

Outstanding Equity Awards for Fiscal Year End December 31, 2008

Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)		Option Expiration Date
James S. Vaccaro	2/1/06 12/1/03 12/31/02 8/31/01	13,023 72,930 14,586 64,320	(2)	4,341 — — —	(2)	— — — —	$ $ $ $	9.40 8.57 5.04 3.30	2/1/16 12/1/13 12/31/12 8/31/11

(1)	These amounts have been adjusted, as appropriate, to account for the 5% stock dividends paid to the shareholders of Central Jersey on July 1, 2008, July 2, 2007, July 1, 2006 and December 31, 2003, 2002, 2001 and 2000, respectively, the 2 for 1 stock split in the form of a stock dividend effected as of June 15, 2005 and the 6 for 5 stock split in the form of a stock dividend effected as of July 15, 2004.

(2)	Represents SARs granted under the Central Jersey equity incentive plan. 25% of the 17,364 SARs granted, as adjusted, became exercisable on each of February 1, 2007, February 1, 2008 and February 1, 2009, and 25% become exercisable on February 1, 2010.

There were no stock options or SARS exercised by Mr. Vaccaro during the year ended December 31, 2008.

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

On August 1, 2006, Central Jersey Bancorp entered into a change of control agreement with James S. Vaccaro, among other executives. Mr. Vaccaro’s change of control agreement is effective as of August 1, 2006, and will continue in full force and effect for so long as Mr. Vaccaro is employed by Central Jersey and/or Central Jersey Bank, N.A. On December 23, 2008, the change of control agreement was amended and restated in order for such agreement to be in compliance with Section 409A of the Internal Revenue Code, and to include a provision with respect to Section 280G of the Internal Revenue Code. See “Description of the Merger—Interests of Certain Persons in the Merger” beginning on page 66.

Director Compensation of Central Jersey Directors who Have Been Designated to be Directors of OceanFirst

The table below sets forth the annual compensation for the year ended December 31, 2008 for James G. Aaron, Esq. and Mark G. Solow, who will be elected as directors of OceanFirst in connection with the merger:

2008 Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James G. Aaron, Esq.	$17,250	$—	$—	$—	$—	$—	$17,250
Mark G. Solow	$17,250	$—	$—	$—	$—	$—	$17,250

(1)	See below for information concerning the aggregate number of options awards outstanding at December 31, 2008 for Messrs. Aaron and Solow.

The following table sets forth the outstanding equity awards held by each of Mr. Aaron and Mr. Solow as of December 31, 2008:

Name (1)	Number of Securities Underlying Unexercised Options (1)(2)(3)
James G. Aaron, Esq.	50,047
Mark G. Solow	50,047

(1)	These amounts have been adjusted, as appropriate, to account for the 5% stock dividends paid to the shareholders of Central Jersey on July 1, 2008, July 2, 2007, July 1, 2006 and December 31, 2003, 2002, 2001 and 2000, respectively, the 2 for 1 stock split in the form of a stock dividend effected as of June 15, 2005 and the 6 for 5 stock split in the form of a stock dividend effected as of July 15, 2004.

(2)	All stock options have vested as of January 1, 2005.

(3)	Includes 5,788 SARs (as adjusted) granted on February 1, 2006 to each director under the Central Jersey equity incentive plan. These SARs have an adjusted exercise price of $9.40 and can only be settled in cash. The SARs vest evenly over a four year period and expire on February 1, 2016.

There were no option grants or other awards made by Central Jersey to Mr. Aaron or Mr. Solow during the year ended December 31, 2008.

Certain Relationships and Related Party Transactions Regarding Messrs. Aaron, Solow and Vaccaro

In order to alleviate the need for additional conference rooms at the Oakhurst location of Central Jersey Bank, N.A., Central Jersey Bank, N.A. leases conference, office and storage space at 6 West End Court, Long Branch, New Jersey. The landlord of the space leased at 6 West End Court is MCB Associates, L.L.C. The following directors of Central Jersey and/or its bank subsidiary have an interest in MCB Associates, L.L.C.: James G. Aaron, Esq., Mark R. Aikins, Esq., John A. Brockriede, John F. McCann, Carmen M. Penta, C.P.A., Mark G. Solow and James S. Vaccaro. The negotiations with respect to the leased conference, office and storage space at 6 West End Court were conducted at arms-length and the lease amount to be paid by Central Jersey Bank, N.A. was determined by an independent appraiser to be at fair market value. Based on the foregoing, Central Jersey’s board of directors has determined that such related party transaction does not disqualify James G. Aaron, Esq., John A. Brockriede, John F. McCann, Carmen M. Penta, C.P.A. and/or Mark G. Solow from qualifying as independent. For the years ended December 31, 2008 and 2007, Central Jersey paid lease costs of

$43,000 and $61,000, respectively, in connection with its lease arrangement with MCB Associates, L.L.C. Central Jersey terminated its lease with MCB Associates, L.L.C. effective August 31, 2008.

During the year ended December 31, 2008, the lending staff of Central Jersey Bank, N.A., from time to time, retained the services of the law firm of Ansell, Zaro, Grimm & Aaron, P.C., of which James G. Aaron, Esq., a director of Central Jersey and its bank subsidiary, is a shareholder. The services performed by Ansell, Zaro, Grimm & Aaron, P.C. and the fees charged were on substantially the same terms as those prevailing at the time for comparable services from other law firms. In accordance with Central Jersey’s Code of Conduct, the Chief Executive Officer of Central Jersey and Central Jersey Bank, N.A. and Central Jersey’s board of directors determined that such services are not in conflict with the interests of Central Jersey or Central Jersey Bank, N.A. nor do they disqualify Mr. Aaron from qualifying as an independent director.

Director Independence

For the year ended December 31, 2008, Messrs. Aaron and Solow qualified as independent directors of Central Jersey in accordance with the rules of NASDAQ and the rules and regulations of the SEC.

ADJOURNMENT OF THE SPECIAL MEETINGS

If there are not sufficient votes to constitute a Quorum or to approve the merger agreement at the time of the Central Jersey special meeting, the merger agreement cannot be approved unless the Central Jersey special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Central Jersey at the time of the special meeting to be voted for an adjournment, if deemed necessary, Central Jersey has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Central Jersey recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the OceanFirst special meeting, the merger agreement cannot be approved unless the OceanFirst special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by OceanFirst at the time of the special meeting to be voted for an adjournment, if deemed necessary, OceanFirst has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of OceanFirst unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

The validity of the OceanFirst common stock to be issued in the proposed merger has been passed upon for OceanFirst by Locke Lord Bissell & Liddell LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of OceanFirst as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference to this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Central Jersey as of December 31, 2008 and for the year ended December 31, 2008, and management’s report on the effectiveness of internal control over financial reporting, included in this joint proxy statement/prospectus, have been audited by Beard Miller Company LLP, an independent registered public accounting firm, to the extent and for the period set forth in its reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Central Jersey and subsidiary as of December 31, 2007 and for the year then ended have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

OceanFirst filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of OceanFirst common stock to be issued to OceanFirst shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of OceanFirst, a proxy statement of OceanFirst for its special meeting and a proxy statement of Central Jersey for its special meeting. As permitted by the SEC rules, this joint proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth below.

OceanFirst and Central Jersey file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document OceanFirst or Central Jersey files with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The SEC allows OceanFirst to “incorporate by reference” information into this joint proxy statement/prospectus. This means that OceanFirst can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that OceanFirst has previously filed with the SEC and additional documents that OceanFirst files with the SEC between the date of this joint proxy statement/prospectus and the date of the OceanFirst and Central Jersey shareholder meetings. These documents contain important information about OceanFirst’s financial condition.

OCEANFIRST FILINGS (SEC FILE NO. 000-1004702; CIK )

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2008

• Quarterly Report Form 10-Q	Quarter ended March 31, 2009

• Current Reports on Form 8-K	July 27, 2009, June 12, 2009, May 28, 2009, May 7, 2009, April 24, 2009, February 9, 2009, January 26, 2009, January 20, 2009 and January 8, 2009 (other than information furnished under Regulation FD)

•     The description of OceanFirst common stock set forth in the Registration Statement on Form 8-A filed May 5, 1996, which incorporates by reference the portion of the “Description of Capital Stock of the Company” contained in OceanFirst’s prospectus filed on March 21, 1996.

Documents incorporated by reference are available from OceanFirst without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from OceanFirst at the following address:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08754

Attention: Jill Apito Hewitt, Investor Relations

Telephone: (732) 240-4500

If you would like to request documents from OceanFirst, please do so by September 23, 2009 to receive them before each company’s meeting of shareholders. If you request any incorporated documents, OceanFirst will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

OceanFirst incorporates by reference additional documents that each may file with the SEC between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

You should rely only on the information contained in this joint proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 6, 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders of Central Jersey or OceanFirst nor the issuance of shares of OceanFirst common stock as contemplated by the merger agreement shall create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

CENTRAL JERSEY BANCORP

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2009

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

(dollars in thousands, except share amounts)

	March 31, 2009	December 31, 2008
ASSETS
Cash and due from banks	$9,281	$9,306
Federal funds sold	5,372	461

Cash and cash equivalents	14,653	9,767

Investment securities available-for-sale, at fair value	145,972	170,683
Investment securities held-to-maturity (fair value of $12,395 and $15,124, respectively, at March 31, 2009 and December 31, 2008)	12,011	14,679
Federal Reserve Bank stock	2,409	1,960
Federal Home Loan Bank stock	1,701	2,940
Loans held-for-sale	425	400

Loans	361,421	360,998
Less: Allowance for loan losses	7,180	4,741

Loans, net	354,241	356,257

Accrued interest receivable	2,112	2,251
Premises and equipment	6,213	6,303
Bank owned life insurance	3,714	3,685
Goodwill	26,957	26,957
Core deposit intangible	1,340	1,444
Other assets	4,475	2,059

Total assets	$576,223	$599,385

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$70,578	$75,947
Interest bearing	359,977	342,868

	430,555	418,815
Borrowings	56,994	71,741
Subordinated debentures	5,155	5,155
Investment securities purchased not settled	—	19,676
Accrued expenses and other liabilities	1,647	1,546

Total liabilities	494,351	516,933

Shareholders’ equity:
Common stock, par value $0.01 per share. Authorized 100,000,000 shares, 9,027,282 and 9,000,531 shares outstanding and 9,273,730 and 9,246,979 shares issued, respectively, at March 31, 2009 and December 31, 2008	90	90
Preferred stock, liquidation value $1,000 per share. Authorized 10,000,000 shares and issued and outstanding 11,300 shares at March 31, 2009 and December 31, 2008	11,300	11,300
Additional paid-in capital	64,669	64,502
Accumulated other comprehensive income, net of tax expense	1,053	1,925
Treasury stock—at cost, 246,448 shares at March 31, 2009 and December 31, 2008	(1,806)	(1,806)
Retained earnings	6,566	6,441

Total shareholders’ equity	81,872	82,452

Total liabilities and shareholders’ equity	$576,223	$599,385

See accompanying notes to unaudited consolidated financial statements.

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars in thousands, except per share amounts)

	Three months ended March 31,
	2009	2008
Interest income:
Interest and fees on loans	$5,031	$5,337
Interest on securities available for sale	1,727	1,570
Interest on securities held to maturity	218	153
Interest on federal funds sold and due from banks	33	192

Total interest income	7,009	7,252

Interest expense:
Interest expense on deposits	1,982	2,736
Interest expense on other borrowings	247	249
Interest expense on subordinated debentures	57	107

Total interest expense	2,286	3,092

Net interest income	4,723	4,160

Provision for loan losses	3,135	65

Net interest income after provision for loan losses	1,588	4,095

Other income:
Gain on the sale of securities available-for-sale	1,789	—
Service charges on deposit accounts	336	382
Income on bank owned life insurance	29	30
Gain on loans held-for-sale	12	201

Total other income	2,166	613

Operating expenses:
Salaries and employee benefits	1,937	1,966
Net occupancy expenses	525	446
Data processing fees	233	224
Outside service fees	203	206
Premises and equipment depreciation	183	158
Audit and accounting services	128	75
Core deposit intangible amortization	104	121
Other operating expenses	732	627

Total other expenses	4,045	3,823

(Loss) income before provision for income taxes	(291)	885
Income tax (benefit) expense	(601)	304

Net income	310	581

Dividend on preferred stock and accretion	185	—

Net income available to common shareholders	$125	$581

Basic earnings per common share	$0.01	$0.06

Diluted earnings per common share	$0.01	$0.06

See accompanying notes to unaudited consolidated financial statements.

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands, except share amounts)

	Common stock	Preferred stock	Additional paid-in capital	Accumulated other comprehensive income	Treasury stock	Retained earnings	Total
Balance at December 31, 2007	$91	$—	$60,787	$848	$—	$7,160	$68,886

Comprehensive income:
Net income	—	—	—	—	—	581	581
Unrealized gain on securities available-for-sale, net of tax of $583	—	—	—	989	—	—	989

Total comprehensive income							$1,570
Purchase of 47,775 shares outstanding stock; placed in treasury	—	—	—	—	(336)	—	(336)
Cumulative effect adjustment adoption of EITF 06-4	—	—	—	—	—	(227)	(227)

Balance at March 31, 2008	$91	$—	$60,787	$1,837	$(336)	$7,514	$69,893

Balance at December 31, 2008	$90	$11,300	$64,502	$1,925	$(1,806)	$6,441	$82,452

Comprehensive loss:
Net income	—	—	—	—	—	310	310
Unrealized loss on securities available-for-sale, net of tax of ($529)	—	—	—	(872)	—	—	(872)

Total comprehensive loss							$(562)
Exercise of stock options—26,751 shares, including tax benefit $23	—	—	123	—	—	—	123
Discount—preferred stock	—	—	44	—	—	(44)	—
Cash dividends accrued on preferred stock	—	—	—	—	—	(141)	(141)

Balance at March 31, 2009	$90	$11,300	$64,669	$1,053	$(1,806)	$6,566	$81,872

See accompanying notes to unaudited consolidated financial statements.

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$310	$581
Adjustments to reconcile net income to net cash provided by operating activities:
Earnings on cash surrender value of life insurance	(29)	(30)
Deferred tax expense	49	34
Provision for loan losses	3,135	65
Depreciation and amortization	183	158
Net discount accretion on held-to-maturity securities	(2)	(4)
Net premium amortization (discount accretion) on available-for-sale securities	139	(17)
Core deposit intangible amortization	104	121
Gain on sale of securities available-for-sale	(1,789)	—
Gain on the sale of loans held-for-sale	(12)	(201)
Originations of loans held-for-sale	(2,057)	(3,408)
Proceeds from the sale of loans held-for-sale	2,046	4,613
Decrease in accrued interest receivable	139	195
Increase in other assets	(1,549)	(309)
Decrease (increase) in accrued expenses and other liabilities	(84)	110

Net cash provided by operating activities	583	1,908

Cash flows from investing activities:
Maturities, sales of and paydowns on investment securities held-to-maturity	2,670	6,702
Maturities, sales of and paydowns on investment securities available-for-sale	107,902	9,673
Purchase of investment securities available-for-sale	(102,089)	(22,561)
Net increase in loans	(1,121)	(6,451)
Purchases of premises and equipment, net	(93)	(550)

Net cash provided by (used in) investment activities	7,269	(13,187)

Cash flows from financing activities:
Proceeds from stock options exercised	123	—
Net decrease in non-interest bearing deposits	(5,369)	(634)
Net increase (decrease) in interest bearing deposits	17,109	(3,723)
Net (decrease) increase in other borrowings	(14,729)	5,492
Net increase in Federal Home Loan Bank advances	—	20,000
Repayment of Federal Home Loan Bank advances	(18)	—
Purchase of outstanding stock; placed in treasury	—	(336)
Cash dividend on preferred stock	(82)	—

Net cash (used in) provided by financing activities	(2,966)	20,799

Increase in cash and cash equivalents	4,886	9,520
Cash and cash equivalents at beginning of period	9,767	14,877

Cash and cash equivalents at end of period	$14,653	$24,397

Cash paid during the period for:
Interest	$2,295	$3,179

Income taxes	$—	$300

See accompanying notes to unaudited consolidated financial statements.

Central Jersey Bancorp and Subsidiary

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of Central Jersey Bancorp and its wholly-owned subsidiary, Central Jersey Bank, N.A., which are sometimes collectively referred to herein as the “Company.”

The interim unaudited consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for the periods presented. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations that may be expected for all of 2009.

Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Earnings per share, average shares outstanding, stock options, stock appreciation rights and related amounts set forth herein for all periods presented have been adjusted to reflect the 5% stock dividend paid on July 1, 2008.

These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Central Jersey Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

Certain prior period amounts have been reclassified to correspond with the current period presentation.

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. On January 1, 2009, the Company adopted the provisions of SFAS No. 157-2, Effective Date of FASB Statement No. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements (see Note 8—Fair Value Measurements).

On January 1, 2008, the Company changed its accounting policy and recognized a cumulative-effect adjustment to retained earnings totaling $227,000. This adjustment, related to accounting for certain endorsement split-dollar insurance arrangements, was made in accordance with Emerging Issues Task Force (“EITF”) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (see Note 9—Post Retirement Benefits).

Note 2.    Earnings Per Common Share

The following tables reconcile shares outstanding for basic and diluted earnings per share for the three months ended March 31, 2009 and 2008:

	Three months ended March 31, 2009
(dollars in thousands, except for per share data)	Income (numerator)	Average shares (denominator)	Per share amount
Basic earnings per common share
Net income available to common shareholders	$125	9,019	$0.01
Effect of dilutive securities:
Stock options and warrants	—	312	—

Diluted earnings per common share
Net income available to common shareholders, plus assumed exercise of options and warrants	$125	9,331	$0.01

	Three months ended March 31, 2008
(dollars in thousands, except for per share data)	Income (numerator)	Average shares (denominator)	Per share amount
Basic earnings per common share
Net income available to common shareholders	$581	9,165	$0.06
Effect of dilutive securities:
Stock options	—	404	—

Diluted earnings per common share
Net income available to common shareholders, plus assumed exercise of options	$581	9,569	$0.06

For the three months ended March 31, 2009, dilutive securities relating to the Company’s employee and director stock option plans totaled 312,233, which, when added to the average basic shares outstanding of 9,018,497, resulted in average diluted shares outstanding of 9,330,730. For the three months ended March 31, 2008, dilutive securities relating to the Company’s employee and director stock option plans totaled 403,744, which, when added to the average basic common shares outstanding of 9,165,344, resulted in average diluted shares outstanding of 9,569,088.

Capital Purchase Program

On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the U.S. Department of Treasury announced the Capital Purchase Program, pursuant to which qualified U.S. financial institutions could voluntarily build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

On December 23, 2008, Central Jersey Bancorp, as part of the Capital Purchase Program, sold 11,300 shares of Central Jersey Bancorp’s Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and a warrant to purchase up to 268,621 of Central Jersey Bancorp’s common stock at an exercise price of $6.31 per share (the “Warrant”). Central Jersey Bancorp is utilizing the $11.3 million in gross investment proceeds for general corporate purposes and to enhance lending operations. Both the Series A Preferred Shares and the Warrant qualify as components of Central Jersey Bancorp’s regulatory Tier 1 Capital. The additional Tier 1 Capital further fortifies Central Jersey Bancorp’s already strong capital position and provides strategic flexibility.

The Series A Preferred Shares pay cumulative dividends at a rate of 5% per annum, or approximately $550,000 annually, and will reset to a rate of 9% at the end of the fifth year. The Warrant has a term of 10 years and is exercisable, in whole or part, at any time during the term. The exercise price for the Warrant was the market price of Central Jersey Bancorp’s common stock at the time of issuance calculated on a 20-trading day trailing average. The fair value of the Warrant was estimated on December 23, 2008 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $6.31, dividend yield of 0%; expected volatility of 46.50%; risk free interest rate of 1.45%; and expected life of five years.

Central Jersey Bancorp is subject to certain requirements regarding executive compensation and corporate governance during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding. These requirements are set forth in the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), and include the following: (1) Central Jersey Bancorp’s Compensation Committee is required to review incentive compensation arrangements with senior risk officers at least annually to ensure that no such arrangement encourages senior executive officers to take unnecessary and excessive risks that threaten the value of Central Jersey Bancorp, and the Compensation Committee must provide certifications to that effect to the OCC; (2) Central Jersey Bancorp is required to recover any bonus or incentive compensation paid to a senior executive officer that is based on statements of earnings that are subsequently proven to be materially inaccurate; and (3) Central Jersey Bancorp is prohibited from making any “golden parachute payments” as defined in the EESA and the Regulations.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”) into law, which amended the executive compensation and corporate governance provisions of the EESA. The amendments elaborate on the requirements and obligations under the EESA and provide that Capital Purchase Program participants: (1) may not provide incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution; (2) must recover any bonus or incentive compensation paid to senior executive officers based on statements of earning that are subsequently proven to be materially inaccurate; (3) may not make any “golden parachute payments” to senior executive officers; (4) may not pay any bonus, retention award or incentive compensation to certain of the most highly compensated employees, except pursuant to employment contracts executed on or before February 11, 2009 and except for long-term restricted stock that meets certain requirements; (5) may not adopt any compensation plan that would encourage manipulation of reported earnings to enhance the compensation paid to any employee; (6) must establish a compensation committee of independent directors to review employee compensation plans; and (7) must provide certain certifications regarding executive compensation and compliance with the requirements of the EESA. The U.S. Department of Treasury has not yet promulgated new regulations in light of the amendments. Therefore, the effect of these amendments on Central Jersey Bancorp is uncertain pending the promulgation of new regulations. However, the ARRA also provides that, subject to consultation with the appropriate federal banking agency, the Secretary of the U.S. Department of Treasury will permit a participant in the Capital Purchase Program to repay any assistance previously provided under the Capital Purchase Program. The participant will not have to replace the assistance with Tier I Capital, as originally provided in the Capital Purchase Program.

Stock Appreciation Rights

On January 31, 2006, the Company granted under its 2005 Equity Incentive Plan, 173,644 Stock Appreciation Rights (“SARS”) (98,398 were granted to employees and 75,246 were granted to directors), each with an exercise price of $9.40. These SARS can only be settled in cash. The SARS vest over a four year period and expire February 1, 2016. The fair value of SARS granted was estimated on March 31, 2009 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $6.50; dividend yield of 0%; expected volatility of 67.35%; risk free interest rate of 1.66%; and expected life of seven years. These SARS had a fair value of approximately $3.76 per share at March 31, 2009. The Company recorded $65,000 share based payment expense for the three months ended March 31, 2009, related to the granting of SARS. As of March 31, 2009, total unvested compensation expense associated with the outstanding SARS was approximately $102,500 (pre-tax), which will vest over 10 months.

A summary of the status of the Company’s SARS as of and for the three months ended March 31, 2009 is presented below:

	As of and for the three months ended March 31, 2009
	SARS	Weighted average exercise price
Outstanding at beginning of year	130,811	$9.40
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at period end	130,811	$9.40

SARS exercisable at period end	98,108	$9.40
Weighted average fair value of SARS granted	$3.76
Unvested SARS at period end	32,703
Weighted average fair value of unvested SARS	$122,963

Stock Option Plans

In 2000, the Company established its Employee and Director Stock Option Plan (the “Plan”). The Plan currently provides for the granting of stock options to purchase in aggregate up to 1,263,197 shares of the Company’s common stock, subject to adjustment for certain dilutive events such as stock distributions. During the three months ended March 31, 2009, no options were granted. As a result of the January 1, 2005 combination with Allaire Community Bank, all outstanding options granted under the Plan became fully vested. The Company does not anticipate granting any additional stock options under the Plan or any of the Allaire Community Bank stock option plans assumed by the Company.

A summary of the status of the Company’s stock options as of and for the three months ended March 31, 2009 is presented below:

	As of and for the three months ended March 31, 2009
	Shares	Weighted average exercise price
Outstanding at beginning of year	1,289,948	$4.71
Granted	—	—
Forfeited	—	—
Exercised	(26,751)	$3.72

Outstanding at period end	1,263,197	$4.73

Options exercisable at period end	1,263,197	$4.73
Weighted average fair value of options granted		n/a

Stock Based Compensation

Effective January 1, 2006, the Company began recording compensation expense associated with stock options in accordance with SFAS No. 123(R), Share-Based Payment. Prior to January 1, 2006, the Company

accounted for stock-based compensation related to stock options under the recognition and measurement principles of Accounting Principle Board Opinion No. 25; therefore, the Company measured compensation expense for its stock option plans using the intrinsic value method, that is, the excess, if any, of the fair market value of the Company’s stock at the grant date over the amount required to be paid to acquire the stock, and provided the disclosures required by SFAS No. 123(R) and SFAS No. 148, Accounting for Stock-Based Compensation. The Company has adopted the modified prospective transition method provided by SFAS No. 123(R), and, as a result, has not retroactively adjusted results from prior periods.

As a result of the adoption of SFAS No. 123(R), the Company incurred no compensation expense related to the Company’s stock compensation plans for the three months ended March 31, 2009 and 2008, as no stock options were granted during 2009 and 2008 and all stock options were fully vested prior to January 1, 2006.

Note 3.    Loans Receivable, Net and Loans Held-for-Sale

Loans receivable, net and loans held-for-sale at March 31, 2009 and December 31, 2008, consisted of the following (in thousands):

Loan Type	March 31, 2009	December 31, 2008
Real estate loans—commercial	$246,231	$246,617
Home equity and second mortgages	51,130	51,688
Commercial and industrial loans	38,276	37,111
Construction loans	20,583	20,956
1-4 family real estate loans	2,622	2,646
Consumer loans	2,196	1,647

Total loans	$361,038	$360,665

Deferred origination costs, net	383	333
Allowance for loan losses	(7,180)	(4,741)

Loans receivable, net	$354,241	$356,257

Loans held-for-sale	$425	$400

Non-Performing Loans/Impaired Loans

Loans are considered to be non-performing if they (a) are on a non-accrual basis, (b) are past due ninety days or more and still accruing interest, or (c) have been renegotiated to provide a reduction or deferral of interest because of a weakening in the financial position of the borrowers. A loan, which is past due ninety days or more and still accruing interest, remains on accrual status only when it is both adequately secured as to principal and is in the process of collection.

When necessary, Central Jersey Bancorp performs individual loan reviews in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, to determine whether any individually reviewed loans are impaired and, if impaired, measures a valuation allowance allocation in accordance with SFAS No. 114. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. The Company considers loans on non-accrual status or risk rated 8 or higher as impaired and automatically subject to a SFAS No. 114 review. In addition, any other loan that management considers possibly impaired due to deteriorating conditions or for any other reasons, is, at management’s discretion, subject to a SFAS No. 114 review.

Non-performing/impaired loans totaled $10.5 million at March 31, 2009, as compared to $2.7 million at December 31, 2008. Of that amount, non-accrual loans totaled $4.6 million at March 31, 2009, as compared to

$2.5 million at December 31, 2008. The increase in non-performing/impaired loans was due primarily to certain commercial loans which were placed on non-accrual status and/or deemed to be impaired during the three months ended March 31, 2009. The loans which were deemed to be impaired required a specific reserve in accordance with SFAS No. 114.

If the non-accrual loans had performed in accordance with their original terms, interest income would have increased by $58,000 and $3,000, respectively, for the three months ended March 31, 2009 and 2008. At March 31, 2009, there were no commitments to lend additional funds to borrowers whose loans were on non-accrual status.

The Company’s policy for interest income recognition on impaired loans is to recognize income on currently performing restructured loans under the accrual method. The Company recognizes income on non-accrual loans under the accrual basis when the principal payments on the loans become current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company does not recognize income. No interest income was recognized on impaired loans subsequent to classification as impaired in 2009. Total cash collected on impaired loans during the three months ended March 31, 2009 was $39,000, all of which was credited to the principal balance outstanding, as compared to no cash collected on impaired loans for the three months ended March 31, 2008.

The allowance for loan losses (“ALL”), which began the year at $4.7 million, or 1.31% of total loans, increased to $7.2 million at March 31, 2009, or 1.99% of total loans, resulting from credit deterioration of several commercial borrowers due to general economic conditions. There was $698,000 in loan charge-offs during the three months ended March 31, 2009, as compared to no loan charge-offs for the same period in 2008. There were $2,000 in loan loss recoveries during the three months ended March 31, 2009, as compared to $3,000 for the same period in 2008.

(dollars in thousands)	For the three months ended
	March 31, 2009		December 31, 2008		March 31, 2008
General provision for loan losses	$2,255		$461		$65
Specific provision for loan losses	880		459		—

Total provision for loan losses	$3,135		$920		$65

Net charge-offs	$698		—		—
Net charge-off ratio (annualized)	0.77%		—		—

Average loans outstanding	361,817		353,324		318,157

(dollars in thousands)	At March 31, 2009		At December 31, 2008		At March 31, 2008
Non-performing loans (“NPL”) (includes non-accrual and impaired loans)	$10,526		$2,690		$264
NPL to total loans ratio	2.91%		0.75%		0.08%
Total ALL to total NPL	0.68	x	1.76	x	13.17	x
NPL to tangible common equity + ALL ratio	21.30%		5.66%		0.59%
NPL to Tier I capital + ALL ratio	16.78%		4.45%		0.55%

General allowance for loan losses	$5,825		$4,267		$3,476
Specific allowance for loan losses	1,355		474		—

Total allowance for loan losses	$7,180		$4,741		$3,476

Allowance for loan losses to total loans ratio	1.99%		1.31%		1.08%

Total loans	$361,421		$360,998		$321,281
Tangible common equity	$42,231		$42,751		$41,131
Tier I capital	$55,557		$55,740		$44,286

Note 4.    Deposits

The major types of deposits at March 31, 2009 and December 31, 2008 were as follows (in thousands):

Deposit Type	March 31, 2009	December 31, 2008
Demand deposits, non-interest bearing	$70,578	$75,947
Savings, N.O.W. and money market accounts	197,902	190,475
Certificates of deposit of less than $100	78,810	78,949
Certificates of deposit of $100 or more	83,265	73,444

Total	$430,555	$418,815

Note 5.    Borrowings

Borrowed funds at March 31, 2009 and December 31, 2008 are summarized as follows (in thousands):

	March 31, 2009	December 31, 2008
Borrowings	$56,994	$71,741

Total	$56,994	$71,741

Borrowings were $57.0 million at March 31, 2009, as compared to $71.7 million at December 31, 2008. Borrowings typically include wholesale borrowing arrangements with correspondent banks as well as arrangements with deposit customers of Central Jersey Bank, N.A. to sweep funds into short-term borrowings. As of March 31, 2009, borrowings included $35.8 million in bank sweep funds, $15.0 million in Federal Home Loan Bank callable advances and $6.2 million in Federal Home Loan Bank fixed rate advances. These borrowings were used to fund interest-earning assets. Central Jersey Bank, N.A. uses investment securities to pledge as collateral for repurchase agreements. At March 31, 2009 and December 31, 2008, Central Jersey Bank, N.A. had unused lines of credit with the Federal Home Loan Bank (“FHLB”) of $63.1 million and $33.8 million, respectively.

At March 31, 2009, Central Jersey Bank, N.A. had outstanding Federal Home Loan Bank callable advances as follows (in thousands):

Date	Amount	Rate	Term	Call Feature
1/24/2008	$10,000	2.710%	10 year non-call 2 years	One Time
2/01/2008	5,000	2.903%	7 year non-call 3 years	One Time

	$15,000	2.774%

At March 31, 2009, Central Jersey Bank, N.A. had the following outstanding Federal Home Loan Bank fixed rate advance (in thousands):

Date	Amount	Rate	Term	Maturity
2/01/2008	5,000	2.380%	5 years	2/01/2013
5/28/2008	$1,188	4.940%	13 years	5/28/2021

	$6,188	2.871%

Note 6.    Subordinated Debentures

In March 2004, MCBK Capital Trust I, a special purpose business trust of Central Jersey Bancorp, issued an aggregate of $5.0 million of trust preferred securities to ALESCO Preferred Funding III, a pooled investment vehicle. The securities issued by MCBK Capital Trust I are fully guaranteed by Central Jersey Bancorp with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a floating interest rate equal to the three-month LIBOR plus 285 basis points, which resets quarterly. The securities mature on April 7, 2034 and may be called at par by Central Jersey Bancorp any time after April 7, 2009. These securities were placed in a private transaction exempt from registration under the Securities Act.

The entire proceeds to MCBK Capital Trust I from the sale of the trust preferred securities were used by MCBK Capital Trust I in order to purchase $5.1 million of subordinated debentures from Central Jersey Bancorp. The subordinated debentures bear a variable interest rate equal to LIBOR plus 285 basis points. Although the subordinated debentures are treated as debt of Central Jersey Bancorp, they currently qualify as Tier I Capital investments, subject to the 25% limitation under risk-based capital guidelines of the Federal Reserve. The portion of the trust preferred securities that exceeds this limitation qualifies as Tier II Capital of Central Jersey Bancorp. At March 31, 2009, $5.0 million of the trust preferred securities qualified for treatment as Tier I Capital. Central Jersey Bancorp is using the proceeds it received from the subordinated debentures to support the general balance sheet growth of Central Jersey Bancorp and to help ensure that Central Jersey Bank, N.A. maintains the required regulatory capital ratios.

On March 1, 2005, the Federal Reserve adopted a final rule that allows the continued inclusion of outstanding and prospective issuances of trust preferred securities in the Tier I Capital of bank holding companies, subject to stricter quantitative limits and qualitative standards. The new quantitative limits became effective after a five-year transition period which ended March 31, 2009. Under the final rules, trust preferred securities and other restricted core capital elements are limited to 25% of all core capital elements. Amounts of restricted core capital elements in excess of these limits may be included in Tier II Capital. At March 31, 2009, the only restricted core capital element owned by Central Jersey Bancorp is trust preferred securities. Central Jersey Bancorp believes that its trust preferred issues qualify as Tier I Capital. However, in the event that the trust preferred issues do not qualify as Tier I Capital, Central Jersey Bancorp and Central Jersey Bank, N.A. would remain well capitalized.

Note 7.    Income Tax (Benefit) Expense

The Company recorded an income tax benefit of ($601,000) on a loss before taxes of ($291,000) for the three months ended March 31, 2009, resulting in an effective income tax benefit rate of (209.62%). For the three months ended March 31, 2008, the Company recorded an income tax expense of $304,000 on income before taxes of $885,000, resulting in an effective tax rate of 34.35%. The income tax benefit was due to the utilization of capital tax loss carry-forwards which resulted from the 2007 balance sheet restructuring initiative. As a result of the restructuring, a deferred tax valuation allowance was established against deferred tax assets generated from the capital tax loss carry-forwards. Since $1.1 million of the $1.8 million in gains from the sale of available-for-sale investment securities, recorded during the three months ended March 31, 2009, were realized in CJB Investment Company, a wholly-owned subsidiary of Central Jersey Bank, N.A., these gains are considered capital gains and are permitted to be offset against the remaining capital tax loss carry-forwards. The federal income tax benefit is primarily the result of the reversal of the deferred tax valuation allowance which totaled approximately $369,000.

Note 8.    Fair Value Measurements

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities. Effective September 30, 2008, the Company adopted the provisions of SFAS No. 157-3, Determining the Fair Value of a Financial Asset When The Market for That

Asset Is Not Active. Effective January 1, 2009, the Company adopted the provisions of SFAS No. 157-2, Effective Date of FASB Statement No. 157, for non-financial assets and non-financial liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The adoption of SFAS No. 157 for financial assets and financial liabilities and non-financial assets and non-financial liabilities did not have a significant impact on the Company’s consolidated financial condition or results of operations.

Beginning January 1, 2008, financial assets and financial liabilities recorded at fair value in the consolidated statement of financial condition are categorized based upon the level of judgment associated with the inputs used to measure their fair value. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Basis of Fair Value Measurement

Level I	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level II	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability; and

Level III	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value, effective January 1, 2008.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Investment securities available-for-sale—Investment securities classified as available-for-sale are reported at fair value utilizing Level II inputs. For these investment securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the investment security’s terms and conditions, among other things.

Loans held-for-sale—The fair value of loans held-for-sale is determined, when possible, using quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan.

Impaired loans—Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level III inputs based on customized net present value discounting criteria.

Servicing rights—The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The Company is able to compare the valuation model inputs and results to widely available published industry data for reasonableness.

The following tables summarize financial assets measured fair value on a recurring basis as of March 31, 2009 and December 31, 2008, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	At March 31, 2009
	Level I	Level II	Level III	Total fair value
Investment securities available-for-sale	$—	$145,972	$—	$145,972

Total assets measured fair value on a recurring basis	$—	$145,972	$—	$145,972

	At December 31, 2008
	Level I	Level II	Level III	Total fair value
Investment securities available-for-sale	$—	$170,683	$—	$170,683

Total assets measured fair value on a recurring basis	$—	$170,683	$—	$170,683

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following tables summarize financial assets measured at fair value on a nonrecurring basis at March 31, 2009 and December 31, 2008, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	At March 31, 2009
	Level I	Level II	Level III	Total fair value
Impaired loans	$—	$—	$8,255	$8,255
Servicing rights	—	—	130	130

Total assets measured fair value on a nonrecurring basis	$—	$—	$8,385	$8,385

	At December 31, 2008
	Level I	Level II	Level III	Total Fair value
Impaired loans	$—	$—	$1,533	$1,533
Servicing rights	—	—	133	133

Total assets measured fair value on a nonrecurring basis	$—	$—	$1,666	$1,666

Note 9.    Post Retirement Benefits

In September 2006, the EITF of the Financial Accounting Standards Board (“FASB”) discussed public comments received on two issues: (1) EITF Issue No. 06-4, Accounting for Deferred Compensation and Post-Retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, and (2) EITF Issue 06-5, Accounting for Purchases of Life Insurance—Determining the Amount that could be Realized in Accordance with FASB Technical Bulletin 85-4 (Accounting for Purchases of Life Insurance). On September 7, 2006, the EITF agreed to clarify certain points based on public comments. The EITF reached a consensus that an employer should recognize a liability for future benefits under SFAS No. 106, Employers’ Accounting for Postretirement

Benefits Other Than Pensions, or APB Opinion No. 12, Omnibus Opinion – 1967, for an endorsement split-dollar life insurance arrangement subject to the EITF Issue No. 06-4. This liability is to be based on the substantive agreement with the employee. The consensus is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying the consensus on this issue as a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption. Retrospective application to all prior periods is permitted.

During 2008, Central Jersey Bancorp recognized and recorded a deferred compensation liability of $227,000 for future benefits related to an endorsement split-dollar life insurance arrangement subject to EITF Issue No. 06-4.

Note 10.    Recent Accounting Pronouncements

SFAS No. 162

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB’s plan to designate as authoritative its forthcoming codification of accounting standards. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s (“PCAOB”) related amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles, to remove the GAAP hierarchy from its auditing standards. The hierarchical guidance provided by SFAS No. 162 is not expected to have a significant impact on the Company’s consolidated financial condition or results of operations.

International Financial Reporting Standards

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

FSP FAS 132(R)-1

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

FSP FAS 157-4

In April 2009, the FASB issued FSP SFAS No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FASB Statement 157, Fair Value Measurements, defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FSP FAS 157-4 provides additional guidance on determining when the volume and level of activity for the asset or liability has significantly decreased. The FSP also includes guidance on identifying circumstances when a transaction may not be considered orderly.

FSP FAS 157-4 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with Statement 157.

This FSP clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The FSP provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity choosing to early adopt FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

FSP FAS 115-2 and FAS 124-2

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-2 and FAS 124-2 clarify the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FSP FAS 115-2 and FAS 124-2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity choosing to early adopt FSP FAS 115-2 and FAS 124-2 must also early adopt FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

FSP FAS 107-1 and APB 28-1

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 amend FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity choosing to early adopt FSP FAS 107-1 and APB 28-1 must also early adopt FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly and FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Central Jersey Bancorp:

We have audited the accompanying consolidated statement of financial condition of Central Jersey Bancorp (the “Company”) as of December 31, 2008, and the related consolidated statement of income, changes in shareholders’ equity and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Central Jersey Bancorp and subsidiary as of December 31, 2007 and for the year then ended, were audited by other auditors whose report thereon, dated March 14, 2008, expressed an unqualified opinion.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the financial position of Central Jersey Bancorp as of December 31, 2008, and the results of its operations and its cash flows for the year then ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Central Jersey Bancorp’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2009 expressed an unqualified opinion.

/s/ Beard Miller Company LLP

Malvern, PA

March 12, 2009

Report of Independent Registered Public Accounting Firm

On Internal Control Over Financial Reporting

The Board of Directors and Shareholders

Central Jersey Bancorp:

We have audited Central Jersey Bancorp’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Central Jersey Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Central Jersey Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of financial position and the related statements of income, shareholders’ equity and comprehensive income, and cash flows of Central Jersey Bancorp, and our report dated March 12, 2009 expressed an unqualified opinion.

/s/ Beard Miller Company LLP

Malvern, PA

March 12, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Central Jersey Bancorp:

We have audited the accompanying consolidated statement of financial condition of Central Jersey Bancorp and subsidiary as of December 31, 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2007. These consolidated financial statements are the responsibility of Central Jersey Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Jersey Bancorp and subsidiary as of December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG, LLP

Short Hills, New Jersey

March 14, 2008

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31
	2008	2007
ASSETS
Cash and due from banks	$9,306	$11,198
Federal funds sold	461	3,679

Cash and cash equivalents	9,767	14,877

Investment securities available-for-sale, at fair value	170,683	114,824
Investment securities held-to-maturity (fair value of $15,124 and $17,379, respectively, at December 31, 2008 and 2007)	14,679	17,430
Federal Reserve Bank stock	1,960	1,960
Federal Home Loan Bank stock	2,940	550
Loans held-for-sale	400	658

Loans	360,998	315,173
Less: Allowance for loan losses	4,741	3,408

Loans, net	356,257	311,765

Accrued interest receivable	2,251	2,218
Premises and equipment	6,303	4,626
Bank owned life insurance	3,685	3,565
Goodwill	26,957	26,957
Core deposit intangible	1,444	1,926
Other assets	2,059	2,150

Total assets	$599,385	$503,506

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$75,947	$73,955
Interest bearing	342,868	329,335

	418,815	403,290

Borrowings	71,741	24,564
Subordinated debentures	5,155	5,155
Accrued expenses and other liabilities	21,222	1,611

Total liabilities	516,933	434,620

Shareholders’ equity:
Common stock, par value $0.01 per share. Authorized 100,000,000 shares and issued and outstanding 9,000,531 and 9,183,290 shares, respectively, at December 31, 2008 and December 31, 2007	90	91
Preferred stock, par value $1,000 per share. Authorized 10,000,000 shares and issued and outstanding 11,300 and 0 shares, respectively, at December 31, 2008 and December 31, 2007	11,300	—
Warrants—common stock	1,040	—
Discount—preferred stock	(1,040)	—
Additional paid-in capital	64,502	60,787
Accumulated other comprehensive income, net of tax expense	1,925	848
Treasury stock—246,448 shares at December 31, 2008	(1,806)	—
Retained earnings	6,441	7,160

Total shareholders’ equity	82,452	68,886

Total liabilities and shareholders’ equity	$599,385	$503,506

See accompanying notes to consolidated financial statements.

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	December 31
	2008	2007
Interest and dividend income:
Interest and fees on loans	$21,084	$22,975
Interest on securities available-for-sale	6,952	5,100
Interest on securities held-to-maturity	664	883
Interest on federal funds sold and due from banks	386	1,530

Total interest and dividend income	29,086	30,488

Interest expense:
Interest expense on deposits	8,984	12,597
Interest expense on borrowings	1,325	746
Interest expense on subordinated debentures	355	439

Total interest expense	10,664	13,782

Net interest income	18,422	16,706

Provision for loan losses:	1,319	165

Net interest income after provision for loan losses	17,103	16,541

Other income (loss):
Service charges on deposit accounts	1,522	1,479
Gain on sale of available-for-sale securities	739	87
Gain on sale of loans held-for-sale	351	56
Income on bank owned life insurance	120	118
Impairment on available-for-sale securities	—	(1,957)

Total other income (loss)	2,732	(217)

Operating expenses:
Salaries and employee benefits	7,759	7,146
Net occupancy expenses	2,059	1,821
Data processing fees	1,011	884
Net occupancy fees	896	938
Outside service fees	782	856
Furniture, fixtures and equipment	694	626
Core deposit intangible amortization	482	552
Advertising	268	134
Stationery, supplies and printing	239	251
Insurance	184	194
Telephone	133	161
Abandonment of leasehold improvements	—	137
Other operating expenses	1,130	670

Total operating expenses	15,637	14,370

Income before provision for income taxes	4,198	1,954

Income taxes	1,288	1,110

Net income	$2,910	$844

Preferred stock dividend	12	—
Net income available to common shareholders	$2,898	$844

Basic earnings per share	$0.32	$0.09

Diluted earnings per share	$0.30	$0.09

Average basic shares outstanding	9,092,180	9,146,408

Average diluted shares outstanding	9,523,891	9,589,411

See accompanying notes to consolidated financial statements.

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands, except share amounts)

	Common stock	Preferred stock	Warrants - common stock	Discount - preferred stock	Additional paid-in capital	Accumulated other comprehensive (loss) income	Treasury stock	Retained earnings	Total
Balance at December 31, 2006	$87	$—	$—	$—	$60,501	$(1,409)	$—	$6,316	$65,495

Comprehensive income:
Net income	—	—	—	—	—	—	—	844	844
Unrealized gain on securities available-for-sale, net of tax of $686	—	—	—	—	—	896	—	—	896
Reclassification adjustment for gains included in net income, net of tax of ($37)	—	—	—	—	—	50	—	—	50
Impairment on securities available-for sale, net of tax of ($646)	—	—	—	—	—	1,311	—	—	1,311

Total comprehensive income									$3,101
Exercise of stock options – 83,184 shares, including tax benefit $15	4	—	—	—	290	—	—	—	294
Cash paid for fractional shares	—	—	—	—	(4)	—	—	—	(4)

Balance at December 31, 2007	$91	$—	$—	$—	$60,787	$848	$—	$7,160	$68,886

Comprehensive income:
Net income	—	—	—	—	—	—	—	2,910	2,910
Unrealized gain on securities Available-for-sale, net of tax of $648	—	—	—	—	—	1,077	—	—	1,077

Total comprehensive income									$3,987
Exercise of stock options—64,177 shares, including tax benefit $94	1	—	—	—	329	—	—	—	330
Purchase of 246,448 shares outstanding stock; placed in treasury	(2)	—	—	—	—	—	(1,806)	—	(1,808)
5% stock dividend – 437,400 shares	—	—	—	—	3,390	—	—	(3,390)	—
Preferred stock	—	11,300	—	—	—	—	—	—	11,300
Warrants – common stock	—	—	1,040	—	—	—	—	—	1,040
Discount – preferred stock	—	—	—	(1,040)	—	—	—	—	(1,040)
Cash dividends accrued on preferred stock	—	—	—	—	—	—	—	(12)	(12)
Cumulative effect adjustment adoption of EITF 06-4	—	—	—	—	—	—	—	(227)	(227)
Cash paid for fractional shares	—	—	—	—	(4)	—	—	—	(4)

Balance at December 31, 2008	$90	$11,300	$1,040	$(1,040)	$64,502	$1,925	$(1,806)	$6,441	$82,452

See accompanying notes to consolidated financial statements.

CENTRAL JERSEY BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	December 31
	2008	2007
Cash flows from operating activities:
Net income available to common shareholders	$2,898	$844
Adjustments to reconcile net income to net cash provided by operating activities:
Earnings on cash surrender value of life insurance	(120)	(118)
Deferred tax expense (benefit)	(210)	(815)
Provision for loan losses	1,319	165
Net discount accretion on held-to-maturity securities	(15)	(11)
Net (discount accretion) premium amortization on available-for-sale securities	(11)	35
Depreciation and amortization	676	705
(Increase) decrease in accrued interest receivable	(33)	395
Core deposit intangible amortization	482	552
Impairment on available-for-sale securities	—	1,957
Abandonment of leasehold improvements	—	137
Gain on sale of securities available-for-sale	(739)	(87)
Gain on the sale of loans held-for-sale	(351)	(56)
Origination of loans held-for-sale	(4,233)	(19,825)
Proceeds from sale of loans held-for-sale	4,508	19,465
(Increase) decrease in other assets	(2,089)	1,374
Increase in accrued expenses and other liabilities	19,383	353

Net cash provided by operating activities	21,465	5,070

Cash flows from investing activities:
Purchase of investment securities available-for-sale	(131,616)	(115,585)
Purchase of investment securities held-to-maturity	(4,982)	—
Maturities of and paydowns on investment securities held-to-maturity	7,748	3,401
Maturities, sales of and paydowns on investment securities available-for-sale	77,584	96,848
Decrease in due from broker	—	3,527
Net (increase) decrease in loans	(45,477)	163
Purchases of premises and equipment, net	(2,353)	(111)

Net cash used in investing activities	(99,096)	(11,757)

Cash flows from financing activities:
Proceeds from stock options exercised	330	294
Net increase (decrease) in non-interest bearing deposits	1,992	(9,527)
Net increase (decrease) in interest bearing deposits	13,533	(14,460)
Net (decrease) increase in other borrowings	(1,528)	7,465
Proceeds from Federal Home Loan Bank advances	48,740	—
Repayment of Federal Home Loan Bank advances	(34)	—
Cash paid for fractional shares	(4)	(4)
Purchase of outstanding stock; placed in treasury	(1,808)	—
Issuance of preferred stock and warrants	11,300	—

Net cash provided by (used in) by financing activities	72,521	(16,232)

Decrease in cash and cash equivalents	(5,110)	(22,919)

Cash and cash equivalents at beginning of period	14,877	37,796

Cash and cash equivalents at end of period	$9,767	$14,877

Cash paid during the period for:
Interest	$10,754	$13,766
Taxes	$2,199	$1,612

See accompanying notes to consolidated financial statements.

Central Jersey Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 1—Summary of Significant Accounting Policies

Business

Effective August 31, 2000, Central Jersey Bancorp, a newly formed corporation, acquired all of the shares of Central Jersey Bank, N.A. Each share of $5 par value common stock of Central Jersey Bank, N.A. was exchanged for one share of $0.01 par value common stock of Central Jersey Bancorp. The reorganization was accounted for as if it were a pooling of interests. Central Jersey Bancorp and Central Jersey Bank, N.A. are collectively referred to herein as the “Company.”

In August of 2005, Central Jersey Bancorp combined its two bank subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, into a single banking entity, named Central Jersey Bank, National Association. Central Jersey Bank, N.A. offers a full range of retail and commercial banking services primarily to customers located in Monmouth County and Ocean County, New Jersey. These services include checking accounts, savings accounts, money market accounts, certificates of deposit, installment loans, real estate mortgage loans, commercial loans, wire transfers, money orders, traveler’s checks, safe deposit boxes, night depositories, federal payroll tax deposits, bond coupon redemption, bank by mail, direct deposit, automated teller services and telephone and internet banking. Central Jersey Bank, N.A. has debit card, merchant card and international services available to its customers through correspondent institutions. Central Jersey Bank, N.A. currently has thirteen full-service branch facilities located in Belmar, Bradley Beach, Long Branch (2), Manasquan, Point Pleasant, Spring Lake Heights, Little Silver, Neptune City, Ocean Grove, Oakhurst and Wall Township (2), New Jersey.

Central Jersey Bank, N.A. is a national association chartered by the Office of the Comptroller of the Currency (“OCC”). The deposits of the bank subsidiary are insured by the Federal Deposit Insurance Corporation (“FDIC”). Central Jersey Bank, N.A. provides a broad range of financial products and services to individual consumers, small businesses and professionals in its market area. When a customer’s loan requirements exceed Central Jersey Bank, N.A.’s lending limit, it may seek to arrange such loan on a participation basis with other financial institutions. In addition, Central Jersey Bank, N.A. participates in loans originated by other financial institutions.

Central Jersey Bancorp paid a 5% stock dividend on July 1, 2008. As of December 31, 2008, there were 9,000,531 issued and outstanding shares of Central Jersey Bancorp common stock. Central Jersey Bancorp paid a 5% stock dividend on July 1, 2007. As of December 31, 2007, there were 9,183,290 issued and outstanding shares of Central Jersey Bancorp common stock. All prior period amounts have been retroactively restated to reflect the aforementioned stock splits and stock distributions.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements include the accounts of Central Jersey Bancorp and its wholly-owned bank subsidiary, Central Jersey Bank, N.A. All significant inter-company accounts and transactions have been eliminated in consolidation. The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses (“ALL”) as well as the other-than-temporary impairment of investment securities.

While management uses available information to recognize estimated losses on loans, such estimates may be adjusted to account for changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s ALL. Such agencies may require the Company to increase such allowance based, in their judgment, on the information available to them at the time of their examination.

Earnings per share, average shares outstanding, stock options, stock appreciation rights and related amounts set forth herein for all periods presented have been adjusted to reflect the 5% stock dividends, paid on July 1, 2008 and July 2, 2007.

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements (see Note 13—Fair Value Measurements).

On January 1, 2008, the Company changed its accounting policy and recognized a cumulative-effect adjustment to retained earnings totaling $227,000. This adjustment, related to accounting for certain endorsements split-dollar insurance arrangements, was made in accordance with Emerging Issues Task Force (“EITF”) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (see Note 14—Post Retirement Benefits).

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks with original maturities of three months or less and overnight federal funds sold. Federal funds sold are generally sold for one-day periods.

Investment Securities

Investment securities held-to-maturity are comprised of debt securities that the Company has the intent and ability to hold to maturity. Such securities are stated at cost, adjusted for amortization of premiums and accretion of discounts over the estimated remaining lives of the securities as an adjustment to the yield using the level-yield method. Securities to be held for indefinite periods of time and not intended to be held-to-maturity, including all equity securities, are classified as available-for-sale. Securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available-for-sale are carried at fair value. Unrealized holding gains and losses on such securities available-for-sale are excluded from earnings and reported as a separate component of shareholders’ equity. Gains and losses on sales of securities are based on the specific identification method and are accounted for on a trade date basis.

On a quarterly basis, the Company evaluates investment securities for other-than-temporary impairment. For individual investment securities classified as either available-for-sale or held-to-maturity, a determination is made as to whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the individual investment security shall be written down to fair value as a new cost basis and the amount of the write-down shall be recognized in earnings.

Loans Held-for-Sale

Loans held-for-sale are carried at the lower of cost or fair value.

Loans

Loans are stated at unpaid principal balances, adjusted for unearned income and deferred loan fees and costs.

Interest on loans is credited to operations based upon the principal amount outstanding.

Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized over the estimated life of the loan as an adjustment to the loan’s yield using the level-yield method.

The Company originates SBA loans and typically sells up to 75% of the outstanding loan balance to investors, with servicing retained. Servicing rights fees, which are usually based on a percentage of the outstanding principal balance of the loan, are recorded for servicing functions. The Company accounts for its transfers and servicing of financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Company records servicing rights based on the fair values at the date of sale. These servicing rights are recorded as other assets in the Consolidated Statements of Financial Condition. As of December 31, 2008, the Company recorded $133,000 in servicing rights.

An impaired loan is defined as a loan for which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, at the loan’s observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. The accrual of income on loans, including impaired loans, is generally discontinued when a loan becomes more than 90 days delinquent as to principal or interest or when other circumstances indicate that collection is questionable, unless the loan is well secured and in the process of collection. Income on non-accrual loans, including impaired loans, is recognized only in the period in which it is collected, and only if management determines that the loan principal is fully collectible. Loans are returned to an accrual status when a loan is brought current as to principal and interest and reasons indicating doubtful collection no longer exists.

A loan is considered past due when a payment has not been received in accordance with the contractual terms. Generally, commercial loans are placed on non-accrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Commercial loans are generally written down after an analysis is completed which indicates that collectability of the full principal balance is in doubt. Consumer loans are generally charged off after they become 120 days past due. Commercial mortgage loans are not generally placed on a non-accrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. If principal and interest payments are brought contractually current and future collectability is reasonably assured, loans are returned to accrual status. Commercial mortgage loans are generally written down when the value of the underlying collateral does not cover the outstanding principal balance. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan’s yield. Loans held for sale are recorded at the lower of cost or fair value.

The ALL is based upon the Interagency Policy Statement on the Allowance for Loan and Lease Losses issued jointly by the federal banking agencies on December 13, 2006 (OCC Bulletin 2006-47) and management’s evaluation of the adequacy of the allowance, including an assessment of: (a) known and inherent risks in the loan portfolio; (b) the size and composition of the loan portfolio; (c) actual loan loss experience; (d) the level of delinquencies; (e) the individual loans for which full Collectability may not be assured; (f) the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans; and (g) the current economic and market conditions. Although management uses the best information available, the level of the ALL remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review Central Jersey Bank, N.A.’s ALL. Such agencies may require Central Jersey Bank, N.A. to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of Central Jersey Bank, N.A.’s loans are secured by real estate in the State of New Jersey. Accordingly, the collectability of a substantial portion of the carrying value of Central Jersey Bank, N.A.’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the Central New Jersey area experience an adverse economic climate. Future adjustments to the ALL may be necessary due to economic, operating, regulatory and other conditions beyond Central Jersey Bank, N.A.’s control. Management believes that the ALL is adequate as of December 31, 2008.

The provision for loan losses charged to operating expense is determined by management and is based upon a periodic review of the loan portfolio, past experience, the economy, and other factors that may affect a borrower’s ability to repay a loan. The provision is based on management’s estimates and actual losses may vary from these estimates. Estimates are reviewed and adjustments, as they become necessary, are reported in the periods in which they become known.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to operations on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease period, if shorter. Depreciable lives range from three to ten years for furniture, fixtures and equipment and five to 15 years for leasehold improvements. Gains or losses on dispositions are reflected in current operations. Maintenance and repairs are charged to expense as incurred.

Bank-Owned Life Insurance

The Company is the beneficiary of insurance policies on the lives of certain officers, employees, and directors of the Company. Bank-owned life insurance is accounted for using the cash surrender value method and is recorded at its net realizable value. The change in the net asset value is included as a component of non-interest income.

401(k) Plan

The Company has a 401(k) plan covering substantially all of its employees. The Company may contribute an amount equal to 100% of the first 3% of the employee deferral and then 50% of the next 2% of the employee deferral. The Company’s matching contribution, if any, is determined by the Board of Directors in its sole discretion.

Income Taxes

Income taxes are accounted for under the asset and liability method. Current income taxes are provided for based upon amounts estimated to be currently payable, for both federal and state income taxes. Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforwards if their realization is “more likely than not.” The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.

Comprehensive Income

Comprehensive income is segregated into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-sale, net of tax. Comprehensive income is presented in the Statements of Changes in Shareholders’ Equity.

Segment Reporting

The Company’s operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Company operates primarily in the geographical region of Central New Jersey. Management makes operating decisions and assesses performance based on an ongoing review of the Company’s consolidated financial results. Therefore, the Company has a single operating segment for financial reporting purposes.

Net Income Per Share

Basic and diluted net income per share for the year ended December 31, 2008 was calculated by dividing the net income available to common shareholders (which is equal to net income less dividends on preferred stock) of $2.9 million by the weighted average number of shares outstanding of 9,092,180 (as to the basic net income per share determination) and 9,523,891 (as to the diluted net income per share determination). Basic and diluted net income per share for the year ended December 31, 2007 was calculated by dividing the net income available to common shareholders of $844,000 by the weighted average number of shares outstanding of 9,146,408 (as to the basic net income per share determination) and 9,589,411 (as to the diluted net income per share determination). Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or resulted in the issuance of common stock. These potentially dilutive shares would then be included in the weighted average number of shares outstanding for the period using the treasury stock method. Shares issued and shares reacquired during the period are weighted for the portion of the period that they were outstanding.

The following tables reconcile shares outstanding for basic and diluted earnings per share for the years ended December 31, 2008 and 2007:

	December 31, 2008
(dollars in thousands, except for per share data)	Income (numerator)	Average shares (denominator)	Per share amount
Basic EPS
Net income available to common shareholders	$2,898	9,092	$0.32
Effect of dilutive securities:
Stock options and warrants	—	432	—

Diluted EPS
Net income available to common shareholders, plus assumed exercise of options and warrants	$2,898	9,524	$0.30

	December 31, 2007
(dollars in thousands, except for per share data)	Income (numerator)	Average shares (denominator)	Per share amount
Basic EPS
Net income available to common shareholders	$844	9,146	$0.09
Effect of dilutive securities:
Stock options	—	443	—

Diluted EPS
Net income available to common shareholders, plus assumed exercise of options	$844	9,589	$0.09

Options to purchase 100,020, 143,661 and 6,576 shares of common stock at weighted average prices of $10.39, $8.57 and $7.56 per share, respectively, were outstanding and were not included in the computation of diluted earnings per share for the year ended December 31, 2008, because these were anti-dilutive stock options.

Options to purchase 116,689 shares of common stock and 165,834 shares of common stock at a weighted average price of $9.90 per share and $8.57 per share, respectively, were outstanding and were not included in the computation of diluted earnings per share for the year ended December 31, 2007, because these were anti-dilutive stock options.

Intangible Assets

Intangible assets of the Company consist of goodwill and core deposit premiums. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis.

Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on an accelerated basis over a period of ten years. The amortization of the core deposit premium is recorded as a component of operating expenses.

Impairment

Long-lived assets including goodwill and certain identifiable intangibles are periodically evaluated for impairment in value. Long-lived assets and deferred costs are typically measured whenever events or circumstances indicate that the carrying amount may not be recoverable. No such events have occurred during the periods reported. Certain identifiable intangibles and goodwill are evaluated for impairment at least annually utilizing the “market approach” as prescribed by SFAS No. 142. Asset impairment is recorded when required.

Stock Based Compensation

Effective January 1, 2006, the Company began recording compensation expense associated with stock options in accordance with SFAS No. 123(R), Share-Based Payment. Prior to January 1, 2006, the Company accounted for stock-based compensation related to stock options under the recognition and measurement principles of Accounting Principle Board Opinion No. 25; therefore, the Company measured compensation expense for its stock option plans using the intrinsic value method, that is, the excess, if any, of the fair value of the Company’s stock at the grant date over the amount required to be paid to acquire the stock, and provided the disclosures required by SFAS No. 123(R) and SFAS No. 148, Accounting for Stock-Based Compensation.

As a result of the adoption of SFAS No. 123(R), the Company has incurred no compensation expense related to the Company’s stock compensation plans for the years ended December 31, 2008 and 2007, as no stock options were granted during 2008 or 2007 and all stock options were fully vested prior to January 1, 2006.

There were no new employee or director stock option grants during 2008 and 2007.

Stock Appreciation Rights

On January 31, 2006, the Company granted under its 2005 Equity Incentive Plan, 173,644 Stock Appreciation Rights (“SARS”) (98,398 were granted to employees and 75,246 were granted to directors), each with an exercise price of $9.87. These SARS can only be settled in cash. The SARS vest over a four year period and expire February 1, 2016.

The fair value of SARS granted was estimated on December 31, 2008 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $6.35, dividend yield of 0%; expected volatility of 56.03%; risk free interest rate of 1.55%; and expected life of seven years. These SARS had a fair value of approximately $3.02 per share at December 31, 2008. The Company recorded, as a component of salaries and employee benefits expense, share based payment expense of approximately $69,000, net of tax, related to the granting of SARS during the year ended December 31, 2008. As of December 31, 2008, total unvested compensation expense was approximately $107,000 (pre-tax) and will vest over 13 months.

The fair value of SARS granted was estimated on December 31, 2007 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $7.57, dividend yield of 0%; expected volatility of 41.17%; risk free interest rate of 3.45%; and expected life of seven years. These SARS had a fair value of approximately $3.18 per share at December 31, 2007. The Company recorded, as a component of salaries and employee benefits expense, share based payment expense of approximately $80,000, net of tax, related to the granting of SARS during the year ended December 31, 2007. As of December 31, 2007, total unvested compensation expense was approximately $279,000 (pre-tax) and will vest over 25 months.

A summary of the status of the Company’s SARS as of December 31, 2008 and 2007, is presented below:

	December 31, 2008		December 31, 2007
	SARS	Weighted average exercise price	SARS	Weighted average exercise price
Outstanding at beginning of year	167,857	$9.40	167,857	$9.40
Granted	—	—	—	—
Forfeited	(37,046)	$9.40	—	—
Exercised	—	—	—	—

Outstanding at period end	130,811	$9.40	167,857	$9.40

SARS exercisable at period end	98,108	$9.40	83,928	$9.40
Weighted average fair value of SARS granted	$3.02		$3.18

Capital Purchase Program

On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the U.S. Department of Treasury announced the Troubled Asset Relief Program (the “Capital Purchase Program”), pursuant to which qualified U.S. financial institutions could voluntarily build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

On December 23, 2008, Central Jersey Bancorp, as part of the Capital Purchase Program, sold (1) 11,300 shares of Central Jersey Bancorp’s Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant to purchase up to 268,621 of Central Jersey Bancorp’s common stock at an exercise price of $6.31 per share (the “Warrant”). Central Jersey Bancorp intends to utilize the $11.3 million in gross investment proceeds for general corporate purposes and to enhance lending operations. Both the Series A Preferred Shares and the Warrant qualify as components of Central Jersey Bancorp’s regulatory Tier 1 Capital. The additional Tier 1 Capital further fortifies Central Jersey Bancorp’s already strong capital position and provides strategic flexibility.

The Series A Preferred Shares pay cumulative dividends at a rate of 5% per annum, or approximately $550,000 annually, and will reset to a rate of 9% at the end of the fifth year. The Warrant has a term of 10 years and is exercisable, in whole or part, at any time during the term. The exercise price for the Warrant was the market price of Central Jersey Bancorp’s common stock at the time of issuance calculated on a 20-trading day trailing average. The fair value of the Warrant was estimated on December 23, 2008 using the Black-Scholes option pricing model with the following weighted-average assumptions used: stock price $6.31, dividend yield of 0%; expected volatility of 46.50%; risk free interest rate of 1.45%; and expected life of five years.

Reclassifications

Certain reclassifications have been made to the prior period amounts to conform to the current period presentation.

NOTE 2—Cash and Due from Banks

As of December 31, 2008, the Company was not required to maintain any reserve balances.

NOTE 3—Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of investment securities held-to-maturity and securities available-for-sale at December 31, 2008 and 2007 are as follows (in thousands):

2008

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment securities held-to-maturity:
Obligations of U.S. Government sponsored agencies	$4,335	$168	$—	$4,503
Mortgage-backed securities of U.S. Government sponsored agencies	10,344	277	—	10,621

Total	$14,679	$445	$—	$15,124

Investment securities available-for-sale:
Obligations of U.S. Government sponsored agencies	$32,000	$33	$—	$32,033
Mortgage-backed securities of U.S. Government sponsored agencies	130,868	3,059	5	133,922
Other debt securities	4,728	—	—	4,728

Total	$167,596	$3,092	$5	$170,683

2007

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment securities held-to-maturity:
Obligations of U.S. Government sponsored agencies	$10,690	$13	$38	$10,665
Mortgage-backed securities of U.S. Government sponsored agencies	6,740	27	53	6,714

Total	$17,430	$40	$91	$17,379

Investment securities available-for-sale:
Mortgage-backed securities of U.S. Government sponsored agencies	$109,452	$1,400	$38	$110,814
Other debt securities	4,010	—	—	4,010

Total	$113,462	$1,400	$38	$114,824

The amortized cost and fair value of investment securities held-to-maturity and investment securities available-for-sale at December 31, 2008 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value
Investment securities held-to-maturity: Due in one year or less	$86	$86
Due after one year through fifth year	2,635	2,680
Due after fifth year through tenth year	4,047	4,208
Due after tenth year	7,911	8,150

Total	$14,679	$15,124

Investment securities available-for-sale: Due in one year or less	$27,991	$27,988
Due after one year through fifth year	10,648	10,680
Due after fifth year through tenth year	41,974	43,275
Due after tenth year	86,983	88,740

Total	$167,596	$170,683

Proceeds from the sale of investment securities available-for-sale during 2008 was $53.1 million, resulting in gross gains of $739,000, as compared to $88.6 million, resulting in gross gains and gross losses of $87,000 and $1.96 million, respectively, in 2007.

During 2007, the Company recorded an other-than-temporary impairment charge of $1.96 million, pre-tax, related to a reduction in the fair value of investment securities available-for-sale. Prior to the charge, the impairment was considered temporary and was recorded as an unrealized loss on investment securities available-for-sale and reflected as a reduction of equity, net of tax, through accumulated other comprehensive income.

At December 31, 2008 and 2007, there were $126.9 million and $86.9 million, respectively, of investment securities pledged as collateral for short term borrowings, to secure public funds or for any other purposes required by law.

Gross unrealized losses on both investment securities held-to-maturity and investment securities available-for-sale and their fair values, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007, were as follows (in thousands):

	Less than 12 months		12 months or more		Total
2008 Investment securities	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Mortgage-backed securities	$5	$1,934	$—	$—	$5	$1,934

Total	$5	$1,934	$—	$—	$5	$1,934

	Less than 12 months		12 months or more		Total
2007 Investment securities	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
U.S. Government sponsored agencies	$25	$6,516	$13	$2,235	$38	$8,751
Mortgage-backed securities	1	190	90	10,034	91	10,224

Total	$26	$6,706	$103	$12,269	$129	$18,975

U.S. Government sponsored agencies – The unrealized losses in U.S. Government sponsored agencies were caused by general interest rate increases. Since the decrease in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these securities until a market price recovery or maturity, these securities are not considered other-than-temporarily impaired.

Mortgage-backed securities – The unrealized losses on mortgage-backed securities were caused by general interest rate increases. At December 31, 2008, there were five securities in the less than 12 months category and no securities in the 12 or more months category. Fannie Mae and Freddie Mac guarantee the contractual cash flows of these investment securities. Since the decrease in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these securities until a market price recovery or maturity, these investment securities are not considered other-than-temporarily impaired.

NOTE 4—Loans

Loans at December 31, 2008 and 2007 are summarized as follows (in thousands):

	2008	2007
Commercial and industrial loans	$37,111	$29,371
Construction loans	20,956	16,073
Real estate loans—commercial	246,617	224,183
1-4 family real estate loans	2,646	3,822
Home equity and second mortgages	51,688	37,832
Consumer loans	1,647	3,654

Subtotal	360,665	314,935
Net deferred costs	333	238
Less allowance for loan losses	4,741	3,408

Net loans	$356,257	$311,765

A substantial portion of the Company’s loans are secured by real estate and made to borrowers located in New Jersey, primarily in Monmouth and Ocean Counties. Accordingly, as with most financial institutions in the Company’s market area, the ultimate collectability of a substantial portion of the Company’s loan portfolio is susceptible to changes in market conditions in the market area.

Activity in the ALL for the years ended December 31, 2008 and 2007 is summarized as follows (dollars in thousands):

	2008	2007
Balance, beginning of year	$3,408	$3,229
Provision charged to expense	1,319	165
Charge-offs	—	(88)
Recoveries	14	102

Balance, end of year	$4,741	$3,408

Ratio of ALL to total loans	1.31%	1.08%

Non-Performing Loans

At December 31, 2008 and 2007, the Company had non-accrual loans totaling $2.5 million and $214,000, respectively. There were no loans 90 days or greater past due and still accruing interest at December 31, 2008 and 2007. If the non-accrual loans had performed in accordance with their original terms, interest income would have increased by $55,130 and $4,359, for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, there were no commitments to lend additional funds to borrowers whose loans are non-accrual.

Impaired Loans

Impaired loans for the years ended December 31, 2008 and 2007 are summarized as follows (dollars in thousands):

	2008	2007
Balance of impaired loans with no allowance allocation	$683	$—
Balance of impaired loans with an allocated allowance	2,007	214

Total recorded investment in impaired loans	$2,690	$214

Amount of the allowance allocated to impaired loans	$474	$54

Average balance of impaired loans	$1,286	$1,121

At December 31, 2008, Central Jersey Bancorp had impaired loans totaling $2.69 million, as compared to $214,000 at December 31, 2007. The increase in impaired loans was due primarily to four commercial loans totaling $2.36 million which were placed on non-accrual status during 2008. These loans were considered impaired and were evaluated in accordance with SFAS No. 114. After evaluation, specific reserves were required for three of the impaired loans. At December 31, 2008, Central Jersey Bancorp recorded $474,000 of specific reserves for impaired loans, as compared to no specific reserves for impaired loans at December 31, 2007.

The Company’s policy for interest income recognition on impaired loans is to recognize income on currently performing restructured loans under the accrual method. The Company recognizes income on non-accrual loans under the accrual basis when the principal payments on the loans become current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company does not recognize income. No interest income was recognized on impaired loans subsequent to classification as impaired in 2008. Total cash collected on impaired loans during 2008 was $1.1 million, all of which was credited to the principal balance outstanding.

Off-Balance Sheet Risk

In the ordinary course of business to meet the financial needs of the Company’s customers, the Company is party to financial instruments with off-balance sheet risk. These financial instruments include unused lines of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of these instruments express the extent of involvement the Company has in each category of financial instruments.

The Company’s exposure to credit loss from nonperformance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contract or notional amount of financial instruments which represent credit risk at December 31, 2008 and 2007 is as follows (in thousands):

	2008	2007
Standby letters of credit	$2,206	$1,446
Outstanding loan and credit line commitments	$65,079	$78,464

Standby letters of credit are conditional commitments issued by the Company which guarantee performance by a customer to a third party. The credit risk and underwriting procedures involved in issuing letters of credit are essentially the same as that involved in extending loan facilities to customers. All of Central Jersey Bank, N.A.’s outstanding standby letters of credit are performance standby letters within the scope of the Financial Accounting Standards Board (“FASB”) Interpretation No. 45. These are irrevocable undertakings by Central Jersey Bank, N.A., as guarantor, to make payments in the event a specified third party fails to perform under a non-financial contractual obligation. Most of Central Jersey Bank, N.A.’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments Central Jersey Bank, N.A. could be required to make equals the face amount of the letters of credit shown above. Central Jersey Bank, N.A.’s liability for performance standby letters of credit was immaterial at December 31, 2008 and 2007.

Outstanding loan commitments represent the unused portion of loan commitments available to individuals and companies as long as there is no violation of any condition established in the contract. Outstanding loan commitments generally have a fixed expiration date of one year or less, except for home equity loan commitments which generally have an expiration date of up to 15 years. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based upon management’s credit evaluation of the customer. Various types of collateral may be held, including property and marketable securities. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.

At December 31, 2008 and 2007, loans to officers, directors and related parties amounted to approximately $4.3 million and $4.1 million, respectively. During the years ended December 31, 2008 and 2007, $113,000 and $757,000, respectively, in new loans to officers, directors and related parties were originated and repayments totaled approximately $181,000 and $1.2 million, respectively.

NOTE 5—Premises and Equipment

Premises and equipment at December 31, 2008 and 2007 are summarized as follows (in thousands):

	2008	2007
Land	$1,503	$1,074
Buildings and improvements	1,365	1,367
Leasehold improvements	3,611	2,985
Equipment	5,247	3,985
Auto	65	50

	11,791	9,461
Accumulated depreciation and amortization	(5,488)	(4,835)

	$6,303	$4,626

Depreciation and amortization expense amounted to $676,000 and $705,000 in 2008 and 2007, respectively. As a result of the closing of two branch offices during the third quarter of 2007, the Company recorded during the year ended December 31, 2007 one-time charges for abandonment of leasehold improvements totaling $137,000, pre-tax, and lease payment accruals totaling $53,000, pre-tax (included in net occupancy expense), in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

NOTE 6—Intangible Assets

Intangible assets at December 31, 2008 and 2007 are summarized as follows (in thousands):

	2008	2007
Goodwill	$26,957	$26,957
Core deposit intangible	3,785	3,785
Less: accumulated amortization	(2,341)	(1,859)

Core deposit intangible, net	1,444	1,926

Total	$28,401	$28,883

Amortization expense of intangible assets for the years ended December 31, 2008 and 2007 is as follows (in thousands):

	2008	2007
Core deposit intangible amortization	$482	$552

Scheduled amortization of core deposit intangibles is as follows (in thousands):

2009	$413
2010	344
2011	275
2012	206
2013 and thereafter	206

NOTE 7—Restricted Stock

Restricted stock, which represents required investments in the common stock of correspondent banks, is carried at cost and as of December 31, 2008 and 2007, consisted of the common stock of the Federal Home Loan Bank of New York (“FHLBNY”), the Federal Reserve Bank of New York (“FRB”) and Atlantic Central Bankers Bank (“ACBB”).

Management evaluates the restricted stock for impairment in accordance with the AICPA Accounting Standards Executive Committee (“AcSEC”) Statement of Position (“SOP”) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of the investments’ cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the investments’ cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLBNY as compared to the capital stock amount for the FHLBNY and the length of time this situation has persisted, (2) commitments by the FHLBNY to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLBNY, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLBNY.

Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2008.

NOTE 8—Deposits

Total deposits at December 31, 2008 and 2007 consist of the following (in thousands):

	2008	2007
Savings, N.O.W. and money market accounts	$190,475	$187,354
Certificates of deposit less than $100,000	78,949	80,587
Certificates of deposit of $100,000 or more	73,444	61,394

Subtotal of interest bearing deposits	$342,868	$329,335
Demand deposits	75,947	73,955

Total deposits	$418,815	$403,290

At December 31, 2008, certificates of deposit mature as follows: 2009—$140.7 million; 2010—$5.7 million; 2011—$1.1 million; and 2012—$4.9 million.

Interest expense on deposits for the years ended December 31, 2008 and 2007 is summarized as follows (in thousands):

	2008	2007
Savings, N.O.W. and money market accounts	$3,276	$5,513
Certificates of deposit	5,708	7,084

Total interest expense on deposits	$8,984	$12,597

NOTE 9—Borrowings

Borrowed funds at December 31, 2008 and 2007 are summarized as follows (in thousands):

	2008	2007
Borrowings	$71,741	$24,564

Total	$71,741	$24,564

Borrowings typically include wholesale borrowing arrangements as well as arrangements with deposit customers of Central Jersey Bank, N.A. to sweep funds into short-term borrowings. At December 31, 2008, borrowings included $23.0 million in bank sweep funds, $27.5 million in Federal Home Loan Bank overnight advances, $20.0 million in Federal Home Loan Bank callable advances and $1.2 million in Federal Home Loan Bank fixed rate advances. At December 31, 2007, borrowings included $24.6 million in bank sweep funds. These borrowings were used to fund interest-earning assets. Central Jersey Bank, N.A. uses investment securities to pledge as collateral for repurchase agreements. At December 31, 2008 and December 31, 2007, Central Jersey Bank, N.A. had unused lines of credit with the Federal Home Loan Bank of $33.8 million and $8.9 million, respectively.

At December 31, 2008, Central Jersey Bank, N.A. had outstanding Federal Home Loan Bank callable advances as follows (dollars in thousands):

Date	Amount	Rate	Term	Call Feature
1/24/2008	$10,000	2.710%	10 year non-call 2 years	One Time
2/01/2008	5,000	2.380%	5 year non-call 1 year	One Time
2/01/2008	5,000	2.903%	7 year non-call 3 years	One Time

	$20,000	2.676%

At December 31, 2008, Central Jersey Bank, N.A. had the following outstanding Federal Home Loan Bank fixed rate advance (dollars in thousands):

Date	Amount	Rate	Term	Maturity
5/28/2008	$1,205	4.940%	13 years	5/28/2021

NOTE 10—Subordinated Debentures

In March 2004, MCBK Capital Trust I, a special purpose business trust of Central Jersey Bancorp, issued an aggregate of $5.0 million of trust preferred securities to ALESCO Preferred Funding III, a pooled investment vehicle. Sandler O’Neill + Partners, L.P. acted as placement agent in connection with the offering of the trust preferred securities. The securities issued by MCBK Capital Trust I are fully guaranteed by Central Jersey Bancorp with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a floating interest rate equal to the three-month LIBOR plus 285 basis points, which resets quarterly. The securities mature on April 7, 2034 and may be called at par by Central Jersey Bancorp any time after April 7, 2009. These securities were placed in a private transaction exempt from registration under the Securities Act of 1933, as amended.

The entire proceeds to MCBK Capital Trust I from the sale of the trust preferred securities were used by MCBK Capital Trust I in order to purchase $5.1 million of subordinated debentures from Central Jersey Bancorp. The subordinated debentures bear a variable interest rate equal to LIBOR plus 285 basis points. Although the subordinated debentures are treated as debt of Central Jersey Bancorp, they currently qualify as Tier I Capital investments, subject to the 25% limitation under risk-based capital guidelines of the Federal Reserve. The portion of the trust preferred securities that exceeds this limitation qualifies as Tier II Capital of Central Jersey Bancorp. At December 31, 2008, $5.0 million of the trust preferred securities qualified for treatment as Tier I Capital. Central Jersey Bancorp is using the proceeds it received from the subordinated debentures to support the general balance sheet growth of Central Jersey Bancorp and to maintain Central Jersey Bank, N.A.’s required regulatory capital ratios.

On March 1, 2005, the Federal Reserve adopted a final rule that allows the continued inclusion of outstanding and prospective issuances of trust preferred securities in the Tier I Capital of bank holding companies, subject to stricter quantitative limits and qualitative standards. The new quantitative limits become effective after a five-year transition period ending March 31, 2009. Under the final rules, trust preferred securities and other restricted core capital elements are limited to 25% of all core capital elements. Amounts of restricted core capital elements in excess of these limits may be included in Tier II Capital. At December 31, 2008, the only restricted core capital element owned by Central Jersey Bancorp is trust preferred securities. Central Jersey Bancorp believes that its trust preferred issues qualify as Tier I Capital. However, in the event that the trust preferred issues do not qualify as Tier I Capital, Central Jersey Bank, N.A. would remain well capitalized.

NOTE 11—Other-Than-Temporary Impairment

During 2007, Central Jersey Bancorp executed a balance sheet restructuring strategy involving approximately $88.6 million of investment securities held in the available-for-sale investment portfolio. The restructuring resulted in a one-time pre-tax impairment charge of approximately $1.96 million, which was reflected in Central Jersey Bancorp’s consolidated financial statements for the three months ended March 31, 2007. Available-for-sale investment securities, consisting primarily of lower yielding fixed rate callable agency investment securities were sold during the second quarter of 2007 and replaced with higher yielding investment securities with a comparable to modestly shorter aggregate weighted average life. The fair value loss that these investment securities carried at March 31, 2007, was recorded as an other-than-temporary impairment since Central Jersey Bancorp did not have the intent to hold these securities to recovery. The investment securities the Company identified as impaired were primarily fixed rate government sponsored agency bonds that either had a below market interest rate coupon or a longer than desired maturity term. Central Jersey Bancorp realized a gain on the sale of available-for-sale securities of $87,000, pre-tax, in conjunction with the balance sheet restructuring during the year ended December 31, 2007.

The Company’s effective tax rate of 56.8% for the year ended December 31, 2007, resulted from the fact that the majority of the investment securities for which the previously-mentioned $1.96 million other-than-temporary impairment was recorded were held by CJB Investment Company, a wholly-owned subsidiary of Central Jersey Bank, N.A. A full valuation allowance was recorded for the deferred tax assets associated with the impairment of the investment securities sold by CJB Investment Company. The impairment of the investment securities at the investment company level was considered a capital loss for tax purposes while the impairment of the investment securities held by Central Jersey Bank, N.A. was considered an ordinary loss for tax purposes. CJB Investment Company did not, at the time have the ability to generate capital gains and utilize the capital losses and thus a full valuation allowance was required for the deferred tax assets associated with the investment company’s available-for-sale securities which were identified as other-than-temporarily impaired.

NOTE 12—Income Taxes

Components of income tax expense for the years ended December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Current income tax expense:
Federal	$1,228	$1,640
State	270	285

	1,498	1,925

Deferred income tax benefit:
Federal	(47)	(614)
State	(163)	(201)

	(210)	(815)

	$1,288	$1,110

A reconciliation between the reported income taxes and income taxes which would be computed by applying the normal federal income tax rate of 34% to income before taxes follows (in thousands):

	2008	2007
Federal income tax	$1,424	$664
State income tax effect, net of federal tax effect	71	56
Bank-owned life insurance	(41)	(40)
Valuation reserve	(158)	417
Other	(8)	13

Provision charged to expense	$1,288	$1,110

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,887	$1,344
Impaired investment securities	282	702
New Jersey NOL carry forwards	43	52
Allowance for uncollected interest	160	120
Net purchase accounting adjustments	360	240
Depreciation	127	371
AMA	4	4
Stock options / SARS	130	102
Other	41	3

Gross deferred tax asset	3,034	2,938
Less: valuation reserve	(324)	(515)

Deferred tax assets, net	2,710	2,423

Deferred tax liabilities:
Deferred loan costs	153	95
Discount accretion	19	—
Unrealized gain - securities available-for-sale	1,162	514

Gross deferred tax liabilities	1,334	609

Net deferred tax assets	$1,376	$1,814

Based upon current facts concerning taxes paid in the carryback period and projections of future taxable income, management has determined that it is more likely than not that the deferred tax assets will be realized, except for certain New Jersey net operating losses by Central Jersey Bancorp and the capital loss carryforward of investment securities, for which management has reserved against these deferred tax assets. However, there can be no assurances about the level of future earnings. As of December 31, 2008, Central Jersey Bancorp had approximately $1.8 million of net operating loss carryforwards that will expire between 2009 and 2015.

As of January 1, 2008, there were no amounts recorded for unrecognized tax benefits or for the payment of interest or penalties. Furthermore, no amounts were accrued for the year ended December 31, 2008. The tax years that remain subject to examination are 2007, 2006 and 2005 for federal. Accruals of interest and penalties related to unrecognized tax benefits, when applicable, are recognized in income tax expense.

NOTE 13—Fair Value Measurements

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities. In accordance with the FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, the Company will delay application of SFAS No. 157 for non-financial assets and non-financial liabilities until January 1, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The adoption of SFAS No. 157 for financial assets and financial liabilities did not have a significant impact on the Company’s consolidated financial condition or results of operations. The adoption of SFAS No. 157 for non-financial assets and non-financial liabilities is not expected to have a significant impact on the Company’s consolidated financial condition or results of operations.

Beginning January 1, 2008, financial assets and financial liabilities recorded at fair value in the consolidated statement of financial condition are categorized based upon the level of judgment associated with the inputs used to measure their fair value. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Basis of Fair Value Measurement

Level I	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level II	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level III	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value, effective January 1, 2008.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Investment securities available-for-sale—Investment securities classified as available-for-sale are reported at fair value utilizing Level II inputs. For these investment securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the investment security’s terms and conditions, among other things.

Loans held-for-sale—The fair value of loans held-for-sale is determined, when possible, using quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan.

Impaired loans—Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level III inputs based on customized net present value discounting criteria.

Servicing rights—The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The Company is able to compare the valuation model inputs and results to widely available published industry data for reasonableness.

The following table summarizes financial assets measured at fair value on a recurring basis at December 31, 2008, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	Level I	Level II	Level III	Total fair value
Investment securities available-for-sale	$—	$170,683	$—	$170,683

Total assets measured fair value on a recurring basis	$—	$170,683	$—	$170,683

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table summarizes financial assets measured at fair value on a nonrecurring basis at December 31, 2008, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	Level I	Level II	Level III	Total fair value
Impaired loans	$—	—	1,533	$1,533
Servicing rights	—	—	133	133

Total assets measured fair value on a nonrecurring basis	$—	$—	$1,666	$1,666

Certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Certain non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial, long-lived assets measured at fair value for impairment assessment. As stated above, SFAS 157 will be applicable to these fair value measurements beginning January 1, 2009.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2008 and 2007:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the Consolidated Statements of Financial Condition for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the Consolidated Statements of Financial Condition date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Loans Held for Sale (Carried at Lower of Cost or Fair Value)

The fair value of loans held for sale is determined, when possible, using quoted secondary-market prices. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those that are accounted for under FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan, in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These impaired loans are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value of these impaired loans consists of the loan balances of $2.7 million, net of a valuation allowance of $474,000. Additional provisions for loan losses of $845,000 were recorded during the year ended December 31, 2008.

Servicing Rights (Carried at Lower of Cost or Fair Value)

The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation incorporates assumptions that market participants would use in estimating future net servicing income. The Company is able to compare the valuation model inputs and results to widely available published industry date for reasonableness.

Restricted Investment in Bank Stock (Carried at Cost)

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings (Carried at Cost)

Fair values of Federal Home Loan Bank advances are estimated using discounted cash flow analysis, based on quoted prices for new Federal Home Loan Bank advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a fair value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated Debt (Carried at Cost)

The fair value of the subordinated debentures is assumed to approximate book value since the securities are variable rate.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

Limitations

Fair value estimates were made at December 31, 2008 and 2007, based upon pertinent market data and relevant information on each financial instrument. These estimates do not include any premium or discount that could result from an offer to sell the Company’s entire holdings of a particular financial instrument or category thereof at one time. Since no market exists for a substantial portion of the Company’s financial instruments, fair value estimates were necessarily based on judgments with respect to future loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and other matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates. Since these fair value approximations were made solely for the Consolidated Statements of Financial Condition financial instruments at December 31, 2008 and 2007, no attempt was made to estimate the value of anticipated future business or the value of non-financial statement assets or liabilities. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2008 and 2007 (dollars in thousands):

	2008		2007
	Book value	Fair value	Book value	Fair value
Financial Assets:
Cash and cash equivalents	$9,767	$9,767	$14,877	$14,877
Investment securities available-for-sale	170,683	170,683	114,824	114,824
Investment securities held-to-maturity	14,679	15,124	17,430	17,379
Loans, net	356,257	364,684	311,765	312,292
Loans held-for-sale	400	400	658	658
Impaired loans, net	1,533	1,533	160	160
Servicing rights	133	133	—	—
Restricted stock	4,982	4,982	2,592	2,592
Accrued interest receivable	2,251	2,251	2,218	2,218
Financial Liabilities:
Deposits	418,815	408,391	403,290	403,519
Borrowings	71,741	72,679	24,564	24,564
Accrued interest payable	217	217	126	126
Subordinated debentures	5,155	5,167	5,155	5,153
Off-balance sheet financial instruments	$67,285	$67,285	$79,910	$79,910

NOTE 14—Post Retirement Benefits

In September 2006, the EITF of the FASB discussed public comments received on two issues: (1) EITF Issue No. 06-4, Accounting for Deferred Compensation and Post-Retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, and (2) EITF Issue 06-5, Accounting for Purchases of Life Insurance—Determining the Amount that could be Realized in Accordance with FASB Technical Bulletin 85-4 (Accounting for Purchases of Life Insurance). On September 7, the EITF agreed to clarify certain points based on public comments. The EITF reached a consensus that an employer should recognize a liability for future benefits under SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, or APB Opinion No. 12, Omnibus Opinion—1967, for an endorsement split-dollar life insurance arrangement subject to the EITF Issue No. 06-4. This liability is to be based on the substantive agreement with the employee. The consensus is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying the consensus on this issue as a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption. Retrospective application to all prior periods is permitted. During the year ended December 31, 2008, Central Jersey Bancorp recognized and recorded a deferred compensation liability of $227,000 for future benefits related to an endorsement split-dollar life insurance arrangement subject to EITF Issue No. 06-4.

NOTE 15—Branch Office Closings

Effective September 14, 2007, Central Jersey Bancorp closed two of its branch offices – Highway 35, Neptune City and Highway 33, Neptune Township. The customer relationships from both of these branch offices were transferred to the West Sylvania, Neptune City branch office. As a result of the closing of these two branch offices, the Company recorded during the year ended December 31, 2007 one-time charges for abandonment of leasehold improvements totaling $137,000, pre-tax, and lease payment accruals totaling $53,000, pre-tax (included in net occupancy expense), in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. In addition, for the year ended December 31, 2007, the Company recorded $35,000, pre-tax (included in salaries and employee benefits expense), in one-time employee termination expenses related to the branch office consolidations in accordance with SFAS No. 146.

NOTE 16—Commitments and Contingencies

At December 31, 2008, the Company was obligated under non-cancelable lease agreements for 12 premises. The leases provide for increased rentals based upon increases in real estate taxes and the cost of living index. Minimum rental payments under the terms of these leases are as follows (in thousands):

2009	$959,518
2010	762,602
2011	639,052
2012	582,609
2013 and thereafter	243,945

Total	$3,187,726

Total rent expense was $1.1 million and $846,000 in 2008 and 2007, respectively.

Litigation

Central Jersey Bank, N.A. may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. Central Jersey Bank, N.A. may also have various commitments and contingent liabilities which are not reflected in the accompanying consolidated balance sheets.

Related Party Transactions

The Company leased administrative office space at 6 West End Court, Long Branch, New Jersey, through August 31, 2008. Certain members of the Board of Directors of Central Jersey Bancorp hold an ownership interest in the leased property. The negotiations with respect to the leased space were conducted at arms-length and the lease amount to be paid by Central Jersey Bank, N.A. was determined by an independent appraiser to be at fair market value. Total lease payments for 2008 and 2007 were $43,000 and $61,000, respectively.

NOTE 17—Regulatory Matters

Subject to applicable law and the Capital Purchase Program, the Board of Directors of Central Jersey Bank, N.A. may provide for the payment of cash dividends. Prior approval of the OCC is required to the extent that the total of all cash dividends to be declared by Central Jersey Bank, N.A. in any calendar year exceeds net profits, as defined, for that year combined with its retained net profits from the preceding two calendar years less any transfers to capital surplus.

For so long as any Series A Preferred Shares are outstanding, Central Jersey Bancorp is not permitted to declare or pay cash dividends on its common stock unless all dividends on the Series A Preferred Shares have been paid in-full. Further, unless the Series A Preferred Shares are redeemed or fully transferred to third parties, Central Jersey Bancorp is prohibited from increasing its common stock dividends without prior approval of the U.S. Department of Treasury until December 23, 2011, which is the third anniversary of the investment by the U.S. Department of Treasury in Central Jersey Bancorp.

Central Jersey Bank, N.A. and Central Jersey Bancorp are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Central Jersey Bank, N.A. and Central Jersey Bancorp must meet specific capital guidelines that involve quantitative measures of Central Jersey Bank, N.A.’s and Central Jersey Bancorp’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The prompt corrective action regulations define specific capital categories based on an institution’s capital ratios. The capital categories, in declining order, are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An institution categorized as “undercapitalized” or worse is subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on asset growth and executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the applicable regulatory agencies, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes “critically undercapitalized,” it must generally be placed in receivership or conservatorship within ninety days. An institution is deemed to be “critically undercapitalized” if it has a tangible equity ratio, as defined, of 2% or less.

To be considered “well capitalized,” an institution must generally have a leverage ratio (Tier 1 capital to total assets) of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. Management believes that, as of December 31, 2008 and 2007, Central Jersey Bank, N.A. and Central Jersey Bancorp meet all capital adequacy requirements of their regulators. Further, the most recent regulatory notification categorized Central Jersey Bank, N.A. and Central Jersey Bancorp as well-capitalized under the prompt corrective action regulations.

The following is a summary of Central Jersey Bank, N.A.’s and Central Jersey Bancorp’s actual capital amounts and ratios as of December 31, 2008 and 2007, compared to the minimum capital adequacy requirements and the requirements for classification as a “well-capitalized” institution (dollars in thousands):

	Tier I Capital to Average Assets Ratio (Leverage Ratio)		Tier I Capital to Risk Weighted Asset Ratio		Total Capital to Risk Weighted Asset Ratio
	2008	2007	2008	2007	2008	2007
Actual Ratios
Central Jersey Bank, N.A.	10.33%	9.34%	14.05%	12.94%	15.24%	13.93%

Required Regulatory Ratios
“Adequately capitalized” institution (under federal regulations)	4.00%	4.00%	4.00%	4.00%	8.00%	8.00%
“Well capitalized” institution (under federal regulations)	5.00%	5.00%	6.00%	6.00%	10.00%	10.00%

	Tier I Capital to Average Assets Ratio (Leverage Ratio)		Tier I Capital to Risk Weighted Asset Ratio		Total Capital to Risk Weighted Asset Ratio
	2008	2007	2008	2007	2008	2007
Actual Amounts
Central Jersey Bank, N.A.	$56,542	$44,696	$56,542	$44,696	$61,299	$48,104

Required Regulatory Amounts
“Adequately capitalized” institution (under federal regulations)	21,901	19,143	16,092	13,817	32,184	27,634
“Well capitalized” institution (under federal regulations)	27,376	23,929	24,138	20,726	40,231	34,543

	Tier I Capital to Average Assets Ratio (Leverage Ratio)		Tier I Capital to Risk Weighted Asset Ratio		Total Capital to Risk Weighted Asset Ratio
	2008	2007	2008	2007	2008	2007
Actual Ratios
Central Jersey Bancorp	10.20%	9.08%	13.91%	12.74%	15.09%	13.73%

Required Regulatory Ratios
“Adequately capitalized” institution (under federal regulations)	4.00%	4.00%	4.00%	4.00%	8.00%	8.00%
“Well capitalized” institution (under federal regulations)	5.00%	5.00%	6.00%	6.00%	10.00%	10.00%

	Tier I Capital to Average Assets Ratio (Leverage Ratio)		Tier I Capital to Risk Weighted Asset Ratio		Total Capital to Risk Weighted Asset Ratio
	2008	2007	2008	2007	2008	2007
Actual Amounts
Central Jersey Bancorp	$55,740	$43,835	$55,740	$43,835	$60,497	$47,243

Required Regulatory Amounts
“Adequately capitalized” institution (under federal regulations)	21,864	19,305	16,033	13,766	32,067	27,531
“Well capitalized” institution (under federal regulations)	27,330	24,131	24,050	20,649	40,084	34,414

NOTE 18—Benefit Plans

Stock Option Plan

In 2000, the Company established an Employee and Director Stock Option Plan (the “Plan”). As of December 31, 2008, stock options to purchase in aggregate up to 1,289,948 shares of the Company’s common stock were outstanding. During 2008 and 2007, no options were granted. Effective January 1, 2005, as a result of the combination with Allaire Community Bank, all outstanding options granted under the Plan became fully vested. The Company does not anticipate granting any further stock options under the Plan.

A summary of the status of the Company’s stock options as of and for the years ended December 31, 2008 and 2007 is presented below:

	2008		2007
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	1,410,349	$4.77	1,501,296	$4.70
Granted	—	—	—	—
Forfeited	(56,224)	7.56	(7,763)	6.23
Exercised	(64,177)	3.67	(83,184)	3.52

Outstanding at end of year	1,289,948	4.71	1,410,349	4.77

Options exercisable at year end	1,289,948	4.71	1,410,349	4.77
Weighted average fair value of options granted during the year		$—		$—

No additional compensation expense is projected for future years on stock options outstanding at December 31, 2008.

The following table summarizes information about stock options outstanding at December 31, 2008:

Options Outstanding and Exercisable

December 31, 2008

Number outstanding	Exercisable	Weighted average remaining contractual life	Range of exercise prices
297,304	297,304	13 Months	$ 2.72 – 2.97
587,197	587,197	32 Months	$ 3.06 – 3.92
102,678	102,678	48 Months	$ 4.97 – 4.97
302,769	302,769	64 Months	$ 7.73 – 9.90

The aggregate intrinsic value for stock options outstanding and stock options exercisable at December 31, 2008 is $2.1 million for both, based upon a market price of $6.35 per share and a weighted average exercise price of $4.71 per share. The aggregate intrinsic value of stock options exercised during 2008 and 2007 was $233,000 and $355,000, respectively. There were no stock options granted during 2008 or 2007.

401(k) Plan

The Company has a 401(k) plan covering substantially all of its employees. The Company may contribute an amount equal to 100% of the first 3% of the employee deferral and then 50% of the next 2% of the employee deferral. The Company’s matching contribution, if any, is determined by the Board of Directors in its sole discretion. The Company’s aggregate contributions to the 401(k) Plan for 2008 and 2007 were $158,000 and $147,000, respectively.

NOTE 19—Condensed Financial Statements of Central Jersey Bancorp (Central Jersey Bancorp only)

The following information with respect to Central Jersey Bancorp (parent company only) should be read in conjunction with the notes to the consolidated financial statements (in thousands):

Statements of Financial Condition	2008	2007
Assets:
Cash	$238	$—
Investment in subsidiary	86,044	73,535

Total assets	86,282	73,535

Liabilities:
Other liabilities	373	342
Subordinated debentures	5,155	5,155

Total liabilities	5,528	5,497

Shareholders’ Equity:
Common stock	90	91
Preferred stock	11,300	—
Warrants—common stock	1,040	—
Discount—preferred stock	(1,040)	—
Additional paid-in capital	64,502	60,787
Treasury stock	(1,806)	—
Retained earnings	6,668	7,160

Total shareholders’ equity	$80,754	$68,038

Total liabilities and shareholders’ equity	$86,282	$73,535

Statements of Income	2008	2007
Equity in undistributed earnings of the bank subsidiary	$3,253	$1,283
Interest expense on subordinated debt	(355)	(439)

Net income	$2,898	$844

Statements of Cash Flows	2008	2007
Cash Flow From Operating Activities
Net income available to common shareholders	$2,898	$844
Less equity in undistributed earnings of the bank subsidiary	(3,253)	(1,283)
Increase in other liabilities	31	149

Net cash used in operating activities	(324)	(290)

Cash Flow From Investing Activities
Proceeds from issuance of preferred stock downstreamed to subsidiary	(11,300)	—

Net cash used in investment activities	(11,300)	—

Cash Flow From Financing Activities
Proceeds from exercise of stock options, net	330	294
Fractional shares paid in cash	(4)	(4)
Proceeds from issuance of subordinated debt	—	—
Proceeds from issuance of preferred stock	11,300	—
Cash dividend from subsidiary	2,042	—
Purchase of outstanding stock; placed in treasury	(1,806)	—

Net cash provided by financing activities	11,862	290

Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at the end of period	$238	$—

NOTE 20—Recent Accounting Pronouncements

FAS 140-3

In February 2008, the FASB issued a FASB Staff Position (“FSP”) FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. The Company is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, (Statement 161). SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 has been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

SFAS No. 162

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB’s plan to designate as authoritative its forthcoming codification of accounting standards. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s (“PCAOB”) related amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles, to remove the GAAP hierarchy from its auditing standards. The hierarchical guidance provided by SFAS No. 162 is not expected to have a significant impact on the Company’s consolidated financial condition or results of operations.

FSP APB 14-1

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash to account for the debt and equity components separately. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years, and must be applied retrospectively to all periods presented. Early adoption is prohibited. The Company is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

EITF Issue No. 08-3

In June 2008, the EITF of the FASB discussed public comments received on EITF Issue No. 08-3, Accounting by Lessees for Nonrefundable Maintenance Deposits. The Task Force reached a consensus that lessees should account for nonrefundable maintenance deposits as deposit assets if it is probable that maintenance activities will occur and the deposit is therefore realizable. Amounts on deposit that are not probable of being used to fund future maintenance activities should be charged to expense. The consensus is effective for fiscal years beginning after December 15, 2008, and should be initially applied by recording a cumulative-effect adjustment to opening retained earnings in the period of adoption. Early application is not permitted. The Company is currently evaluating the potential impact this new pronouncement will have on its consolidated financial condition and results of operations.

FSP 133-1 and FIN 45-4

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

EITF Issue No. 08-5

In September 2008, the FASB ratified EITF Issue No. 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The implementation of this standard will not have a material impact on the Company’s consolidated financial condition or results of operations.

FSP SFAS No. 157-3

In October 2008, the FASB issued FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active (FSP 157-3), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our September 30, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially affect the Company’s consolidated financial condition or results of operations.

FSP FAS 140-4 and FIN 46(R)-8

In December 2008, the FASB issued FSP SFAS No. 140-4 and FASB Interpretation (FIN) 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP SFAS 140-4 and FIN 46(R)-8). FSP SFAS 140-4 and FIN 46(R)-8 amends FASB SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying special purpose entity (SPE) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46(R) is effective for reporting periods (annual or interim) ending after December 15, 2008. The implementation of this standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

FSP EITF 99-20-1

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment of Guidance of EITF Issue No. 99-20” (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The implementation of this standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

International Financial Reporting Standards

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

FSP FAS 132(R)-1

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

EITF 08-6

In November 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements and results of operations.

EITF 08-7

In November 2008, the FASB ratified Emerging Issues Task Force Issue No. 08-7, “Accounting for Defensive Intangible Assets.” EITF 08-7 clarifies the accounting for certain separately identifiable intangible assets which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. EITF 08-7 requires an acquirer in a business combination to account for a defensive intangible asset as a separate unit of accounting which should be amortized to expense over the period the asset diminishes in value. EITF 08-7 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. This new pronouncement will impact the Company’s accounting for any defensive intangible assets acquired in a business combination completed beginning January 1, 2009

NOTE 21—Selected Quarterly Financial Data (Unaudited)

The following tables are a summary of certain quarterly financial data for the years ended December 31, 2008 and 2007, respectively.

	2008 Quarter Ended
	March 31	June 30	September 30	December 31
	(dollars in thousands, except per share data)
Interest income	$7,252	$7,023	$7,428	$7,383
Interest expense	3,092	2,544	2,469	2,559

Net interest income	4,160	4,479	4,959	4,824
Provision for loan losses	65	81	253	920

Net interest income after provision for loan losses	4,095	4,398	4,706	3,904
Non-interest income	613	539	845	735
Non-interest expense	3,823	3,876	3,990	3,948

Income before income taxes	885	1,061	1,561	691
Income tax expense	304	350	536	98

Net income	$581	$711	$1,025	$593
Preferred stock dividend	—	—	—	12
Net income available to common shareholders	$581	$711	$1,025	$581

Earnings per share:
Basic	$0.06	$0.08	$0.11	$0.06

Diluted	$0.06	$0.07	$0.11	$0.06

Weighted average shares outstanding:
Basic	9,165,344	9,116,813	9,074,977	9,012,650

Diluted	9,569,088	9,549,876	9,504,798	9,351,516

Interest income	$7,398	$7,729	$7,792	$7,569
Interest expense	3,371	3,587	3,544	3,280

Net interest income	4,027	4,142	4,248	4,289
Provision for loan losses	125	40	—	—

Net interest income after provision for loan losses	3,902	4,102	4,248	4,289
Non-interest (loss) income	(1,568)	509	417	425
Non-interest expense	3,651	3,445	3,703	3,571

(Loss) income before income taxes	(1,317)	1,166	962	1,143
Income tax (benefit)/expense	(55)	431	331	403

Net (loss) income	$(1,262)	$735	$631	$740

Earnings per share:

Basic	$(0.14)	$0.08	$0.07	$0.08

Diluted	$(0.14)	$0.08	$0.07	$0.08

Weighted average shares outstanding:
Basic	9,101,747	9,119,695	9,181,602	9,182,589

Diluted	9,101,747	9,613,088	9,612,559	9,595,986

Annex A

AGREEMENT AND PLAN OF MERGER

By and Between

OCEANFIRST FINANCIAL CORP.,

And

CENTRAL JERSEY BANCORP

Dated as of May 26, 2009

AGREEMENT AND PLAN OF MERGER

By and Between

OCEANFIRST FINANCIAL CORP.

AND

CENTRAL JERSEY BANCORP

This AGREEMENT AND PLAN OF MERGER, dated as of the 26th day of May, 2009 (this “Agreement”), by and between OCEANFIRST FINANCIAL CORP, a Delaware corporation (“OceanFirst”), and CENTRAL JERSEY BANCORP, a New Jersey corporation (“Central Jersey”) (collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of OceanFirst and Central Jersey deem it in the best interests of OceanFirst and Central Jersey, respectively, and of their respective shareholders, that OceanFirst acquire all of the outstanding common stock of Central Jersey by means of a merger of Central Jersey with and into OceanFirst (the “Merger”) pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”);

WHEREAS, Central Jersey owns all of the issued and outstanding capital stock of Central Jersey Bank, National Association, a federally chartered national bank (“Central Jersey Bank”) and, OceanFirst owns all of the issued and outstanding capital stock of OceanFirst Bank, a federally chartered savings bank, and it is contemplated that, subsequent to the Merger and pursuant to the terms of a certain Agreement and Plan of Bank Merger (the “Bank Merger Agreement”), Central Jersey Bank will be merged with and into OceanFirst Bank; and

WHEREAS, as an inducement and condition to OceanFirst entering into this Agreement, certain of the directors and executive officers of Central Jersey have entered into Voting Agreements in the form attached hereto as Exhibit A-1 with OceanFirst pursuant to which they have agreed to vote their Central Jersey Shares (as defined herein) in favor of approval of the Agreement; and

WHEREAS, as an inducement and condition to Central Jersey entering into this Agreement, certain of the directors and executive officers of OceanFirst have entered into Voting Agreements in the form attached hereto as Exhibit A-2 with Central Jersey pursuant to which they have agreed to vote their OceanFirst Shares (as defined herein) in the favor of the approval of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained and intending to be legally bound hereby, the Parties agree that Central Jersey will be merged with and into OceanFirst and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Central Jersey, $0.01 par value per share, into shares of common stock of OceanFirst, $0.01 par value per share (the “OceanFirst Shares”), and as further described herein, shall be as hereinafter set forth.

ARTICLE I.

THE MERGER

Section 1.1. Consummation of Merger; Closing Date.

(a) Subject to the provisions hereof, including, without limitation, Section 2.6 hereof respecting the possible restructuring of the transaction under certain circumstances, Central Jersey shall be merged with and into OceanFirst (which has heretofore and shall hereinafter be referred to as the “Merger”) pursuant to the laws of the States of Delaware and New Jersey, and OceanFirst shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation”).

(b) The Merger shall become effective on the date and at the time specified in the Certificate of Merger to be filed with the Delaware Secretary of State pursuant to the Delaware General Corporation Law (“DGCL”) and in the Certificate of Merger to be filed with the State of New Jersey, Department of the Treasury pursuant to the New Jersey Business Corporation Act (“NJBCA”) (such time is hereinafter referred to as the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise agreed upon by OceanFirst and Central Jersey, the Effective Time shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction or waiver of all of the other terms and conditions of this Agreement (other than the filing of a Certificate of Merger) and (ii) the date on which the shareholders of Central Jersey and OceanFirst Bank approve the transactions contemplated by this Agreement, or such other time as the Parties may agree.

(c) The closing of the Merger (the “Closing”) shall take place at the offices of OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754, at 10:00 a.m. local time on the day that the Effective Time occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section  1.2. Effect of Merger. At the Effective Time, Central Jersey shall be merged with and into OceanFirst and the separate existence of Central Jersey shall cease. The Certificate of Incorporation and Bylaws of OceanFirst, as in effect on the date hereof and as otherwise amended prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.

The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3. Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

Section 1.4. Further Assurances. From and after the Effective Time, as and when requested by the Surviving Corporation, the officers and directors of Central Jersey last in office shall execute and deliver or cause to be executed and delivered in the name of Central Jersey such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Central Jersey.

Section 1.5. Directors and Officers. The directors of OceanFirst and OceanFirst Bank prior to the Effective Time shall be the directors of Ocean First and OceanFirst Bank immediately after the Effective Time, except that effective as of the Effective Time two members who are serving on the Central Jersey Board of Directors at the Effective Time, who are “non-officer directors”, and who are designated by the Central Jersey Board prior to that time shall be appointed and shall serve as directors on the board of directors of OceanFirst and OceanFirst Bank. One of the Central Jersey Designees (as defined herein) shall initially have a term on the board of directors of OceanFirst until the 2010 annual meeting of stockholders and until his successor has been elected and qualified, and the second of the Central Jersey Designees shall initially have a term on the board of directors of OceanFirst until the 2011 annual meeting of stockholders and until his successor has been elected and qualified. OceanFirst shall, subject to fiduciary requirements of its board of directors, its governing documents, including the charter and nomination policies and procedures of the Corporate Governance/Nominating Committee and applicable law, include the Central Jersey Designees among the director nominees of OceanFirst to be voted on at the 2010 and 2011 annual meetings of stockholders, respectively. The Central Jersey Designees to the OceanFirst Bank Board of Directors shall both serve until the 2010 annual meeting of stockholders at which time they shall be redesignated as members of the class of directors whose terms expire at the 2010 and 2011 annual stockholders meeting. “Central Jersey Designees” shall mean the persons selected by the Central Jersey Board of Directors from among the directors serving on the Central Jersey Board of Directors on the date hereof, who qualify as “non-officer directors”, and who continue to serve as of the Effective Time and who comply with the director qualification requirements of OceanFirst, including its director retirement policy.

The directors of Central Jersey shall resign at the Effective Time.

The executive officers of OceanFirst and OceanFirst Bank prior to the Effective Time shall be the executive officers of OceanFirst and OceanFirst Bank immediately after the Effective Time. The executive officers of Central Jersey shall resign at the Effective Time, and beginning at the Effective Time, those executive officers appointed by OceanFirst shall serve as executive officers of OceanFirst or OceanFirst Bank. At the Effective Time, OceanFirst Bank will appoint James S. Vaccaro, President and Chief Executive Officer of Central Jersey (“Vaccaro”), as Executive Vice President and a member of the senior executive management team of OceanFirst Bank.

ARTICLE II.

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1. Manner of Conversion of Central Jersey Shares. Subject to the provisions hereof, as of the Effective Time and by virtue of the Merger and without any further action on the part of OceanFirst, Central Jersey or the holder of any shares of either of them, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of OceanFirst outstanding immediately prior to the Effective Time shall, after the Effective Time, remain outstanding and unchanged.

(b) Each share of common stock of Central Jersey (the “Central Jersey Shares”) held by Central Jersey or by OceanFirst (or any of their subsidiaries), other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c) Each Central Jersey Share outstanding immediately prior to the Effective Time, other than such shares the holders of which become entitled to fair value under Section 14A:11-1 of the New Jersey Business Corporation Act (“Dissenting Shares”), shall be converted into the right to receive, 0.50 OceanFirst Shares (such number of OceanFirst Shares, as may be adjusted as provided herein, is hereinafter referred to as the “Per Share Stock Consideration”). Thereafter, subject to Sections 2.3, 2.5, 2.7 and 2.8, each outstanding certificate representing a Central Jersey Share shall represent solely the right to receive the Per Share Stock Consideration.

(d) If OceanFirst declares a change in the number of OceanFirst Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, and the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be at or prior to the Effective Time, or announces a special extraordinary cash dividend with a record date at or prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.

(e) Each share of preferred stock of Central Jersey (the “Central Jersey Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock of OceanFirst which shall have such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Central Jersey Preferred Stock immediately prior to the Effective Time, taken as a whole.

(f) The warrant for Central Jersey Shares issued to the United States Treasury Department if outstanding immediately prior to the Effective Time shall be converted into the right to receive OceanFirst Shares in accordance with the terms thereof.

Section 2.2. RESERVED

Section 2.3. Central Jersey Stock Options and Stock Appreciation Rights.

(a) As of and immediately prior to the Effective Time, (i) all rights with respect to stock options (“Central Jersey Options”) granted by Central Jersey under the Central Jersey Stock Option Plans set forth in Schedule 2.3 (the “Central Jersey Stock Option Plans”), each of which are listed and described on Schedule 2.3 and which are outstanding at the Effective Time, and (ii) all rights with respect to Central Jersey Stock Appreciation Rights (“SARs”) granted by Central Jersey under the Central Jersey Stock Option Plans each of which are listed and described on Schedule 2.3 and which are outstanding immediately prior to the Effective Time, shall be canceled effective at the Effective Time and shall be converted into the right to receive such number of shares of Central Jersey Stock, to be paid by Central Jersey to the optionholder or SAR holder at or immediately prior to the Effective Time, subject to applicable withholding taxes, equal to the product of (1) a fraction the numerator of which is difference between (A) the fair market value of the Central Jersey Stock immediately prior to the Effective Time and (B) the per share exercise price of each such option or SAR and the denominator of which is the fair market value of the Central Jersey Stock immediately prior to the Effective Time and (2) multiplied by the number of shares that may be purchased pursuant to such option or the number of shares for which rights were granted pursuant to such SAR. At the Effective Time, the shares of Central Jersey Stock paid to the optionholder and SAR holder pursuant to this section shall be converted into the Per Share Stock Consideration at the Effective Time. The cancellation of Central Jersey Options and SARs in exchange for the consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Central Jersey Options and SARs. Prior to the Effective Time, Central Jersey shall take all actions necessary to cancel the outstanding Central Jersey Options and SARs as of the Effective Time.

(b) Prior to the Effective Time, Central Jersey shall take or cause to be taken all actions required under the Central Jersey Stock Option Plans to provide for the actions set forth in Section 2.3(a). Central Jersey shall cause the termination, effective as of the Effective Time, of all Central Jersey Stock Option Plans.

Section 2.4. Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Central Jersey Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of an OceanFirst Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part (to the nearest thousandth) of the fair market value of the Per Share Stock Consideration immediately prior to the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

Section 2.5. Effectuating Conversion.

(a) Immediately prior to the Effective Time, OceanFirst will deliver or cause to be delivered to the exchange agent the number of OceanFirst Shares issuable and the amount of cash payable by OceanFirst for Central Jersey Shares. As promptly as practicable after the Effective Time but in no event later than five business days, the exchange agent shall send or cause to be sent to each former holder of record of Central Jersey Shares who did not previously submit a properly completed Election Form (other than holders of Dissenting Shares) transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing Central Jersey Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Central Jersey Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Central Jersey Shares to transfer good and marketable title to such Central Jersey Shares to OceanFirst, free and clear of all liens, claims and encumbrances.

(b) At the Effective Time, the stock transfer books of Central Jersey shall be closed as to holders of Central Jersey Shares immediately prior to the Effective Time and no transfer of Central Jersey Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Central Jersey Shares shall, without any action on the part of any holder thereof, no longer represent Central Jersey Shares. If, after the Effective Time, certificates are properly presented to the exchange agent, such certificates (other than dissenting Shares) shall be exchanged for the consideration contemplated by this Agreement into which Central Jersey Shares represented thereby were converted in the Merger.

(c) In the event that any holder of record as of the Effective Time of Central Jersey Shares (other than Dissenting Shares) is unable to deliver the certificate which represents such holder’s Central Jersey Shares, OceanFirst, in the absence of actual notice that any Central Jersey Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional OceanFirst Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i) An affidavit or other evidence to the reasonable satisfaction of OceanFirst that any such certificate has been lost, wrongfully taken or destroyed;

(ii) Such security or indemnity as may be reasonably requested by OceanFirst to indemnify and hold OceanFirst harmless in respect of such stock certificate(s); and

(iii) Evidence to the satisfaction of OceanFirst that such holder is the owner of Central Jersey Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d) If the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Central Jersey Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of OceanFirst that such tax has been paid or is not applicable.

(e) No holder of Central Jersey Shares shall be entitled to receive any dividends or distributions declared or made with respect to the OceanFirst Shares with a record date before the Effective Time. Neither the consideration contemplated by this Agreement nor any dividend or other distribution with respect to OceanFirst Shares where the record date thereof is on or after the Effective Time shall be paid to the holder of any unsurrendered certificate or certificates representing Central Jersey Shares, and OceanFirst shall not be obligated to deliver any of the consideration contemplated by this Agreement or any such dividend or other distribution with respect to OceanFirst Shares until such holder shall surrender the certificate or certificates representing Central Jersey Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing OceanFirst Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement and the amount of any dividends or other distributions with respect to OceanFirst Shares to which such holder is entitled as a holder of OceanFirst Shares.

(f) Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any affiliate, within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended (“Securities Act”), of Central Jersey (“Central Jersey Affiliate”) shall not be exchanged for certificates representing the OceanFirst Shares to which such Central Jersey Affiliate is entitled pursuant to the terms of this Agreement until OceanFirst has received an Affiliate Letter (as defined in Section 6.10 hereof) from such person as specified in Section 6.10 hereof.

Section 2.6. Determination of Alternative Structures. Central Jersey hereby agrees that OceanFirst may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Central Jersey as provided for in this Agreement (the “Merger Consideration”), (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of Central Jersey’s shareholders with respect to the Merger Consideration received pursuant to this Agreement.

Section 2.7. Laws of Escheat. If any of the Merger Consideration due or other payments to be paid or delivered to the holders of Central Jersey Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, OceanFirst or the exchange agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Central Jersey, OceanFirst, the exchange agent, nor any other Person acting on behalf of any of them shall be liable to a holder of Central Jersey Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.8. Dissenting Shares.

(a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the NJBCA; provided, however, that if, in accordance with the NJBCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Stock Consideration without interest from OceanFirst. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the NJBCA.

(b) Central Jersey shall give OceanFirst (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the NJBCA received by Central Jersey and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the NJBCA. Central Jersey shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of OceanFirst, settle or offer to settle any such demands.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CENTRAL JERSEY

Central Jersey hereby represents and warrants to OceanFirst as follows as of the date hereof and as of all times up to and including the Effective Time (except as otherwise provided)(for purposes of this Article III, the representations and warranties of Central Jersey which relate to periods prior to January 1, 2009 include the predecessor companies of Central Jersey):

Section 3.1. Corporate Organization.

(a) Central Jersey is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Central Jersey has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in New Jersey and in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole. Central Jersey is duly registered as a bank holding company. True and correct copies of the Certificate of Incorporation and the Bylaws of Central Jersey, each as amended to the date hereof, have been made available to OceanFirst.

(b) Central Jersey Bank is a national bank duly organized and validly existing under the laws of the United States. Central Jersey Bank has the corporate power and authority to own or lease all of its assets and to carry on its business as such business is now being conducted. True and correct copies of the Articles of Association and Bylaws of Central Jersey Bank have been made available to OceanFirst.

(c) Each direct or indirect subsidiary of Central Jersey (hereinafter referred to as a “subsidiary” or “subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(d) Central Jersey and each of its subsidiaries has in effect all federal, state, local and foreign governmental, regulatory, securities brokerage, and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole. True and correct copies of the charter or certificate of incorporation and bylaws of each subsidiary have been made available to OceanFirst.

(e) Schedule 3.1(e) lists all subsidiaries of Central Jersey and all entities (whether corporations, limited liability companies, partnerships or similar organizations), including the corresponding percentage ownership, in which Central Jersey owns, directly or indirectly, any of the ownership interests as of the date of this Agreement, excluding equity interests in Central Jersey Bank’s investment portfolio, and indicates for each subsidiary or other entity as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests. Central Jersey owns either directly or indirectly, all of the outstanding capital stock of each of its subsidiaries. With the exception of Central Jersey Bank, no subsidiary of Central Jersey is an “insured depositary institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. All of the shares of capital stock of each of the subsidiaries of Central Jersey are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and are owned by Central Jersey free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

(f) The respective minute books of Central Jersey and each subsidiary of Central Jersey contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

Section 3.2. Capitalization. The authorized capital stock of Central Jersey consists of 100,000,000 Central Jersey Shares, of which 9,104,699 are issued and outstanding as of the date hereof (exclusive of any such shares held in the treasury of Central Jersey) and 10,000,000 shares of serial preferred stock, liquidation value $1,000.00 per share, $0.01 par value per share of which 11,300 shares are issued and outstanding as of the date hereof. All of the issued and outstanding Central Jersey Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Central Jersey, or any securities or rights convertible into or exchangeable for shares of capital stock of Central Jersey, except for options to purchase 1,185,780 Central Jersey Shares and 115,763 Stock Appreciation Rights under the Central Jersey Option Plan. Schedule 3.2(a) sets forth the name of each holder of a Central Jersey option, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, the exercise price as adjusted and whether the Central Jersey option is an incentive stock option or a nonqualified stock option. Schedule 3.2(b) sets forth the name of each holder of a Central Jersey SAR, the number of rights each holder has, the grant, vesting and expiration dates and the exercise price of each right as adjusted.

Section 3.3. Financial Statements; Filings.

(a) Central Jersey has previously made available to OceanFirst copies of the audited consolidated financial statements of Central Jersey as of and for the years ended December 31, 2008 and December 31, 2007 and unaudited consolidated financial statements for the quarter ended March 31, 2009, and Central Jersey shall deliver to OceanFirst, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter (or other reporting period) or year of Central Jersey, the additional consolidated financial statements of Central Jersey as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Central Jersey”).

(b) Each of the Financial Statements of Central Jersey (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Central Jersey have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Central Jersey (including the related notes, where applicable) fairly present or will fairly present the financial position of Central Jersey on a consolidated basis, as applicable, as of the respective dates thereof and fairly present or will fairly present the results of operations of Central Jersey on a consolidated basis, as applicable, for the respective periods therein set forth.

Section 3.4. Loan Portfolio; Reserves. All evidences of indebtedness reflected as assets in the Financial Statements of Central Jersey were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except (i) as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity and (ii) the allowances for possible loan losses shown on the

Financial Statements of Central Jersey were, and the allowance for possible loan losses to be shown on the Financial Statements of Central Jersey as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Central Jersey and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5. Certain Loans and Related Matters. Except as set forth in Schedule 3.5, neither Central Jersey nor any of its subsidiaries is a Party to any written: (i)  loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60)  days delinquent in payment of principal or interest or, to the Knowledge of Central Jersey, in default of any other provision as of the date hereof; (ii)  loan agreement, note or borrowing arrangement which has been classified by Central Jersey or any Regulatory Authority as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; or (iii)  loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Central Jersey or any Central Jersey subsidiary or any five percent (5%)  shareholder of Central Jersey or any Central Jersey subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

Section 3.6. Authority; No Violation.

(a) Central Jersey has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Central Jersey and OceanFirst and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Central Jersey has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Central Jersey’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the shareholders of OceanFirst and the execution and filing of the Certificate of Merger, no other corporate proceeding on the part of Central Jersey is necessary to consummate the transactions so contemplated.

(b) This Agreement (assuming due authorization, execution and delivery by OceanFirst), constitutes a valid and binding obligation of Central Jersey, and will be enforceable against Central Jersey in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(c) Neither the execution and delivery of this Agreement by Central Jersey nor the consummation by Central Jersey of the transactions contemplated hereby, nor compliance by Central Jersey or any of its subsidiaries with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Central Jersey or the organizational documents of its subsidiaries, (ii) to the Knowledge of Central Jersey, assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Central Jersey or its subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Central Jersey or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Central Jersey or any of its subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected except such violations, breaches or defaults that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

Section 3.7. Consents and Approvals. Except for (i) the requisite approvals of the shareholders of Central Jersey and OceanFirst pursuant to the joint proxy statement and Prospectus of Central Jersey and OceanFirst relating to the meetings of the shareholders of Central Jersey and OceanFirst at which the Merger is to be considered (the “Joint Proxy Statement/Prospectus”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Certificate of Merger with the States of Delaware and New Jersey; and (iv) as set forth in Schedule 3.7, no consents or approvals by, or filings or registrations with, any third Party or any public body, agency or authority are necessary in connection with the execution and delivery by Central Jersey of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8. Broker’s Fees. Except for Sandler O’Neill + Partners, L.P., whose engagement letter is set forth in Schedule 3.8, neither Central Jersey, any of its subsidiaries nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9. Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since March 31, 2009, there has not been any (a) declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Central Jersey Shares, (b) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2009 (which amounts have been previously disclosed to OceanFirst), (c) grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay, (d) grant of any Central Jersey Options or other derivative security or paid any bonus (e) strike, work stoppage, slow-down, or other labor disturbance, (f) actions of the type set forth in Section 5.1 hereof, or (g) change or any event involving a prospective change in the condition of Central Jersey and its subsidiaries taken as a whole or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the condition of Central Jersey and its subsidiaries taken as a whole.

Section 3.10. Legal Proceedings; Etc.

(a) Schedule 3.10(a) sets forth a true and correct summary description as of the date hereof of any pending, or to Central Jersey’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Central Jersey and its subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought, other than foreclosure and other collection proceedings.

(b) Neither Central Jersey nor any of its subsidiaries, is a party to any, and there are no pending or, to the Knowledge of Central Jersey and each Central Jersey subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Central Jersey in which there is a reasonable probability of any material recovery or other Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole or challenging the validity or propriety of the transactions contemplated by this Agreement; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Central Jersey which has had, or is reasonably likely to have, a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole, and there is no default by Central Jersey or any of its subsidiaries under any material contract or agreement to which Central Jersey or any of its subsidiaries is a Party which has had or is reasonably likely to have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(c) Except as set forth in Schedule 3.10(c), (i) to Central Jersey’s Knowledge, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending or threatened against any of the directors or officers of Central Jersey or any of its subsidiaries in their capacities as such, and (ii) no director or officer of Central Jersey or any of its subsidiaries currently is being indemnified or seeking to be indemnified by Central Jersey or any of its subsidiaries pursuant to applicable law or their governing documents.

Section 3.11. Taxes and Tax Returns.

(a) Central Jersey has previously made available to OceanFirst copies of the federal, state and local income tax returns of Central Jersey and, if consolidated returns do not exist for all periods, of each of its subsidiaries, for the years 2006, 2007 and 2008 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service (the “IRS”) or any other taxing authority. Central Jersey and its subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired, and all such tax returns are true and complete in all material respects. Central Jersey and its subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Central Jersey or any of its subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Central Jersey and any of its subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) would not, individually or in the aggregate, result in a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole. The amounts set forth as liabilities for taxes on the Financial Statements of Central Jersey are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither Central Jersey nor any of its subsidiaries is responsible for the taxes of any other person other than Central Jersey and any of its respective subsidiaries under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b) No federal, state, or local audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns filed by or on behalf of the Central Jersey or any of its subsidiaries. Except as disclosed in Schedule 3.11(b), neither of Central Jersey nor any of its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Central Jersey or any of its subsidiaries, have been adequately provided for in the Financial Statements of Central Jersey.

(c) Except as set forth on Schedule 3.11(c), neither Central Jersey nor any of its subsidiaries has made any payment, is obligated to make any payment or is a Party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of Central Jersey or any of its subsidiaries that occurred during or after any taxable period in which Central Jersey or any of its subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of Central Jersey immediately preceding the date of this Agreement.

(e) Neither Central Jersey nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Central Jersey or any of its subsidiaries.

(f) To the Knowledge of Central Jersey, Central Jersey and its subsidiaries have withheld and paid over to taxing authorities all taxes required to be withheld from those workers who would be treated as employees, and any deferred compensation plans are in compliance with Section 409A of the Code.

Section 3.12. Employee Benefit Plans.

(a) Schedule 3.12(a) sets forth a complete list of all Employee Benefit Plans. Central Jersey and its subsidiaries have, with respect to each such plan, made available to OceanFirst true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all current summary plan descriptions; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; and (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the IRS, or in the case of a prototype or volume submitter plan document, a copy of the most recent favorable opinion letter from the IRS; and (vii) copies of any IRS or U.S. Department of Labor notices that assert any material deficiency, penalty, or excise tax with respect to any such plan.

(b) At no time has Central Jersey, any of its ERISA Affiliates ever maintained, established, sponsored, participated in or contributed to an employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c) Each Employee Benefit Plan, other than any 401(k) plan, can be terminated or otherwise discontinued after the Effective Time in accordance with its terms without liability to OceanFirst or any subsidiary (other than ordinary administrative expenses typically incurred in a termination event).

(d) All Employee Benefit Plans have been administered in accordance with their terms and comply in all material respects with the provisions of ERISA and the Code that are applicable, including, but not limited to, COBRA, HIPAA and any similar state law. Neither Central Jersey nor any of its subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of Central Jersey. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of Title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA; and no actions have occurred which could result in the imposition of a material penalty under any section or provision of ERISA.

(f) Except as described in Schedule 3.12(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Central Jersey or any of its subsidiaries under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits or obligations otherwise payable under any Employee Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations or (iv) result in a violation of Section 111 of the Emergency Economic Recovery Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations adopted thereunder by the United States Department of the Treasury (together referred to as the “Section 111 Rules”).

(g) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA. Central Jersey and its subsidiaries and any ERISA Affiliate have never been a party to or participant in a multiemployer plan.

(h) There are no actions, liens, suits or claims pending or, to the Knowledge of Central Jersey, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of Central Jersey or its subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i) Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the IRS to the effect that it so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code or a favorable opinion letter from the IRS with respect to any Employee Benefit Plan that is set forth in a prototype or volume submitter plan document. To the Knowledge of Central Jersey, no event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Central Jersey or any of its subsidiaries are allocated to or held in a grantor trust or “rabbi trust” or similar funding vehicle.

(l) Except as set forth on Schedule 3.12(l), no Employee Benefit Plan provides benefits to any current or former employee of Central Jersey or its subsidiaries following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

(m) With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles on the Financial Statements of Central Jersey. All contributions or premiums owed by Central Jersey or any subsidiary with respect to Employee Benefit Plans under law, contract or otherwise have been made in full and on a timely basis.

(n) No Employee Benefit Plan is under IRS or U.S. Department of Labor examination or has received notice that such an examination is pending nor has any Employee Benefit Plan been submitted to a voluntary IRS or U.S. Department of Labor correction program.

Section 3.13. Title and Related Matters.

(a) Except as set forth on Schedule 3.13(a), each of Central Jersey and its subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them on the Financial Statements of Central Jersey or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Central Jersey or incurred in the ordinary course of business after March 31, 2009, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that would not in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(b) All agreements pursuant to which Central Jersey or any of its subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event with respect to Central Jersey which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole. Except as set forth on Schedule 3.13(b), Central Jersey and its subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Central Jersey and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Central Jersey and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14. Real Estate.

(a) Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Central Jersey or its subsidiaries or in which Central Jersey or its subsidiaries has any ownership or leasehold interest.

(b) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Central Jersey is the lessee of any real property and which relates in any manner to the operation of the businesses of Central Jersey.

(c) As to each parcel of real property owned or used by Central Jersey or any of its subsidiaries, Central Jersey has not received notice of any pending or, to the Knowledge of Central Jersey, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15. Environmental Matters.

(a) To the Knowledge of Central Jersey, each of Central Jersey, its subsidiaries, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable federal, state and local laws, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined herein) in the environment or workplace except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(b) There is no litigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which Central Jersey or, to the Knowledge of Central Jersey, any Participation Facility, has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined herein) or (ii) relating to the release into the environment of any Hazardous Material (as defined herein), whether or not occurring at, on or involving a site owned, leased or operated by Central Jersey, any of its subsidiaries, or any Participation Facility except for litigation that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(c) There is no litigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Central Jersey in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible Party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property except for litigation that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(d) To the Knowledge of Central Jersey, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e) To the Knowledge of Central Jersey, during the period of (i) ownership or operation by Central Jersey or any of its subsidiaries of any of its current properties, (ii) participation by Central Jersey or any of its subsidiaries in the management of any Participation Facility, or (iii) holding by Central Jersey or any of its subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties except for releases that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(f) Prior to the period of (i) ownership or operation by Central Jersey or any of its subsidiaries of any of its current properties, (ii) participation by Central Jersey or any of its subsidiaries in the management of any Participation Facility, or (iii) holding by Central Jersey or any of its subsidiaries of a security interest in any Loan Property, to the Knowledge of Central Jersey or any of its subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property except for releases that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

Section 3.16. Commitments and Contracts.

(a) Except for this Agreement or as set forth in Schedule 3.16(a), none of Central Jersey or any of its subsidiaries is a party or subject to any of the following:

(i) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) that is material to the financial condition, results of operations or business of Central Jersey or any of its subsidiaries when taken as a whole;

(ii) any employment, consulting or severance contract or arrangement with any officer, director or employee, except for oral “at will” arrangements;

(iii) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officers, directors or employees of Central Jersey or any of its subsidiaries;

(iv) any collective bargaining agreement with any labor union relating to employees of Central Jersey or any of its subsidiaries;

(v) any agreement which by its terms limits the payment of dividends by Central Jersey or any of its subsidiaries;

(vi) any material instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Central Jersey or any of its subsidiaries is an obligor to any person, which instrument evidences or relates to indebtedness other than loans extended by Central Jersey, advances from the Federal Home Loan Bank (“FHLB”), deposits, repurchase agreements, bankers acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contain financial covenants or other restrictions (other than those relating to the payment of principal ad interest when due) which would become applicable on or after the Effective Time to Central Jersey or any of its subsidiaries;

(vii) any contract limiting the freedom of Central Jersey or any of its subsidiaries to engage in any type of bank or banking-related business permissible under law;

(viii) any contract relating to the acquisition of any business that has not been fully formed, including when contingent compensation remains to be paid;

(ix) any contract or agreement pursuant to which Central Jersey or any of its subsidiaries is obligated to make payments in excess of $25,000 on an annual basis that cannot be terminated by Central Jersey or any of its subsidiaries without penalty upon 90 days or less notice; and

(x) any other contract or agreement which would be required to be disclosed in reports filed by Central Jersey with the Securities and Exchange Commission (“SEC”), the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) or the Office of Comptroller of the Currency (the “OCC”) and which has not been so disclosed.

(b) Except as set forth on Schedule 3.16(b), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the material service contracts (including leases, agreements or licenses) to which Central Jersey or any of its subsidiaries is a party (“Service Contracts”), or modification or acceleration of any of the terms of such Service Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Service Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(c) Schedule 3.16(c) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) to which Central Jersey is a Party.

(d) Neither Central Jersey or any of its subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such default.

(e) True and correct copies of material contracts, leases, agreements, plans, arrangements and instruments referred to in Section 3.16(a), (b), or (c) have been provided to OceanFirst on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(f) To the Knowledge of Central Jersey, there are no voting agreements, voting trusts or other agreements among shareholders of Central Jersey.

Section 3.17. Regulatory Matters. None of Central Jersey or any of its subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

Section 3.18. Registration Obligations.

Central Jersey is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

Section 3.19. Antitakeover Provisions.

Central Jersey has taken all actions required to exempt Central Jersey, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations, including, without limitation, the New Jersey Shareholders Protection Act.

Section 3.20. Insurance.

Central Jersey and its subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business and of a similar size would, in accordance with good business practice, customarily be insured. To the Knowledge of Central Jersey, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Central Jersey and each Central Jersey subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which Central Jersey is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Schedule 3.20 and are in full force and effect. Neither Central Jersey nor any of its subsidiaries are in material default thereunder and all claims thereunder have been filed in due and timely fashion.

Section 3.21. Labor.

(a) No work stoppage involving Central Jersey or any of its subsidiaries is pending as of the date hereof or, to the Knowledge of Central Jersey and its subsidiaries, threatened. None of Central Jersey or any of its subsidiaries is involved in, or, to the Knowledge of Central Jersey and its subsidiaries, threatened with or affected by, any proceeding asserting that Central Jersey or any of its subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Central Jersey and its subsidiaries, taken as a whole. No union represents or, to the Knowledge of Central Jersey, claims to represent any employees of Central Jersey or its subsidiaries, and, to the Knowledge of Central Jersey and its subsidiaries, and, to the Knowledge of Central Jersey, no labor union is attempting to organize employees of Central Jersey or its subsidiaries.

(b) Except as set forth on Schedule 3.21(b), the consummation of the transactions contemplated hereby will not cause OceanFirst to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity. Except as set forth on Schedule 3.16(a) hereto, no employee of Central Jersey or its subsidiaries has any contractual right to continued employment by Central Jersey.

(c) To the Knowledge of Central Jersey, Central Jersey and its subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and to the Knowledge of Central Jersey there is not threatened any proceeding against or affecting Central Jersey or its subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Central Jersey or its subsidiaries.

Section 3.22. Compliance with Laws. Each of Central Jersey and its subsidiaries has conducted its business in accordance in all material respects with all applicable federal, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. Except as disclosed in Schedule 3.22, Central Jersey and each of its subsidiaries:

(a) are not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole),

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Central Jersey or any of its subsidiaries are not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces except where such noncompliance would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole, (ii) threatening to revoke any permit or license, (iii) requiring Central Jersey or any of its subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of Central Jersey or any of its subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions applicable to similarly-situated companies and their subsidiaries, including restrictions applicable to participants in the TARP Program (as hereinafter defined)), and

(c) has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Central Jersey or any of its subsidiaries: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; as well as the provisions of the information security program adopted by Central Jersey or any of its subsidiaries pursuant to 12 C.F.R. Part 208. Furthermore, the Board of Directors of Central Jersey has adopted and Central Jersey has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

Section 3.23. Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Central Jersey at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) obligations under Employee Benefit Plans of Central Jersey and its subsidiaries set forth in Schedule 3.12 or any employment contract set forth in Schedule 3.16(a), (d) any loans or deposit agreements entered into in the ordinary course with customers of Central Jersey, and (e) except as set forth in Schedule 3.23, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24. Derivative Contracts. Neither Central Jersey nor any of its subsidiaries is a party to and have not agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Central Jersey which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.

Section 3.25. Deposits. None of the deposits of Central Jersey or any of its subsidiaries are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Central Jersey’s.

Section 3.26. Accounting Controls; Disclosure Controls.

(a) Central Jersey has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Central Jersey and its subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Central Jersey and its subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Central Jersey and its subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Central Jersey and its subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b) Since December 31, 2008, there have been no significant changes in the internal controls utilized by Central Jersey or any of its subsidiaries (“Internal Controls”) with respect to their financial records or in other factors that could significantly affect the Internal Controls, including any corrective actions with regard to significant deficiencies and material weakness. There are no significant deficiencies in the design or operation of the Internal Controls which would adversely affect the ability of Central Jersey or any of its subsidiaries to record, process, summarize and report financial data, and there are no material weaknesses in the Internal Controls. Central Jersey is not aware of any fraud or suspected fraud, whether or not material, which involves management or other employees who have a significant role in preparing Central Jersey’s consolidated financial statements.

Section 3.27. Deposit Insurance. The deposit accounts of Central Jersey Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). Central Jersey has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.28. Intellectual Property. Schedule 3.28 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software, and (vi) patents and patent applications owned, licensed or otherwise used by Central Jersey and any of its subsidiaries (collectively the “Intellectual Property Rights”). Neither Central Jersey nor any of its subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not. The Intellectual Property Rights will not cease to be the rights of Central Jersey, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby. No other Person (i) has notified Central Jersey or any of its subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the Knowledge of Central Jersey or any of its subsidiaries, is infringing upon any Intellectual Property Rights of Central Jersey or any of its subsidiaries. To the Knowledge of Central Jersey and its subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person. No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Central Jersey and its subsidiaries, threatened against Central Jersey or any of its subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.29. Absence of Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the financial statements included in the Central Jersey Form 10-Q for the period ended March 31, 2009, and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby or as set forth in Schedule 3.29, since March 31, 2009, neither Central Jersey nor any of its subsidiaries has paid or incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had or is reasonably expected to have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

Section 3.30. Reports. Since December 31, 2007, Central Jersey and each of its subsidiaries have timely filed, and subsequent to the date of this Agreement and prior to the Effective Time will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all communications mailed by Central Jersey to its shareholders, and (ii) any federal or state bank regulatory authority, including the OCC, FRB and the FDIC (collectively, the “Central Jersey Reports”). As of the respective dates, the Central Jersey Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the rules and regulations of the SEC or such federal or state banking authority to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 3.31. Fairness Opinion. Prior to the execution of this Agreement, the Central Jersey Board has received the written opinion of Central Jersey’s financial advisor, Sandler O’Neill + Partners, L.P., to the effect that as of the date hereof, and based upon and subject to the matters set forth herein, the exchange ratio as set forth in Section 2.1(b) is fair, from a financial point of view, to the shareholders of Central Jersey. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32. Investment Securities. Except as set forth on Schedule 3.32, no Central Jersey investment security or mortgage backed security held by Central Jersey or any of its subsidiaries, were it to be held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications.

Section 3.33. Proxy Materials. None of the information relating to Central Jersey to be included in the Joint Proxy Statement/Prospectus which is to be mailed to the shareholders of Central Jersey and OceanFirst in connection with the solicitation of their approval of this Agreement will, at the time such Joint Proxy Statement/Prospectus is mailed or at the time of the meetings of shareholders to which such Joint Proxy Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.34. Ownership of OceanFirst Common Stock. Except as set forth in Schedule 3.34, none of Central Jersey, its subsidiaries or their respective directors or executive officers, (i) beneficially own, directly or indirectly, or (ii) are a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of OceanFirst.

Section 3.35. Transactions With Affiliates. All “covered transactions” between Central Jersey and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

Section 3.36. Indemnification. Except as set forth in Schedule 3.36(a) and except as provided in its indemnification agreement with Sandler, or the Articles of Incorporation and Bylaws of Central Jersey, Central Jersey is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Central Jersey (a “Covered Person”), and, except as set forth in Schedule 3.36(b), to Central Jersey’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of Central Jersey, or under the governing documents of any of Central Jersey’s subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.37. Voting Agreements. The Central Jersey directors and officers set forth in Schedule 3.37, have entered into a Voting Agreement, the form of which is attached in Exhibit A-1, hereto.

Section  3.38. Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Schedules of Central Jersey and its subsidiaries contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF OCEANFIRST

OceanFirst hereby represents and warrants to Central Jersey as follows as of the date hereof and as of all times up to and including the Effective Time (except as otherwise provided):

Section 4.1. Organization and Related Matters of OceanFirst.

(a) OceanFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OceanFirst has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OceanFirst is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OceanFirst, or the character or location of the properties and assets owned or leased by OceanFirst makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OceanFirst and OceanFirst Bank taken as a whole. OceanFirst is a savings and loan holding company duly registered with the OTS under the Home Owners Loan Act of 1934, as amended. True and correct copies of the Certificate of Incorporation of OceanFirst and the Bylaws of OceanFirst, each as amended to the date hereof, have been made available to Central Jersey.

(b) OceanFirst Bank is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the State of the United States. OceanFirst Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OceanFirst Bank is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OceanFirst Bank, or the character or location of the properties and assets owned or leased by OceanFirst Bank makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OceanFirst and OceanFirst Bank taken as a whole. True and correct copies of the Charter of OceanFirst Bank and the Bylaws of OceanFirst Bank, each as amended to the date hereof, have been made available to Central Jersey.

(c) OceanFirst has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on OceanFirst and OceanFirst Bank taken as a whole.

(d) OceanFirst has no direct or indirect subsidiaries except for OceanFirst Bank; Columbia Home Loans, LLC; OceanFirst REIT Holdings, Inc.; OceanFirst Services, LLC, OFB Reinsurance, Ltd. and OceanFirst Realty Corp.

Section 4.2. Capitalization. The authorized capital stock of OceanFirst consists of 55,000,000 shares of common stock, $0.01 par value of which 12,369,543 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, $1,000 liquidation preference value, $0.01 par value, of which 38,263 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of OceanFirst are duly authorized and validly issued and all such shares are fully paid and non-assessable and free of preemptive rights.

Section 4.3. Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Board of Directors of OceanFirst, and no other corporate proceedings on the part of OceanFirst are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of OceanFirst enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or Bylaws of OceanFirst or the organizational documents of its subsidiaries or, (ii) (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of OceanFirst or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which OceanFirst or any of its subsidiaries is a party, or by which OceanFirst or any of its subsidiaries or any of their properties or assets may be bound or affected, or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to OceanFirst or any of its subsidiaries or any of their material properties or assets, except such violations that would not individually or in the aggregate, have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.

Section 4.4. Financial Statements.

(a) OceanFirst has made available to Central Jersey copies of audited consolidated financial statements of OceanFirst as of and for the years ended December 31, 2008 and 2007 and unaudited consolidated financial statements for the quarter ended March 31, 2009, and OceanFirst will make available to Central Jersey, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of OceanFirst, the consolidated financial statements of OceanFirst as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of OceanFirst”).

(b) Each of the Financial Statements of OceanFirst (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of OceanFirst have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of OceanFirst (including the related notes) fairly presents or will fairly present the consolidated financial position of OceanFirst on a consolidated basis as of the respective dates thereof and fairly presents or will fairly present the results of operations of OceanFirst on a consolidated basis for the respective periods therein set forth.

(c) Since March 31, 2009, OceanFirst has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole. Since March 31, 2009, OceanFirst has not incurred or paid any obligation or liability which would be material to OceanFirst and its subsidiaries taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 4.5. Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholders of Central Jersey and OceanFirst pursuant to the Joint Proxy Statement/Prospectus; and (iii) the filing of a Certificate of Merger with the State of Delaware and the filing of a Certificate of Merger with the State of New Jersey, no consents or approvals by, or filings or registrations with, any third Party or any public body, agency or authority are necessary in connection with the execution and delivery by OceanFirst of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6. Proxy Materials. None of the information relating solely to OceanFirst and its subsidiaries to be included or incorporated by reference in the Joint Proxy Statement/ Prospectus which is to be mailed to the shareholders of Central Jersey and OceanFirst in connection with the solicitation of their approval of this Agreement will, at the time such Joint Proxy Statement/Prospectus is mailed or at the time of the meetings of shareholders of Central Jersey and OceanFirst to which such Joint Proxy Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.7. Regulatory Matters. OceanFirst has not agreed to take any action, has no Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act.

Section 4.8. Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Schedules of OceanFirst contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9. Absence of Certain Changes or Events. Since March 31, 2009, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

Section 4.10. Legal Proceedings; Etc.

(a) Except as asset forth on Schedule 4.10(a), neither OceanFirst nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OceanFirst, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against OceanFirst or any of its subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought, other than foreclosure and other collection proceedings.

(b) Neither OceanFirst nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OceanFirst, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against OceanFirst and its subsidiaries in which there is a reasonable probability of any material recovery or other Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against OceanFirst or any of its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole and there is no default by OceanFirst or any of its subsidiaries under any material contract or agreement to which OceanFirst is a party which has had or is reasonably likely to have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.

Section 4.11. Compliance with Laws. Each of OceanFirst and its subsidiaries has conducted its business in accordance with all applicable federal, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. Neither OceanFirst nor any of its subsidiaries:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole), and

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that OceanFirst or any of its subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces except where such noncompliance would not have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole, (ii) threatening to revoke any permit or license, (iii) requiring OceanFirst or any of its subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of OceanFirst or any of its subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions applicable to similarly-situated companies and their subsidiaries, including restrictions applicable to participants in the TARP Program).

(c) has Knowledge of, has been advised of, and has reason to believe that any facts or circumstances exist, which would cause OceanFirst or any of its subsidiaries: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; as well as the provisions of the information security program adopted by OceanFirst or any of its subsidiaries pursuant to 12 C.F.R. Part 570. Furthermore, the Board of Directors of OceanFirst has adopted and OceanFirst has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

Section 4.12. Antitakeover Provisions. OceanFirst has taken all actions required to exempt OceanFirst, this Agreement and the Merger from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 4.13. Accounting Controls; Disclosure Controls.

(a) OceanFirst has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of OceanFirst and its subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as OceanFirst and its subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of OceanFirst and its subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of OceanFirst and its subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b) Since December 31, 2008 there have been no significant changes in the internal controls utilized by OceanFirst or any of its subsidiaries (“OceanFirst Internal Controls”) with respect to its financial records or in other factors that could significantly affect the OceanFirst Internal Controls, including any corrective actions with regard to significant deficiencies and material weakness. There are no significant deficiencies in the design or operation of the OceanFirst Internal Controls which would adversely affect the ability of OceanFirst or any of its subsidiaries to record, process, summarize and report financial data, and there are no material weaknesses in the OceanFirst Internal Controls. OceanFirst is not aware of any fraud or suspected fraud, whether or not material, which involves management or other employees who have a significant role in preparing OceanFirst Bank’s consolidated financial statements.

Section  4.14. Deposit Insurance. The deposit accounts of OceanFirst Bank are insured by the FDIC in accordance with the provisions of the Act. OceanFirst Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 4.15. Absence of Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the financial statements included in the OceanFirst Form 10-Q for the period ended March 31, 2009 and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, since March 31, 2009, neither OceanFirst nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had or is reasonably expected to have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.

Section 4.16. Reports. Since December 31, 2007, OceanFirst and each of its subsidiaries have timely filed, and subsequent to the date of this Agreement and prior to the Effective Time will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all communications mailed by OceanFirst to its shareholders, and (ii) the OTS (collectively, the “OceanFirst Reports”). As of the respective dates, the OceanFirst Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the rules and regulations under the Exchange Act to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.17. Fairness Opinion. Prior to the execution of this Agreement, the OceanFirst Board has received the written opinion of OceanFirst’s financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that as of the date hereof, and based upon and subject to the matters set forth herein, the Merger Consideration is fair, from a financial point of view, to the shareholders of OceanFirst. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.18. Voting Agreements. The OceanFirst directors and officers set forth in Schedule 4.18, have entered into a Voting Agreement, the form of which is attached in Exhibit A-2, hereto.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of the Business of Central Jersey and OceanFirst.

(a) During the period from the date of this Agreement to the Effective Time, each of Central Jersey and OceanFirst shall, and shall cause their respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles and in compliance in all material respects with all applicable laws and regulations, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) preserve the goodwill of its customers and its subsidiaries and others with whom business relationships exist, (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of the Parties to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement, (v) not take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, (vi) knowingly commit any act or omission which constitutes a material breach or default under any agreement with any Regulatory Authority or under any material contract to which any of them is a party or by which any of them or their respective Parties is bound, (vii) knowingly take any action that would, or would reasonably be expected to, prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code, (ix) enter into any new material line of business; change its material lending, investment, underwriting, risk and assets/liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed, or (x) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, or a material violation of any provision of this Agreement, except in each case as may be required by applicable law or regulation.

(b) During the period from the date of this Agreement to the Effective Time, except as required by law or regulation or the terms of this Agreement, Central Jersey shall not, and it shall not permit any Central Jersey subsidiary, without the prior written consent of OceanFirst (which consent shall not be unreasonably withheld), to:

(i) change, delete or add any provision of or to the Certificate of Incorporation or Bylaws of Central Jersey or the organizational documents of any subsidiary;

(ii) except for the issuance of Central Jersey Shares pursuant to the terms of the Central Jersey Options and SARs outstanding on the date hereof and disclosed in Schedule 3.2(a) and 3.2(b), change the number of shares of the authorized, issued or outstanding capital stock of Central Jersey, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue, grant or modify any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Central Jersey, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Central Jersey;

(iii) incur any material liabilities or material obligations (other than deposit liabilities, FHLB borrowings and short-term borrowings in the ordinary course of business and consistent with past practice), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv) make any capital expenditures not included in Central Jersey’s capital expenditures budget, attached hereto as Schedule 5.1(b)(iv), in excess of $25,000 individually or $100,000 in the aggregate;

(v) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein except in the ordinary course of business;

(vi) except as provided in Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director other than in the ordinary course of business consistent with past practices or grant any salary increases to officers except for merit-based or annual salary increases in the ordinary course of business consistent with past practices, provided that notwithstanding any provision of this Section 5.1(b)(vi), Central Jersey may not pay any bonus in violation of the Section 111 Rules;

(vii) enter into or extend any agreement, lease or license relating to real property (other than capital expenditures permitted under (iv) above), personal property, data processing or bankcard functions relating to Central Jersey;

(viii) acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person;

(ix) originate, purchase, extend or grant any loan other than in the ordinary course of business;

(x) file any applications or make any contract with respect to branching by Central Jersey or any of its subsidiaries (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property, other than in connection with foreclosing proceedings;

(xi) form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary of Central Jersey or make additional investments in subsidiaries;

(xii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Central Jersey’s past practices;

(xiii) change any method of accounting principles or practices other than changes required by applicable law or United States generally accepted accounting principles or regulatory accounting principles;

(xiv) enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with OceanFirst, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.1(b)(xiv)), any employment, change of control, pension, retirement, supplemental executive retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Central Jersey or its subsidiaries or take any action to accelerate the vesting or exercisability of stock options (other than as a result of the execution of this Agreement or consummation of the Merger), restricted stock or other compensation or benefits payable thereunder, provided that notwithstanding any provision of this Section 5.1(b)(xiv), Central Jersey may not make any payment in violation of the Section 111 Rules; or

(c) During the period from the date of this Agreement to the Effective Time, Central Jersey shall have the right to redeem all shares of preferred stock and warrants issued, and to repay in full all amounts raised, pursuant to the United States Department of Treasury’s Capital Purchase Program (“TARP Program”).

Section 5.2. Current Information. During the period from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, to the extent permitted by law, the Parties will each cause one or more of their designated representatives to confer on a regular and frequent basis and to report to the other the general status of their ongoing operations. Each of the Parties will promptly notify the others of any material change in the normal course of its business or its operations or properties, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), the institution of material litigation, claims, threats or causes of action, and will keep the other fully informed of such events. Central Jersey and OceanFirst will each furnish to the other, promptly after the preparation and/or receipt thereof, copies of its audited or unaudited periodic financial statements for the applicable periods then ended, and such financial statements shall, upon delivery by Central Jersey to OceanFirst, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Central Jersey and upon delivery by OceanFirst to Central Jersey, be treated, for purposes of Section 4.4 hereof as among the Financial Statements of OceanFirst.

Section 5.3. Access to Properties; Personnel and Records.

(a) For so long as this Agreement shall remain in effect, each Party and its subsidiaries shall permit the other Party or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to the other Party and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such Party, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes of meetings at which this Agreement or the transactions contemplated thereby are discussed), organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, and any other assets, business activities or prospects in which the other Party has a reasonable interest, and each Party and its subsidiaries shall use their reasonable best efforts to provide the other Party and its representatives access to the work papers of such Party’s and its subsidiaries’ accountants. Notwithstanding the foregoing, neither Party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by such Party or any of its subsidiaries prior to the date hereof. The foregoing rights granted to OceanFirst and Central Jersey shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement to them by the other Party.

(b) During the period of time from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, Central Jersey shall allow one (1) representative designated by OceanFirst to attend all meetings of Central Jersey’s Board of Directors in a nonvoting capacity, and in connection therewith, Central Jersey shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Central Jersey provides to its Board of Directors. Central Jersey shall also allow one representative of OceanFirst to attend all meetings of the Central Jersey loan committee in a nonvoting capacity, and in connection therewith, Central Jersey shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Central Jersey provides to its loan committee, provided, however, that Central Jersey may exclude the representative of OceanFirst from access to any meeting or materials, or portion thereof, if a majority of the Central Jersey board of directors determines, in good faith, that such exclusion is reasonably necessary to (i) preserve attorney-client privilege or (ii) to protect confidential or proprietary information that OceanFirst does not contractually have the right to have access to under the terms of this Agreement. Any such OceanFirst representative shall at the request of the Central Jersey Board of Directors, any committee thereof, or any officers of Central Jersey, as the case may be, excuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Proposal is the subject of discussion.

(c) All information furnished by the Parties hereto pursuant to this Agreement shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (1) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (2) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof. Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

Section 5.4. Approvals of Shareholders. Central Jersey and OceanFirst will submit to their shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, each of Central Jersey and OceanFirst will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable (but no sooner than 60 days) for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Each of Central Jersey’s Board of Directors and OceanFirst’s Board of Directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement. Except as provided in this Agreement, (i) each of Central Jersey’s Board of Directors and OceanFirst’s Board of Directors shall recommend to its shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that each of Central Jersey’s Board of Directors and OceanFirst’s Board of Directors have recommended that its shareholders vote in favor of the approval of this Agreement and (iii) neither Central Jersey’s Board of Directors nor any committee thereof nor OceanFirst’s Board of Directors or any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Central Jersey’s Board of Directors or OceanFirst’s Board of Directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation (collectively, a

“Change in Recommendation”). Notwithstanding the foregoing, if (x) Central Jersey has complied in all material respects with its obligations under Section 5.5, (y) Central Jersey (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that Central Jersey’s Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by OceanFirst pursuant to clause (3) below, (2) has notified OceanFirst, at least five business days in advance, of it is intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to OceanFirst a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal, and (3) during the period of not less than five business days following Central Jersey’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with OceanFirst in good faith (to the extent that OceanFirst desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) Central Jersey’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to shareholders at the Shareholder Meeting it may submit this Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the Central Jersey Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

Section 5.5. No Other Bids.

(a) Except as permitted by this Agreement, Central Jersey shall not, and shall cause its subsidiaries and any of its subsidiaries’ officers, directors or employees and any investment banker, financial advisor, attorney, accountant or other representative retained by Central Jersey or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than OceanFirst), regarding an Acquisition Proposal, (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) except as to employees who are not executive officers, make any public statement critical of OceanFirst or any of its subsidiaries, its board of directors, its management or the Merger or (v) except as to employees who are not executive officers, join with or assist any person or entity, directly or indirectly, in opposing or making any statement in opposition to, the Merger. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Central Jersey or any of the subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Central Jersey or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 by Central Jersey. Notwithstanding the foregoing, Central Jersey may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.5, (x) furnish non-public information with respect to Central Jersey to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Central Jersey and OceanFirst and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Central Jersey’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b) Central Jersey will notify OceanFirst immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to OceanFirst any written materials received by Central Jersey or any of its subsidiaries in connection therewith. Central Jersey will keep OceanFirst informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c) Central Jersey will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Central Jersey will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.5(a) of the obligations undertaken in this Section 5.5. Central Jersey will promptly request each person (other than OceanFirst) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with Central Jersey or any of its subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Central Jersey or any of its subsidiaries. Central Jersey shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its subsidiaries is a party.

Section 5.6. Notice of Deadlines. Schedule 3.16(c) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Central Jersey or any of its subsidiaries is a party.

Section 5.7. Maintenance of Properties.

Central Jersey and its subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8. Conforming Accounting and Reserve Policies.

Upon written confirmation from OceanFirst that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of OceanFirst, Central Jersey shall immediately prior to Closing establish and take such reserves and accruals as OceanFirst reasonably shall request to conform Central Jersey’s loan, accrual, reserve and other accounting policies to the policies of OceanFirst.

Section 5.9. Bank Merger Agreement.

Prior to the Effective Time, OceanFirst Bank and Central Jersey Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit C.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1. Reasonable Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use reasonable best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2. Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than sixty (60) days from the date hereof, OceanFirst and Central Jersey shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Central Jersey and OceanFirst. Each of the Parties shall have the right to review any filing, to the extent permitted by law, made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each Party hereto will furnish the other Party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3. Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between OceanFirst, OceanFirst Bank or any of their affiliates and any director, officer or employee of Central Jersey or any of its subsidiaries or an obligation on the part of OceanFirst, OceanFirst Bank or any of their affiliates to employ any such directors, officers or employees; provided, however, that at the Effective Time, Vaccaro will be appointed as an Executive Vice President and a member of the senior executive management team of OceanFirst Bank; and provided further that it shall be a condition to Central Jersey’s obligation to close under Article IX of this Agreement that OceanFirst Bank and Vaccaro enter into and deliver a mutually agreed upon change in control agreement which shall be effective as of the Effective Time and which shall provide, among other things, that the benefits that would otherwise be payable to Vaccaro upon termination of his employment at the Effective Time under his Central Jersey change of control agreement shall be payable by OceanFirst in the event of termination of Vaccaro’s employment by OceanFirst within 30 months following the Effective Time, other than (i) in the event of a termination for cause (as such term is defined in OceanFirst’s Two Year Change in Control Agreements currently in effect), or (ii) in the event of a change in control of OceanFirst pursuant to which Vaccaro will receive payment under his change in control agreement with OceanFirst.

(b) The Parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Central Jersey or any of its subsidiaries, including but not limited to any of its severance plans, immediately prior to, at or as soon as administratively feasible following the Effective Time, provided that the conditions of this Subsection (b), Subsection (d) and of paragraphs (i)-(ii) below are then met and provided further that all employees of Central Jersey or any of its subsidiaries who continue employment with OceanFirst or any subsidiary following the Effective Time and who were participating immediately prior to the Merger in Employee Benefit Plans of Central Jersey or any of its subsidiaries for which OceanFirst or OceanFirst Bank maintains a corresponding plan shall commence participation in OceanFirst’s or OceanFirst Bank’s corresponding plan upon the later of the Effective Time or the date of termination of coverage under the Employee Benefit Plans of Central Jersey or any of its subsidiaries without any gap or interruption in coverage (including any gap affecting any of Central Jersey employee’s dependents), whether a gap in time of coverage or in waiting or elimination periods. Subject to Section 6.3(c) hereof and except as otherwise specifically provided below, OceanFirst and OceanFirst Bank agree that the officers and employees of Central Jersey or any of its subsidiaries who OceanFirst or OceanFirst Bank employ shall be eligible to participate in OceanFirst’s or OceanFirst Bank’s employee benefit plans, including, without limitation, welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of OceanFirst or OceanFirst Bank; provided, however, that:

(i) with respect to each OceanFirst Health Plan, OceanFirst and OceanFirst Bank shall waive all waiting periods under said plans for pre-existing conditions; and

(ii) credit for each such employee’s past service with Central Jersey or any of its subsidiaries prior to the Effective Time (“Past Service Credit”) shall be given by OceanFirst and OceanFirst Bank to continuing Central Jersey employees for purposes of establishing eligibility for participation in and vesting under OceanFirst’s and OceanFirst Bank’s welfare, fringe benefit and retirement plans, provided however that such Past Service Credit shall not be given for purposes of accrual of benefits under such plans or for any purpose under OceanFirst Bank’s employee stock ownership plans.

(c) Any employee of Central Jersey whose employment with OceanFirst or OceanFirst Bank is involuntarily terminated by OceanFirst or OceanFirst Bank, absent termination for cause in accordance with policies of OceanFirst or OceanFirst Bank, shall receive severance payments in accordance with the policy and years of service information set forth at Schedule 6.3(c). Any employee of Central Jersey whose employment is terminated voluntarily, either before or after the Effective Time, or who is terminated for cause under policies of Central Jersey prior to Effective Time or under the policies of OceanFirst after the Effective Time, shall not be entitled to receive severance payments.

(d) Effective no later than the day immediately preceding the Closing, Central Jersey and any subsidiaries and ERISA Affiliates, as applicable, shall terminate any and all Employee Benefit Plans that are plans intended to include a Code Section 401(k) arrangement (each a “Central Jersey 401(k) Plan”) (unless OceanFirst provides written notice to Central Jersey that such 401(k) plan(s) shall not be terminated). Unless OceanFirst provides written notice to Central Jersey no later than five (5) business days prior to the Closing, Central Jersey shall provide OceanFirst with evidence that such Central Jersey 401(k) Plans have been terminated (effective no later than the day preceding the Closing) pursuant to resolutions of the Central Jersey Board of Directors, or otherwise as required by the terms of the Central Jersey 401(k) Plans. The form and substance of such resolutions shall be subject to reasonable review and approval of OceanFirst. Central Jersey shall take all such actions in furtherance of terminating such plans as OceanFirst may reasonably require.

(e) OceanFirst shall assume and honor all Central Jersey and Central Jersey Bank’s obligations under any Employment Agreement or Change of Control Agreement; provided, however, prior to the Effective Time, those Central Jersey officers that have an Employment Agreement or a Change of Control Agreement and any individual deemed to be a “Specified Employee” of Central Jersey or Central Jersey Bank within the meaning of Section 409A of the Code and regulations promulgated thereunder, will execute and deliver to OceanFirst an agreement substantially in the form attached hereto as Exhibits 6.3(e), respectively (a “Settlement Agreement”) setting forth the manner in which his or her rights under any Employment Agreement, Change of Control Agreement, Severance Agreement or other Compensation or Employee Benefit Plan shall be settled by Central Jersey, Central Jersey Bank, OceanFirst and OceanFirst Bank or assumed and honored by OceanFirst, as applicable. Notwithstanding anything contained in this Agreement, no payment shall be made to any person in violation of the Section 111 Rules.

(f) Central Jersey and Central Jersey Bank and any of its affiliates shall terminate any severance/retention plan for employees and shall not enter into any agreements, contracts or understandings with any officer or employee under any such plan.

Section 6.4. Indemnification.

(a) For a period of six (6) years after the Effective Time, OceanFirst shall indemnify, defend and hold harmless each person entitled to indemnification from Central Jersey (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in Central Jersey’s Certificate of Incorporation or Bylaws, in each case as in effect as of the date hereof.

(b) After the Effective Time, directors, officers and employees of Central Jersey, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of OceanFirst and OceanFirst Bank would be entitled under the Certificate of Incorporation and Bylaws of OceanFirst, the Charter and Bylaws of OceanFirst Bank or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as OceanFirst or OceanFirst Bank may then make available to officers, directors and employees of OceanFirst and OceanFirst Bank.

(c) OceanFirst and OceanFirst Bank, or Central Jersey and Central Jersey Bank shall use their best efforts (and Central Jersey shall cooperate prior to the Effective Time) to maintain in effect for a period of up to six years after the Effective Time Central Jersey’s existing directors’ and officers’ liability insurance policy or a tail policy written with respect to Central Jersey’s existing directors’ and officers’ liability insurance policy (provided that OceanFirst and OceanFirst Bank may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Central Jersey (given prior to the Effective Time) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance); provided, that OceanFirst and OceanFirst Bank or Central Jersey and Central Jersey Bank shall not make premium payments for such six year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Central Jersey’s directors and officers, $360,000 (the “Maximum Amount”). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, OceanFirst shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

(d) If OceanFirst, OceanFirst Bank or any of their successors and assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, in each case, proper provisions shall be made so that the successors and assigns of OceanFirst or OceanFirst Bank shall assume the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 are intended for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and representatives.

Section 6.5. Registration Statement.

(a) OceanFirst shall use its reasonable best efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days of the date hereof and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Joint Proxy Statement/Prospectus for the meetings of Central Jersey’s and OceanFirst’s shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly supply the information required to be included in the Registration Statement with respect to each Party’s business and affairs before it is filed with the SEC and again before any amendments are filed. The Parties shall cooperate with each other and use their respective best efforts to promptly request and obtain all appropriate opinions, consents, and letters from financial advisors and independent auditors in connection with the Registration Statement and the Joint Proxy Statement/Prospectus of both Central Jersey and OceanFirst. OceanFirst shall take all actions required to qualify or obtain exemptions from such qualifications for the OceanFirst Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

(b) Each of OceanFirst and Central Jersey shall promptly advise the other of the receipt of any comments on the Registration Statement, the time when the Registration Statement has become or will become effective or any supplement or amendment has been filed, of the issuance of any stop order or suspension of the qualification of OceanFirst common stock for offering or sale in any jurisdiction, of the initiation or, to the extent either Party is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.6. Press Releases. OceanFirst and Central Jersey agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7. Nasdaq Listing. OceanFirst shall use its reasonable best efforts to cause the OceanFirst Shares to be issued in the Merger to be approved for listing for quotation on the Nasdaq Global Market, subject to official notice of issuance, as of the Effective Time.

Section 6.8. RESERVED

Section 6.9. Notification of Certain Matters. Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); (b) any event, condition, change, occurrence, act or omission which causes the failure of it to comply in any material respect or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (c) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Central Jersey and OceanFirst shall give prompt notice to the other Party of any notice or other communication from any third Party alleging that the consent of such third Party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.10. Affiliates. Central Jersey shall use its reasonable best efforts to identify those persons who may be deemed to be Central Jersey Affiliates and to cause each person so identified to deliver to OceanFirst as soon as practicable, and in any event 10 days prior to the date of the Central Jersey Shareholders Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of OceanFirst Common Stock received in the Merger, which agreement shall be in the form attached hereto as Exhibit B (the “Affiliate Letter”).

ARTICLE VII.

MUTUAL CONDITIONS TO CLOSING

The obligations of OceanFirst, on the one hand, and Central Jersey, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1. Shareholder Approvals. The Merger shall have been approved by the requisite vote of the shareholders of Central Jersey and of OceanFirst.

Section 7.2. Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3. Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of OceanFirst or Central Jersey, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of OceanFirst or Central Jersey, as the case may be. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4. Proxy Statement/Prospectus and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and OceanFirst shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the OceanFirst Shares pursuant to the terms of this Agreement.

Section 7.5. Tax Opinion. Central Jersey and OceanFirst shall have received an opinion of OceanFirst’s counsel, in form and substance reasonably acceptable to Central Jersey and OceanFirst, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and the shareholders of Central Jersey will not recognize any gain or loss to the extent that such shareholders exchange their Central Jersey Shares for OceanFirst Shares. Each of Central Jersey and OceanFirst shall upon request execute and deliver to such counsel a certificate or certificates setting forth certain factual matters necessary for the basis for such opinions.

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF OCEANFIRST

The obligations of OceanFirst to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1. Representations and Warranties. The representations and warranties of Central Jersey set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole. Notwithstanding the immediate preceding sentence, the representations and warranties contained in Section 3.2 shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2 taken as a whole) extent.

Section 8.2. Performance of Obligations. Central Jersey shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

Section 8.3. Certificate Representing Satisfaction of Conditions. Central Jersey shall have delivered to OceanFirst a certificate of the Chief Executive Officer of Central Jersey dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Central Jersey under Article 3 of this Agreement.

Section 8.4. Consents Under Agreements. Central Jersey shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Central Jersey under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section  8.5. Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of OceanFirst, any material adverse requirement upon OceanFirst or any OceanFirst Subsidiary, including, without limitation, any requirement that OceanFirst sell or dispose of any significant amount of the assets of Central Jersey and its subsidiaries, or any other OceanFirst Subsidiary.

Section 8.6. Receipt of Option Cancellation Agreements. If required, Central Jersey shall have delivered executed Option and SAR Cancellation Agreements from all holders of Central Jersey Options and SARs at or prior to the Effective Time.

Section 8.7. Receipt of Voting Agreements. Central Jersey shall have delivered executed voting agreements on the date of this Agreement from its executive officers and directors listed on Schedule 3.37 of the Central Jersey Disclosure Schedules.

Section 8.8. No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

Section 8.9. Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Central Jersey Common Stock.

Section 8.10. Termination of the Central Jersey 401(k) Plan. Central Jersey shall have terminated each Central Jersey 401(k) plan in accordance with Section 6.3.

Section 8.11. Receipt of Settlement Agreements.

OceanFirst shall have received the Settlement Agreements as set forth in Section 6.3(e).

ARTICLE IX.

CONDITIONS TO OBLIGATIONS OF CENTRAL JERSEY

The obligation of Central Jersey to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1. Representations and Warranties. The representations and warranties of OceanFirst contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole. Notwithstanding the immediate preceding sentence, the representations and warranties contained in Section 4.2 shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 4.2 taken as a whole) extent.

Section 9.2. Performance of Obligations. OceanFirst shall have performed in all material respects all covenants, obligations and agreements required to be performed by it and under this Agreement prior to the Effective Time.

Section 9.3. Certificate Representing Satisfaction of Conditions. OceanFirst shall have delivered to Central Jersey a certificate of the Chief Executive Officer of OceanFirst dated as of the Effective Time as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of OceanFirst under Article 4 of this Agreement.

Section 9.4. Consents Under Agreements. OceanFirst shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval is required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on OceanFirst or upon the consummation of the transactions contemplated by this Agreement.

Section 9.5. OceanFirst Shares. The OceanFirst Shares to be issued in connection with the Merger shall be duly authorized and validly issued and fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through OceanFirst and shall have been approved for listing on Nasdaq Global Market.

Section 9.6. Receipt of Voting Agreements. OceanFirst shall have delivered executed Voting Agreements on the date of this Agreement from its executive officers and directors listed on Schedule 4.18 of the OceanFirst Disclosure Schedules.

Section 9.7. Employment. OceanFirst Bank shall have delivered to Central Jersey a Certificate of the Secretary of OceanFirst Bank, dated as of the closing date, certifying the resolutions of the Board of Directors of OceanFirst Bank which appoint Vaccaro as Executive Vice President and a member of the senior executive management team of OceanFirst Bank, effective as of the Effective Time, and OceanFirst Bank and Vaccaro shall have entered into and delivered a fully executed change in control agreement which shall be effective as of the Effective Time and which shall provide, among other things, that the benefits that would otherwise be payable to Vaccaro upon termination of his employment at the Effective Time under his Central Jersey change of control agreement shall be payable by OceanFirst in the event of termination of Vaccaro’s employment by OceanFirst within 30 months following the Effective Time, other than (i) in the event of a termination for cause (as such term is defined in OceanFirst’s Two Year Change in Control Agreements currently in effect), or (ii) in the event of a change in control of OceanFirst pursuant to which Vaccaro will receive payment under his change in control agreement with OceanFirst.

ARTICLE X.

TERMINATION, WAIVER AND AMENDMENT

Section 10.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by the mutual consent in writing of OceanFirst and Central Jersey; or

(b) by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey if the Merger shall not have occurred on or prior to December 31, 2009 or other mutually agreed upon date, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b); or

(c) by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 in the case of OceanFirst or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 of this Agreement in the case of OceanFirst or OceanFirst Bank; or

(d) by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 in the case of OceanFirst or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e) by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Central Jersey or OceanFirst fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Central Jersey’s shareholders’ meeting or the OceanFirst shareholders’ meeting as the case may be where the transactions were presented to such shareholders for approval and voted upon; or

(f) by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey, (i) if the other Party fails to hold its shareholder meeting to vote on the Agreement within the time frame set forth in Section 5.4 hereof, or (ii) in the case of OceanFirst only, if Central Jersey’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Central Jersey vote in favor of the adoption of this Agreement, or (B) modifies, withdraws or changes in any manner adverse to OceanFirst its recommendation that the shareholders of Central Jersey vote in favor of the adoption of this Agreement; or

(g) by the Board of Directors of Central Jersey, if, after it has received a Superior Proposal in compliance with Section 5.5 and otherwise complied with all of its obligations under Section 5.5, Central Jersey or any of its subsidiaries enter into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided further, however, that this Agreement may only be terminated in accordance with this Section 10.1(g) and a new definitive agreement entered into by Central Jersey with a third party not earlier than 72 hours following written notice to OceanFirst advising OceanFirst that the Board of Directors of Central Jersey is prepared to accept such Superior Proposal.

Section 10.2. Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b) If, after the date of this Agreement, (i) Central Jersey terminates this Agreement in accordance with Section 10.1(g), or (ii)(A) an Acquisition Proposal (as defined below) is offered, presented or proposed to Central Jersey or its shareholders, and thereafter this Agreement and the Merger are disapproved by Central Jersey or by the shareholders of Central Jersey, or (B) OceanFirst terminates this Agreement pursuant to Section 10.1(f)(ii) hereof, (each of (i) and (ii) being a “Trigger Event”), then immediately upon the occurrence of a Trigger Event Central Jersey shall pay OceanFirst or OceanFirst Bank a cash amount of $2,400,000 as an agreed-upon termination fee to OceanFirst (the “Termination Fee”) in lieu of any other damages or reimbursement for its expenses incurred in negotiation and pursuit of the Agreement and the related transactions contemplated thereunder (including but not limited to fees and expenses of its legal counselors, investment advisors, accountants and related professionals and costs associated with such transaction and process).

(c) Central Jersey and OceanFirst agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3. Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of OceanFirst and Central Jersey.

Section 10.4. Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time, OceanFirst, on the one hand, and Central Jersey, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5. Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by OceanFirst or Central Jersey shall not survive the Effective Time of Merger, except that Section 5.3(c) and Sections 6.3(b), (c), (e), and 6.4 shall survive the Effective Time, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than OceanFirst or Central Jersey (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of OceanFirst or Central Jersey contained herein shall be deemed to be terminated or extinguished so as to deprive OceanFirst, on the one hand, and Central Jersey, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that OceanFirst or Central Jersey and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Central Jersey or any subsidiary of Central Jersey whose assets, individually or in the aggregate constitute more than 10% of the consolidated assets of Central Jersey; (ii) any sale, lease, exchange, mortgage, pledge (except in the ordinary course of business consistent with past practice), transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of Central Jersey and the capital stock of any entity surviving any merger or business combination involving any subsidiary of Central Jersey) and/or liabilities that constitute 10% or more of the assets of Central Jersey and its subsidiaries taken as a whole in a single transaction or series of transactions; (iii) any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding stock of Central Jersey or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Central Jersey; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only Central Jersey and one of its subsidiaries, or involving two or more of its subsidiaries, provided that such transactions are not entered into in violation of the terms of this Agreement.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, fund, program, arrangement or agreement (including employment agreements) providing for medical, health, disability, life, bonus, incentive compensation, stock, stock options or stock-based rights, retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe or other benefits, that is maintained by, contributed to or required to be contributed to by Central Jersey or any of its subsidiaries or ERISA Affiliates for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of Central Jersey or any of its subsidiaries or ERISA Affiliates.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA Affiliate” a trade or business that is treated as a single employer with the Central Jersey within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Knowledge” means, with respect to any Person, those facts that are known by the executive officers and directors of such Person and includes any facts, matters, or circumstances set forth in any written notice received by an executive officer or director of that Person.

“Loan Property” means any property owned by Central Jersey or any of its subsidiaries, or in which Central Jersey or any of its subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law. Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Material Adverse Effect” with respect to any Party, shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, taken as a whole, or the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions or omissions of a Party taken with the prior written consent of the other Party in contemplation of the transactions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries, (iii) changes in generally accepted accounting principles, (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment, change in control and severance agreements and the termination of other benefit plans, or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates.

“Participation Facility” means any facility in which Central Jersey or any of its subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the OTS, the OCC, the FDIC and all state regulatory agencies having jurisdiction over the Parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Central Jersey’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of Central Jersey than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which OceanFirst has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for at least 50% of the outstanding shares of Central Jersey Common Stock and (iv) Central Jersey’s financial advisor has advised Central Jersey that the terms and conditions of the Acquisition Proposal are more favorable to the shareholders of Central Jersey from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by OceanFirst in response to such Acquisition Proposal).

Section 11.2. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among OceanFirst and Central Jersey with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section  11.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows: If to OceanFirst:

OCEANFIRST BANK

975 Hooper Avenue

Toms River, NJ 08754

Attention: John R. Garbarino, Chairman, President and CEO

Fax: (732) 349-5070

With a copy to:

Locke Lord Bissell & Liddell LLP

401 9th Street, NW

Suite 400

Washington, DC 20004

Attention: Douglas P. Faucette

Fax: (202) 521-4201

If to Central Jersey, then to:

CENTRAL JERSEY BANCORP

1903 Highway 35

Oakhurst, NJ 07755

Attention: James S. Vaccaro, Chairman, President and CEO

Fax: (732) 923-0101

With a copy to:

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road

P.O. Box 190

Middletown, NJ 07748

Attention: Paul T. Colella

Fax: (732) 224-6599

All such notices or other communications shall be deemed to have been delivered upon receipt when delivery is made (i) by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5. Costs and Expenses. Expenses incurred by Central Jersey on the one hand and OceanFirst on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6. Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8. Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained.

Section 11.9. Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Delaware (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10. Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11. Waiver. The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12. Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a)  constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b)  is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]

OCEANFIRST FINANCIAL CORP.

By:	/s/ JOHN R. GARBARINO
John R. Garbarino
Its Chairman, President and Chief Executive Officer

ATTEST:

/s/ JOHN K. KELLY
John K. Kelly
Its Corporate Secretary

[CORPORATE SEAL]

CENTRAL JERSEY BANCORP

By:	/s/ JAMES S. VACCARO
James S. Vaccaro
Its Chairman, President and Chief Executive Officer

ATTEST:

/s/ ROBERT S. VUONO
Robert S. Vuono
Its Corporate Secretary

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit	Description
A-1	Form of Voting Agreement of Central Jersey’s Directors and Executive Officers

A-2	Form of Voting Agreement of OceanFirst’s Directors and Executive Officers

B	Form of Affiliate Agreement of Central Jersey’s Affiliates

C	Agreement and Plan of Merger, dated as of May 26, 2009, by and between Central Jersey Bank, N.A. and OceanFirst Bank

6.3(e)	Form of Settlement Agreement

Central Jersey Schedules

Schedule	Description
2.3	Stock Option Plans

3.1(e)	Subsidiaries

3.2(a)	Outstanding Stock Options

3.2(b)	Stock Appreciation Rights

3.5	Loan Arrangements

3.7	Consents

3.8	Engagement Letter of Sandler O’Neill & Partners

3.9	Absence of Certain Changes

3.10(a)	Central Jersey Legal Proceedings

3.10(c)	Actions Against Officers and Directors

3.11(b)	Tax Matters

3.11(c)	Excess Payments

3.12(a)	Employee Benefit Plans

3.12(f)	Impact of Merger on Employee Benefit Plans

3.12(l)	Payments to Employees Upon Retirement or Termination

3.13(a)	Title to Property

3.13(b)	Leasehold Interests

3.13(c)	Condition of Property

3.14(a)	Real Property

3.14(b)	Leases

3.16(a)	Commitments and Contracts

3.16(b)	Service Contracts

3.16(c)	Deadlines for Leases

Schedule	Description
3.20	Insurance

3.21(b)	Liability for Payments

3.21(d)	Labor Disputes

3.22	Compliance with Laws

3.23	Related Party Transactions

3.24	Derivative Contracts

3.28	Intellectual Property

3.29	Material Liabilities

3.32	Investment Securities

3.34	Ownership of OceanFirst Capital Stock

3.36(a)	Indemnification Agreements

3.36(b)	Indemnification Claims

3.37	Voting Agreements

5.1(b)(iv)	Capital Expenditures

5.1(b)(vi)	Permitted Payments

5.1(b)(xiv)	Permitted Changes to Employee Benefit Plans

OceanFirst Schedules

Schedule	Description
4.10(a)	Legal Proceedings

4.18	Voting Agreements

6.3(c)	Severance Policy

All exhibits and schedules have been omitted. Upon the request of the Securities and Exchange Commission, Central Jersey Bancorp and OceanFirst Financial Corp. agree to furnish copies of the exhibits and schedules listed above.

Annex B

May 26, 2009

The Board of Directors

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08753

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to OceanFirst Financial Corp. (“OceanFirst”) of the exchange ratio in the proposed merger (the “Merger”) of Central Jersey Bancorp (“Central Jersey”) with and into OceanFirst, pursuant to the Agreement and Plan of Merger, dated as of May 26, 2009, between Central Jersey and OceanFirst (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Central Jersey will be converted into 0.500 shares of common stock, par value $0.01 per share, of OceanFirst (the “Exchange Ratio”).

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to OceanFirst. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Central Jersey and OceanFirst, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Central Jersey and OceanFirst for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to OceanFirst. We have acted exclusively for the Board of Directors of OceanFirst in rendering this fairness opinion and will receive a fee from OceanFirst for our services. A portion of our fee is contingent upon the successful completion of the Merger. OceanFirst has granted us a right of first refusal to provide financial advisory and investment banking services to OceanFirst in connection with transactions undertaken by OceanFirst in the future for which we may receive compensation.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Central Jersey and OceanFirst and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2008 of Central Jersey and OceanFirst; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Central Jersey and OceanFirst and certain other communications from Central Jersey and OceanFirst to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Central Jersey and OceanFirst furnished to us by Central Jersey and OceanFirst for purposes of our analysis. We have also held discussions with senior management of Central Jersey and OceanFirst regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Central Jersey and OceanFirst with similar information for certain other information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

Keefe, Bruyette & Woods — 787 Seventh Avenue — New York, NY 10019

212.887.7777 — Toll Free: 800.966.1559

B-1

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Central Jersey and OceanFirst as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Central Jersey and OceanFirst are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property or assets of Central Jersey or OceanFirst, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Central Jersey and OceanFirst; (ii) the assets and liabilities of Central Jersey and OceanFirst; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of OceanFirst to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to OceanFirst.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of OceanFirst or Central Jersey’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Central Jersey.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to OceanFirst.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

Annex C

May 26, 2009

Board of Directors

Central Jersey Bancorp

627 Second Avenue

Long Branch, NJ 07740

Ladies and Gentlemen:

Central Jersey Bancorp (“Central Jersey”) and OceanFirst Financial Corp, (“OceanFirst”) have entered into an Agreement and Plan of Merger, dated as of May 26, 2009 (the “Agreement”), pursuant to which Central will be merged with and into OceanFirst (the “Merger”). Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each outstanding share of Central Jersey common stock, other then certain shares as specified in the Agreement, will be converted into the right to receive 0.50 shares (the “Exchange Ratio”) of OceanFirst Common Stock, subject to certain adjustments as specified in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Central Jersey common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things; (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Central Jersey that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of OceanFirst that we deemed relevant; (iv) internal financial projections for Central Jersey for the years ending December 31, 2009 through 2012 as discussed with senior management of Central Jersey; (v) publicly available consensus earnings estimates for OceanFirst for the years ending December 31, 2009 and 2010 as discussed with senior management of OceanFirst; (vi) the pro forma financial impact of the Merger on OceanFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of OceanFirst; (vii) the publicly reported historical price and trading activity for Central Jersey’s and OceanFirst’s common stock, including a comparison of certain financial and stock market information for Central Jersey and OceanFirst and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Central Jersey the business, financial condition, results of operations and prospects of Central Jersey and held similar discussions with certain members of senior management of OceanFirst regarding the business, financial condition, results of operations and prospects of OceanFirst.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Central Jersey and

OceanFirst or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Central Jersey and OceanFirst that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Central Jersey and OceanFirst or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Central Jersey and OceanFirst nor have we reviewed any individual credit files relating to Central Jersey and OceanFirst. We have assumed, with your consent, that the respective allowances for loan losses for both Central Jersey and OceanFirst are adequate to cover such losses.

With respect to the internal financial projections as discussed with management of Central Jersey and the publicly available earnings estimates for OceanFirst as discussed with senior management of OceanFirst and in each case as used by us in our analyses, Central Jersey and OceanFirst’s management confirmed to us that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of Central Jersey and OceanFirst, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of OceanFirst management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections, growth rates or the assumptions on which they are based. We have also assumed that there has been no material change in Central Jersey’s and OceanFirst’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Central Jersey and OceanFirst will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Sandler O’Neill did not provide Central Jersey with any legal, accounting or tax advice relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of OceanFirst’s common stock will be when issued to Central Jersey’s shareholders pursuant to the Agreement or the prices at which Central Jersey’s and OceanFirst’s common stock may trade at any time.

We have acted as Central Jersey’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Central Jersey has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Central Jersey and OceanFirst and their affiliates. We may also actively trade the equity or debt securities of Central Jersey and OceanFirst or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Central Jersey in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Central Jersey common stock and does not address the underlying business decision of Central Jersey to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Central Jersey or the effect of any other transaction in which Central Jersey might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Central Jersey’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the Company.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the holders of Central Jersey common stock from a financial point of view.

Very truly yours,

Annex D

NEW JERSEY BUSINESS CORPORATION ACT

TITLE 14A

CORPORATIONS, GENERAL

CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

14A:11-1. Right of shareholders to dissent.

1.	Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

a.	Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

i)	A shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

A.	Of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

B.	For which, pursuant to the plan of merger of consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

ii)	A shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provide in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4);

iii)	A shareholder of a corporation shall not have the right to dissent from a plan of merger, if the merger did not require, for its approval, the vote of the shareholders as provided in subsection (6) of N.J.S.14A:10-3; or

b.	Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S.14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

i)	With respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

ii)	From a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

A.	Cash; or

B.	Shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

C.	Cash and such securities; or

iii)	From a sale pursuant to an order of a court having jurisdiction.

2.	Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

3.	A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right to dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right to dissent exists.

4.	A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

14A:11-2. Notice of dissent; demand for payment; endorsement of certificates

1.	Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

2.	Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

3.	Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

4.	Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

5.	Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

6.	Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

7.	Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A:11-3. “Dissenting Shareholder” defined; date for determination of fair value

1.	A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a “dissenting shareholder.”

2.	Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

3.	“Fair value” as used in this Chapter shall be determined

a.	As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

b.	In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

c.	In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

1.	In all cases, “fair value” shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. Termination of right of shareholder to be paid the fair value of his shares

1.	The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

a.	he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

b.	his demand for payment is withdrawn with the written consent of the corporation;

c.	the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

d.	the Superior Court determines that the shareholder is not entitled to payment for his shares;

e.	the proposed corporate action is abandoned or rescinded; or

f.	a court having jurisdiction permanently enjoins or sets aside the corporate action.

2.	In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5. Rights of dissenting shareholder

1.	A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

2.	The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6. Determination of fair value by agreement

1.	Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

2.	If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. Procedure on failure to agree upon fair value; commencement of action to determine fair value

1.	If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

2.	If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. Action to determine fair value; jurisdiction of court; appointment of appraiser

In any action to determine the fair value of shares pursuant to this Chapter:

a.	The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

b.	All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

c.	The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

d.	The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9. Judgment in action to determine fair value

1.	A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

2.	The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder’s demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. Costs and expenses of action

The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11. Disposition of shares acquired by corporation

1.	The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

2.	(Deleted by amendment, P.L. 1995, c. 279.)

3.	In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

OceanFirst is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of OceanFirst, or are or were serving at the request of OceanFirst in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of OceanFirst, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of OceanFirst’s Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c) The opinions of Keefe, Bruyette and Woods, Inc. and Sandler O’Neill + Partners, L.P. are included as Annexes B and C, respectively, to the joint proxy statement/prospectus.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Toms River, State of New Jersey, on this 6th day of August, 2009.

OCEANFIRST FINANCIAL CORP.

By:	/s/ JOHN R. GARBARINO
John R. Garbarino
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JOHN R. GARBARINO	August 6, 2009
John R. Garbarino Chairman of the Board, President and Chief Executive Officer (principal executive officer)	Date

*
Michael J. Fitzpatrick Executive Vice President and Chief Financial Officer (principal accounting and financial officer)	Date

*
Joseph J. Burke Director	Date

*
Angelo Catania Director	Date

*
John W. Chadwick Director	Date

*
Carl Feltz, Jr. Director	Date

*
Donald E. McLaughlin Director	Date

*
Diane F. Rhine Director	Date

*
John E. Walsh Director	Date

*	Pursuant to a Power of Attorney contained in signature page to the Registration Statement on Form S-4 of OceanFirst Financial Corp. filed on July 29, 2009.

/S/ JOHN R. GARBARINO	August 6, 2009
John R. Garbarino	Date

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
2.1	Agreement and Plan of Merger, dated as of May 26, 2009 by and between OceanFirst Financial Corp. and Central Jersey Bancorp (the “Agreement”) is included as Annex A to the joint proxy statement/prospectus included in this Registration Statement. Certain exhibits have been omitted from the Agreement as filed with the Securities and Exchange Commission. The omitted information is considered immaterial from an investor’s prospective. OceanFirst Financial Corp. will furnish to the Securities and Exchange Commission supplementally a copy of any omitted exhibit upon request from the Securities and Exchange Commission.

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (1)

3.1(a)	Certificate of Designations of OceanFirst Financial Corp.’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (15)

3.2	Bylaws of OceanFirst Financial Corp. (6)

3.2(a)	Warrant to Purchase up to 380,583 shares of OceanFirst Financial Corp.’s Common Stock issued to the United States Department of the Treasury (15)

3.3	Certificate of Ownership Merging Ocean Interim, Inc. into OceanFirst Financial Corp. (6)

4.1	Specimen Stock Certificate representing shares of OceanFirst Financial Corp.’s Common Stock (1)

5.1	Opinion of Locke Lord Bissell & Liddell LLP regarding legality of the securities being registered*

8.1	Opinion of Locke Lord Bissell & Liddell LLP as to tax matters*

10.1	Form of OceanFirst Bank Employee Stock Ownership Plan (1)

10.1(a)	Amendment to OceanFirst Bank Employee Stock Ownership Plan (3)

10.1(b)	Amended Employee Stock Ownership Plan (13)

10.1(c)	Form of Matching Contribution Employee Stock Ownership Plan (13)

10.1(d)	Letter Agreement dated January 16, 2009, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between Company and the United States Department of the Treasury and OceanFirst Financial Corp. (15)

10.2	OceanFirst Bank Employees’ Savings and Profit Sharing Plan (1)

10.2(a)	Form of Waiver executed by each of Messrs. John R. Garbarino, Vito R. Nardelli, Michael J. Fitzpatrick, Joseph R. Iantosca, Joseph J. Lebel, III and John K. Kelly (15)

10.3	OceanFirst Bank 1995 Supplemental Executive Retirement Plan (1)

10.3(a)	OceanFirst Bank Executive Supplemental Retirement Income Agreement (14)

10.3(b)	Form of Senior Executive Officer Agreement executed by each of Messrs. John R. Garbarino, Vito R. Nardelli, Michael J. Fitzpatrick, Joseph R. Iantosca, Joseph J. Lebel, III and John K. Kelly (15)

10.4	OceanFirst Bank Deferred Compensation Plan for Directors (1)

10.4(a)	OceanFirst Bank New Executive Deferred Compensation Master Agreement (14)

10.5	OceanFirst Bank Deferred Compensation Plan for Officers (1)

10.5(a)	OceanFirst Bank New Director Deferred Compensation Master Agreement (14)

10.8	Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (4)

10.9	Form of Employment Agreement between OceanFirst Bank and certain executive officers (1)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
10.10	Form of Employment Agreement between OceanFirst Financial Corp. and certain executive officers (1)

10.13	OceanFirst Financial Corp.’s 2000 Stock Option Plan (5)

10.14	Form of Employment Agreement between Columbia Home Loans, LLC and Robert M. Pardes (6)

10.15	Amendment to the OceanFirst Financial Corp. 2000 Stock Option Plan (7)

10.16	Form of OceanFirst Financial Corp. 2000 Stock Option Plan Non-Statutory Option Award Agreement (9)

10.17	Form of Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan Stock Award Agreement (9)

10.18	Amendment and Form of OceanFirst Bank Employee Severance Compensation Plan (10)

10.19	Form of OceanFirst Financial Corp. Deferred Incentive Compensation Award Program (11)

10.20	OceanFirst Financial Corp.’s 2006 Stock Incentive Plan (12)

10.21	Form of Employment Agreement between OceanFirst Financial Corp. and certain executive officers, including Michael J. Fitzpatrick, John R. Garbarino and Vito R. Nardelli (13)

10.22	Form of Employment Agreement between OceanFirst Bank and certain executive officers, including Michael J. Fitzpatrick, John R. Garbarino and Vito R. Nardelli (13)

10.23	Form of Change in Control Agreement between OceanFirst Financial Corp. and certain executive officers, including John K. Kelly, Joseph J. Lebel, III and Joseph R. Iantosca (13)

10.24	Form of Change in Control Agreement between OceanFirst Bank and certain executive officers, including John K. Kelly, Joseph J. Lebel, III and Joseph R. Iantosca (13)

10.25	Form of Restricted Stock Agreement (CPP) (17)

21.1	List of OceanFirst Financial Corp.’s Subsidiaries (16)

23.1	Consent of KPMG LLP, as to OceanFirst Financial Corp.’s consolidated financial statements for the years ended December 31, 2008 and 2007

23.2	Consent of Beard Miller Company, LLP, as to Central Jersey Bancorp’s consolidated financial statements for the year ended December 31, 2008

23.3	Consent of KPMG LLP, as to Central Jersey Bancorp’s consolidated financial statements for the year ended December 31, 2007

23.4	Consent of Locke Lord Bissell & Liddell LLP (contained in Exhibits 5.1 and 8.1)

23.5	Consent of Sandler O’Neill + Partners, L.P.*

23.6	Consent of Keefe, Bruyette and Woods, Inc.

24.1	Power of Attorney (included in the signature page)

99.1	Form of proxy of OceanFirst Financial Corp.*

99.2	Form of proxy of Central Jersey Bancorp*

99.3	Consent of James G. Aaron, Esq.*

99.4	Consent of Mark G. Solow*

99.5	Voting Agreement of certain officers and directors of OceanFirst Financial Corp. dated May 26, 2009*

99.6	Voting Agreement of certain officers and directors of Central Jersey Bancorp dated May 26, 2009*

(1)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form S-1, Registration Statement, effective May 13, 1996 as amended, Registration No. 33-80123.

(2)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 8-K filed on June 28, 2000.

(3)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-K filed on March 25, 1997.

(4)	Incorporated herein by reference from OceanFirst Financial Corp.’s Form 14-A Definitive Proxy Statement filed on March 19, 1998.

(5)	Incorporated herein by reference from OceanFirst Financial Corp.’s Form 14-A Definitive Proxy Statement filed on March 17, 2000.

(6)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-K filed on March 23, 2003.

(7)	Incorporated herein by reference from OceanFirst Financial Corp.’s Form 14-A Definitive Proxy Statement filed on March 21, 2003.

(8)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-K filed on March 15, 2004.

(9)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-K filed on March 15, 2005

(10)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-Q filed on August 9, 2005

(11)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-K filed on March 14, 2006

(12)	Incorporated herein by reference from OceanFirst Financial Corp.’s Form 14-A Definitive Proxy Statement filed on March 14, 2006.

(13)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 10-K filed on March 17, 2008.

(14)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 8-K filed on September 23, 2008.

(15)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 8-K filed January 20, 2009.

(16)	Incorporated herein by reference to “Part I – Subsidiaries” of OceanFirst Financial Corp.’s Form 10-K filed March 13, 2009

(17)	Incorporated herein by reference from the Exhibits to OceanFirst Financial Corp.’s Form 8-K filed on July 27, 2009

*	Previously filed